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Filed pursuant to Rule 424(b)(3)
Registration No. 333-197819

December 23, 2014

Dear Stockholder:

        I am pleased to invite you to attend a special meeting of stockholders, or the Meeting, of Iron Mountain Incorporated, a Delaware corporation, or Iron Mountain, which will be held on January 20, 2015 at 8:00 a.m., local time, at the offices of Sullivan & Worcester LLP, One Post Office Square, 21st Floor, Boston, Massachusetts 02109.

        I am also pleased to report that the Iron Mountain board of directors has unanimously approved a plan to reorganize the business operations of Iron Mountain so that Iron Mountain can elect to be treated as a real estate investment trust, or REIT, for federal income tax purposes. We refer to this reorganization plan as the REIT Conversion.

        The REIT Conversion has been and will be implemented through a series of steps including, among other things, the merger, or the Merger, of Iron Mountain into Iron Mountain REIT, Inc., or Iron Mountain REIT, a Delaware corporation and wholly owned subsidiary of Iron Mountain, which was recently formed as part of the REIT Conversion, pursuant to an agreement and plan of merger, or the Merger Agreement. Effective at the time of the merger, Iron Mountain REIT will be renamed "Iron Mountain Incorporated" and will hold, directly or indirectly through its subsidiaries, the assets currently held by Iron Mountain and will conduct the existing businesses of Iron Mountain and its subsidiaries. In the Merger, you will receive a number of shares of Iron Mountain REIT common stock equal to, and in exchange for, the number of shares of Iron Mountain common stock you own. We anticipate that the shares of Iron Mountain REIT common stock will trade on the New York Stock Exchange under the symbol "IRM."

        Previously, as announced on December 9, 2013, Iron Mountain entered into a REIT Status Protection Rights Agreement, as amended by the First Amendment to REIT Status Protection Rights Agreement dated November 18, 2014, or the Rights Agreement, in an effort to protect stockholder value by attempting to provide for the preservation of Iron Mountain's potential status as a REIT. The Rights Agreement limits a person's or group's ability to own in excess of 9.8% of Iron Mountain's common stock and is intended to help protect Iron Mountain's potential status as a REIT until the approval of those ownership limitations by Iron Mountain's stockholders. Iron Mountain believes that the REIT Conversion and the ownership restrictions that will be imposed thereby will be a more effective way to preserve Iron Mountain's status as a REIT. Therefore, if the REIT Conversion is approved, Iron Mountain will terminate the Rights Agreement immediately prior to the Merger.

        At the Meeting, we will be asking stockholders to adopt the Merger Agreement. We will also be asking stockholders to ratify and approve a provision in Iron Mountain REIT's bylaws that establishes Delaware as the exclusive forum for resolving derivative actions and certain other disputes, or the Exclusive Forum Bylaw. If stockholders do not ratify and approve the Exclusive Forum Bylaw, then Iron Mountain REIT's board of directors intends to amend the Iron Mountain REIT bylaws promptly after the Merger to eliminate the Exclusive Forum Bylaw. If, however, stockholders do not adopt the Merger Agreement but do ratify and approve the Exclusive Forum Bylaw, then Iron Mountain's board of directors intends to amend the bylaws of Iron Mountain promptly after the Meeting to include the Exclusive Forum Bylaw.

        At the Meeting, we will also be asking stockholders to approve the adoption of the Iron Mountain Incorporated 2014 Stock and Cash Incentive Plan, or the 2014 Plan.

        The affirmative vote of the holders of a majority of the outstanding shares of common stock of Iron Mountain is required for the adoption of the Merger Agreement. A majority of the votes cast at the Meeting is required for the ratification and approval of the Exclusive Forum Bylaw and for the approval of the adoption of the 2014 Plan. After careful consideration, the board of directors of Iron Mountain has unanimously approved the REIT Conversion, including the Merger and other reorganization transactions, the Exclusive Forum Bylaw and the 2014 Plan, and recommends that all stockholders vote "FOR" the adoption of the Merger Agreement, "FOR" the ratification and approval of the Exclusive Forum Bylaw provision and "FOR" the approval of the adoption of the 2014 Plan.

        Based on the number of shares of Iron Mountain common stock outstanding at the close of business on December 18, 2014 and the number of shares of Iron Mountain common stock that may be issuable pursuant to outstanding stock options, restricted stock units, performance units, or shares of stock issuable under Iron Mountain's employee stock purchase plan or other rights prior to the date the Merger is expected to be completed, Iron Mountain REIT anticipates issuing up to a maximum of 220,000,000 shares of Iron Mountain REIT common stock in connection with the Merger.

        This proxy statement/prospectus is a prospectus of Iron Mountain REIT as well as a proxy statement for Iron Mountain and provides you with detailed information about the REIT Conversion, the Merger, the Exclusive Forum Bylaw, the 2014 Plan and the Meeting. We encourage you to read carefully this entire proxy statement/prospectus, including all its annexes, and we especially encourage you to read the section entitled "Risk Factors" beginning on page 23.

        Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved the shares of common stock to be issued by Iron Mountain REIT under this proxy statement/prospectus. Any representation to the contrary is a criminal offense.

        This proxy statement/prospectus is dated, and is being first mailed to stockholders, on or about December 23, 2014.

Sincerely,
Ernest W. Cloutier Secretary

IRON MOUNTAIN INCORPORATED
One Federal Street
Boston, Massachusetts 02110

NOTICE OF SPECIAL MEETING OF STOCKHOLDERS OF
IRON MOUNTAIN INCORPORATED
TO BE HELD ON JANUARY 20, 2015

        NOTICE IS HEREBY GIVEN that a special meeting, or the Meeting, of stockholders of Iron Mountain Incorporated, a Delaware corporation, or Iron Mountain, will be held on January 20, 2015 at 8:00 a.m., local time, at the offices of Sullivan & Worcester LLP, One Post Office Square, 21st Floor, Boston, Massachusetts 02109, for the following purposes:

  1.
  To consider and vote upon a proposal to adopt the Agreement and Plan of Merger dated November 12, 2014 between Iron Mountain and Iron Mountain REIT, Inc., a new, wholly owned, direct subsidiary of Iron Mountain formed under Delaware law, which is part of the reorganization through which Iron Mountain intends to qualify as a real estate investment trust, or REIT, for federal income tax purposes;

  2.
  To consider and vote upon a proposal to ratify and approve the inclusion in the bylaws of Iron Mountain REIT, Inc. of a provision that establishes Delaware as the exclusive forum for resolving derivative actions and certain other disputes;

  3.
  To consider and vote upon a new equity compensation plan, named the 2014 Iron Mountain Incorporated Stock and Cash Incentive Plan, to replace the Iron Mountain Incorporated 2002 Stock Incentive Plan; and

  4.
  To consider and vote upon a proposal to permit Iron Mountain's board of directors to adjourn the Meeting, if necessary, for further solicitation of proxies if there are not sufficient votes at the originally scheduled time of the Meeting to approve the foregoing proposal regarding the Agreement and Plan of Merger.

        The board of directors of Iron Mountain has unanimously approved and recommends that you vote "FOR" the proposals that are described in more detail in this proxy statement/prospectus.

        Iron Mountain reserves the right to cancel or defer the merger, or the Merger, of Iron Mountain into Iron Mountain REIT, Inc., even if stockholders of Iron Mountain vote to adopt the Agreement and Plan of Merger and the other conditions to the completion of the Merger are satisfied or waived, if the Iron Mountain board of directors determines that the Merger is no longer in the best interests of Iron Mountain and its stockholders.

        If you own shares of Iron Mountain common stock as of the close of business on December 18, 2014, you are entitled to notice of, and to vote those shares by proxy or at, the Meeting and at any adjournment or postponement of the Meeting.

        Your vote is important.    Whether or not you plan to attend the Meeting in person, please complete, sign, date and promptly return the enclosed proxy card and return it in the enclosed envelope. You may also authorize a proxy to vote your shares by telephone or over the Internet as described in your proxy card. Stockholders who return proxy cards by mail or vote by telephone or over the Internet prior to the Meeting may nevertheless attend the Meeting, revoke their proxies and vote their shares at the Meeting.

        We encourage you to read the attached proxy statement/prospectus carefully. If you have any questions or need assistance voting your shares, please call our proxy solicitor, Okapi Partners LLC, toll-free at 1-877-259-6290.

By order of the board of directors,
Ernest W. Cloutier
Secretary

Boston, Massachusetts
December 23, 2014

WHERE YOU CAN FIND MORE INFORMATION

        Iron Mountain Incorporated, or Iron Mountain, we, us or our, files annual, quarterly and current reports, proxy statements and other information with the Securities and Exchange Commission, or the SEC. Iron Mountain's SEC filings are available to the public over the Internet at the SEC's website at http://www.sec.gov. Please note that the SEC's website is included in this proxy statement/prospectus and any applicable prospectus supplement as an inactive textual reference only. The information contained on the SEC's website is not incorporated by reference into this proxy statement/prospectus and should not be considered to be part of this proxy statement/prospectus, except as described in the following paragraph. You may also read and copy any document we file with the SEC at its public reference facility at 100 F Street, NE, Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information on the operation of the public reference facility.

        We "incorporate by reference" into this proxy statement/prospectus, which means that we can disclose important information to you by referring you specifically to those documents. The information incorporated by reference is an important part of this proxy statement/prospectus. Certain information that we subsequently file with the SEC will automatically update and supersede information in this prospectus and in our other filings with the SEC. We incorporate by reference the documents listed below, which we have already filed with the SEC, and any future filings we make with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934, as amended, or Exchange Act, between the date of this proxy statement/prospectus and the date of the special meeting, or the Meeting, of stockholders of Iron Mountain, except that we are not incorporating any information included in a Current Report on Form 8-K that has been or will be furnished (and not filed) with the SEC, unless such information is expressly incorporated herein by reference to a furnished Current Report on Form 8-K or other furnished document:

  •
  our Annual Report on Form 10-K for the year ended December 31, 2013 (except for Items 1, 2, 6, 7 and 15, which are incorporated by reference from our Current Report on Form 8-K filed with the SEC on May 5, 2014) filed with the SEC on February 28, 2014, or our Annual Report;

  •
  our Quarterly Reports on Form 10-Q for the quarter ended March 31, 2014 filed with the SEC on May 1, 2014, for the quarter ended June 30, 2014 filed with the SEC on July 31, 2014 and for the quarter ended September 30, 2014 filed with the SEC on October 31, 2014;

  •
  the information identified as incorporated by reference under items 10, 11, 12, 13, and 14 of Part III of our Annual Report from our definitive proxy statement relating to our annual meeting of stockholders on Schedule 14A filed with the SEC on April 14, 2014;

  •
  our Current Reports on Form 8-K filed with the SEC on January 15, 2014, March 19, 2014, May 5, 2014, May 15, 2014, June 3, 2014, June 25, 2014 (Item 8.01 only), August 4, 2014, August 26, 2014, September 9, 2014, September 11, 2014, September 15, 2014, September 17, 2014, September 22, 2014, September 30, 2014, October 3, 2014, November 4, 2014, November 18, 2014, December 5, 2014, December 12, 2014 and December 19, 2014;

  •
  the description of our common stock contained in our Registration Statement on Form 8-A filed with the SEC on May 27, 1997, as amended by Amendment No. 1 to Form 8-A filed with the SEC on June 3, 2005, and including all further amendments and reports filed for the purpose of updating such description;

  •
  the description of our Junior Participating Preferred Stock contained in the Amended Certificate of Designations for Iron Mountain Incorporated Series A Junior Participating Preferred Stock, filed as Exhibit 3.1 to our Current Report on Form 8-K filed with the SEC on December 9, 2013, and including all further amendments and reports filed for the purpose of updating such description; and

i

  •
  the description of the preferred stock purchase rights contained in the Registration Statement on Form 8-A dated December 9, 2013, as amended by Amendment No. 1 to Form 8-A filed with the SEC on November 18, 2014, and including all further amendments and reports filed for the purpose of updating such description.

        You may request a copy of these filings at no cost by writing or calling us at the following address: Iron Mountain Incorporated, One Federal Street, Boston, Massachusetts 02110, Telephone: (617) 535-8595, Attention: Investor Relations.

        Iron Mountain REIT, Inc., or Iron Mountain REIT, has filed a registration statement on Form S-4 to register with the SEC the Iron Mountain REIT common stock that Iron Mountain stockholders will receive in connection with the merger, or the Merger, of Iron Mountain into Iron Mountain REIT if the Merger is approved and completed. This proxy statement/prospectus is part of the registration statement of Iron Mountain REIT on Form S-4 and is a prospectus of Iron Mountain REIT and a proxy statement of Iron Mountain for its Meeting.

        Upon completion of the Merger, Iron Mountain REIT will be required to file annual, quarterly and current reports, proxy statements and other information with the SEC.

        You should only rely on the information in, or incorporated by reference into, this proxy statement/prospectus. No one has been authorized to provide you with different information. You should not assume that the information contained in this proxy statement/prospectus is accurate as of any date other than the date on the front page. We are not making an offer to exchange or sell (or soliciting any offer to buy) any securities, or soliciting any proxy, in any state where it is unlawful to do so.

ii

iii

QUESTIONS AND ANSWERS ABOUT THE REIT CONVERSION AND THE MERGER,
THE EXCLUSIVE FORUM BYLAW AND THE 2014 PLAN

        What follows are questions that you, as a stockholder of Iron Mountain Incorporated, or Iron Mountain, may have regarding the plan to reorganize the business operations of Iron Mountain to allow Iron Mountain to be taxed as a real estate investment trust, or a REIT, for federal income tax purposes, the merger, or the Merger, of Iron Mountain with and into Iron Mountain REIT, Inc., or Iron Mountain REIT, the proposal to ratify and approve the inclusion in the Iron Mountain REIT Bylaws of a provision that establishes Delaware as the exclusive forum for resolving derivative actions and certain other disputes, or the Exclusive Forum Bylaw, the proposal to approve the adoption of the Iron Mountain Incorporated 2014 Stock and Cash Incentive Plan, or the 2014 Plan, and the special meeting of stockholders, or the Meeting, and the answers to those questions. You are urged to carefully read this proxy statement/prospectus, or the Proxy Statement/Prospectus, and the other documents referred to in this Proxy Statement/Prospectus in their entirety because the information in this section may not provide all of the information that might be important to you with respect to the plan to reorganize the business operations of Iron Mountain to allow Iron Mountain to be taxed as a REIT for federal income tax purposes, or the REIT Conversion, the Merger, the Exclusive Forum Bylaw, the 2014 Plan or the Meeting. Additional important information is contained in the annexes to, and the documents incorporated by reference into, this Proxy Statement/Prospectus.

        The information contained in this Proxy Statement/Prospectus, unless otherwise indicated, assumes the REIT Conversion and all the transactions related to the REIT Conversion, including the Merger, will occur. When used in this Proxy Statement/Prospectus, unless otherwise specifically stated or the context otherwise requires, the terms "Company," "Iron Mountain," "we," "our" and "us" refer to Iron Mountain and its subsidiaries with respect to the period prior to the Merger and Iron Mountain REIT and its subsidiaries, including its taxable REIT subsidiaries, with respect to the period after the Merger. In addition, "Common Stock" refers to common stock of Iron Mountain with respect to the period prior to the Merger and common stock of Iron Mountain REIT with respect to the period after the Merger.

Q.    What are we planning to do?

A.
The board of directors of Iron Mountain has unanimously approved a plan to reorganize Iron Mountain's business operations so that Iron Mountain can elect to be treated as a REIT for federal income tax purposes. We refer to this plan, including the related reorganization transactions, the Merger and the 2014 Special Distribution (as defined below), as the REIT Conversion. The board of directors of Iron Mountain has determined that the REIT Conversion would be in the best interests of Iron Mountain and its stockholders. The REIT Conversion includes the following key elements:

•
an internal reorganization of our business operations, now substantially completed, to facilitate the election to be taxed as a REIT for federal income tax purposes as of January 1, 2014;

•
the Merger; and

•
the payment of special distributions to distribute, among other things, our pre-REIT accumulated earnings and profits in connection with the REIT Conversion, the first portion of which was paid in the fourth quarter of 2012 and the balance of which was paid on November 4, 2014.

  Iron Mountain has begun operating its business in a manner consistent with being a REIT effective January 1, 2014 so that it and its stockholders would benefit, commencing in 2014, from its status as a REIT under the Internal Revenue Code of 1986, as amended, or the Code.

Q.    What is a REIT?

A.
A REIT is a company that qualifies for special treatment for federal income tax purposes because, among other things, it derives most of its income from real estate-based sources and makes a special election under the Code. Iron Mountain intends to operate as a REIT that principally invests in, and derives most of its income from, leasing secure storage space.

  A corporation that qualifies as a REIT generally is not subject to federal income taxes on its corporate income and gains that it distributes to its stockholders, reducing its corporate level income taxes and substantially eliminating the "double taxation" of corporate income. State income tax regimes often parallel the U.S. federal income tax regime for REITs; however, many states do not completely follow U.S. federal rules and some do not follow them at all.

  Even if we qualify as a REIT, we may continue to be required to pay federal and state income tax on earnings from all or a portion of our non-REIT assets or operations, which consist primarily of our records handling, courier operations, secure shredding and other document and record management services, as currently structured and operated and which we refer to collectively as information management services. In addition, our international assets and operations will continue to be subject to taxation in the foreign jurisdictions where those assets are held or those operations are conducted. We also may be subject to federal income and excise taxes in certain circumstances, as well as state, local, and foreign income, franchise, property and other taxes.

Q.    What will happen in our REIT Conversion?

A.
The REIT Conversion involves the following key elements:

  Internal Reorganization Transactions.    To comply with certain REIT qualification requirements, we must hold certain of our assets and operations through one or more taxable REIT subsidiaries, or TRSs. A TRS is a subsidiary of a REIT that pays corporate taxes on its taxable income. Please see the section entitled "Material Federal Income Tax Considerations—REIT Qualification Requirements—Taxable REIT Subsidiaries" beginning on page 74 for a more detailed description of the requirements and limitations regarding our use of TRSs.

  Our internal reorganization is now substantially completed. We have reorganized Iron Mountain so that its information management services businesses and certain of its international operations are conducted by subsidiaries that have elected to be treated as a TRS. Net income from our TRSs either will be retained by our TRSs and used to fund their operations or will be distributed to us where it either will be reinvested by us into our business or will contribute to income available for distribution to our stockholders.

  In the future, we expect to reorganize and transfer certain assets or operations, such as additional international operations, from our TRSs to other of our subsidiaries, including qualified REIT subsidiaries within the meaning of Section 856(i) of the Code or noncorporate entities that for U.S. federal income tax purposes are not treated as separate from their owner under regulations issued under Section 7701 of the Code, each of which we refer to as a QRS. The assets, liabilities, income, deductions and credits of a QRS are treated as assets, liabilities, income, deductions and credits of the REIT rather than a separate taxable corporation. Please see the section entitled "Material Federal Income Tax Considerations—REIT Qualification Requirements—Our Wholly Owned Subsidiaries and Our Investments Through Partnerships" beginning on page 74 for a more detailed description of the requirements and limitations regarding our use of QRSs.

  Merger.    Iron Mountain will merge with and into Iron Mountain REIT, a new, wholly owned, direct subsidiary of Iron Mountain formed under Delaware law, and Iron Mountain REIT will be the surviving entity in the Merger and will continue the business and assume the obligations of Iron Mountain. The Merger will facilitate our compliance with REIT tax rules by ensuring the effective adoption of the charter provisions that implement share ownership and transfer restrictions required by the REIT tax rules. Please see the section entitled "Description of Iron Mountain REIT Capital Stock—Restrictions on Ownership and Transfer" beginning on page 61 for a more detailed description of these restrictions.

  As a consequence of the Merger:

  •
  there will be no change in the assets we hold or in the businesses we conduct;

  •
  there will be no fundamental change to our discretionary capital allocation strategy or current operational strategy;

  •
  the existing board of directors and executive management of Iron Mountain prior to the Merger will be the board of directors and executive management, respectively, of Iron Mountain REIT immediately following the Merger;

  •
  the outstanding shares of common stock of Iron Mountain, which we refer to as Iron Mountain Common Stock, will convert into the right to receive the same number of shares of common stock of Iron Mountain REIT, which we refer to as Iron Mountain REIT Common Stock;

  •
  Iron Mountain REIT will assume each of Iron Mountain's stock option plans, stock incentive plans and employee stock purchase plans, including, if approved by the Iron Mountain stockholders, the 2014 Plan;

  •
  effective immediately before the Merger, Iron Mountain will terminate Iron Mountain's REIT Status Protection Rights Agreement, as amended, or the Rights Agreement;

  •
  effective at the time of the Merger, Iron Mountain REIT will be renamed "Iron Mountain Incorporated" and will become the publicly traded New York Stock Exchange-listed company that will continue to operate, directly or indirectly, all of our existing business; and

  •
  the rights of the stockholders of Iron Mountain REIT will be governed by the Certificate of Incorporation of Iron Mountain REIT, which we refer to as the Iron Mountain REIT Charter and which is attached to this Proxy Statement/Prospectus as Annex B-1, and the Bylaws of Iron Mountain REIT, which we refer to as the Iron Mountain REIT Bylaws and which are attached to this Proxy Statement/Prospectus as Annex B-2.

  Special Distributions.    A REIT is not permitted to retain earnings and profits accumulated during years when the company or its predecessor was taxed as a C corporation. For us to elect REIT status for the taxable year beginning January 1, 2014, we must distribute to our stockholders on or before the end of our first REIT taxable year, that is, December 31, 2014, our previously undistributed earnings and profits attributable to the taxable periods ended on or prior to December 31, 2013.

  In November 2012, we paid a $700.0 million special dividend, or the 2012 Special Dividend, representing the initial portion of the distribution of our pre-REIT accumulated earnings and profits. The 2012 Special Dividend was paid in the aggregate of 20% in cash and 80% in shares of Iron Mountain Common Stock. In November 2014, we paid a $700.0 million special distribution, or the 2014 Special Distribution, representing the remaining amount of our pre-REIT accumulated earnings and profits as well as certain other items of taxable income that we expect to recognize in 2014, such as depreciation recapture in respect of accounting method changes commenced in our pre-REIT period and foreign earnings and profits repatriated as dividend income. The 2014 Special Distribution was paid in the aggregate of 20% in cash and 80% in shares of Iron Mountain Common Stock.

Q.    What are our reasons for the REIT Conversion and the Merger?

A.
We are proposing the REIT Conversion and the Merger primarily for the following reasons:

•
The REIT Conversion aligns with Iron Mountain's strategic priorities:  The Iron Mountain board of directors completed a comprehensive evaluation of long-term growth and capital allocation strategies, including assessing a variety of potential structures to maximize value through alternative financing, capital strategies and tax efficiencies. The Iron Mountain board of directors believes that the REIT structure has significant benefits for stockholders, aligns with Iron Mountain's capital allocation approach and enables investors to benefit from Iron Mountain's international growth. The Iron Mountain board of directors believes that the REIT structure may allow Iron Mountain to increase stockholder value, lower the cost of financing and expand our base of potential investors.

•
The Merger will allow us to comply with REIT qualification rules:  The Merger will facilitate our compliance with REIT tax rules by merging Iron Mountain with and into Iron Mountain REIT, the latter of which has adopted and maintains charter documents that implement share ownership and transfer restrictions that assist in complying with such REIT tax rules.

  To review the background of, and the reasons for, the REIT Conversion and the Merger in greater detail, and the related risks associated with the reorganization, see the sections entitled "Background of the REIT Conversion and the Merger" beginning on page 35, "Our Reasons for the REIT Conversion and the Merger" beginning on page 36 and "Risk Factors" beginning on page 23.

Q.    What will I receive in connection with the REIT Conversion? When will I receive it?

A.
You will receive:

  Shares of Iron Mountain REIT Common Stock; Termination of Rights

  At the time of the completion of the Merger, you will have the right to receive a number of shares of Iron Mountain REIT Common Stock equal to, and in exchange for, the number of shares of Iron Mountain Common Stock that you own immediately prior to the completion of the Merger.

  As previously announced by Iron Mountain on December 9, 2013, the Rights Agreement provides for a dividend of one preferred stock purchase right, or a Right, for each share of Iron Mountain Common Stock outstanding on December 20, 2013. Each Right entitles the holder to purchase from Iron Mountain one one-thousandth of a share of Series A Junior Participating Preferred Stock, par value $0.01 per share, or the Preferred Stock, for a purchase price of $114.00, subject to adjustment as provided in the Rights Agreement. Immediately prior to the completion of the Merger, Iron Mountain will terminate the Rights Agreement; consequently, you will not receive any Rights to purchase Preferred Stock in connection with the REIT Conversion.

  Regular Quarterly Distributions

  As a REIT, we will be required to distribute annually at least 90% of our REIT taxable income (determined without regard to the dividends paid deduction and by excluding net capital gain). Our REIT taxable income generally does not include income earned by our TRSs except to the extent the TRSs pay dividends to the REIT.

  We expect to continue declaring regular quarterly cash distributions, the amount, timing and form of which will be determined, and will be subject to adjustment, by the Iron Mountain REIT board of directors. To achieve maximum tax efficiency and retain cash to make selective discretionary investments, we currently anticipate our typical distributions after the REIT Conversion will be based on a payment of approximately 100% of our REIT taxable income, subject to adjustment by the board of directors. The actual timing and amount of the distributions will be as determined and declared by the board of directors and will depend on, among other factors, our financial condition, earnings, debt covenants and other possible uses of such funds. See the section entitled "Dividend and Distribution Policy" beginning on page 42.

  If you dispose of your shares before the record date for a regular quarterly distribution, you will not receive such regular quarterly distribution or any other subsequent regular quarterly distribution.

Q.    Will converting to a REIT change our capital allocation strategy?

A.
We believe that electing REIT status will maximize our enterprise value as we advance our strategy and provide significant benefits to our stockholders. A key component of our overall strategic plan is our capital allocation strategy to return excess cash to our stockholders, and we believe operating as a REIT aligns well with this strategy. In connection with our conversion to a REIT, we paid the 2012 Special Dividend in November 2012 and we paid the 2014 Special Distribution in November 2014. Each of the 2012 Special Dividend and the 2014 Special Distribution consisted of cash in the amount of $140.0 million and Iron Mountain Common Stock valued at $560.0 million. We issued 17.0 million new shares of Iron Mountain Common Stock in connection with the 2012 Special Dividend, and we issued 15.8 million new shares of Iron Mountain Common Stock in connection with the 2014 Special Distribution.

  In addition to the return of excess cash to our stockholders, and as part of our long-term capital structure as a REIT, we plan to reduce our consolidated leverage and cost of financing over time, though our leverage has increased recently to fund the costs of the 2012 Special Dividend and the 2014 Special Distribution and to support the REIT Conversion. We may reduce our cost of financing by acquiring over time select leased facilities and replacing higher-cost lease financing with lower-cost direct ownership. Increased ownership of real estate may also provide a hedge against inflation, enhance our ability to comply with REIT compliance requirements and enhance valuation from the viewpoint of certain real estate investors. Furthermore, we expect our long-term capital structure will over time naturally shift toward increased use of equity to support real estate investment and lower leverage. We continue to refine our capital allocation strategy and will do so from time to time. See the sections entitled "Investment Policy" and "Financing Policy" beginning on pages 47 and 48, respectively.

Q.    Will the REIT Conversion change our current operational strategy?

A.
We do not anticipate that the REIT Conversion will change our current operational strategy. Our objectives are to continue to capitalize on our expertise in storage and information management and to make additional fold-in acquisitions in more developed markets and acquisitions and investments to establish an industry-leading presence in selected emerging markets. Our near-term growth objectives include a set of specific initiatives: (1) increasing our incoming storage volumes with a targeted, low risk approach to improving our sales effectiveness, thereby increasing revenues from our existing customers and gaining new customers; (2) driving higher volume growth in our international businesses as we expand our platform for selling storage, core services and new services in higher growth markets; and (3) continuing to add new rental streams and ancillary services to our portfolio to support our long-term growth objectives and drive solid returns on invested capital. Our overall growth strategy will focus on growing our business organically, making strategic customer acquisitions and pursuing acquisitions of storage and information management services businesses. See the section entitled "Investment Policy" beginning on page 47.

Q.    Who will be the board of directors and management after the REIT Conversion?

A.
The board of directors and executive management of Iron Mountain immediately prior to the Merger will be the board of directors and executive management, respectively, of Iron Mountain REIT.

Q.    Do any of our directors and executive officers have any interests in the REIT Conversion or Merger that are different from mine?

A.
No. Our directors and executive officers own shares of Iron Mountain Common Stock, restricted stock units, performance units and options to purchase shares of Iron Mountain Common Stock and, to that extent, their interest in the REIT Conversion and the Merger is the same as that of the other holders of shares of Iron Mountain Common Stock, restricted stock units, performance units and options to purchase shares of Iron Mountain Common Stock.

Q.    When is the Merger expected to be completed?

A.
We expect to complete the Merger as soon as possible after the Meeting.

Q.    What are some of the risks associated with the REIT Conversion and the Merger?

A.
There are a number of risks relating to the REIT Conversion and the Merger, including the following:

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to qualify as a REIT for federal income tax purposes, and to remain so qualified, we must continually satisfy tests concerning, among other things, the sources of our income, the nature and diversification of our assets, the amounts we distribute to our stockholders and the ownership of our stock. Compliance with REIT tests may hinder our ability to make certain attractive investments, including the purchase of significant nonqualifying assets and the material expansion of non-real estate activities; and

•
if we fail to remain qualified as a REIT, we may owe substantial amounts of federal and state income taxes, interest and penalties and may have reduced funds available for distribution to our stockholders.

  To review the risks associated with the REIT Conversion and the Merger, see the section entitled "Our Reasons for the REIT Conversion and the Merger" beginning on page 36 and the section entitled "Risk Factors" beginning on page 23.

Q.    Will REIT qualification requirements restrict any of the Company's business activities or limit the Company's financial flexibility?

A.
As summarized in the section entitled "Material Federal Income Tax Considerations" beginning on page 67, to qualify as a REIT, we must continually satisfy various qualification tests imposed under the Code, concerning, among other things, the sources of our income, the nature and diversification of our assets and the amounts we distribute to our stockholders. In particular, the REIT qualification requirements could restrict our business activities and financial flexibility because:

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we may be required to liquidate or otherwise forgo attractive investments to satisfy the asset and income tests or to qualify under certain statutory relief provisions; and

•
to meet annual distribution requirements, we may be required to distribute amounts that may otherwise be used for our operations, including amounts that may otherwise be invested in future acquisitions, capital expenditures or repayment of debt, and it is possible that we might be required to borrow funds, sell assets or raise equity to fund these distributions, even if the then-prevailing market conditions are not favorable for these borrowings, sales or offerings.

  Although our use of TRSs may partially mitigate the impact of meeting the requirements necessary to maintain our REIT status, there are limits on our ability to own TRSs. To review in greater detail the risks associated with our status as a REIT and the limits on our ability to own TRSs, see the section entitled "Risk Factors—Risks Related to Operating as a REIT and the REIT Conversion" beginning on page 23.

  In reaching its determination regarding our REIT Conversion, our board of directors considered these REIT qualification requirements and other potential disadvantages regarding a potential REIT Conversion, which are more fully described in the sections entitled "Background of the REIT Conversion and the Merger" beginning on page 35 and "Our Reasons for the REIT Conversion and the Merger" beginning on page 36.

Q.    Will I have to pay federal income taxes as a result of the Merger or the REIT Conversion?

A.
You will not recognize gain or loss for federal income tax purposes as a result of the exchange of shares of Iron Mountain Common Stock for shares of Iron Mountain REIT Common Stock in the Merger. However, if you are a non-U.S. person who owns or has owned more than 5% of the outstanding Iron Mountain Common Stock, it may be necessary for you to comply with reporting and other requirements of applicable Treasury regulations in order to achieve nonrecognition of gain on the exchange of your Iron Mountain Common Stock for Iron Mountain REIT Common Stock in the Merger.

  When you receive from us distributions on our Common Stock, you will recognize ordinary dividend income, which may qualify in part as qualified dividend income that is potentially eligible for preferential rates of taxation depending on your circumstances. Any amounts not treated as ordinary dividend income generally will reduce your basis in your Common Stock and generally will be taxable as capital gains to the extent in excess of that basis. For a detailed explanation, see the section entitled "Material Federal Income Tax Considerations" beginning on page 67.

  The federal income tax treatment of holders of our Common Stock depends in some instances on determinations of fact and interpretations of complex provisions of federal income tax law for which no clear precedent or authority may be available. In addition, the tax consequences of holding Common Stock to any particular stockholder will depend on that stockholder's particular tax circumstances. We urge you to consult your tax advisor, particularly if you are a non-U.S. person, regarding the specific tax consequences, including the federal, state, local and foreign tax consequences to you in light of your particular investment in, or the tax circumstances of acquiring, holding, exchanging or otherwise disposing of, Iron Mountain Common Stock or Iron Mountain REIT Common Stock.

Q.    What is the Exclusive Forum Bylaw?

A.
The Exclusive Forum Bylaw is a provision in the Iron Mountain REIT Bylaws that designates the Court of Chancery of the State of Delaware as the sole and exclusive forum for the adjudication of certain disputes involving Iron Mountain REIT, including, without limitation, any derivative action or proceeding brought on behalf of Iron Mountain REIT.

Q.    Why does the board of directors believe the Exclusive Forum Bylaw is in the best interests of Iron Mountain's stockholders?

A.
Iron Mountain believes that ratification and approval of the Exclusive Forum Bylaw would reduce the risk that the surviving corporation following the Merger could be exposed to the possibility of plaintiffs using the Company's diverse operational base to bring claims against it in multiple jurisdictions or choosing a forum state for litigation that may not apply the General Corporation Law of the State of Delaware, or the Delaware Corporate Law, to the Company's internal affairs in the same manner as the Delaware courts would be expected to do so, as well as the risk that the outcome of cases in multiple forums could be inconsistent, even though each forum purports to follow Delaware Corporate Law. Any of these risks could expose the Company to increased expenses or losses.

Q.    Why are Iron Mountain's stockholders being asked to vote on a proposal to ratify and approve the Exclusive Forum Bylaw for Iron Mountain REIT?

A.
The Iron Mountain REIT Bylaws contain the Exclusive Forum Bylaw, but the Iron Mountain Bylaws do not contain the Exclusive Forum Bylaw. Following the Merger, the Iron Mountain REIT Bylaws will become the bylaws of the surviving corporation, and, if approved, our stockholders will be bound by the Exclusive Forum Bylaw. Although stockholder approval is not required to amend the Iron Mountain Bylaws, and, following the Merger, will not be required to amend the bylaws of the surviving corporation, in view of the nature of the Merger, certain equitable considerations, our board of directors' firm commitment to communicating openly with our stockholders and the Company's desire to adhere to high standards of corporate governance, our board of directors has determined that it is advisable to submit the Exclusive Forum Bylaw to an advisory, non-binding vote of our stockholders to memorialize the provision in the Iron Mountain REIT Bylaws.

Q.    What will happen if the Exclusive Forum Bylaw is not ratified and approved by Iron Mountain's stockholders?

A.
Although the proposal to ratify and approve the Exclusive Forum Bylaw is an advisory, non-binding vote, if our stockholders do not ratify and approve the Exclusive Forum Bylaw, then the board of directors of Iron Mountain REIT intends to amend the Iron Mountain REIT Bylaws promptly after the Merger to eliminate the Exclusive Forum Bylaw. If, however, our stockholders do not adopt the Merger Agreement but do ratify and approve the Exclusive Forum Bylaw, the board of directors of Iron Mountain intends to amend the Iron Mountain Bylaws promptly after the Meeting to include the Exclusive Forum Bylaw.

Q:    Why does the board of directors believe the adoption of the 2014 Plan is in the best interest of Iron Mountain's stockholders?

A:
The 2014 Plan includes certain features that better align Iron Mountain's short- and long-term incentive compensation programs with the REIT structure and further enhance the alignment of the Company's executives with Iron Mountain's stockholders. A substantial percentage of Iron Mountain's executive officers' total compensation opportunity is contingent on performance, and the 2014 Plan aligns performance measures with Iron Mountain's new multi-year strategic plan, which calls for (1) a reorganization of the Company's structure in North America to enhance performance accountability and focus on levers of revenue growth, (2) completing acquisitions to enter or expand the Company's presence in emerging markets and (3) making strategic investments in the Company's data center business as part of the Company's focus on identifying, incubating and scaling emerging business opportunities.

  In addition, Iron Mountain's general policy is to attempt to structure the Company's compensation arrangements to maximize deductions for federal income tax purposes. The 2014 Plan provides for the issuance of performance based equity and cash awards, which enhance the tax deductibility of compensation paid to the Company's employees.

Q:    Why does the 2014 Plan increase the number of shares of Common Stock available to be awarded to persons eligible to receive equity-based awards?

A:
Iron Mountain's board of directors currently believes that the 2014 Plan reserves an adequate number of shares of Iron Mountain Common Stock for future awards for approximately five years, although this forecast includes several assumptions and there are a number of factors that could impact Iron Mountain's future equity share usage. We believe that this pool of shares of Iron Mountain Common Stock reserved for issuance is in line with industry practice.

Q:    How does the Merger affect the approval of the adoption of the 2014 Plan?

A:
If our stockholders adopt the Merger Agreement and approve the adoption of the 2014 Plan, then in connection with the Merger, Iron Mountain REIT will assume the 2014 Plan. If our stockholders approve the adoption of the 2014 Plan but do not adopt the Merger Agreement, then the 2014 Plan will go into effect as a plan of Iron Mountain.

Q.    When and where is the Meeting?

A.
The Meeting will be held on January 20, 2015 at 8:00 a.m., local time, at the offices of Sullivan & Worcester LLP, One Post Office Square, 21st Floor, Boston, Massachusetts 02109.

Q.    What will I be voting on at the Meeting?

A.
As a stockholder of Iron Mountain, you are entitled to, and requested to, vote on the proposal to adopt the agreement and plan of merger pursuant to which Iron Mountain will be merged with and into Iron Mountain REIT, a wholly owned subsidiary of Iron Mountain, with Iron Mountain REIT as the surviving entity, or the Merger Agreement. In addition, you are requested to vote on the proposal to ratify and approve the inclusion in the Iron Mountain REIT Bylaws of the Exclusive Forum Bylaw and the proposal to approve the adoption of the 2014 Plan. Also, you are requested to vote on the proposal to adjourn the Meeting, if necessary, to solicit additional proxies in the event that there are not sufficient votes at the time of the Meeting to approve the proposal regarding the adoption of the Merger Agreement.

Q.    Who can vote on the Merger, the Exclusive Forum Bylaw and the 2014 Plan?

A.
If you are a stockholder of record of Iron Mountain at the close of business on December 18, 2014, or the Record Date, you may vote the shares of Iron Mountain Common Stock that you hold on the Record Date. On or about December 23, 2014, we will begin mailing this Proxy Statement/Prospectus to all persons entitled to vote at the Meeting.

Q.    Why is my vote important?

A.
If you do not submit a proxy or vote in person at the Meeting, it will be more difficult for us to obtain the necessary quorum to hold the Meeting. If you hold your shares through a broker, bank, or other nominee, your broker, bank, or other nominee will not be able to cast a vote on the adoption of the Merger Agreement, the Exclusive Forum Bylaw or the 2014 Plan without instructions from you.

Q.    What constitutes a quorum for the Meeting?

A.
A majority of the outstanding shares of Iron Mountain Common Stock being present in person or represented by proxy constitutes a quorum for the meeting.

Q.    What vote is required?

A.
The affirmative vote of the holders of a majority of the outstanding shares of Iron Mountain Common Stock is required for the adoption of the Merger Agreement. A majority of the votes cast at the Meeting is required for the ratification and approval of the Exclusive Forum Bylaw and for approval of the adoption of the 2014 Plan. In addition, a majority of the votes cast at the Meeting is required to permit Iron Mountain's board of directors to adjourn the Meeting, if necessary to solicit further proxies. As of the close of business on the Record Date, there were 209,780,802 shares of Iron Mountain Common Stock outstanding and entitled to vote at the Meeting. Each share of outstanding Iron Mountain Common Stock on the Record Date is entitled to one vote on each proposal submitted to you for consideration.

Q.    How does the board of directors recommend I vote on the proposal to adopt the Merger Agreement?

A.
The board of directors of Iron Mountain believes that the REIT Conversion, including the Merger, is advisable and in the best interests of the Company and its stockholders. The board of directors unanimously recommends that you vote "FOR" the adoption of the Merger Agreement.

Q.    Is the REIT Conversion conditioned on the approval by the Company's stockholders of the proposal to adopt the Merger Agreement?

A.
The Company's management intends to elect REIT status for the taxable year beginning January 1, 2014. The board of directors of Iron Mountain believes that the Merger is the most effective and efficient method to facilitate our compliance with REIT tax rules, but there are other methods to protect the Company's REIT status, and the Company's management could elect REIT status without obtaining approval from the Company's stockholders of the proposal to adopt the Merger Agreement.

Q.    How does the board of directors recommend I vote on the proposal to ratify and approve the Exclusive Forum Bylaw?

A.
The board of directors of Iron Mountain believes that the provision that establishes Delaware as the exclusive forum for resolving derivative actions and certain other disputes, or the Exclusive Forum Bylaw, is advisable and in the best interests of the Company and its stockholders. The board of directors unanimously recommends that you vote "FOR" the ratification and approval of the Exclusive Forum Bylaw.

Q:    How does the board of directors recommend I vote on the proposal to approve the adoption of the 2014 Plan?

A:
The board of directors of Iron Mountain believes that the 2014 Plan is advisable and in the best interests of the Company and its stockholders. The board of directors unanimously recommends that you vote "FOR" the approval of the adoption of the 2014 Plan.

Q.    Am I entitled to dissenters' rights?

A.
No. Under Delaware law, you are not entitled to any dissenters' rights of appraisal in connection with the REIT Conversion, the Merger, the Exclusive Forum Bylaw or the 2014 Plan.

Q.    How do I vote without attending the Meeting?

A.
If you are a holder of Iron Mountain Common Stock on the Record Date, you may vote by completing, signing and promptly returning the proxy card in the self-addressed stamped envelope provided. You may also authorize a proxy to vote your shares by telephone or over the Internet as described in your proxy card. Authorizing a proxy to vote your shares by telephone or over the Internet or by mailing a proxy card will not limit your right to attend the Meeting and vote your shares in person. Those stockholders of record who choose to vote by telephone or over the Internet must do so no later than 11:59 p.m., Eastern Time, on January 19, 2015.

Q.    Can I attend the Meeting and vote my shares in person?

A.
Yes. All stockholders are invited to attend the Meeting. Stockholders of record at the close of business on the Record Date are invited to attend and vote at the Meeting. If your shares are held by a broker, bank or other nominee, then you are not the stockholder of record. Therefore, to vote at the Meeting, you must bring the appropriate documentation from your broker, bank or other nominee confirming your beneficial ownership of the shares.

Q.    If my shares are held in "street name" by my broker, bank or other nominee, will my broker, bank or other nominee vote my shares for me?

A.
No. If your shares are held in "street name" by your broker, bank or other nominee, you should follow the directions provided by your broker, bank or other nominee. Your broker, bank or other nominee will vote your shares only if you provide instructions on how you would like your shares to be voted.

Q.    What do I need to do now?

A.
You should carefully read and consider the information contained in this Proxy Statement/Prospectus, including the Annexes attached hereto. This Proxy Statement/Prospectus contains important information about what the board of directors of Iron Mountain considered in evaluating and approving the REIT Conversion, the Merger Agreement, the Exclusive Forum Bylaw and the 2014 Plan.

  You should then complete and sign your proxy card and return it in the enclosed envelope as soon as possible so that your shares will be represented at the Meeting, or vote your proxy by telephone or over the Internet in accordance with the instructions on your proxy card. If your shares are held through a broker, bank or other nominee, you should receive a separate voting instruction form with this Proxy Statement/Prospectus.

Q.    Can I change my vote after I have mailed my signed proxy card?

A.
Yes. You can change your vote at any time before your proxy is voted at the Meeting. To revoke your proxy, you must either (1) notify the secretary of Iron Mountain in writing, (2) mail a new proxy card dated after the date of the proxy you wish to revoke, (3) submit a later dated proxy by telephone or over the Internet by following the instructions on your proxy card or (4) attend the Meeting and vote your shares in person. Merely attending the Meeting will not constitute revocation of your proxy. If your shares are held through a broker, bank, or other nominee, you should contact your broker, bank or other nominee to change your vote.

Q.    Should I send in my stock certificates now?

A.
No. After the Merger is completed, Iron Mountain stockholders will receive written instructions from the exchange agent on how to exchange their Iron Mountain Common Stock for shares of

  Iron Mountain REIT Common Stock. Please do not send in your Iron Mountain stock certificates with your proxy.

Q.    Where will my Iron Mountain REIT Common Stock be publicly traded?

A.
Iron Mountain REIT will apply to list the new shares of Iron Mountain REIT Common Stock on the New York Stock Exchange, or the NYSE, upon completion of the Merger. We expect that Iron Mountain REIT Common Stock will trade under our current symbol, "IRM."

Q.    Will a proxy solicitor be used?

A.
Yes. We have engaged Okapi Partners LLC to assist in the solicitation of proxies for the meeting and estimate we will pay Okapi Partners LLC a fee of approximately $10,000. We have also agreed to reimburse Okapi Partners LLC for reasonable out-of-pocket expenses and disbursements incurred in connection with the proxy solicitation and to indemnify Okapi Partners LLC against certain losses, costs and expenses. In addition, our officers and employees may request the return of proxies by telephone or in person, but no additional compensation will be paid to them.

Q.    Whom should I call with questions?

A.
You should call Okapi Partners LLC, our proxy solicitor, toll-free at 1-877-259-6290 with any questions about the REIT Conversion or the Merger, or to obtain additional copies of this Proxy Statement/Prospectus or additional proxy cards. You also may call Melissa Marsden, Senior Vice President of Investor Relations, at (617) 535-8595.

 STRUCTURE OF THE REIT CONVERSION AND MERGER

        The following diagrams summarize the corporate structure of Iron Mountain before and after the REIT Conversion, including the Merger and the related reorganization transactions.

Transaction Steps:

  1.
  Iron Mountain has caused assets to be moved to, or retained assets in, one or more wholly owned subsidiaries which became TRSs or QRSs effective January 1, 2014.

  2.
  Iron Mountain will merge with and into Iron Mountain REIT, with Iron Mountain REIT as the surviving corporation.

  3.
  Holders of Iron Mountain Common Stock will receive a number of shares of Iron Mountain REIT Common Stock equal to, and in exchange for, the number of shares of Iron Mountain Common Stock they own. At the time of completion of the Merger each holder will hold the same percentage ownership in Iron Mountain REIT as such holder previously held in Iron Mountain.

 SUMMARY

        This summary highlights selected information from this Proxy Statement/Prospectus and may not contain all of the information that is important to you. You should carefully read this entire Proxy Statement/Prospectus and the other documents to which this Proxy Statement/Prospectus refers to fully understand the REIT Conversion and the Merger, the Exclusive Forum Bylaw and the 2014 Plan. In particular, you should read the annexes attached to this Proxy Statement/Prospectus, including the Merger Agreement, which is attached as Annex A. You also should read the Iron Mountain REIT Charter, attached as Annex B-1, and the Iron Mountain REIT Bylaws, which includes the Exclusive Forum Bylaw, attached as Annex B-2, because these documents will govern your rights as a stockholder of Iron Mountain REIT following the Merger, and the 2014 Plan attached as Annex C. See the section entitled "Where You Can Find More Information" in the front part of this Proxy Statement/Prospectus. For a discussion of the risk factors that you should carefully consider, see the section entitled "Risk Factors" beginning on page 23. Most items in this summary include a page reference directing you to a more complete description of that item.

The Companies

Iron Mountain Incorporated
One Federal Street
Boston, Massachusetts 02110
(617) 535-4766

        We store records, primarily paper documents and data backup media, and provide information management services that help organizations around the world protect their information, lower storage rental costs, comply with regulations, enable corporate disaster recovery, and better use their information for business advantages, regardless of its format, location or lifecycle stage. We offer comprehensive records and information management services and data management services, along with the expertise and experience to address complex storage and information management challenges such as rising storage rental costs, and increased litigation, regulatory compliance and disaster recovery requirements. Founded in an underground facility near Hudson, New York in 1951, we are a trusted partner to more than 155,000 clients throughout North America, Europe, Latin America and the Asia Pacific region. We have a diversified customer base consisting of commercial, legal, banking, healthcare, accounting, insurance, entertainment and government organizations, including more than 95% of the Fortune 1000.

        As of September 30, 2014, we operated over 1,000 facilities (67.2 million square feet) in 36 countries on five continents and employed over 20,000 people.

Iron Mountain REIT, Inc.
One Federal Street
Boston, Massachusetts 02110
(617) 535-4766

        Iron Mountain REIT, Inc. is a wholly owned subsidiary of Iron Mountain and was organized in Delaware on June 26, 2014 to succeed to and continue the business of Iron Mountain upon completion of the Merger of Iron Mountain with and into Iron Mountain REIT. Effective at the time of the Merger described below, Iron Mountain REIT will be renamed "Iron Mountain Incorporated." Prior to the Merger, Iron Mountain REIT will conduct no business other than that incident to the Merger. Following the Merger, Iron Mountain REIT will directly or indirectly conduct all of the business conducted by Iron Mountain immediately prior to the Merger. Upon completion of the Merger, Iron Mountain REIT will directly or indirectly hold all of Iron Mountain's assets.

General Information About the REIT Conversion and the Merger

        The board of directors of Iron Mountain has approved, and substantially implemented, a plan to reorganize Iron Mountain's business operations to facilitate the qualification of both Iron Mountain and Iron Mountain REIT, as the successor of Iron Mountain's assets and business operations following the Merger, as a REIT for federal income tax purposes. In this Proxy Statement/Prospectus, we refer to the Merger, the related reorganization transactions and the election of REIT status by us as the REIT Conversion. The Merger and other reorganization transactions are designed to enable us, including Iron Mountain REIT as the business successor of Iron Mountain, to hold our assets and business operations in a manner that will enable us to elect to be treated as a REIT for federal income tax purposes. If we qualify as a REIT, we generally will not be subject to federal corporate income taxes on that portion of our ordinary income or capital gain from our REIT operations that is distributed to our stockholders. This treatment would substantially eliminate the federal "double taxation" on earnings from our REIT operations, or taxation once at the corporate level and again at the stockholder level, that generally results from investment in a regular C corporation. If we fail to qualify for taxation as a REIT, we will be subject to federal income tax at regular corporate rates. Even if we qualify for taxation as a REIT, we may be subject to some federal, state, local and foreign taxes on our income and property in addition to taxes owed with respect to our TRS operations. In particular, while state income tax regimes often parallel the U.S. federal income tax regime for REITs, many states do not completely follow U.S. federal rules and some do not follow them at all. In addition, as explained more fully below, our non-REIT operations, which consist primarily of our information management services, as currently structured and operated, and our international operations, including those that are part of the QRSs, would continue to be subject, as applicable, to federal and state corporate income taxes and to foreign taxes in the jurisdictions where those assets are held or those operations are conducted.

        We are distributing this Proxy Statement/Prospectus to you as a holder of Iron Mountain Common Stock in connection with the solicitation of proxies by the Iron Mountain board of directors, in part, for your approval of a proposal to adopt the Merger Agreement that will implement a part of the business reorganization through which Iron Mountain intends to implement share ownership and transfer restrictions that will facilitate our compliance with REIT tax rules. A copy of the Merger Agreement is attached to this Proxy Statement/Prospectus as Annex A.

        We currently estimate that we will incur in total approximately $380.0 million to $385.0 million in costs to support the REIT Conversion (which excludes an estimated $15.0 million in annual REIT compliance costs which we expect to incur in 2014 and future years), including approximately $200.0 million of related tax payments associated with a change in our method of depreciating and amortizing various assets, including certain of our racking structures, from our prior method to methods that are consistent with the characterization of such assets as real property. As of September 30, 2014, we have incurred approximately $353.0 million in such costs, which are included in the amounts noted above. This amount does not include the 2012 Special Dividend or the 2014 Special Distribution.

Board of Directors and Management of Iron Mountain REIT

        The board of directors and executive management of Iron Mountain immediately prior to the Merger will be the board of directors and executive management, respectively, of Iron Mountain REIT immediately following the Merger.

Interests of Directors and Executive Officers in the REIT Conversion and the Merger

        Our directors and executive officers own shares of Iron Mountain Common Stock, restricted stock units, performance units and options to purchase shares of Iron Mountain Common Stock and, to that extent, their interest in the REIT Conversion and the Merger is the same as that of the other holders of shares of Iron Mountain Common Stock, restricted stock units, performance units and options to purchase shares of Iron Mountain Common Stock.

Regulatory Approvals (See page 41)

        We are not aware of any federal, state or local regulatory requirements that must be complied with or approvals that must be obtained prior to completion of the Merger pursuant to the Merger Agreement and the transactions contemplated thereby other than compliance with applicable federal and state securities laws, and the filing of a certificate of merger as required under the Delaware Corporate Law.

Rights of Stockholders of Iron Mountain and Iron Mountain REIT; Impact of Exclusive Forum Bylaw (See pages 60 and 94)

        Your rights as a holder of Iron Mountain Common Stock are currently governed by Delaware Corporate Law, Iron Mountain's Amended and Restated Certificate of Incorporation, which we refer to as the Iron Mountain Charter, and the Amended and Restated Bylaws of Iron Mountain, which we refer to as the Iron Mountain Bylaws. If the Merger Agreement is adopted and approved by Iron Mountain's stockholders and the Merger is completed, you will become a stockholder of Iron Mountain REIT and your rights as a stockholder of Iron Mountain REIT will be governed by Delaware Corporate Law, the Iron Mountain REIT Charter and the Iron Mountain REIT Bylaws. Except as described below, your rights as a holder of Iron Mountain Common Stock are substantially the same as your rights as a holder of Iron Mountain REIT Common Stock.

        The material difference between your rights as a holder of Iron Mountain Common Stock and your rights as a holder of Iron Mountain REIT Common Stock is that, in order to facilitate compliance with requirements under the Code that are applicable to REITs in general and to otherwise address concerns relating to capital stock ownership, the Iron Mountain REIT Charter generally prohibits any stockholder from owning more than 9.8% of the outstanding shares of Iron Mountain REIT Common Stock or any other class or series of Iron Mountain REIT stock. These limitations are subject to waiver or modification by the board of directors of Iron Mountain REIT. In addition, as a result of the Exclusive Forum Bylaw, the Court of Chancery of the State of Delaware shall, to the fullest extent permitted by law, be the sole and exclusive forum for the adjudication of certain disputes involving Iron Mountain REIT, including, without limitation, any derivative action or proceeding brought on behalf of Iron Mountain REIT. For more detail regarding the differences between your rights as a holder of Iron Mountain Common Stock and your rights as a holder of Iron Mountain REIT Common Stock, see the section entitled "Description of Iron Mountain REIT Capital Stock."

        In addition, immediately prior to the completion of the Merger, Iron Mountain will terminate the Rights Agreement, which currently provides for Rights to purchase Preferred Stock from Iron Mountain; consequently, you will not, in connection with the REIT Conversion, receive any Rights to purchase Preferred Stock.

        The Iron Mountain REIT Charter and Iron Mountain REIT Bylaws are attached to this Proxy Statement/Prospectus as Annex B-1 and Annex B-2, respectively.

Material Federal Income Tax Consequences of the Merger (See page 69)

        Our tax counsel, Sullivan & Worcester LLP, is of the opinion that the Merger will be treated for federal income tax purposes as a reorganization under Section 368(a)(1)(F) of the Code. Accordingly, we expect for federal income tax purposes (and subject to the discussion below regarding a non-U.S. stockholder that owns or has owned in excess of 5% of Iron Mountain Common Stock):

  •
  no gain or loss will be recognized by Iron Mountain or Iron Mountain REIT as a result of the Merger;

  •
  you will not recognize any gain or loss upon the conversion of your shares of Iron Mountain Common Stock into Iron Mountain REIT Common Stock;

  •
  the tax basis of the shares of Iron Mountain REIT Common Stock that you receive pursuant to the Merger in the aggregate will be the same as your adjusted tax basis in the shares of Iron Mountain Common Stock being converted in the Merger; and

  •
  the holding period of shares of Iron Mountain REIT Common Stock that you receive pursuant to the Merger will include your holding period with respect to the shares of Iron Mountain Common Stock being converted in the Merger, assuming that your Iron Mountain Common Stock was held as a capital asset at the effective time of the Merger.

        The federal income tax treatment of holders of Iron Mountain Common Stock and Iron Mountain REIT Common Stock depends in some instances on determinations of fact and interpretations of complex provisions of federal income tax law for which no clear precedent or authority may be available. In addition, the tax consequences of holding Iron Mountain Common Stock or Iron Mountain REIT Common Stock to any particular stockholder will depend on such stockholder's particular tax circumstances. For example, in the case of a non-U.S. stockholder that owns or has owned in excess of 5% of Iron Mountain Common Stock, it may be necessary for that person to comply with reporting requirements in order to achieve the nonrecognition of gain, carryover tax basis and tacked holding period described above. We urge you to consult your tax advisor, including if you are a non-U.S. person, regarding the specific tax consequences, particularly the federal, state, local and foreign tax consequences, to you in light of your particular investment or tax circumstances of acquiring, holding, exchanging or otherwise disposing of Iron Mountain Common Stock or Iron Mountain REIT Common Stock.

Taxation as a REIT (See page 69)

        We intend to qualify as a REIT for federal income tax purposes effective for our taxable year commencing January 1, 2014, and we are operating our business in a manner consistent with being a REIT effective January 1, 2014 so that we and our stockholders will benefit, commencing in 2014, from our status as a REIT under the Code. If we so qualify, we will be permitted to deduct distributions paid to our stockholders, allowing the income represented by such distributions not to be subject to taxation at the entity level and to be taxed only at the stockholder level. Nevertheless, the income of our U.S. TRSs, which will hold our operations that may not be REIT compliant as currently structured and operated, will be subject to federal corporate income tax as well as state income taxes and other tax liabilities. In addition, our international assets and operations will continue to be subject to taxation in the foreign jurisdictions where those assets are held or those operations are conducted. We will also be subject to a separate corporate income tax on any gains recognized during a specified period (generally ten years) following the REIT Conversion that are attributable to "built-in" gain with respect to the assets that we own on January 1, 2014; in addition, the depreciation recapture income that we will recognize in our 2014 and subsequent taxable years, as a result of accounting method changes that were effective prior to January 1, 2014, will be fully subject to this corporate-level tax.

        Our ability to qualify as a REIT will depend upon our continuing compliance with various requirements, including requirements related to the sources of our income, the nature and diversification of our assets, the amounts we distribute to our stockholders and the ownership of our stock. If we fail to qualify as a REIT, we will be subject to federal income tax at regular corporate rates. Even if we qualify for taxation as a REIT, we may be subject to some federal, state, local and foreign taxes on our income and property.

        Our counsel, Sullivan & Worcester LLP, is of the opinion that, giving effect to the transactions described in this Proxy Statement/Prospectus, including the Merger, and subject to the discussion in the section entitled "Material Federal Income Tax Considerations," we have been and will continue to be organized in conformity with the requirements for qualification as a REIT under the Code and that our current and anticipated investments and our plan of operation have enabled us to meet since January 1, 2014 and will enable us to continue to meet the requirements for qualification and taxation as a REIT under the Code. Our counsel's opinions are conditioned upon the assumption that the Iron Mountain Charter, the Iron Mountain Bylaws, the Iron Mountain REIT Charter, the Iron Mountain REIT Bylaws, our storage contracts, and all other legal documents to which we are or have been a party have been and will be complied with by all parties to such documents, upon the accuracy and completeness of the factual matters described in this Proxy Statement/Prospectus, upon the accuracy and completeness of the factual matters provided to us and to our counsel by accountants and appraisers, upon private letter rulings issued to us by the U.S. Internal Revenue Service, or IRS, as to certain federal income tax matters, and upon representations made by us as to certain factual matters relating to our organization and operations and our expected manner of operation. If this assumption or a representation is inaccurate or incomplete, our counsel's opinions may be adversely affected and may not be relied upon. The opinions of our counsel are based upon the law as it exists today, but the law may change in the future, possibly with retroactive effect. Given the highly complex nature of the rules governing REITs, the ongoing importance of factual determinations, and the possibility of future changes in our circumstances, no assurance can be given by Sullivan & Worcester LLP or us that we will continue to qualify as a REIT or be taxed as a REIT for any particular year. Any opinion of Sullivan & Worcester LLP as to our qualification or taxation as a REIT will be expressed as of the date issued. Our counsel will have no obligation to advise us or our stockholders of any subsequent change in the matters stated, represented or assumed or of any subsequent change in the applicable law. Also, the opinions of our counsel are not binding on either the IRS or a court, and either could take a position different from that expressed by our counsel.

Recommendation of the Iron Mountain Board of Directors (See page 33)

        The board of directors of Iron Mountain believes that the REIT Conversion is advisable for Iron Mountain and its stockholders and unanimously recommends that you vote "FOR" the adoption of the Merger Agreement, which is being proposed in connection with the REIT Conversion, "FOR" the ratification and approval of the Exclusive Forum Bylaw, "FOR" the approval of the adoption of the 2014 Plan and "FOR" the adjournment or postponement of the Meeting, if necessary, to solicit additional proxies.

Date, Time, Place and Purpose of Meeting (See page 32)

        The Meeting will be held on January 20, 2015 at 8:00 a.m., local time, at the offices of Sullivan & Worcester LLP, One Post Office Square, 21st Floor, Boston, Massachusetts 02109 to consider and vote upon the proposals described in the notice of the Meeting.

Stockholders Entitled to Vote (See page 32)

        The board of directors has fixed the close of business on December 18, 2014 as the Record Date. As of December 18, 2014, there were 209,780,802 shares of Iron Mountain Common Stock outstanding and entitled to vote and 449 holders of record.

Vote Required (See pages 33)

        The affirmative vote of the holders of a majority of the outstanding shares of Iron Mountain Common Stock is required for the adoption of the Merger Agreement. In respect of this proposal, abstentions and "broker non-votes," if any, will have the effect of a vote against the adoption of the Merger Agreement.

        A majority of the votes cast at the Meeting is required for the ratification and approval of the Exclusive Forum Bylaw, provided a quorum representing a majority of all outstanding Iron Mountain Common Stock is present at the Meeting. In respect of this proposal, abstentions and "broker non-votes," if any, will not be counted as votes cast and, therefore, will not affect the outcome of the vote.

        A majority of the votes cast at the Meeting is required for the approval of the adoption of the 2014 Plan, provided a quorum representing a majority of all outstanding Iron Mountain Common Stock is present at the meeting. In respect of this proposal, abstentions, if any, will be treated as votes cast and therefore will have the same effect as a vote against the approval of the adoption of the 2014 Plan, but "broker non-votes," if any, will not be counted as votes cast.

        A majority of the votes cast at the Meeting is required to permit Iron Mountain's board of directors to adjourn the Meeting, if necessary to solicit further proxies. In respect of this proposal, abstentions and "broker non-votes," if any, will not be counted as votes cast and, therefore, will not affect the outcome of the vote.

        Abstentions, if any, will, however, be counted for purposes of determining whether there is a quorum present at the Meeting. "Broker non-votes," if any, will not be counted for the purposes of determining whether there is a quorum present at the Meeting.

No Dissenters' Rights (See page 41)

        Under Delaware Corporate Law, holders of Iron Mountain Common Stock will not be entitled to dissenters' rights of appraisal as a result of the Merger or the REIT Conversion, the Exclusive Forum Bylaw or the 2014 Plan.

Shares Owned by Iron Mountain's Directors and Executive Officers

        As of December 18, 2014, the directors and executive officers of Iron Mountain and their affiliates owned and were entitled to vote 2.8 million shares of Iron Mountain Common Stock, or 1.3% of the shares outstanding on that date entitled to vote with respect to each of the proposals. We currently expect that each director and executive officer of Iron Mountain will vote the shares of Iron Mountain Common Stock beneficially owned by such director or executive officer "FOR" adoption of the Merger Agreement, "FOR" the ratification and approval of the Exclusive Forum Bylaw, "FOR" the approval of the adoption of the 2014 Plan and "FOR" the proposal to adjourn or postpone the Meeting, if necessary.

Historical Market Price of Iron Mountain Common Stock

        Iron Mountain Common Stock is listed on the NYSE under the symbol "IRM."

        The following table presents the reported high and low sale prices of Iron Mountain Common Stock on the NYSE, in each case for the periods presented and as reported in the New York Stock Exchange Composite Transaction report. On June 4, 2012, the last trading day prior to the public announcement of the proposed REIT Conversion, the closing sale price of Iron Mountain Common Stock on the NYSE was $27.41 per share. On December 18, 2014, the latest practicable date before the printing of this Proxy Statement/Prospectus, the closing sale price of Iron Mountain Common Stock on the NYSE was $40.27 per share. You should obtain a current stock price quotation for Iron Mountain Common Stock.

	High	Low
Year Ended December 31, 2014
Fourth Quarter (through December 18, 2014)(1)	$40.28	$31.11
Third Quarter	$37.10	$31.17
Second Quarter	36.00	25.95
First Quarter	30.48	25.74
Year Ended December 31, 2013
Fourth Quarter	$30.80	$25.03
Third Quarter	29.12	25.53
Second Quarter	39.71	25.91
First Quarter	36.67	31.45
Year Ended December 31, 2012
Fourth Quarter(2)	$37.70	$30.50
Third Quarter	34.18	30.91
Second Quarter	33.50	27.10
First Quarter	32.24	28.35

(1)
The 2014 Special Distribution was paid during the fourth quarter of 2014. The total amount of cash paid to all stockholders associated with the 2014 Special Distribution was approximately $140.0 million (including cash paid in lieu of fractional shares), and we issued approximately 15.8 million shares of Iron Mountain Common Stock in connection with the 2014 Special Distribution. These shares impact weighted average shares outstanding from the date of issuance, thus impacting our earnings per share data prospectively from the date of distribution.

(2)
The 2012 Special Dividend was paid during the fourth quarter of 2012. The total amount of cash paid to all stockholders associated with the 2012 Special Dividend was approximately $140.0 million (including cash paid in lieu of fractional shares), and we issued approximately 17.0 million shares of Iron Mountain Common Stock in connection with the 2012 Special Dividend. These shares impact weighted average shares outstanding from the date of issuance, thus impacting our earnings per share data prospectively from the date of distribution.

        It is expected that, upon completion of the Merger, Iron Mountain REIT Common Stock will be listed and traded on the NYSE in the same manner as shares of Iron Mountain Common Stock currently traded on that exchange. The historical trading prices of Iron Mountain Common Stock are not necessarily indicative of the future trading prices of Iron Mountain REIT Common Stock because, among other things, the current stock price of Iron Mountain reflects the current market valuation of Iron Mountain's current business and assets.

 SUMMARY UNAUDITED PRO FORMA CONSOLIDATED FINANCIAL DATA

        The following table presents selected financial data from the unaudited pro forma consolidated statement of operations for the year ended December 31, 2013, the unaudited pro forma consolidated statement of operations for the nine months ended September 30, 2014 and the unaudited pro forma consolidated balance sheet as of September 30, 2014 included elsewhere in this Proxy Statement/Prospectus. The unaudited pro forma consolidated balance sheet is presented as if the 2014 Special Distribution and the Merger had occurred on September 30, 2014. The unaudited pro forma consolidated statements of operations present the effects of the REIT Conversion and the Merger as if they had occurred on January 1, 2013, but calculated based on actual data as of September 30, 2014.

        The unaudited pro forma consolidated financial data is based on the estimates and assumptions set forth in the notes to such data, which have been made solely for the purposes of developing such pro forma information. See the section entitled "Unaudited Pro Forma Consolidated Financial Data." The unaudited pro forma condensed financial data are not necessarily indicative of the financial position or operating results that would have occurred had the REIT Conversion and the Merger been completed as of the dates indicated, nor are they necessarily indicative of future financial position or operating results. This information should be read in conjunction with the unaudited pro forma condensed consolidated financial statements and related notes and the historical financial statements and related notes of the Iron Mountain and Iron Mountain REIT included in or incorporated by reference into this Proxy Statement/Prospectus.

        We intend to elect REIT status effective January 1, 2014. As a result, our historical financial statements as of and for the nine months ended September 30, 2014 give effect to the REIT Conversion.

        All assumptions used in the following pro forma consolidated financial data are described under "Unaudited Pro Forma Consolidated Financial Data."

	Pro Forma
	For the Year Ended December 31, 2013	For the Nine Months Ended September 30, 2014
	(in thousands)
Unaudited Consolidated Statement of Operations
Total Revenues	3,025,923	2,339,715
Total Operating Expenses	2,467,509	1,899,749
Operating Income	558,414	439,966
Interest Expense, Net	257,772	190,432
Other Expense, Net	75,202	22,987
Income from Continuing Operations before Provision for Income Taxes and (Gain) Loss on Sale of Real Estate	225,440	226,547
Provisions for Income Taxes	48,264	36,641
Income from Continuing Operations	178,593	197,374

Pro Forma as of September 30, 2014
(in thousands)
Unaudited Consolidated Balance Sheet
Cash and cash equivalents	$183,988
Current deferred income taxes	10,636
Other current assets	781,762
Total current assets	976,386
Property and equipment, net	2,560,704
Other long-term assets	3,099,249
Total assets	6,636,339
Other current liabilities	899,708
Deferred income taxes	60,960
Other long-term liabilities	4,649,409
Total stockholders' equity	1,026,262
Total liabilities and stockholders' equity	6,636,339

 COMPARATIVE HISTORICAL AND UNAUDITED PRO FORMA PER SHARE DATA

        The following tables set forth selected historical per share data for Iron Mountain and selected unaudited pro forma per share data after giving effect to the REIT Conversion and the Merger. This information should be read in conjunction with the selected historical financial information included in or incorporated by reference into this Proxy Statement/Prospectus and the historical financial statements and related notes that are included in or incorporated by reference into this Proxy Statement/Prospectus. The unaudited pro forma per share amounts have been computed using the assumptions described in the section entitled "Unaudited Pro Forma Consolidated Financial Data." The unaudited pro forma consolidated financial data are presented for informational purposes only. The unaudited pro forma financial data are not necessarily indicative of the financial position or operating results that would have occurred had the REIT Conversion and the Merger been completed as of the dates indicated above, nor are they necessarily indicative of future financial position or operating results.

Historical Data Per Share

        The historical book value per share data presented below is computed by dividing total Iron Mountain Incorporated stockholders' equity of $1,047.3 million on December 31, 2013 and $455.8 million as of September 30, 2014, respectively, by the number of shares outstanding on those dates.

	As of or for the Year Ended December 31, 2013	As of or for the Nine Months Ended September 30, 2014
Income from continuing operations attributable to Iron Mountain Incorporated per share:
Basic	$0.52	$1.63
Diluted	$0.52	$1.62
Book value per share	$5.47	$2.35

Unaudited Pro Forma Data Per Share

        The pro forma book value per share as of September 30, 2014 is computed by dividing pro forma Iron Mountain Incorporated stockholders' equity of $1,014.4 million by the pro forma number of shares assumed to be outstanding on that date.

	Pro Forma
	For the Year Ended December 31, 2013	As of or for the Nine Months Ended September 30, 2014
Income from continuing operations attributable to Iron Mountain Incorporated per share:
Basic	$0.86	$0.95
Diluted	$0.86	$0.94
Book value per share(1)		$4.84

(1)
Pro forma book value per share is only calculated for a September 30, 2014 conversion date.

RISK FACTORS

        In addition to the other information in this Proxy Statement/Prospectus, you should carefully consider the following risk factors in determining whether or not to vote for adoption of the Merger Agreement, ratification and approval of the Exclusive Forum Bylaw and the approval of the adoption of the 2014 Plan. You should carefully consider the additional risks contained in or incorporated by reference into this Proxy Statement/Prospectus, particularly Iron Mountain's annual, quarterly and current reports, including those identified in our Annual Report on Form 10-K for the year ended December 31, 2013, or our Annual Report. This section includes or refers to certain forward-looking statements. See the sections entitled "Cautionary Note Regarding Forward-Looking Statements" in our Annual Report and beginning on page 31 of this Proxy Statement/Prospectus for the qualifications and limitations of these forward-looking statements.

Risks Related to Operating as a REIT and the REIT Conversion

We may not qualify or remain qualified as a REIT, and/or we and our stockholders may not realize the anticipated benefits of our REIT qualification, including tax savings for us, increases in income distributable to stockholders, the potential to lower our cost of financing through increased ownership of currently leased real estate and the expansion of our stockholder base.

        We began operating as a REIT for federal income tax purposes effective for the taxable year beginning January 1, 2014; however, we cannot provide assurance that we will, in fact, qualify as a REIT or remain so qualified. REIT qualification involves the application of highly technical and complex provisions of the Code to our operations as well as various factual determinations concerning matters and circumstances not entirely within our control. There are limited judicial or administrative interpretations of these provisions.

        In addition, we cannot provide any assurance that our stockholders will experience benefits attributable to our qualification and taxation as a REIT, including our ability to (1) reduce our corporate level federal tax through distributions to stockholders, (2) lower our cost of financing or (3) expand our stockholder base. The realization of the anticipated benefits to stockholders will depend on numerous factors, many of which are outside our control, including interest rates. In addition, future distributions to stockholders will depend on our cash flows, as well as the impact of alternative, more attractive investments as compared to dividends.

If we fail to qualify as a REIT or fail to remain qualified as a REIT, we will be subject to tax at corporate income tax rates and will not be able to deduct distributions to stockholders when computing our taxable income.

        REIT qualification involves the application of highly technical and complex provisions of the Code to our operations as well as various factual determinations concerning matters and circumstances not entirely within our control. There are limited judicial or administrative interpretations of these provisions. Although we plan to operate in a manner consistent with the REIT qualification rules, we cannot assure you that we will so qualify or remain so qualified.

        If, in any taxable year, we fail to qualify for taxation as a REIT, and are not entitled to relief under the Code:

  •
  we will not be allowed a deduction for distributions to stockholders in computing our taxable income;

  •
  we will be subject to federal and state income tax, including any applicable alternative minimum tax, on our taxable income at regular corporate rates; and

  •
  we will be disqualified from REIT tax treatment for four taxable years following the year we were so disqualified.

        Any such corporate tax liability could be substantial and would reduce the amount of cash available for other purposes.

        If we fail to qualify for taxation as a REIT, we may need to borrow additional funds or liquidate some investments to pay any additional tax liability. Accordingly, funds available for investment and distributions to stockholders could be reduced.

While our counsel is of the opinion that we are properly organized as a REIT in accordance with applicable law, upon effecting the REIT Conversion and the transactions contemplated thereby, those opinions are not binding on the IRS or any court and do not guarantee our qualification as a REIT.

        Our counsel, Sullivan & Worcester LLP, is of the opinion that, giving effect to the transactions described in this Proxy Statement/Prospectus, including the Merger, and subject to the discussion in the section entitled "Material Federal Income Tax Considerations," we have been and will continue to be organized in conformity with the requirements for qualification as a REIT under the Code and that our current and anticipated investments and our plan of operation have enabled us to meet since January 1, 2014 and will enable us to continue to meet the requirements for qualification and taxation as a REIT under the Code. Our counsel's opinions are conditioned upon the assumption that the Iron Mountain Charter, the Iron Mountain Bylaws, the Iron Mountain REIT Charter, the Iron Mountain REIT Bylaws, our storage contracts, and all other legal documents to which we are or have been a party have been and will be complied with by all parties to such documents, upon the accuracy and completeness of the factual matters described in this Proxy Statement/Prospectus, upon the accuracy and completeness of the factual matters provided to us and to our counsel by accountants and appraisers, upon private letter rulings issued to us by the IRS as to certain federal income tax matters, and upon representations made by us as to certain factual matters relating to our organization and operations and our expected manner of operation. If this assumption or a representation is inaccurate or incomplete, our counsel's opinions may be adversely affected and may not be relied upon. The opinions of our counsel are based upon the law as it exists today, but the law may change in the future, possibly with retroactive effect. Given the highly complex nature of the rules governing REITs, the ongoing importance of factual determinations, and the possibility of future changes in our circumstances, no assurance can be given by Sullivan & Worcester LLP or us that we will continue to qualify as a REIT or be taxed as a REIT for any particular year. Any opinion of Sullivan & Worcester LLP as to our qualification or taxation as a REIT will be expressed as of the date issued. Our counsel will have no obligation to advise us or our stockholders of any subsequent change in the matters stated, represented or assumed or of any subsequent change in the applicable law. Also, the opinions of our counsel are not binding on either the IRS or a court, and either could take a position different from that expressed by our counsel.

        Furthermore, both the validity of any opinion of Sullivan & Worcester LLP and our qualification and taxation as a REIT will depend on our compliance with and satisfaction of asset, income, organizational, distribution, stockholder ownership and other requirements on a continuing basis. Our ability to satisfy the quarterly asset tests under applicable Code provisions and Treasury regulations will depend in part upon the board of directors' good faith analysis of the fair market values of our assets, some of which are not susceptible to a precise determination. Our compliance with the REIT income and quarterly asset requirements also depends upon our ability to successfully manage the composition of our income and assets on an ongoing basis. While we believe that we have satisfied, and will continue to satisfy, these tests, Sullivan & Worcester LLP will not review compliance with these tests on a continuing basis.

As a REIT, failure to make required distributions would subject us to federal corporate income tax.

        We expect to continue paying regular quarterly distributions, the amount, timing and form of which will be determined, and is subject to adjustment, by the board of directors. To qualify and be taxed as a REIT, we are generally required to distribute at least 90% of our REIT taxable income (determined without regard to the dividends paid deduction and excluding net capital gain) each year to our stockholders. Generally, we expect to distribute all or substantially all of our REIT taxable income. If our cash available for distribution falls short of our estimates, we may, consequently, be unable to maintain distributions that approximate our REIT taxable income and may fail to qualify for taxation as a REIT. In addition, our cash flows from operations may be insufficient to fund required distributions as a result of differences in timing between the actual receipt of income and the recognition of income for federal income tax purposes, or the effect of nondeductible expenditures, such as capital expenditures, payments of compensation for which Section 162(m) of the Code denies a deduction, the creation of reserves or required debt service or amortization payments.

        To the extent that we satisfy the 90% distribution requirement but distribute less than 100% of our REIT taxable income, we will be subject to federal corporate income tax on our undistributed taxable income. In addition, we will be subject to a 4% nondeductible excise tax if the actual amount that we distribute to our stockholders for a calendar year is less than the minimum amount specified under the Code.

Covenants specified in our existing and future debt instruments may limit our ability to make required REIT distributions.

        Our revolving credit facility, our indentures and other agreements governing our indebtedness contain certain restrictive financial and operating covenants that could limit our distributions to stockholders. If these limits prevent us from satisfying our REIT distribution requirements, we could fail to qualify for taxation as a REIT. If these limits do not jeopardize our qualification for taxation as a REIT but do nevertheless prevent us from distributing 100% of our REIT taxable income, we will be subject to federal corporate income tax, and potentially a nondeductible excise tax, on the retained amounts.

We may be required to borrow funds, sell assets or raise equity to meet our REIT distribution requirements or to maintain the asset ownership tests.

        In order to meet the REIT distribution requirements and maintain our qualification and taxation as a REIT, we may need to borrow funds, sell assets or raise equity, even if the then-prevailing market conditions are not favorable for these borrowings, sales or offerings. Any insufficiency of our cash flows to cover our REIT distribution requirements could adversely impact our ability to raise short- and long-term debt, to sell assets, or to offer equity securities in order to fund distributions required to maintain our qualification and taxation as a REIT. Furthermore, the REIT distribution requirements may increase the financing we need to fund capital expenditures, future growth and expansion initiatives. This would increase our indebtedness. An increase in our outstanding debt could lead to a downgrade of our credit rating. A downgrade of our credit rating could negatively impact our ability to access credit markets. Further, certain of our current debt instruments limit the amount of indebtedness we and our subsidiaries may incur. Additional financing, therefore, may be unavailable, more expensive or restricted by the terms of our outstanding indebtedness. For a discussion of risks related to our substantial level of indebtedness, see "Risks Relating to Our Indebtedness" in our Annual Report.

        Whether we issue equity, at what price and the amount and other terms of any such issuances will depend on many factors, including alternative sources of capital, our then-existing leverage, our need for additional capital, market conditions and other factors beyond our control. If we raise additional funds through the issuance of equity securities or debt convertible into equity securities, the percentage of stock ownership by our existing stockholders may be reduced. In addition, new equity securities or convertible debt securities could have rights, preferences and privileges senior to those of our current stockholders, which could substantially decrease the value of our securities owned by them. Depending on the share price we are able to obtain, we may have to sell a significant number of shares in order to raise the capital we deem necessary to execute our long-term strategy, and our stockholders may experience dilution in the value of their shares as a result.

        In addition, if we fail to comply with specified asset ownership tests applicable to REITs and described in the section entitled "Material Federal Income Tax Considerations" as measured at the end of any calendar quarter, we must correct such failure within 30 days after the end of the applicable calendar quarter or qualify for statutory relief provisions to avoid losing our REIT qualification. As a result, we may be required to liquidate otherwise attractive investments. These actions may reduce our income and amounts available for distribution to our stockholders.

Complying with REIT requirements may limit our flexibility or cause us to forgo otherwise attractive opportunities.

        To qualify as a REIT for federal income tax purposes, and to remain so qualified, we must continually satisfy tests concerning, among other things, the sources of our income, the nature and diversification of our assets and the amounts we distribute to our stockholders. Thus, compliance with these tests requires us to refrain from certain activities described in the section entitled "Material Federal Income Tax Considerations" and may hinder our ability to make certain attractive investments, including the purchase of non-REIT qualifying operations or assets, the expansion of non-real estate activities, and investments in the businesses to be conducted by our TRSs, and to that extent limit our opportunities and our flexibility to change our business strategy. Furthermore, acquisition opportunities in domestic and international markets may be adversely affected if we need or require the target company to comply with some REIT requirements prior to closing. In addition, a conversion to a REIT may result in investor pressures not to pursue growth opportunities that are not immediately accretive.

        We conduct a significant portion of our business activities, including our information management services businesses and several of our international operations, through domestic and foreign TRSs. Under the Code, no more than 25% of the value of the assets of a REIT may be represented by securities of one or more TRSs and other nonqualifying assets. This limitation may affect our ability to make additional investments in non-REIT qualifying operations or assets or in international operations through TRSs.

As a REIT, we are limited in our ability to fund distribution payments using cash generated through our TRSs.

        Our ability to receive distributions from our TRSs is limited by the rules with which we must comply to maintain our status as a REIT. In particular, at least 75% of our gross income for each taxable year as a REIT must be derived from real estate, which principally includes gross income from providing customers with secure storage space. Consequently, no more than 25% of our gross income may consist of dividend income from our TRSs and other nonqualifying types of income. Thus, our ability to receive distributions from our TRSs may be limited, and may impact our ability to fund distributions to our stockholders using cash flows from our TRSs. Specifically, if our TRSs become highly profitable, we might become limited in our ability to receive net income from our TRSs in an amount required to fund distributions to our stockholders commensurate with that profitability.

        In addition, a significant amount of our income and cash flows from our TRSs will be generated from our international operations. In many cases, there are local withholding taxes and currency controls that may impact our ability or willingness to repatriate funds to the United States to help satisfy REIT distribution requirements.

Our planned extensive use of TRSs, including for certain of our international operations, may cause us to fail to qualify as a REIT.

        The net income of our TRSs is not required to be distributed to us, and income that is not distributed to us generally will not be subject to the REIT income distribution requirement. However, there may be limitations on our ability to accumulate earnings in our TRSs and the accumulation or reinvestment of significant earnings in our TRSs could result in adverse tax treatment. In particular, if the accumulation of cash in our TRSs causes the fair market value of our securities in our TRSs and other nonqualifying assets to exceed 25% of the fair market value of our assets, we will fail to qualify as a REIT.

Our cash distributions are not guaranteed and may fluctuate.

        A REIT generally is required to distribute at least 90% of its REIT taxable income to its stockholders.

        Our board of directors, in its sole discretion, will determine on a quarterly basis the amount of cash to be distributed to our stockholders based on a number of factors including, but not limited to, our results of operations, cash flow and capital requirements, economic conditions, tax considerations, borrowing capacity and other factors, including debt covenant restrictions that may impose limitations on cash payments, future acquisitions and divestitures, any stock repurchase program and general market demand for our space and services. Consequently, our distribution levels may fluctuate.

There are uncertainties relating to the distribution of all of our pre-REIT accumulated earnings and profits.

        To qualify for taxation as a REIT, we are required to distribute to our stockholders all of our pre-REIT accumulated earnings and profits, as measured for federal income tax purposes, prior to the end of our first taxable year as a REIT, that is, December 31, 2014. As a result of the 2014 Special Distribution, we believe that we have distributed all of our pre-REIT accumulated earnings and profits; however, there can be no assurance that the IRS would not, upon subsequent examination, propose adjustments to our calculation. Absent an available relief provision, our failure to distribute these pre-REIT accumulated earnings and profits before December 31, 2014 will result in our disqualification as a REIT.

Even if we qualify as a REIT, some of our business activities are subject to corporate level income tax and foreign taxes, which will continue to reduce our cash flows, and we will have potential deferred and contingent tax liabilities.

        Even if we qualify for taxation as a REIT, we may be subject to some federal, state, local and foreign taxes on our income and assets, including alternative minimum taxes, taxes on any undistributed income, and state, local or foreign income, franchise, property and transfer taxes. In addition, we could in certain circumstances be required to pay an excise or penalty tax, which could be significant in amount, in order to utilize one or more relief provisions under the Code to maintain qualification for taxation as a REIT.

        Our information management services businesses are conducted through wholly owned TRSs because these activities could generate nonqualifying REIT income as currently structured and operated. The income of our U.S. TRSs will continue to be subject to federal and state corporate income taxes. In addition, our international assets and operations will continue to be subject to taxation in the foreign jurisdictions where those assets are held or those operations are conducted. Any of these taxes would decrease our earnings and our available cash.

        We will also be subject to a federal corporate level tax at the highest regular corporate rate (currently 35%) on gain recognized from a sale of assets occurring within a specified period (generally ten years) after the effective date of our REIT election, that is, January 1, 2014, to the extent of the built-in-gain based on the fair market value of those assets on the effective date of the REIT election in excess of our then tax basis. In addition, depreciation recapture income that we will recognize in our 2014 and subsequent taxable years, as a result of accounting method changes that were effective prior to January 1, 2014, will be fully subject to this 35% tax.

        In addition, the IRS and any state or local tax authority may successfully assert liabilities against us for corporate income taxes for our pre-REIT period, in which case we will owe these taxes plus applicable interest and penalties, if any. Moreover, any increase in taxable income for these pre-REIT periods will likely result in an increase in pre-REIT accumulated earnings and profits, which could either increase the taxable portion of our 2014 distributions to our stockholders or cause us to pay an additional taxable distribution to our stockholders after the relevant determination.

Complying with REIT requirements may limit our ability to hedge effectively and increase the cost of our hedging, and may cause us to incur tax liabilities.

        The REIT provisions of the Code limit our ability to hedge liabilities. Generally, income from hedging transactions that we enter into to manage risk of interest rate changes with respect to borrowings made or to be made to acquire or carry real estate assets and income from certain currency hedging transactions related to our non-U.S. operations do not constitute "gross income" for purposes of the REIT gross income tests. To the extent that we enter into other types of hedging transactions, the income from those transactions is likely to be treated as nonqualifying income for purposes of the REIT gross income tests. As a result of these rules, we may need to limit our use of advantageous hedging techniques or implement those hedges through a TRS. This could increase the cost of our hedging activities because our TRSs would be subject to tax on income or gains resulting from hedges entered into by them or expose us to greater risks associated with changes in interest rates or exchange rates than we would otherwise want to bear. In addition, hedging losses in any of our TRSs generally will not provide any tax benefit, except for being carried forward for possible use against future taxable income in the TRSs.

The current market price of our Common Stock may not be indicative of the market price of our Common Stock following the Merger.

        The current share price of our Common Stock may not be indicative of how the market will value our Common Stock following the completion of the Merger because of the imposition of ownership limitations via the Merger and the change in our distribution policy. The current share price of our Common Stock does not necessarily take into account these effects or the change in our federal income tax classification from a C corporation to a REIT, and the share price of our Common Stock after the Merger could be lower than the current share price of our Common Stock. In particular, one of the factors that may influence the share price of our Common Stock will be the yield from distributions on our Common Stock compared to yields on other financial instruments. If, for example, an increase in market interest rates results in higher yields on other financial instruments, the market price of our Common Stock could be adversely affected. In addition, our use of TRSs may cause the market to value our Common Stock differently than the shares of other REITs, which may not use TRSs as extensively as we do. The market price of our Common Stock will also be affected by general market conditions and will be potentially affected by the economic and market perception of REIT securities.

We have limited experience operating as a REIT, which may adversely affect our financial condition, results of operations, cash flow, per share trading price of our Common Stock, ability to forecast dividends and ability to satisfy debt service obligations.

        We began operating as a REIT on January 1, 2014 and, as such, have limited operating history as a REIT. In addition, prior to January 1, 2014 our senior management team had no prior experience operating a REIT. We cannot assure you that our past experience has sufficiently prepared us to operate successfully as a REIT. Our inability to operate successfully as a REIT, including the failure to maintain REIT status, could adversely affect our business, financial condition and results of operations.

Legislative or other actions affecting REITs could have a negative effect on us or our stockholders.

        At any time, the federal income tax laws governing REITs or the administrative interpretations of those laws may be amended. Federal and state tax laws are constantly under review by persons involved in the legislative process, the IRS, the U.S. Department of the Treasury and state taxing authorities. Changes to the tax laws, regulations and administrative interpretations, which may have retroactive application, could adversely affect us. In addition, some of these changes could have a more significant impact on us as compared to other REITs due to the nature of our business and our substantial use of TRSs. We cannot predict with certainty whether, when, in what forms, or with what effective dates, the tax laws, regulations and administrative interpretations applicable to us may be changed.

Distributions payable by REITs generally do not qualify for preferential tax rates.

        Qualifying distributions payable by corporations to individuals, trusts and estates that are U.S. stockholders, as defined in "Material Federal Income Tax Considerations" below, are currently eligible for federal income tax at preferential rates. Distributions payable by REITs, in contrast, generally are not eligible for the preferential rates. The preferential rates applicable to regular corporate distributions could cause investors who are individuals, trusts and estates to perceive investments in REITs to be relatively less attractive than investments in the stock of non-REIT corporations that pay distributions, which could adversely affect the value of the stock of REITs, including our Common Stock.

Distributions to non-U.S. stockholders generally are subject to withholding.

        Ordinary dividends received by non-U.S. stockholders that are not effectively connected with the conduct of a U.S. trade or business generally are subject to U.S. withholding tax at a rate of 30%, unless reduced by an applicable income tax treaty. Special and more onerous rules may apply to non-U.S. stockholders that own or have owned more than 5% of our Common Stock.

Your investment has various tax risks.

        Although the provisions of the Code that will be generally relevant to an investment in shares of our Common Stock are described in "Material Federal Income Tax Considerations," we urge you to consult your tax advisor concerning the federal, state, local and foreign tax consequences to you with regard to an investment in shares of our Common Stock.

The ability of our board of directors to revoke our REIT qualification, without stockholder approval, may cause adverse consequences to our stockholders.

        Our board of directors, without the approval of our stockholders, may revoke its earlier approval for us to elect REIT status for 2014 or may choose that we not be a REIT thereafter if it determines that it is no longer in our best interest to remain qualified as a REIT. If we do not elect to become or cease to be a REIT, we will not, for that taxable year and thereafter, be allowed a deduction for dividends paid to stockholders in computing our taxable income, and we will be subject to federal income tax at regular corporate rates and state and local taxes, which may have adverse consequences on our total return to our stockholders.

We may not obtain the stockholder approval required to adopt the Merger Agreement.

        Although our plan to elect REIT status under the Code as of January 1, 2014 is not conditioned on the Merger Agreement, as described elsewhere in this Proxy Statement/Prospectus, the Merger will facilitate our compliance with REIT tax rules by implementing share ownership and transfer restrictions that assist in complying with the REIT qualification requirements. If our stockholders do not approve the Merger Agreement, then we may be unable to implement binding ownership limitations, and failure to maintain effective ownership and transfer restrictions could jeopardize our ability to maintain REIT status. As a result, if the Merger Agreement is not approved, our board of directors may choose (1) to enter into a REIT status protection rights agreement similar to the existing Rights Agreement or to extend the Rights Agreement, or (2) to attempt to maintain REIT status and operate as a REIT without the benefit of protective ownership and transfer restrictions.

The ownership and transfer restrictions imposed on our stockholders as a result of the Merger and contained in the Iron Mountain REIT Charter may not protect our status as a REIT, could have unintended antitakeover effects and may prevent our stockholders from receiving a takeover premium.

        We believe that the REIT Conversion, the Merger and the ownership and transfer restrictions that will be imposed thereby will be an effective way to preserve our status as a REIT, but the ownership and transfer restrictions ultimately cannot entirely prevent ownership concentration that could threaten our qualification as a REIT. Therefore, we can provide no assurance that the ownership and transfer restrictions imposed by the Merger will successfully preserve our status as a REIT, although our expectation is that the ownership and transfer restrictions will strongly discourage any stockholder from acquiring an amount of our stock that could threaten our status as a REIT.

        In addition, the ownership and transfer restrictions could delay, defer or prevent a transaction or a change in control that might involve a premium price for our stock or otherwise be in the best interest of our stockholders. As a result, the overall effect of the ownership and transfer restrictions may be to render more difficult or discourage any attempt to acquire us, even if such acquisition may be favorable to the interests of our stockholders.

The ability of our board of directors to change our major policies without the consent of stockholders may not be in the interest of our stockholders.

        Our board of directors determines our major policies, including policies and guidelines relating to our investments, acquisitions, leverage, financing, growth, operations and distributions to our stockholders. Our board of directors may amend or revise these and other policies and guidelines from time to time without the vote or consent of our stockholders. Accordingly, our stockholders will have limited control over changes in our policies, and any such changes could adversely affect our financial condition, results of operations, the market price of our Common Stock and our ability to make distributions to our stockholders.

Risks Related to the Exclusive Forum Bylaw

The Exclusive Forum Bylaw may increase the costs to plaintiffs of filing lawsuits relating to intracorporate disputes.

        By limiting the ability of third parties and our stockholders to file lawsuits relating to intracorporate disputes in the forum of their choosing, the costs to a plaintiff of bringing such lawsuits could increase, which, consequently, could have the effect of deterring such lawsuits. Moreover, our board of directors is aware that the enforceability of similar choice of forum provisions in other companies' organizational documents has been challenged in legal proceedings, and it is possible that judicial decisions or other rulings or changes in law could declare or otherwise render exclusive forum clauses like the Exclusive Forum Bylaw to be invalid or unenforceable.

CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS

        This Proxy Statement/Prospectus and the documents incorporated by reference into this Proxy Statement/Prospectus contain statements that constitute "forward-looking statements" as that term is defined in the Private Securities Litigation Reform Act of 1995 and other securities laws. Forward-looking statements include statements regarding our stockholders benefitting from the 2014 Special Distribution and our regular quarterly dividends, our operations, economic performance, financial condition, goals, beliefs, future growth strategies, investment objectives, plans and current expectations and the anticipated benefits from the REIT Conversion. These forward-looking statements are subject to various known and unknown risks, uncertainties and other factors. When we use words such as "believes," "expects," "anticipates," "estimates" or similar expressions, we are making forward-looking statements.

        Although we believe that the forward-looking statements are based on reasonable assumptions, our expected results may not be achieved, and actual results may differ materially from our expectations. Important factors relating to the REIT Conversion that could cause actual results to differ from expectations include, among others:

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  we cannot provide assurance that we will qualify as a REIT or remain so qualified;

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  changes in legislation or the federal tax rules could adversely impact our ability to elect REIT status and/or the attractiveness of electing REIT status for the year beginning January 1, 2014 or at all; similarly, the tax laws, regulations and interpretations governing REITs may change at any time in ways that could be disadvantageous to us, and some of these changes could have a more significant impact on us as compared to other REITs due to the nature of our business and our substantial use of TRSs;

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  although this Proxy Statement/Prospectus states that the REIT structure enhances our strategy to increase stockholder payouts and opens potential new opportunities for value creation, there can be no assurance that electing REIT status will result in increases in distributable income, increased dividends to our stockholders or potential new opportunities for value creation;

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  although this Proxy Statement/Prospectus states that the board of directors of Iron Mountain REIT will amend the Iron Mountain REIT Bylaws promptly following the Merger to eliminate the Exclusive Forum Bylaw if the advisory, non-binding vote to ratify and approve the Exclusive Forum Bylaw does not receive a majority of votes cast, such amendment may be delayed or may not occur if the board of directors changes its determination after the Meeting; and

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  although this Proxy Statement/Prospectus states that the board of directors of Iron Mountain will amend the Iron Mountain Bylaws promptly following the Meeting to include the Exclusive Forum Bylaw if both the vote to adopt the Merger Agreement does not receive a majority of the outstanding shares of Iron Mountain Common Stock and the advisory, non-binding vote to ratify and approve the Exclusive Forum Bylaw does receive a majority of votes cast, such amendment may be delayed or may not occur if the board of directors changes its determination after the Meeting.

        Other risks may adversely impact us, including, but not limited to, those described in the section entitled "Risk Factors" beginning on page 23 or incorporated by reference into this Proxy Statement/Prospectus and other risks which are described in Iron Mountain's filings with the SEC, including, without limitation, in our Annual Report.

        You should not rely upon forward-looking statements except as statements of our present intentions and of our present expectations, which may or may not occur. You should read these cautionary statements as being applicable to all forward-looking statements wherever they appear. Except as required by law, we undertake no obligation to release publicly the result of any revision to these forward-looking statements that may be made to reflect events or circumstances after the date hereof or to reflect the occurrence of unanticipated events. Readers are also urged to carefully review and consider the various disclosures we have made in this Proxy Statement/Prospectus, as well as our other reports filed with the SEC that are incorporated herein by reference.

 VOTING AND PROXIES

        This Proxy Statement/Prospectus is furnished in connection with the solicitation of proxies by the board of directors of Iron Mountain for use at the Meeting to be held on January 20, 2015, or any adjournments or postponements thereof.

Date, Time and Place of the Meeting

        The Meeting will be held on January 20, 2015 at 8:00 a.m., local time, at the offices of Sullivan & Worcester LLP, One Post Office Square, 21st Floor, Boston, Massachusetts 02109.

Purpose of the Meeting

        The purposes of the Meeting are:

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  to consider and vote upon a proposal to adopt the Agreement and Plan of Merger, dated as of November 12, 2014, by and between Iron Mountain and Iron Mountain REIT, which is part of the reorganization of Iron Mountain's operations through which Iron Mountain intends to qualify as a REIT for federal income tax purposes;

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  to consider and vote upon a proposal to ratify and approve the Exclusive Forum Bylaw, which designates the Court of Chancery of the State of Delaware as the sole and exclusive forum for the adjudication of certain disputes involving Iron Mountain REIT, including, without limitation, any derivative action or proceeding brought on behalf of Iron Mountain REIT;

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  to consider and vote upon a proposal to approve the adoption of the 2014 Plan; and

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  to consider and vote upon a proposal to permit Iron Mountain's board of directors to adjourn the Meeting if necessary for further solicitation of proxies if there are not sufficient votes at the originally scheduled time of the Meeting to approve the foregoing proposal regarding the Agreement and Plan of Merger.

Stockholder Record Date for the Meeting

        Iron Mountain's board of directors has fixed the close of business on December 18, 2014 as the Record Date for determining which Iron Mountain stockholders are entitled to notice of, and to vote those shares by proxy or at the Meeting and at any adjournment of the Meeting. On the Record Date, there were 209,780,802 shares of Iron Mountain Common Stock outstanding, held by approximately 449 holders of record.

Quorum

        A quorum is necessary to hold the Meeting. A majority of the outstanding shares of Iron Mountain Common Stock on the Record Date must be represented either in person or by proxy to constitute a quorum at the Meeting. For the purposes of determining the presence of a quorum, abstentions will be included in determining the number of shares of Iron Mountain Common Stock present and entitled to vote at the Meeting; however, because brokers, banks or other nominees are not entitled to vote on the proposal to adopt the Merger Agreement, the proposal to ratify and approve the Exclusive Forum Bylaw, the proposal to approve the adoption of the 2014 Plan or the proposal to permit Iron Mountain's board of directors to adjourn the Meeting, absent specific instructions from the beneficial owner (as more fully described below) shares held by brokers, banks, or other nominees for which instructions have not been provided will not be included in the number of shares present and entitled to vote at the Meeting for the purposes of establishing a quorum. At the Meeting, each share of Iron Mountain Common Stock is entitled to one vote on all matters properly submitted to the Iron Mountain stockholders.

Vote Required for Each Proposal

        Proposal Number One:    The affirmative vote of the holders of at least a majority of the outstanding shares of Iron Mountain Common Stock is required for the adoption of the Merger Agreement. In respect of this proposal, abstentions and "broker non-votes," if any, will have the effect of a vote against the adoption of the Merger Agreement.

        Proposal Number Two:    The affirmative vote of the holders of at least a majority of the votes cast at the Meeting is required for the ratification and approval of the Exclusive Forum Bylaw. In respect of this proposal, abstentions and "broker non-votes," if any, will not be counted as votes cast and, therefore, will not affect the outcome of the vote.

        Proposal Number Three:    The affirmative vote of the holders of at least a majority of the votes cast at the Meeting is required for the approval of the adoption of the 2014 Plan. In respect of this proposal, abstentions, if any, will be treated as votes cast and therefore will have the same effect as a vote against the approval of the adoption of the 2014 Plan, but "broker non-votes," if any, will not be counted as votes cast.

        Proposal Number Four:    The affirmative vote of the holders of at least a majority of the votes cast at the Meeting is required to permit Iron Mountain's board of directors to adjourn the Meeting, if necessary to solicit further proxies. In respect of this proposal, abstentions and "broker non-votes," if any, will not be counted as votes cast and, therefore, will not affect the outcome of the vote.

        The Iron Mountain board of directors unanimously recommends that the Iron Mountain stockholders vote "FOR" each of the proposals.

Proxies

        If you are a holder of Iron Mountain Common Stock on the Record Date, you may submit your proxy by completing, signing and promptly returning the proxy card in the self-addressed stamped envelope provided. You may also authorize a proxy to vote your shares by telephone or over the Internet as described in your proxy card. Authorizing a proxy to vote your shares by telephone or over the Internet will not limit your right to attend the Meeting and vote your shares in person. Those stockholders of record who choose to vote by telephone or over the Internet must do so no later than 11:59 p.m., Eastern Time, on January 19, 2015. A properly completed proxy, if received in time for voting and not revoked, will be voted at the Meeting in accordance with the instructions contained therein, and, unless otherwise directed, the shares represented by the proxy card will be voted "FOR" each of the proposals. In addition, if any other matters are properly brought before the Meeting (other than the proposals contained in this Proxy Statement/Prospectus), then the individuals listed on the proxy will have the authority to vote your shares on those other matters in accordance with their discretion and judgment. You are urged to indicate how to vote your shares, whether you vote by proxy card, by telephone or over the Internet.

        If a properly executed proxy card is returned or properly submitted by telephone or over the Internet and the stockholder has abstained from voting on one or more of the proposals, the Iron Mountain Common Stock represented by the proxy will be considered present at the Meeting for purposes of determining a quorum but will not be considered to have been voted on the abstained proposals. Abstentions will be counted for purposes of determining whether there is a quorum.

        A "broker non-vote" occurs on an item when a broker, bank or other nominees identified as the record holder of shares is not permitted by the rules of the NYSE to vote on that item without instruction from the beneficial owner of the shares and no instruction has been received. Under applicable rules and regulations of the NYSE, brokers, banks or other nominees have the discretion to vote on routine matters, but do not have the discretion to vote on non-routine matters. All of the proposals to be submitted to the stockholders at the Meeting are "non-routine" matters for purposes of broker voting. Accordingly, your broker, bank or other nominee will vote your shares on those proposals only if you provide instructions on how to vote by following the information provided to you by your broker, bank or other nominee. If you do not provide voting instructions, your shares will be considered "broker non-votes" because the broker, bank or other nominee will not have discretionary authority to vote your shares. Therefore, your failure to provide voting instructions to the broker, bank, or other nominee will have the same effect as a vote against the proposal to adopt the Merger Agreement but will have no effect on the proposal to ratify and approve the Exclusive Forum Bylaw, the proposal to approve the adoption of the 2014 Plan or the proposal to permit the Iron Mountain board of directors to adjourn the Meeting.

Revoking Your Proxy

        You can change your vote at any time before your proxy is voted at the Meeting. To revoke your proxy, you must either (1) notify the secretary of Iron Mountain in writing, (2) mail a new proxy card dated after the date of the proxy you wish to revoke, (3) submit a later dated proxy, by telephone or over the Internet by following the instructions on your proxy card or (4) attend the Meeting and vote your shares in person. Merely attending the Meeting will not constitute revocation of your proxy.

        Please note, however, that only your last-dated proxy will count, and any proxy may be revoked at any time prior to its exercise at the Meeting, as described in this Proxy Statement/Prospectus.

        If your shares are held in the name of a broker, bank, or other nominee, and you have instructed your broker, bank, or other nominee to vote your shares, you must follow the instructions received from your broker, bank, or other nominee to change your voting instruction. Please contact your custodian for detailed instructions on how to revoke your voting instruction and the applicable deadlines.

Adjournment or Postponement

        Although it is not currently expected, the Meeting may be adjourned to solicit additional proxies if there are not sufficient votes to adopt the Merger Agreement. In that event, Iron Mountain may ask its stockholders to vote upon the proposal to consider the adjournment of the Meeting to solicit additional proxies but not to vote upon the proposal to adopt the Merger Agreement. If Iron Mountain stockholders approve this proposal, we could adjourn the Meeting and use the time to solicit additional proxies to vote for the adoption of the Merger Agreement.

        Additionally, at any time prior to convening the Meeting, we may seek to postpone the Meeting if a quorum is not present at the Meeting or as otherwise permitted by the Iron Mountain Charter, the Iron Mountain Bylaws or as otherwise permitted by applicable law.

Solicitation of Proxies

        Iron Mountain will bear all expenses incurred in connection with the printing and mailing of this Proxy Statement/Prospectus. Iron Mountain will also request banks, brokers and other nominees holding shares of Iron Mountain Common Stock beneficially owned by others to send this Proxy Statement/Prospectus to, and obtain proxies from, the beneficial owners and will, upon request, reimburse the holders for their reasonable expenses in so doing. Solicitation of proxies by mail may be supplemented by telephone and other electronic means and personal solicitation by the officers or employees of Iron Mountain. No additional compensation will be paid to officers or employees for those solicitation efforts.

        Iron Mountain has hired Okapi Partners LLC to assist in obtaining proxies from its stockholders on a timely basis. Iron Mountain will pay Okapi Partners LLC a fee of $10,000, plus reasonable out-of-pocket expenses and disbursements, for these services.

Other Matters

        Iron Mountain is not currently aware of any business to be acted on at the Meeting, except as described in this Proxy Statement/Prospectus. If any other matters are properly presented at the Meeting, or any adjournment or postponement of the Meeting, the persons appointed as proxies or their substitutes will have discretion to vote or act on the matter according to their best judgment and applicable law unless the proxy indicates otherwise.

BACKGROUND OF THE REIT CONVERSION AND THE MERGER

        In June 2011, Iron Mountain's board of directors formed the Strategic Review Special Committee, or the Special Committee, to, among other things, evaluate ways to maximize stockholder value through alternative financing, capital, and tax strategies, including evaluating a possible conversion to a REIT. Following its formation, the Special Committee consulted with management, and held numerous meetings with management and Iron Mountain's counsel, Sullivan & Worcester LLP, and Latham & Watkins LLP, PricewaterhouseCoopers LLP, JPMorgan Chase & Co. and EA Markets LLC to conduct a thorough evaluation of strategic alternatives. On June 5, 2012, Iron Mountain announced that its board of directors, following a thorough analysis of alternatives and careful consideration of the topic and after the unanimous recommendation of the Special Committee, unanimously approved a plan for Iron Mountain to pursue conversion to a REIT.

        Beginning with our announcement in June 2012, we began to implement the REIT Conversion, pursuant to which we intend to elect REIT status for our taxable year beginning January 1, 2014.

        In the period since June 2012, Iron Mountain's board of directors determined that it would be advisable to request PricewaterhouseCoopers LLP, Sullivan & Worcester LLP and Latham & Watkins LLP to prepare several private letter ruling requests to the IRS with respect to a number of REIT qualification matters. In October 2012, we received the first of several private letter rulings from the IRS to facilitate the REIT Conversion.

        In October 2012, we announced the declaration by the board of directors of the $700.0 million 2012 Special Dividend. The 2012 Special Dividend was paid in a combination of Iron Mountain Common Stock and cash on November 21, 2012 to stockholders of record as of October 22, 2012. The total amount of cash paid to all stockholders associated with the 2012 Special Dividend was approximately $140.0 million (including cash paid in lieu of fractional shares). Our shares of Iron Mountain Common Stock were valued for purposes of the 2012 Special Dividend based upon the average closing price on the three trading days following November 14, 2012, or $32.87 per share, and as such, we issued approximately 17.0 million shares of Iron Mountain Common Stock in the 2012 Special Dividend, and the total value of Iron Mountain Common Stock paid to all stockholders associated with the 2012 Special Dividend was approximately $560.0 million.

        The 2012 Special Dividend represented the initial distribution to our stockholders of a portion of our pre-REIT accumulated earnings and profits.

        In March 2013, we received the second of several private letter rulings from the IRS to facilitate the REIT Conversion.

        During 2013, we completed a substantial internal reorganization, including modifying accounting, information technology and real estate systems and separating our operations between our TRSs and QRSs, and we entered into the Rights Agreement, which is intended to help protect Iron Mountain's potential status as a REIT under the Code until the approval by Iron Mountain's stockholders of certain ownership limitations by virtue of the Merger. We have in the past granted and may continue to grant ownership limitation waivers under the Rights Agreement.

        In June 2014, we received several private letter rulings from the IRS with respect to the principal REIT qualification matters we requested, as described in the section entitled "Material Federal Income Tax Considerations."

        On July 8, 2014, Iron Mountain's board of directors reviewed and approved the Merger Agreement, which was signed on November 12, 2014, the Iron Mountain REIT Charter and the Iron Mountain REIT Bylaws.

        In September 2014, we announced the declaration by our board of directors of the $700.0 million 2014 Special Distribution. The 2014 Special Distribution was paid in a combination of Iron Mountain Common Stock and cash on November 4, 2014 to stockholders of record as of September 30, 2014. The total amount of cash paid to all stockholders associated with the 2014 Special Distribution was approximately $140.0 million (including cash paid in lieu of fractional shares). Our shares of Iron Mountain Common Stock were valued for purposes of the 2014 Special Distribution based upon the average closing price on the three trading days following October 24, 2014, or $35.55 per share, and as such, we issued approximately 15.8 million shares of Iron Mountain Common Stock in the 2014 Special Distribution, and the total value of Iron Mountain Common Stock paid to all stockholders associated with the 2014 Special Distribution was approximately $560.0 million.

        The 2014 Special Distribution followed the 2012 Special Dividend of $700.0 million paid on November 21, 2012 and resulted in a total distribution of our accumulated earnings and profits distributions associated with the REIT Conversion as well as the other items of taxable income that we expect to recognize in 2014, such as depreciation recapture in respect of accounting method changes commenced in our pre-REIT period and foreign earnings and profits repatriated as dividend income, of $1,400.0 million.

        We believe the REIT structure will enhance our strategy to increase stockholder payouts and has the potential to create new opportunities for value creation. The anticipated benefits to stockholders include significant tax savings for us and increases in income distributable to stockholders, the potential to lower our cost of financing through increased ownership of currently leased real estate and the expansion of our stockholder base. In addition, we expect our long-term capital allocation strategy as a REIT will naturally shift toward increased use of equity to support lower leverage, though our leverage has increased recently to fund the costs to support the REIT Conversion. For more information, see the section entitled "Our Reasons for the REIT Conversion and the Merger."

OUR REASONS FOR THE REIT CONVERSION AND THE MERGER

        The Iron Mountain board of directors has unanimously determined that the REIT Conversion and the Merger, which we believe is an important element of the REIT Conversion, and the related transactions are fair to, and in the best interests of, Iron Mountain and its stockholders. In reaching this determination, the board of directors consulted with management, as well as Sullivan & Worcester LLP, Latham & Watkins LLP, JPMorgan Chase & Co. and PricewaterhouseCoopers LLC. The factors considered by the Iron Mountain board of directors in reaching its determination included, but were not limited to, the following:

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  The REIT structure aligns with our strategic priorities:  The Iron Mountain board of directors completed a comprehensive evaluation of long-term growth and capital allocation strategies, including assessing a variety of potential structures to maximize value through alternative financing, capital strategies and tax strategies. The Iron Mountain board of directors believes the REIT structure has significant benefits for stockholders, aligns with our capital allocation approach and enables investors to participate in our international growth.

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  The Iron Mountain board of directors sees strong parallels between Iron Mountain and certain REIT sector characteristics: We have significant global real estate holdings with attractive characteristics, including the opportunity to acquire select leased assets. In addition, the majority of our revenues and profits are related to rental income derived from the lease of records storage space.

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  The REIT structure may increase stockholder value:  As a REIT, we believe we will be able to increase the value of our Common Stock by reducing corporate level taxes on a majority of our domestic income, primarily the income we receive from leasing our secure storage space to customers, which in turn may increase the amount of income available to distribute to stockholders. We believe that the REIT structure could optimize stockholder value by increasing stockholder payouts.

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  The REIT structure may lower our cost of financing:  We believe our stockholders will benefit, and we will lower the cost of financing, through increased ownership of currently leased real estate. A combination of higher return investment potential, the ability to increase storage income while maintaining or reducing lease-adjusted leverage and the replacement of higher-cost lease financing with lower-cost direct ownership has the potential to create value for our stockholders.

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  The REIT structure may allow us to expand our base of potential stockholders:  By becoming a REIT, our stockholder base may expand to include REIT-focused investors and investors who are interested in attractive yields, which may improve the liquidity of our Common Stock and provide a broader stockholder base.

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  The REIT structure may shift our long-term capital allocation strategy:  As part of our new long-term allocation strategy, we plan to reduce consolidated leverage to lower the cost of financing over time. Under a REIT structure, there are no tax advantages related to the deductibility of interest expense in U.S. QRSs, so we plan to adopt a long-term capital allocation strategy that will naturally shift our debt/equity mix toward more equity financing to support real estate investment and lower leverage over time.

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  The Merger will help us to comply with REIT qualification rules:  The Merger will facilitate our compliance with REIT tax rules regarding ownership of our stock by merging Iron Mountain with and into Iron Mountain REIT, the latter of which will maintain charter documents that implement share ownership and transfer restrictions that are intended to facilitate compliance with such REIT tax rules.

        The Iron Mountain board of directors weighed the advantages against the disadvantages and potential risks of the REIT Conversion including, but not limited to, that as a REIT we will be unable to retain earnings because we will be required each year to distribute to our stockholders at least 90% of our REIT taxable income (determined without regard to the dividends paid deduction and by excluding any net capital gains) and that we will need to comply with highly technical REIT qualification provisions, which may hinder our ability to make certain attractive investments, including investments in the businesses to be conducted by our TRSs. In addition, the Iron Mountain board of directors considered the potential risks described in the section entitled "Risk Factors—Risks Related to Operating as a REIT and the REIT Conversion."

        The foregoing discussion does not include all of the information and factors considered by the Iron Mountain board of directors. The Iron Mountain board of directors did not quantify or otherwise assign relative weights to the particular factors considered but conducted an overall analysis of the information presented to and considered by it in reaching its determination.

 TERMS OF THE MERGER

        The following is a summary of the material terms of the Merger Agreement. For a complete description of all of the terms of the Merger, you should refer to the copy of the Merger Agreement that is attached to this Proxy Statement/Prospectus as Annex A and incorporated by reference into this Proxy Statement/Prospectus. You should read carefully the Merger Agreement in its entirety as it is the legal document that governs the Merger.

Structure and Completion of the Merger

        Iron Mountain REIT is currently a wholly owned subsidiary of Iron Mountain. The Merger Agreement provides that Iron Mountain will merge with and into Iron Mountain REIT, at which time the separate corporate existence of Iron Mountain will cease and Iron Mountain REIT will be the surviving entity of the Merger. Upon the effectiveness of the Merger, the outstanding shares of Iron Mountain Common Stock will be converted into the right to receive the same number of shares of Iron Mountain REIT Common Stock, and Iron Mountain REIT will change its name to "Iron Mountain Incorporated" and will succeed to and continue to operate the existing business of Iron Mountain.

        The board of directors of Iron Mountain and the board of directors of Iron Mountain REIT have approved the Merger Agreement, subject to stockholder approval. The Merger will become effective at the time the certificate of Merger is submitted for filing and accepted by the Secretary of State of the State of Delaware in accordance with Delaware Corporate Law or at such later time as specified in the certificate of Merger. We anticipate that the Merger will be completed as soon as possible after the Meeting, following the approval of our stockholders to adopt the Merger Agreement at the Meeting and the satisfaction or waiver of the other conditions to the Merger as described in the section entitled "Conditions to Completion of the Merger." However, the board of directors of Iron Mountain reserves the right to cancel or defer the Merger, even if its stockholders vote to adopt the Merger Agreement and the other conditions to the completion of the Merger are satisfied or waived, if it determines that the Merger is no longer in the best interests of Iron Mountain and its stockholders.

Exchange of Stock Certificates

        Surrender of Certificates.    Computershare Shareowner Services LLC will act as exchange agent for the Merger. As soon as reasonably practicable after the completion of the Merger, Computershare Shareowner Services LLC will mail to each registered holder of a certificate of Iron Mountain Common Stock a letter of transmittal containing instructions for surrendering each such holder's certificate. Holders who properly submit a letter of transmittal and surrender their certificates to the exchange agent will receive a certificate representing shares of Iron Mountain REIT Common Stock equal to that number of shares reflected in the surrendered certificate. The surrendered certificates will thereafter be cancelled. Upon the effectiveness of the Merger, each certificate representing shares of Iron Mountain Common Stock will be deemed for all purposes to evidence a right to receive the same number of shares of Iron Mountain REIT Common Stock until such certificate is exchanged for a certificate representing an equal number of shares of Iron Mountain REIT Common Stock. If you currently hold shares of Iron Mountain Common Stock in uncertificated form, you will receive a notice of the completion of the Merger and your shares of Iron Mountain REIT Common Stock received in connection with the Merger will continue to exist in uncertificated form.

        Lost Certificates.    If any Iron Mountain certificate is lost, stolen or destroyed, the owner of the certificate must provide an appropriate affidavit of that fact to the exchange agent and, if required by Iron Mountain REIT, post a reasonable bond as indemnity against any claim that may be made against Iron Mountain REIT with respect to such lost certificate.

        Stock Transfer Books.    At the completion of the Merger, Iron Mountain will close its stock transfer books, and no subsequent transfers of Iron Mountain Common Stock will be recorded on such books.

Other Effects of the Merger

        We expect the following to occur in connection with the Merger:

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  Termination of the Rights Agreement.  As announced on December 9, 2013, Iron Mountain entered into the Rights Agreement in an effort to protect stockholder value by attempting to provide for the preservation of Iron Mountain's potential status as a REIT under the Code, or REIT Status, by limiting, subject to certain exceptions as set forth in the Rights Agreement, a person's or group's ability to own in excess of 9.8% of Iron Mountain Common Stock, as calculated in accordance with the Rights Agreement, or the Ownership Threshold, which ownership or deemed ownership in excess of the Ownership Threshold may threaten Iron Mountain's REIT Status. The Rights Agreement is intended to help protect Iron Mountain's REIT Status until the approval of those ownership limitations by Iron Mountain's stockholders. Iron Mountain believes that the REIT Conversion, the Merger and the ownership restrictions that will be imposed thereby will be a more effective way to preserve Iron Mountain's status as a REIT than the Rights Agreement. Therefore, Iron Mountain will terminate the Rights Agreement immediately prior to the Merger.

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  Charter Documents of Iron Mountain REIT.  Copies of the Iron Mountain REIT Charter and Iron Mountain REIT Bylaws are set forth in Annex B-1 and Annex B-2, respectively, of this Proxy Statement/Prospectus. These organizational documents will be our organizational documents after the Merger, except that the name in the Iron Mountain REIT Charter and the Iron Mountain REIT Bylaws will be amended to change the name to "Iron Mountain Incorporated." The Iron Mountain REIT Charter imposes certain ownership restrictions, as further described in this Proxy Statement/Prospectus. In addition, as a result of the Exclusive Forum Bylaw, the Court of Chancery of the State of Delaware shall, to the fullest extent permitted by law, be the sole and exclusive forum for the adjudication of certain disputes involving Iron Mountain REIT, including, without limitation, any derivative action or proceeding brought on behalf of Iron Mountain REIT. Other than the inclusion of these ownership restrictions and the Exclusive Forum Bylaw, the Iron Mountain REIT Charter and the Iron Mountain REIT Bylaws are substantially the same as the Iron Mountain Charter and the Iron Mountain Bylaws. See also the sections entitled "Description of Iron Mountain REIT Capital Stock" and "Proposal Regarding Exclusive Forum Bylaw."

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  Directors and Officers.  The directors and officers of Iron Mountain serving as directors and officers of Iron Mountain immediately prior to the effective time of the Merger will be the directors and officers of Iron Mountain REIT immediately after the Merger.

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  Stock Option, Stock Incentive and Employee Stock Purchase Plans.  Iron Mountain REIT will assume: (1) the Iron Mountain Incorporated 2002 Stock Incentive Plan, as amended, or the 2002 Plan; (2) the Iron Mountain Incorporated 1995 Stock Incentive Plan, as amended; (3) the Iron Mountain Incorporated 1997 Stock Option Plan, as amended; and (4) the Iron Mountain Incorporated 2013 Employee Stock Purchase Plan, which we refer to collectively as the Iron Mountain Plans. If our stockholders approve the adoption of the 2014 Plan, then, in connection with the Merger, Iron Mountain REIT will assume the 2014 Plan. In addition, Iron Mountain REIT will assume the following equity compensation plans which Iron Mountain assumed in connection with various merger and acquisition transactions: (1) the LiveVault Corporation 2001 Stock Incentive Plan, as amended; (2) the Mimosa Systems, Inc. 2003 Stock Plan, as amended; and (3) the Mimosa Systems, Inc. 2009 Equity Incentive Plan, as amended, which we refer to collectively as the Acquired Plans, and together with the Iron Mountain Plans, and, if approved by our stockholders, the 2014 Plan, the Plans, and each, a Plan. All rights of participants to acquire shares of Iron Mountain Common Stock under any Plan will be converted into rights to acquire shares of Iron Mountain REIT Common Stock in accordance with the terms of such Plan.

    In addition, awards may be made after the Merger under one or more Plans but are generally made under the 2002 Plan, as amended, and the Iron Mountain 2013 Employee Stock Purchase Plan. If our stockholders approve the adoption of the 2014 Plan, then shares available for grant under the 2002 Plan shall be reduced to the sum of (a) 300,000 shares of Common Stock and (b) shares of Common Stock that become available under the 2002 Plan in the future as a result of the lapse or cancellation of awards under the 2002 Plan. The number of shares available for grant, and the class of eligible recipients of awards, under each Plan is set forth in Schedule 2.4 of the Merger Agreement, which is attached as Annex A to this Proxy Statement/Prospectus. A complete description of the 2002 Plan, as amended, appears in our definitive proxy statement filed with the SEC on April 23, 2010, a complete description of the Iron Mountain Incorporated 2013 Employee Stock Purchase Plan appears in our definitive proxy statement filed with the SEC on April 24, 2013 and a complete description of the 2014 Plan appears in this Proxy Statement/Prospectus beginning on page 96.

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  Distributions.  Iron Mountain's obligations, if any, with respect to any distributions to the stockholders of Iron Mountain that have been declared by Iron Mountain but not paid prior to the completion of the Merger will be paid by Iron Mountain REIT.

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  Listing of Iron Mountain REIT Common Stock.  We expect that the Iron Mountain REIT Common Stock will trade on the NYSE under our current symbol "IRM" following the completion of the Merger.

Conditions to Completion of the Merger

        The board of directors of Iron Mountain has the right to cancel or defer the Merger, even if stockholders of Iron Mountain vote to adopt the Merger Agreement and the other conditions to the completion of the Merger are satisfied or waived, if it determines that the Merger is no longer in the best interests of Iron Mountain and its stockholders. The respective obligations of Iron Mountain and Iron Mountain REIT to complete the Merger require the satisfaction or, where permitted, waiver, of the following conditions:

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  the Merger Agreement shall have been duly adopted by the requisite vote of the stockholders of Iron Mountain and Iron Mountain REIT;

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  Iron Mountain's board of directors shall have determined, in its sole discretion and taking into account any legislation or proposed legislation, that Iron Mountain REIT's qualification and taxation as a REIT for federal income tax purposes is achievable and that the REIT Conversion remains in the best interests of Iron Mountain and its stockholders;

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  Iron Mountain shall have received from its tax counsel, Sullivan & Worcester LLP, an opinion to the effect that the Merger qualifies as a reorganization within the meaning of Section 368(a)(1)(F) of the Code, and that each of Iron Mountain and Iron Mountain REIT is a party to a reorganization within the meaning of Section 368(b) of the Code;

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  the NYSE shall have approved the listing of Iron Mountain REIT Common Stock to be issued or reserved for issuance in connection with the Merger, subject to official notice of issuance;

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  the Registration Statement on Form S-4 to be filed with the SEC by Iron Mountain REIT in connection with the Merger, of which this Proxy Statement/Prospectus is a part, shall have become effective under the Securities Act and shall not be the subject of any stop order or proceeding seeking a stop order; and

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  Iron Mountain shall have terminated the Rights Agreement.

Termination of the Merger Agreement

        The Merger Agreement provides that it may be terminated and the Merger abandoned at any time prior to its completion, before or after approval of the Merger Agreement by the stockholders of Iron Mountain, by either:

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  the mutual written consent of the board of directors of Iron Mountain and the board of directors of Iron Mountain REIT; or

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  the board of directors of Iron Mountain in its sole discretion.

        We have no current intention of abandoning the Merger subsequent to the Meeting if stockholder approval is obtained and the other conditions to the Merger are satisfied or waived. However, the board of directors of Iron Mountain reserves the right to cancel or defer the Merger or the REIT Conversion, even if stockholders of Iron Mountain vote to adopt the Merger Agreement, and the other conditions to the completion of the Merger are satisfied or waived, if it determines that the Merger or the REIT Conversion is no longer in the best interests of Iron Mountain and its stockholders.

Regulatory Approvals

        We are not aware of any federal, state, local or foreign regulatory requirements that must be complied with or approvals that must be obtained prior to completion of the Merger pursuant to the Merger Agreement other than compliance with applicable federal and state securities laws and the filing of a certificate of Merger as required under Delaware Corporate Law.

Absence of Dissenters' Rights

        Pursuant to Section 262(b)(1) of Delaware Corporate Law, the stockholders of Iron Mountain will not be entitled to dissenters' rights of appraisal as a result of the Merger.

Restrictions on Sales of Iron Mountain REIT Common Stock Issued Pursuant to the Merger

        The shares of Iron Mountain REIT Common Stock to be issued in connection with the Merger will, subject to the restrictions on the transfer and ownership of Iron Mountain REIT Common Stock set forth in the Iron Mountain REIT Charter and described more fully in the section entitled "Description of Iron Mountain REIT Capital Stock—Restrictions on Ownership and Transfer," be freely transferable under the Securities Act, except for shares issued to any stockholder who may be deemed to be an "affiliate" of Iron Mountain for purposes of Rule 144 under the Securities Act. Persons who may be deemed to be affiliates include individuals or entities that control, are controlled by, or under the common control with, Iron Mountain and may include the executive officers, directors and significant stockholders of Iron Mountain.

Accounting Treatment of the Merger

        For accounting purposes, the Merger of Iron Mountain with and into Iron Mountain REIT will be treated as a transfer of assets and exchange of shares between entities under common control. The accounting basis used to initially record the assets and liabilities in Iron Mountain REIT is the carryover basis of Iron Mountain. Stockholder's equity of Iron Mountain REIT will be that carried over from Iron Mountain.

 OTHER REORGANIZATION TRANSACTIONS;
QUALIFICATION OR FORMATION OF THE REIT SUBSIDIARIES

        As part of the REIT Conversion, we have effected certain structural changes. These reorganization transactions are intended to enable us to qualify as a REIT for federal income tax purposes and to improve our tax efficiency.

        The principal reorganization transactions are the qualification or formation of QRSs and TRSs. A QRS is a wholly owned, domestic or foreign subsidiary of a REIT and its disregarded subsidiaries (including other QRSs) that is not treated as a separate corporation from the REIT for federal income tax purposes. The assets, liabilities and items of income, deduction and credit of a QRS are treated as the REIT's for federal income tax purposes. In contrast, a TRS is a domestic or foreign subsidiary that is taxed separately from the REIT and thus, in the case of a domestic TRS, pays federal income tax at regular corporate rates on its taxable income.

        REITs are generally intended to engage almost exclusively in rental and passive activities permitted by the Code, which for us generally include owning, leasing and operating our secure storage facilities. Accordingly, we have, as appropriate, formed QRSs or caused existing subsidiaries to become QRSs, and these QRSs hold our domestic and certain foreign secure storage operations. In contrast, our information management services and other non-REIT activities are conducted through one or more TRSs because those activities are expected to generate nonqualifying REIT income as currently structured and operated. Additionally, for the foreseeable future, we have chosen to include in our TRSs certain of our secure storage operations in certain international markets. As appropriate, we have formed TRSs or elected TRS status for existing subsidiaries in order to hold assets and operations that we believe are best suited for TRSs.

        Net income from our TRSs will either be retained by our TRSs and used to fund their operations or will be distributed to us, where it will either be reinvested by us into our business or contribute to income available for distribution to our stockholders. To the extent a TRS distribution to us constitutes taxable income, it will increase our REIT taxable income and associated REIT distribution requirements. In the future, we may elect to convert additional international operations from our TRSs to QRSs. These conversions would be effected to assist us in meeting various REIT qualification tests but would not reduce our tax liabilities in applicable foreign jurisdictions. As part of any such conversion, we would generally be required to distribute to our stockholders as additional dividend income, by the end of our taxable year in which the conversion occurs, the accumulated earnings of the converted foreign TRS.

DIVIDEND AND DISTRIBUTION POLICY

        In February 2010, the board of directors adopted a dividend policy under which we have paid, and in the future intend to pay, quarterly dividends on our Common Stock. Declaration and payment of future quarterly dividends is at the discretion of the board of directors.

        In 2012, 2013 and 2014, the board of directors declared the following regular quarterly dividends:

Declaration Date	Dividend Per Share	Record Date	Total Amount (in thousands)	Payment Date
March 8, 2012	$0.2500	March 23, 2012	$42,791	April 13, 2012
June 5, 2012	0.2700	June 22, 2012	46,336	July 13, 2012
September 6, 2012	0.2700	September 25, 2012	46,473	October 15, 2012
December 14, 2012	0.2700	December 26, 2012	51,296	January 17, 2013
March 14, 2013	0.2700	March 25, 2013	51,460	April 15, 2013
June 6, 2013	0.2700	June 25, 2013	51,597	July 15, 2013
September 11, 2013	0.2700	September 25, 2013	51,625	October 15, 2013
December 16, 2013	0.2700	December 27, 2013	51,683	January 15, 2014
March 14, 2014	0.2700	March 25, 2014	51,812	April 15, 2014
May 28, 2014	0.2700	June 25, 2014	52,033	July 15, 2014
September 15, 2014	0.4750	September 25, 2014	91,993	October 15, 2014
November 17, 2014	0.2550	November 28, 2014	53,450	December 15, 2014
November 17, 2014	0.4750	December 5, 2014	99,617	December 22, 2014

        In addition, on October 11, 2012, we announced the declaration by the board of directors of a $700.0 million 2012 Special Dividend on our shares of Iron Mountain Common Stock, payable, at the election of the stockholders, subject to an overall limitation on the amount of cash we would deliver, in either Iron Mountain Common Stock or cash to stockholders of record as of October 22, 2012. The 2012 Special Dividend, which was a distribution to stockholders of a portion of our accumulated earnings and profits, was paid in a combination of Iron Mountain Common Stock and cash on November 21, 2012 to stockholders of record as of October 22, 2012. The total amount of cash paid to all stockholders associated with the 2012 Special Dividend was approximately $140.0 million (including cash paid in lieu of fractional shares). The shares of Iron Mountain Common Stock were valued for purposes of the 2012 Special Dividend based upon the average closing price on the three trading days following November 14, 2012, or $32.87 per share, and we issued approximately 17.0 million shares of Iron Mountain Common Stock in connection with the 2012 Special Dividend. These shares impact weighted average shares outstanding from the date of issuance, thus impacting our earnings per share data prospectively from November 21, 2012.

        Also, on September 15, 2014, we announced the declaration by our board of directors of the 2014 Special Distribution in an aggregate amount of $700.0 million, payable, at the election of the Iron Mountain stockholders, subject to an overall limitation on the amount of cash we would deliver, in either Iron Mountain Common Stock or cash to stockholders of record as of September 30, 2014. The 2014 Special Distribution, which was a distribution to stockholders of the remaining amount of our pre-REIT accumulated earnings and profits as well as certain other items of taxable income that we expect to recognize in 2014, such as depreciation recapture in respect of accounting method changes commenced in our pre-REIT period and foreign earnings and profits repatriated as dividend income, was paid in a combination of Iron Mountain Common Stock and cash on November 4, 2014 to stockholders of record as of September 30, 2014. The total amount of cash paid to all stockholders associated with the 2014 Special Distribution was approximately $140.0 million (including cash paid in lieu of fractional shares). The shares of Iron Mountain Common Stock were valued for purposes of the 2014 Special Distribution based upon the average closing price on the three trading days following October 24, 2014, or $35.55 per share, and we issued approximately 15.8 million shares of Iron Mountain Common Stock in connection with the 2014 Special Distribution. These shares impact weighted average shares outstanding from the date of issuance, thus impacting our earnings per share data prospectively from November 4, 2014.

        On November 17, 2014, we announced the declaration by the board of directors of the second quarterly distribution as a REIT of $0.475 per share, payable on December 22, 2014 to our stockholders of record on December 5, 2014. In addition, the board of directors declared a "catch-up" distribution of $0.255 per share, payable on December 15, 2014 to our stockholders of record on November 28, 2014, because our distributions through July 2014 were declared before the board of directors determined if we could convert to a REIT effective January 1, 2014 and were lower than they otherwise would have been if the board of directors made such determination prior to our first quarter distribution.

        The 2014 Special Distribution followed the 2012 Special Dividend of $700.0 million paid on November 21, 2012 and resulted in a total distribution of Iron Mountain's accumulated earnings and profits distributions associated with the REIT Conversion, as well as the other items of taxable income described above, of $1,400.0 million.

        We expect to continue declaring regular cash quarterly distributions to holders of our Common Stock, the amount of which will be determined, and is subject to adjustment by, the board of directors. To qualify as a REIT, we must distribute to our stockholders an amount at least equal to 90% of our REIT taxable income (determined before the deduction for dividends paid and excluding any net capital gain). Generally, we expect to distribute all or substantially all of our REIT taxable income so as not to be subject to the income or excise tax on undistributed REIT taxable income. See the section entitled "Material Federal Income Tax Considerations."

        We expect that distributions will be declared quarterly. The amount, timing, form and frequency of distributions, however, will be at the sole discretion of the board of directors and will be declared based upon various factors, many of which are beyond our control, including:

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  our financial condition and operating cash flows;

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  our retention of cash to pursue acquisitions;

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  our operating and other expenses;

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  debt service requirements;

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  capital expenditure requirements;

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  the amount required to maintain REIT status and reduce any income and excise taxes that we otherwise would be required to pay;

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  limitations on distributions in our existing and future debt instruments;

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  limitations on our ability to fund distributions using cash generated through our TRSs; and

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  other factors that the board of directors may deem relevant.

        We anticipate that distributions will generally be paid from cash from operations after debt service requirements and non-discretionary capital expenditures. To the extent that our cash available for distribution is insufficient to allow us to satisfy the REIT distribution requirements, we currently intend to borrow funds or issue equity to make distributions consistent with this policy. Our ability to fund distributions through borrowings is subject to continued compliance with debt covenants, as well as the availability of borrowing capacity under our lending arrangements. If our operations do not generate sufficient cash flows and we are unable to borrow, we may be required to reduce our anticipated quarterly cash distributions. Our distribution policy enables us to review the alternative funding sources available to us for distributions from time to time. For information regarding risk factors that could materially adversely affect our actual results of operations, please see the section entitled "Risk Factors."

 OUR BUSINESS

        We store records, primarily paper documents and data backup media, and provide information management services that help organizations around the world protect their information, lower storage rental costs, comply with regulations, enable corporate disaster recovery, and better use their information for business advantages, regardless of its format, location or lifecycle stage. We offer comprehensive records and information management services and data management services, along with the expertise and experience to address complex storage and information management challenges such as rising storage rental costs, and increased litigation, regulatory compliance and disaster recovery requirements.

        Storage rental is the key driver of our economics and allows us to expand our relationships with our customers through value-added services that flow from storage rental. Our storage operations consist of providing non-dedicated storage rental space leases to our customers. Non-dedicated space leases allow our customers to grow or decline in volume over the life of the contract based on their storage needs, while also reducing their risk of loss in the event of natural disaster. Given this non-dedicated space dynamic, the vast portfolio of customer contracts, and the fact that no customer accounted for more than 2% of our consolidated revenues as of the year ended December 31, 2013, we assess the performance of our storage rental business predominantly by analyzing trends in segment level storage rental volume and storage rental revenue. As of September 30, 2014, global records management net volumes increased by 5.5% over the ending volume at September 30, 2013, supported by a 11.7% volume increase in our international business. Consolidated storage rental revenue for the nine months ended September 30, 2014 increased by 5.6% over the nine months ended September 30, 2013 on a constant currency basis (calculated by translating the 2013 results at the 2014 average exchange rates).

        In addition to analyzing trends in segment level storage rental volume and storage rental revenue, the performance of our records management and data management storage rental businesses may be analyzed on a per racked square foot basis of storage rental revenue, annualized based on both a quarter-to-date and year-to-date basis, for both of these businesses. Our 2014 worldwide storage rental revenue per racked square foot was $29.51 and $295.19 for our records management and data management businesses, respectively, when annualized based on storage rental revenues recorded in the three months ended September 30, 2014. Our 2014 worldwide storage rental revenue per racked square foot was $29.17 and $295.23 for our records management and data management businesses, respectively, when annualized based on storage rental revenues recorded in the nine months ended September 30, 2014.

        We lease storage space in our facilities to a tenant, typically on a year-to-year basis, pursuant to an agreement. The tenant is guaranteed a certain amount of storage space in our storage facilities but is not allocated a dedicated building or space in a particular building. In practice, we can, and sometimes will, for a variety of reasons, move cartons out of one facility and into a second facility. In order to track net move-in and move-out activity of customer materials, as well as to assess the optimization of our real estate portfolio, we regularly assess the utilization of our real estate portfolio for our records management and data management businesses by tracking the percentage of our racked building capacity being actively used to store customer materials, or Total Building Utilization. Similarly, we also regularly assess our total racked capacity utilization for our records management and data management businesses by tracking the percentage of our total square footage of racking space being actively used to store customer materials, or Total Racking Utilization.

        The following table sets forth our worldwide Total Building Utilization and worldwide Total Racking Utilization for our records management and data management, respectively, as of September 30, 2014:

	As of September 30, 2014
	Cubic Feet Stored(1)	Total Building Capacity(1)	Total Racking Capacity(1)	Total Building Utilization	Total Racking Utilization
Records Management Storage Portfolio	522,875	628,121	571,498	83%	91%

	As of September 30, 2014
	DPUs Stored(1)(2)	Total Building Capacity(1)	Total Racking Capacity(1)	Total Building Utilization	Total Racking Utilization
Data Management Storage Portfolio	75,803	110,602	93,455	69%	81%

(1)
In thousands. Capacity amounts are presented in terms of cubic feet.

(2)
Standard data protection units, or DPUs, are a unit of measure specific to our data management business.

        We regularly offer tenant concessions to our customers in order to generate new business opportunities. Such concessions most commonly come in the form of providing free intake costs to transport a customer's records to one of our facilities (including labor and transportation costs, or Move Costs) or payments that are made to a customer's current records management vendor in order to terminate the customer's existing contract with that vendor, or Permanent Withdrawal Fees. We capitalize these costs as customer acquisition costs. During the years ended December 31, 2013 and 2012, we capitalized approximately $16.2 million and $16.5 million, respectively, of Move Costs and Permanent Withdrawal Fees.

        As of December 31, 2013, Iron Mountain's portfolio of real property included 804 leased facilities and 269 facilities that Iron Mountain owned directly or through its subsidiaries. The following table sets forth information regarding Iron Mountain's global real estate portfolio as of September 30, 2014:

	As of September 30, 2014(1)
	Owned Facilities		Leased Facilities		Total
	Buildings	Sq. Ft.	Buildings	Sq. Ft.	Buildings	Sq. Ft.
North America	178	19,753	489	29,942	667	49,696
Europe	48	2,521	204	7,486	252	10,006
Latin America	27	1,551	69	3,679	96	5,230
Asia Pacific	2	51	69	2,201	71	2,252

International	77	4,123	342	13,365	419	17,488

Total	255	23,876	831	43,307	1,086	67,184

(1)
Includes all real estate held in joint ventures

POLICIES WITH RESPECT TO CERTAIN ACTIVITIES

        The following is a discussion of our anticipated policies with respect to dividends and certain of our other activities. These policies will be determined and periodically thereafter amended by the board of directors without notice to, or a vote of, our stockholders, except that changes in certain policies with respect to conflicts of interest must be consistent with legal and contractual requirements.

Dividend Policy

        We expect to continue paying regular quarterly cash distributions. For a discussion of our dividend and distribution policy, see the section entitled "Dividend and Distribution Policy."

Investment Policy

Investments in Real Estate or Interests in Real Estate

        On account of the REIT Conversion, we hold and operate substantially all of our domestic and certain international secure storage space leasing business directly and indirectly through one or more QRSs, and we hold our information management services, as currently structured and operated, and certain of our international operations through one or more TRSs. Our investment strategy is to seek the highest risk adjusted returns on invested capital for our stockholders by simultaneously increasing recurring free cash flow and our return on invested capital. To achieve this, we expect we would continue to deploy capital through our capital allocation strategy, which includes: (i) investment to support our business and increase revenues in developed markets, (ii) strategic acquisitions to establish and enhance our position in emerging markets, (iii) investment to identify, incubate and scale emerging business opportunities, and (iv) acquisition of strategic leased facilities to increase our portfolio of owned properties over time, subject to available funds and market conditions.

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  Capital Allocation Strategy. We believe that electing REIT status will maximize our enterprise value as we advance our strategy and provide significant benefits to our stockholders. A key component of our overall strategic plan is our capital allocation strategy to return excess cash to our stockholders, and we believe operating as a REIT aligns well with this strategy. In November 2012, we paid the 2012 Special Dividend, which consisted of cash in the amount of approximately $140.0 million and Iron Mountain Common Stock valued at approximately $560.0 million. We issued approximately 17.0 million new shares of Iron Mountain Common Stock in connection with the 2012 Special Dividend. In addition, in November 2014, we paid the 2014 Special Distribution, which consisted of cash in the amount of approximately $140.0 million and Iron Mountain Common Stock valued at approximately $560.0 million. We issued approximately 15.8 million new shares of Iron Mountain Common Stock in connection with the 2014 Special Distribution.

    In addition to the return of excess cash to our stockholders, and as part of our long-term capital structure as a REIT, we plan to reduce our consolidated leverage and cost of financing over time, though our leverage has increased recently to fund the costs of the 2012 Special Dividend and the 2014 Special Distribution and to support the REIT Conversion. We may reduce our cost of financing by acquiring over time select leased facilities and replacing higher-cost lease financing with lower-cost direct ownership. Increased ownership of real estate may also provide a hedge against inflation, enhance our ability to comply with REIT compliance requirements and enhance valuation from the viewpoint of certain real estate investors. Furthermore, we expect our long-term capital structure will over time naturally shift toward increased use of equity to support real estate investment, acquisitions and lower leverage. We continue to refine our capital allocation strategy and will do so from time to time.

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  Acquisitions. We will seek to pursue acquisitions of secure storage space leasing businesses. This includes acquisitions in our existing markets and in new markets where we can meet our return on investment criteria. When evaluating investments in new markets, our return on investment criteria reflects the additional risks inherent to the particular geographic area.

        As of December 31, 2013, we provided space and services in 35 countries outside the United States. For the twelve months ended December 31, 2013, our international operations accounted for approximately 28% of our total revenue. Subject to certain asset tests that we must satisfy to qualify as a REIT, there are currently no limitations on (a) the percentage of our assets that may be invested in any one property, venture or type of security, (b) the number of properties in which we may invest, or (c) the concentration of investments in a single geographic region. The board of directors may establish limitations, and other policies, as it deems appropriate from time to time. Please see the section entitled "Material Federal Income Tax Considerations—REIT Qualification Requirements—Asset Tests" for more information about the asset tests we must satisfy to qualify as a REIT.

Investments in Real Estate Mortgages

        We have not invested in, nor do we have any present intention to invest in, real estate mortgages, although we are not prohibited from doing so.

Investments in Securities of or Interests in Persons Primarily Engaged in Real Estate Activities

        Generally speaking, we do not expect to engage in any significant investment activities with other entities, although we may consider joint venture investments with other investors. We may also invest in the securities of other issuers in connection with acquisitions of indirect interests in properties (normally general or limited partnership interests in special purpose partnerships owning properties). We may in the future acquire some, all or substantially all of the securities or assets of other REITs or similar entities where that investment would be consistent with our investment policies and the REIT qualification requirements. There are no limitations on the amount or percentage of our total assets that may be invested in any one issuer, other than those imposed by the gross income and asset tests that we must satisfy to qualify as a REIT. However, we do not currently anticipate investing in other issuers' securities for the purpose of exercising control or acquiring any investments primarily for sale in the ordinary course of business or holding any investments with a view to making short-term profits from their sale, but we may engage in these activities in the future.

        We do not intend that our investments in securities will require us to register as an "investment company" under the Investment Company Act of 1940, as amended, and we intend to divest securities before any registration would be required. We do not intend to engage in trading, underwriting, agency distribution or sales of securities of other issuers.

Investments in Other Securities

        Other than described above we do not intend to invest in any additional securities such as bonds, preferred stock or common stock, although, subject to REIT qualification rules, we are not prohibited from doing so.

Dispositions

        Subject to REIT qualification rules, we may dispose of some of our assets if, based upon management's periodic review of our business, the board of directors determines that such action would be in the best interests of us and our stockholders.

Financing Policy

        Our financing policies will largely depend on the nature and timeline of our investment opportunities and the prevailing economic and market conditions. If, after the Merger, the board of directors determines that additional funding is desirable, we may raise funds through the following means:

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  debt financings, including but not limited to, accessing U.S. debt capital markets, international debt capital markets, drawing from our Revolving Credit Facility and local country bank borrowings;

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  equity offerings of securities, including "at-the-market" offerings; or

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  any combination of the above methods.

        We intend to retain the maximum possible cash flow to fund our investments, subject to provisions in the Code requiring distribution of REIT taxable income to maintain our REIT status, and to minimize our income and excise tax liabilities. Further, as of September 30, 2014, we had approximately $1,398 million of liquidity, which consisted of $184 million of cash and cash equivalents and $1,214 million of availability under our Revolving Credit Facility.

        We currently have an automatic shelf registration statement filed with the SEC to facilitate further issuances of securities.

        We do not have a formal policy limiting the amount of indebtedness that we may incur, although we are subject to certain restrictions in our indentures and loan agreements with regard to permitted indebtedness and leverage.

        The board of directors may also authorize the obtaining of additional capital through the issuance of equity securities. Pursuant to the Iron Mountain REIT Charter, we will have authority to issue up to 400.0 million shares of Iron Mountain REIT Common Stock (of which we expect to issue a maximum of 220.0 million shares to be issued in connection with the Merger) and 10.0 million shares of undesignated preferred stock. We may seek to offer equity securities as a source of discretionary investment funding when it is either (a) a requirement of a seller of a business or assets to us, (b) if the size of a strategic transaction would increase our leverage beyond what the board of directors or management believes to be appropriate, or (c) as otherwise determined appropriate by the board of directors.

        In the future, we may seek to extend, expand, reduce or renew our Revolving Credit Facility, obtain new credit facilities or lines of credit, or issue new unsecured or secured debt that may contain limitations on indebtedness.

        We will consider a number of factors when evaluating our level of indebtedness and when making decisions regarding the incurrence of indebtedness, including overall prudence, the purchase price of assets to be acquired with debt financing, the estimated market value of our assets upon refinancing, our ability to generate cash flow to cover our expected debt service and distributions and restrictions under our existing debt arrangements.

Lending Policy

        We expect we will continue to make loans to our subsidiaries to the extent to which they require additional financing to fund growth through their discretionary capital programs and acquisitions.

Other Activities

        At all times, we intend to operate and to invest so as to comply with the Code requirements related to REIT qualification unless, due to changing circumstances or changes to the Code or in Treasury regulations, the board of directors determines that it is no longer in our best interests, or the best interests of our stockholders, to qualify as a REIT.

UNAUDITED PRO FORMA CONSOLIDATED FINANCIAL DATA

        The following tables present the unaudited pro forma consolidated statement of operations for the year ended December 31, 2013, the unaudited pro forma consolidated statement of operations for the nine months ended September 30, 2014 and the unaudited pro forma consolidated balance sheet as of September 30, 2014, after giving effect to the reorganization transactions and REIT Conversion described in the section entitled "Structure of the REIT Conversion and Merger." The unaudited pro forma balance sheet is based on Iron Mountain's historical financial statements and gives effect to the 2014 Special Distribution and Merger as if they had occurred on September 30, 2014. The unaudited pro forma statements of operations are based on Iron Mountain's historical financial statements and give effect to the REIT Conversion and Merger as though they had occurred on January 1, 2013. The historical financial information has been adjusted to give effect to pro forma events that are (i) directly attributable to the REIT Conversion and Merger, (ii) factually supportable, and (iii) with respect to the statements of operations, expected to have a continuing impact on the consolidated results of Iron Mountain.

        The unaudited pro forma consolidated statements of operations and balance sheet are based on the estimates and assumptions set forth in the notes to such statements, which have been made solely for the purposes of developing such pro forma information. The unaudited pro forma consolidated financial data are not necessarily indicative of the financial position or operating results that would have been achieved had the REIT Conversion, including the 2014 Special Distribution, and Merger been completed as of the dates indicated, nor are they necessarily indicative of future financial position or operating results. This information should be read in conjunction with the historical financial statements and related notes included in, or incorporated by reference into, this Proxy Statement/Prospectus.

        The unaudited pro forma consolidated statements of operations exclude the one-time costs associated with the REIT Conversion and Merger, of which approximately $67.9 million and $18.6 million were incurred during the year ended December 31, 2013 and the nine months ended September 30, 2014, respectively.

        The pro forma financial results assume that 100% of taxable income has been distributed and that all relevant REIT qualifying tests, as dictated by the Code and IRS rules and interpretations, were met for the entire year.

        For accounting purposes, the Merger will be treated as a transfer of assets and exchange of shares between entities under common control. The accounting basis used to initially record the assets and liabilities in Iron Mountain REIT is the carryover basis of Iron Mountain. Stockholder's equity of Iron Mountain REIT will be that carried over from Iron Mountain.

        On June 25, 2014, our board of directors unanimously approved the conversion to a REIT for our taxable year beginning January 1, 2014. As such, we intend to elect REIT status effective January 1, 2014. As a result, our historical financial statements as of and for the nine months ended September 30, 2014 give effect to the REIT Conversion.

IRON MOUNTAIN INCORPORATED

UNAUDITED PRO FORMA CONSOLIDATED STATEMENT OF OPERATIONS

FOR THE YEAR ENDED DECEMBER 31, 2013

(In Thousands, except Per Share Data)

	Actual	Adjustments		Pro Forma
Revenues:
Storage rental	$1,784,721			$1,784,721
Service	1,241,202			1,241,202

Total Revenues	3,025,923	—		3,025,923
Operating Expenses:
Cost of sales (excluding depreciation and amortization)	1,288,878			1,288,878
Selling, general and administrative	924,031	(67,867)	(B)	856,164
Depreciation and amortization	322,037			322,037
(Gain) Loss on disposal/write-down of property, plant and equipment (excluding real estate), net	430			430

Total Operating Expenses	2,535,376	(67,867)		2,467,509
Operating Income (Loss)	490,547	67,867		558,414
Interest Expense, Net (includes Interest Income of $4,208)	254,174	3,598	(D)	257,772
Other Expense (Income), Net	75,202			75,202

Income (Loss) from Continuing Operations
Before Provision (Benefit) for Income Taxes and (Gain) Loss on Sale of Real Estate	161,171	64,269		225,440
Provision (Benefit) for Income Taxes	62,627	(14,363)	(A)	48,264
(Gain) Loss on Sale of Real Estate, Net of Tax	(1,417)			(1,417)

Income (Loss) from Continuing Operations	99,961	78,632		178,593
Earnings per Share from Continuing Operations—Basic	$0.52		(E)	$0.86
Earnings per Share from Continuing Operations—Diluted	$0.52		(E)	$0.86
Weighted Average Common Shares Outstanding—Basic	190,994	15,753	(C)	206,747
Weighted Average Common Shares Outstanding—Diluted	192,412	15,753	(C)	208,165
Cash Dividends Declared per Common Share	$1.08		(F)	$1.00

See accompanying notes to unaudited pro forma consolidated financial statements

IRON MOUNTAIN INCORPORATED

UNAUDITED PRO FORMA CONSOLIDATED STATEMENT OF OPERATIONS

FOR THE NINE MONTHS ENDED SEPTEMBER 30, 2014

(In Thousands, except Per Share Data)

	Actual	Adjustments		Pro Forma
Revenues:
Storage rental	$1,394,842			$1,394,842
Service	944,873			944,873

Total Revenues	2,339,715	—		2,339,715
Operating Expenses:
Cost of sales (excluding depreciation and amortization)	1,007,612			1,007,612
Selling, general and administrative	644,924	(18,584)	(B)	626,340
Depreciation and amortization	264,568			264,568
(Gain) Loss on disposal/write-down of property, plant and equipment (excluding real estate), net	1,229			1,229

Total Operating Expenses	1,918,333	(18,584)		1,899,749
Operating Income (Loss)	421,382	18,584		439,966
Interest Expense, Net (includes Interest Income of $4,062)	187,733	2,699	(D)	190,432
Other Expense (Income), Net	22,987			22,987

Income (Loss) from Continuing Operations
Before Provision (Benefit) for Income Taxes and (Gain) Loss on Sale of Real Estate	210,662	15,885		226,547
Provision (Benefit) for Income Taxes	(98,151)	134,792	(A)	36,641
Gain on Sale of Real Estate, Net of Tax	(7,468)			(7,468)

Income (Loss) from Continuing Operations	316,281	(118,907)		197,374
Earnings per Share from Continuing Operations—Basic	$1.64		(E)	$0.95
Earnings per Share from Continuing Operations—Diluted	$1.63		(E)	$0.94
Weighted Average Common Shares Outstanding—Basic	192,540	15,753	(C)	208,293
Weighted Average Common Shares Outstanding—Diluted	193,833	15,753	(C)	209,586
Cash Dividends Declared per Common Share	$1.02		(F)	$0.94

See accompanying notes to unaudited pro forma consolidated financial statements

IRON MOUNTAIN INCORPORATED

UNAUDITED PRO FORMA CONSOLIDATED BALANCE SHEET

AS OF SEPTEMBER 30, 2014

(In Thousands)

	Actual	Adjustments		Pro Forma
ASSETS
Current Assets:
Cash and cash equivalents	$183,988	$—	(C)(D)	$183,988
Restricted cash	33,860			33,860
Accounts receivable (less allowance of $34,353)	618,996			618,996
Deferred income taxes	10,636			10,636
Prepaid expenses and other	128,906			128,906

Total Current Assets	976,386	—		976,386
Property, Plant and Equipment:
Property, plant and equipment	4,665,309			4,665,309
Less—accumulated depreciation	(2,104,605)			(2,104,605)

Property, Plant and Equipment, net	2,560,704	—		2,560,704
Other Assets, net:
Goodwill	2,421,065			2,421,065
Customer relationships and acquisitions costs	601,295			601,295
Deferred financing costs	50,962			50,962
Other	25,927			25,927

Total Other Assets, net	3,099,249	—		3,099,249

Total Assets	$6,636,339	$—		$6,636,339

LIABILITIES AND EQUITY
Current Liabilities:
Current portion of long-term debt	$60,799			$60,799
Accounts payable	141,645			141,645
Accrued expenses	1,163,236	(698,600)	(B)(C)	464,636
Deferred Revenue	232,628			232,628

Total Current Liabilities	1,598,308	(698,600)		899,708
Long-term Debt, net of current portion	4,331,686	140,000	(D)	4,471,686
Other Long-Term Liabilities	72,354			72,354
Deferred Rent	105,369			105,369
Deferred Income Taxes	60,960			60,960
Equity:
Iron Mountain Incorporated Stockholders' Equity:
Preferred stock	—			—
Common stock	1,937	158	(C)	2,095
Additional paid-in capital	1,017,428	559,842	(C)	1,577,270
Distributions in excess of earnings	(516,361)	(1,400)	(C)	(517,761)
Accumulated other comprehensive items, net	(47,232)			(47,232)

Total Iron Mountain Incorporated Stockholders' Equity	455,772	558,600		1,014,372

Noncontrolling Interests	11,890			11,890

Total Equity	467,662	558,600		1,026,262

Total Liabilities and Equity	$6,636,339	$—		$6,636,339

See accompanying notes to unaudited pro forma consolidated financial statements

NOTES TO UNAUDITED PRO FORMA CONSOLIDATED FINANCIAL STATEMENTS

(A)  Income Taxes

        As a result of the assumed REIT Conversion and Merger on January 1, 2013, income taxes would no longer be payable on certain of our activities. The following were considered to be REIT activities which are generally not subject to U.S. federal and certain state tax and hence no tax liability was assumed:

  •
  Operating rental income from secure storage, including the rental of secure space to customers for the purpose of storing paper records and data backup media;

  •
  General and administrative costs associated with the above activities;

  •
  Interest costs associated with debt held by Iron Mountain; and

  •
  An allocation of corporate administrative costs.

        The following activities were considered to be part of a TRS. The income from these activities was assumed to be taxed at an average rate of approximately 40% for U.S. purposes, or the applicable local statutory rate for foreign purposes:

  •
  Operating income from information destruction services generated by Iron Mountain's physical secure shredding operations;

  •
  Operating income from services performed by Iron Mountain related to the handling and transportation of stored records as well as eventual destruction of those records;

  •
  Operating income from data protection and recovery services for both physical and electronic records;

  •
  Operating income from services performed by Iron Mountain related to fulfillment of stored marketing literature and other material;

  •
  Operating income from services performed by Iron Mountain related to intellectual property management and technology escrow services that protect and manage source code;

  •
  General and administrative costs associated with the above activities;

  •
  Interest costs associated with debt held by Iron Mountain; and

  •
  An allocation of corporate administrative costs.

        The elimination of substantially all income tax associated with our REIT activities results in a decrease in income tax expense of $14.4 million for the year ended December 31, 2013.

        In June 2014, Iron Mountain received the favorable private letter rulings, or the PLRs, from the IRS necessary for its conversion to a REIT. After receipt of the PLRs, its board of directors unanimously approved Iron Mountain's conversion to a REIT for the taxable year beginning January 1, 2014 and, accordingly, Iron Mountain intends to elect REIT status effective January 1, 2014 when it files its 2014 federal income tax return. Iron Mountain has reflected the impact of its conversion to a REIT in its consolidated balance sheet and its consolidated statement of operations as of and for the interim period ended September 30, 2014. The pro forma consolidated statement of operations for the year ended December 31, 2013 and the nine months ended September 30, 2014 are presented herein in order to give effect to the REIT Conversion as though it had occurred on January 1, 2013. As such, the financial statement impact of Iron Mountain's conversion to a REIT, which has been reflected in its actual results for the nine month period ended September 30, 2014 (most notably the income tax benefit and the revaluation of its deferred income tax assets and liabilities as a result of the REIT Conversion), has been eliminated in the pro forma consolidated statement of operations for the nine months ended September 30, 2014. The elimination of all taxes related to our REIT activities and the elimination of the impact of the conversion results in an increase to income tax expense of $135.0 million for the nine months ended September 30, 2014.

(B)  REIT Conversion and Merger Costs

        The unaudited pro forma consolidated statements of operations eliminate certain costs incurred by Iron Mountain associated with the REIT Conversion and Merger. These costs are one-time in nature and are exclusive of certain costs that Iron Mountain expects to continue to incur on an ongoing basis to maintain REIT compliance. During the year ended December 31, 2013 and the nine months ended September 30, 2014, Iron Mountain incurred $67.9 million and $18.6 million, respectively, of such one-time costs associated with the REIT Conversion and Merger.

        A pro forma adjustment of $1.4 million reflects the costs associated with the REIT Conversion and Merger that were incurred after September 30, 2014, as the pro forma consolidated balance sheet assumes that the REIT Conversion occurred on September 30, 2014. Iron Mountain estimates that it may incur an additional $1.7 million of one-time operating costs associated with the REIT Conversion and Merger through the end of 2014.

(C)  2014 Special Distribution

        In conjunction with the REIT Conversion, on September 15, 2014, we announced the declaration by our board of directors of the 2014 Special Distribution of $700.0 million, which was paid on November 4, 2014 to our stockholders of record as of September 30, 2014. The pro forma financial statements above reflect the 2014 Special Distribution of $700.0 million, comprised of approximately $140.0 million paid in cash, and $560.0 million paid in the form of our Common Stock as if it had been paid on January 1, 2013. Our shares of Common Stock issued for purposes of the 2014 Special Distribution were valued based upon the average closing price on the three trading days following October 24, 2014, or $35.55 per share. Accordingly, we issued 15,753,338 shares of Common Stock in the 2014 Special Distribution.

        The 2014 Special Distribution was reflected on the Iron Mountain balance sheet as of September 30, 2014 as a charge to distributions in excess of earnings and an offsetting increase in accrued expenses, as the 2014 Special Distribution was declared on September 15, 2014 to stockholders of record as of September 30, 2014, but was not paid until November 4, 2014. The pro forma balance sheet as of September 30, 2014 gives effect to the 2014 Special Distribution as if it had been paid on January 1, 2013. Therefore, the pro forma effect of the cash portion of the 2014 Special Distribution has been reflected as a reduction in accrued expenses and a decrease in cash. The pro forma effect of the stock portion of the 2014 Special Distribution has been reflected as a decrease in accrued expenses and an increase in common stock and additional paid-in capital as the stock portion of the dividend was paid with the issuance of shares from our authorized available shares. The shares issued in conjunction with the stock dividend have been considered outstanding for pro forma earnings per share purposes as if they had been issued on January 1, 2013. The amount of the 2014 Special Distribution is based on tax basis of historical earnings and profits of QRSs through December 31, 2013 and is not directly correlated to reported historical book basis retained earnings of QRSs through December 31, 2013 prior to the declaration of the 2014 Special Distribution because of differences that exist between tax basis earnings and profits and book basis earnings and profits.

        The following table outlines the impact of the 2014 Special Distribution on our consolidated pro forma balance sheet:

As of September 30, 2014 (in thousands, except share data)
Cash portion of 2014 Special Distribution	$140,000
Common stock portion of 2014 Special Distribution	560,000

Total 2014 Special Distribution	$700,000

Cash	$(140,000)
Accrued expenses	(700,000)
Common stock	$158
Additional paid-in capital	559,842

Total stockholders' equity	$560,000

Shares of common stock issued upon 2014 Special Distribution	15,753,338

        The 2014 Special Distribution was recorded as a charge to distributions in excess of earnings of $700.0 million.

(D)  Revolving Line of Credit

        The pro forma consolidated balance sheet gives effect to $140.0 million of borrowings under our revolving credit facility, which was used to pay the cash portion of the 2014 Special Distribution.

        The pro forma consolidated statements of operations give effect to interest expense on the $140.0 million in borrowings under our revolving credit facility. The adjustment assumes an interest rate of 2.57%, which was the interest rate applicable on our revolving credit facility on September 30, 2014. A variance of one-eighth of one percent (or 12.5 basis points) in the interest rate on the $140.0 million in borrowings under our revolving credit facility would increase or decrease interest expense by approximately $0.2 million for the year ended December 31, 2013 and is immaterial for the nine months ended September 30, 2014.

(E)  Earnings per share

        The unaudited pro forma net income used in the calculation of unaudited basic and diluted pro forma earnings per share attributable to common stockholders includes the effects of the pro forma adjustments directly attributable to the REIT Conversion and Merger as described above.

        Unaudited pro forma basic and diluted earnings per share for the year ended December 31, 2013 and the nine months ended September 30, 2014 have been prepared to give effect to the issuance of new shares as a result of the 2014 Special Distribution as if it had occurred on January 1, 2013, the date that the REIT Conversion and Merger are assumed to have occurred.

(F)  Cash dividends declared per common share

        The unaudited pro forma cash dividends declared per share for the year ended December 31, 2013 and the nine months ended September 30, 2014 do not give effect to either the cash or common stock components of the 2014 Special Distribution (as described in Note C).

        The unaudited pro forma weighted average common shares outstanding (both basic and dilutive) for the year ended December 31, 2013 and the nine months ended September 30, 2014 have been prepared to give effect to the issuance of new shares as a result of the 2014 Special Distribution as if it had occurred on January 1, 2013, the date that the REIT Conversion and Merger are assumed to have occurred.

AUDITED BALANCE SHEET OF IRON MOUNTAIN REIT

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors and Stockholder of
Iron Mountain REIT, Inc.
Boston, Massachusetts

        We have audited the accompanying balance sheet of Iron Mountain REIT, Inc. (the "Company") as of September 30, 2014. This financial statement is the responsibility of the Company's management. Our responsibility is to express an opinion on this financial statement based on our audit.

        We conducted our audit in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the balance sheet is free of material misstatement. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. Our audit included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company's internal control over financial reporting. Accordingly, we express no such opinion. An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the balance sheet, assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall balance sheet presentation. We believe that our audit of the balance sheet provides a reasonable basis for our opinion.

        In our opinion, such balance sheet presents fairly, in all material respects, the financial position of Iron Mountain REIT, Inc. as of September 30, 2014, in conformity with accounting principles generally accepted in the United States of America.

/s/ DELOITTE & TOUCHE LLP

Boston, Massachusetts
November 12, 2014

IRON MOUNTAIN REIT, INC.

BALANCE SHEET

September 30, 2014
ASSETS
Current Assets:
Cash	$10

Total Assets	$10

LIABILITIES AND EQUITY
Total Liabilities	$—
Iron Mountain REIT Incorporated Stockholders' Equity:
Preferred stock (par value $0.01; authorized 10,000,000 shares; none issued and outstanding)	—
Common stock (par value $0.01; authorized 400,000,000 shares; issued and outstanding 100 shares as of September 30, 2014	10
Additional paid-in capital	—

Total Iron Mountain REIT Incorporated Stockholders' Equity	10

Total Liabilities and Equity	$10

IRON MOUNTAIN REIT, INC.

NOTES TO THE BALANCE SHEET

(1) Organization

        Iron Mountain REIT, Inc., or Iron Mountain REIT, was incorporated on June 26, 2014, under the laws of the State of Delaware and was authorized to issue 10,000,000 shares of $0.01 par value preferred stock and 400,000,000 shares of $0.01 par value common stock. Iron Mountain REIT, a wholly owned subsidiary of Iron Mountain Incorporated, or Iron Mountain, was created to effect the Merger described herein.

        Prior to the Merger, Iron Mountain REIT will conduct no business other than incident to the Merger. In the Merger, Iron Mountain will merge with and into Iron Mountain REIT. Upon effectiveness of the Merger, shares of Iron Mountain will be cancelled and the outstanding shares of common stock will be converted into the right to receive the same number of shares of Iron Mountain REIT common stock. Iron Mountain REIT will, by virtue of the Merger, directly or indirectly own all of the assets and businesses formerly owned by Iron Mountain. Also, effective at the time of the Merger, Iron Mountain REIT will change its name to "Iron Mountain Incorporated" and the Iron Mountain REIT Charter, which is substantially the same as the Iron Mountain Charter, except that the Iron Mountain REIT Charter contains restrictions on ownership and transfer of Iron Mountain REIT common stock to facilitate compliance with the rules applicable to REITs, will be the certificate of incorporation of the surviving entity. The members of the board of directors and management of Iron Mountain immediately prior to the Merger will hold the same positions with Iron Mountain REIT immediately after the Merger.

DESCRIPTION OF IRON MOUNTAIN REIT CAPITAL STOCK

        The following summarizes the material terms of Iron Mountain REIT Common Stock and undesignated preferred stock as set forth in the Iron Mountain REIT Charter and which will govern the rights of Iron Mountain REIT Common Stock if the Merger Agreement is adopted by Iron Mountain's stockholders and the Merger is thereafter completed. A copy of the Iron Mountain REIT Charter is attached as Annex B-1 to this Proxy Statement/Prospectus. While we believe that the following description covers the material terms of Iron Mountain REIT's capital stock, the description may not contain all of the information that is important to you. We encourage you to read carefully this entire document, the Iron Mountain REIT Charter and the other documents we refer to for a more complete understanding of Iron Mountain REIT's capital stock following the Merger.

Authorized Capital

        The Iron Mountain REIT Charter authorizes Iron Mountain REIT to issue up to 410,000,000 shares of stock, consisting of 400,000,000 shares of common stock, $0.01 par value per share, and 10,000,000 shares of preferred stock, $0.01 par value per share.

Iron Mountain REIT Common Stock

        When issued as contemplated in the Merger Agreement, the Iron Mountain REIT Common Stock will be validly issued, fully paid and non-assessable. Under Delaware Corporate Law, stockholders generally are not personally liable for a corporation's acts or debts.

        Voting Rights.    Holders of Iron Mountain REIT Common Stock are entitled to one vote per share on each matter to be decided by Iron Mountain REIT stockholders, subject to the rights of holders of any series of preferred stock that may be outstanding from time to time. Pursuant to the Iron Mountain REIT Charter, there are no cumulative voting rights in the election of directors. In an uncontested election of directors, each director shall be elected by the affirmative vote of holders of a majority of the votes cast. In a contested election, the directors shall be elected by a plurality of the votes of shares present in person or represented by proxy at the meeting and entitled to vote on the election of directors.

        Dividend Rights and Limitations.    Holders of Iron Mountain REIT Common Stock will be entitled to receive ratably any dividends or distributions that the Iron Mountain REIT board of directors may declare from time to time out of funds legally available for this purpose.

        Dividends and other distributions on common stock are also subject to the rights of holders of any series of preferred stock that may be outstanding from time to time and to the restrictions in our credit agreement and indentures. See "—Preferred Stock."

        Liquidation Rights.    In the event of liquidation, dissolution or winding up of Iron Mountain REIT's affairs, after payment or provision for payment of all of Iron Mountain REIT's debts and obligations and any preferential distributions to holders of shares of preferred stock, if any, the holders of the common stock will be entitled to share ratably in Iron Mountain REIT's remaining assets available for distribution.

        Miscellaneous.    Immediately after the Merger, all outstanding shares of Iron Mountain REIT Common Stock will be validly issued, fully paid and nonassessable. The Iron Mountain REIT board of directors has the power to issue shares of authorized but unissued Iron Mountain REIT Common Stock without further stockholder action. The issuance of these unissued shares could have the effect of diluting the earnings per share and book value per share of currently outstanding shares of Iron Mountain REIT Common Stock. The holders of Iron Mountain REIT Common Stock have no preemptive, subscription, redemption or conversion rights.

        Transfer Agent and Registrar.    The transfer agent and registrar for our Common Stock is, and immediately following the Merger will continue to be Computershare Shareowner Services LLC, 250 Royall Street, Canton, Massachusetts 02021. Its telephone number is (781) 575-2000.

Preferred Stock

        The Iron Mountain REIT board of directors has been authorized, subject to limitations provided in the Iron Mountain REIT Charter, to provide for the issuance of shares of our preferred stock in multiple series. No shares of Iron Mountain REIT preferred stock, or Iron Mountain REIT Preferred Stock, are currently outstanding.

        With respect to each series of Iron Mountain REIT Preferred Stock, the Iron Mountain REIT board of directors has the authority to fix the following terms:

  •
  the designation of the series;

  •
  the number of shares within the series;

  •
  whether the shares are entitled to receive dividends and whether dividends are cumulative;

  •
  the rate of any dividends, any conditions upon which dividends are payable, and the dates of payment of dividends;

  •
  whether the shares are redeemable, the redemption price and the terms of redemption;

  •
  whether the shares are entitled to any rights if we are dissolved or our assets are distributed;

  •
  whether the shares are convertible or exchangeable, the price or rate of exchange, and the applicable terms and conditions;

  •
  any restrictions on issuance of shares in the same series or any other series; and

  •
  your voting rights for the shares you own.

        Holders of Iron Mountain REIT Preferred Stock will not have preemptive rights with respect to shares of Iron Mountain REIT Preferred Stock. In addition, rights with respect to shares of Iron Mountain REIT Preferred Stock will be subordinate to the rights of Iron Mountain REIT's general creditors. If Iron Mountain REIT receives the appropriate payment, shares of Iron Mountain REIT Preferred Stock that Iron Mountain REIT issues will be fully paid and nonassessable.

        We currently plan to use Computershare Shareowner Services LLC as the registrar and transfer agent for any series of Iron Mountain REIT Preferred Stock.

Restrictions on Ownership and Transfer

        To facilitate compliance with the ownership limitations applicable to a REIT under the Code, the Iron Mountain REIT Charter contains restrictions on stock ownership and stock transfers.

        These ownership and transfer restrictions could delay, defer or prevent a transaction or a change in control that might involve a premium price for the Iron Mountain REIT Common Stock or otherwise be in the best interest of the stockholders. All certificates representing shares of capital stock, if any, will bear legends describing or referring to these restrictions.

        For us to qualify as a REIT under the Code, Iron Mountain REIT stock must be beneficially owned by 100 or more persons during at least 335 days of a taxable year of 12 months or during a proportionate part of a shorter taxable year (other than the first year for which an election to be a REIT has been made). Also, not more than 50% of the value of the outstanding shares of Iron Mountain REIT stock may be owned, directly or indirectly, by five or fewer "individuals" (as defined in the Code to include certain entities such as private foundations) during the last half of a taxable year

(other than the first taxable year for which an election to be a REIT has been made). See the section entitled "Material Federal Income Tax Considerations—Taxation as a REIT." To facilitate compliance with these ownership requirements and other requirements for continued qualification as a REIT and to otherwise protect us from the consequences of a concentration of ownership among Iron Mountain REIT's stockholders, the Iron Mountain REIT Charter contains provisions restricting the ownership or transfer of shares of Iron Mountain REIT stock.

        The relevant sections of the Iron Mountain REIT Charter provide that, subject to the exceptions and the constructive ownership rules described below, no person (as defined in the Iron Mountain REIT Charter) may beneficially or constructively own more than 9.8% in value of the aggregate of Iron Mountain REIT's outstanding shares of stock, including Iron Mountain REIT's common stock and preferred stock, or more than 9.8% in value or number (whichever is more restrictive) of the outstanding shares of any class or series of Iron Mountain REIT stock. We refer to these restrictions as the "ownership limits."

        The applicable constructive ownership rules under the Code are complex and may cause stock owned actually or constructively by an individual or entity to be treated as owned by another individual or entity. As a result, the acquisition of less than 9.8% in value of Iron Mountain REIT's outstanding stock or less than 9.8% in value or number of Iron Mountain REIT's outstanding shares of any class or series of stock (including through the acquisition of an interest in an entity that owns, actually or constructively, any class or series of Iron Mountain REIT stock) by an individual or entity could nevertheless cause that individual or entity, or another individual or entity, to own, constructively or beneficially, in excess of 9.8% in value of Iron Mountain REIT's outstanding stock or 9.8% in value or number of Iron Mountain REIT's outstanding shares of any class or series of stock.

        In addition to the ownership limits, the Iron Mountain REIT Charter prohibits any person from actually or constructively owning shares of Iron Mountain REIT stock to the extent that such ownership would cause any of our income that would otherwise qualify as "rents from real property" for purposes of Section 856(d) of the Code to fail to qualify as such.

        The board of directors may, in its sole discretion, exempt a person from the ownership limits and certain other REIT limits on ownership and transfer of Iron Mountain REIT stock described above, and may establish a different limit on ownership for any such person. However, the board of directors may not exempt any person whose ownership of outstanding stock in violation of these limits would result in our failing to qualify as a REIT. In order to be considered by the board of directors for exemption or a different limit on ownership, a person must make such representations and undertakings as are reasonably necessary to ascertain that such person's beneficial or constructive ownership of Iron Mountain REIT stock will not now or in the future jeopardize our ability to qualify as a REIT under the Code and must generally agree that any violation or attempted violation of such representations or undertakings (or other action that is contrary to the ownership limits and certain other REIT limits on ownership and transfer of Iron Mountain REIT stock described above) will result in the shares of stock being automatically transferred to a trust as described below. As a condition of its waiver, the board of directors may require an opinion of counsel or IRS ruling satisfactory to the board of directors with respect to our qualification as a REIT and may impose such other conditions as it deems appropriate in connection with the granting of the exemption or a different limit on ownership.

        In connection with the waiver of the ownership limits or at any other time, the board of directors may from time to time increase the ownership limits for one or more persons and decrease the ownership limits for all other persons; provided that the new ownership limits may not, after giving effect to such increase and under certain assumptions stated in the Iron Mountain REIT Charter, result in us being "closely held" within the meaning of Section 856(h) of the Code (without regard to whether the ownership interests are held during the last half of a taxable year). Reduced ownership limits will not apply to any person whose percentage ownership of Iron Mountain REIT's total shares of stock or of the shares of a class or series of Iron Mountain REIT stock, as applicable, is in excess of such decreased ownership limits until such time as such person's percentage of total shares of stock or of the shares of a class or series of stock, as applicable, equals or falls below the decreased ownership limits, but any further acquisition of Iron Mountain REIT stock in excess of such percentage will be in violation of the ownership limits.

        The Iron Mountain REIT Charter further prohibits:

  •
  any person from transferring shares of Iron Mountain REIT stock if such transfer would result in shares of Iron Mountain REIT stock being beneficially owned by fewer than 100 persons (determined without reference to any rules of attribution); and

  •
  any person from beneficially or constructively owning shares of Iron Mountain REIT stock if such ownership would result in our failing to qualify as a REIT.

        The foregoing provisions on transferability and ownership will not apply if the board of directors determines that it is no longer in our best interests to attempt to qualify, or to continue to qualify, as a REIT.

        Any person who acquires or attempts or intends to acquire beneficial or constructive ownership of shares of Iron Mountain REIT stock that will or may violate the ownership limits or any of the other foregoing restrictions on transferability and ownership will be required to give notice to us immediately (or, in the case of a proposed or attempted transaction, at least 15 days prior to such transaction) and provide us with such other information as we may request in order to determine the effect, if any, of such transfer on our qualification as a REIT.

        Pursuant to the Iron Mountain REIT Charter, if there is any purported transfer of Iron Mountain REIT stock or other event or change of circumstances that, if effective or otherwise, would violate any of the restrictions described above, then the number of shares causing the violation (rounded up to the nearest whole share) will be automatically transferred to a trust for the exclusive benefit of a designated charitable beneficiary, except that any transfer that results in the violation of the restriction relating to Iron Mountain REIT stock being beneficially owned by fewer than 100 persons will be automatically void and of no force or effect. The automatic transfer will be effective as of the close of business on the business day prior to the date of the purported transfer or other event or change of circumstances that requires the transfer to the trust. We refer below to the person that would have owned the shares if they had not been transferred to the trust as the purported transferee. Any ordinary dividend paid to the purported transferee, prior to our discovery that the shares had been automatically transferred to a trust as described above, must be repaid to the trustee upon demand. The Iron Mountain REIT Charter also provides for adjustments to the entitlement to receive extraordinary dividends and other distributions as between the purported transferee and the trust. If the transfer to the trust as described above is not automatically effective, for any reason, to prevent violation of the applicable restriction contained in the Iron Mountain REIT Charter, then the transfer of the excess shares will be automatically void and of no force or effect.

        Shares of Iron Mountain REIT stock transferred to the trustee are deemed to be offered for sale to us or our designee at a price per share equal to the lesser of (i) the price per share in the transaction that resulted in such transfer to the trust or, if the purported transferee did not give value for the shares in connection with the event causing the shares to be held in trust (e.g., in the case of a gift, devise or other such transaction), the market price at the time of such event and (ii) the market price on the date we accept, or our designee accepts, such offer. We have the right to accept such offer until the trustee has sold the shares of Iron Mountain REIT stock held in the trust pursuant to the clauses described below. Upon a sale to us, the interest of the charitable beneficiary in the shares sold terminates and the trustee must distribute the net proceeds of the sale to the purported transferee, except that the trustee may reduce the amount payable to the purported transferee by the amount of any ordinary dividends that we paid to the purported transferee prior to our discovery that the shares had been transferred to the trust and that is owed by the purported transferee to the trustee as described above. Any net sales proceeds and extraordinary dividends in excess of the amount payable to the purported transferee shall be immediately paid to the charitable beneficiary, and any ordinary dividends held by the trustee with respect to such stock will be promptly paid to the charitable beneficiary.

        If we do not buy the shares, the trustee must, as soon as reasonably practicable (and, if the shares are listed on a national securities exchange, within 20 days) after receiving notice from us of the transfer of shares to the trust, sell the shares to a person or entity who could own the shares without violating the restrictions described above. Upon such a sale, the trustee must distribute to the purported transferee an amount equal to the lesser of (i) the price paid by the purported transferee for the shares or, if the purported transferee did not give value for the shares in connection with the event causing the shares to be held in trust (e.g., in the case of a gift, devise or other such transaction), the market price of the shares on the day of the event causing the shares to be held in the trust, and (ii) the sales proceeds (net of commissions and other expenses of sale) received by the trustee for the shares. The trustee may reduce the amount payable to the purported transferee by the amount of any ordinary dividends that we paid to the purported transferee before our discovery that the shares had been transferred to the trust and that is owed by the purported transferee to the trustee as described above. Any net sales proceeds in excess of the amount payable to the purported transferee will be immediately paid to the charitable beneficiary, together with any ordinary dividends held by the trustee with respect to such stock. In addition, if prior to discovery by us that shares of Iron Mountain REIT Common Stock have been transferred to a trust, such shares of stock are sold by a purported transferee, then such shares will be deemed to have been sold on behalf of the trust and, to the extent that the purported transferee received an amount for or in respect of such shares that exceeds the amount that such purported transferee was entitled to receive as described above, such excess amount shall be paid to the trustee upon demand. The purported transferee has no rights in the shares held by the trustee.

        The trustee will be indemnified by us or from the proceeds of sales of stock in the trust for its costs and expenses reasonably incurred in connection with conducting its duties and satisfying its obligations under the Iron Mountain REIT Charter. The trustee will also be entitled to reasonable compensation for services provided as determined by agreement between the trustee and the board of directors, which compensation may be funded by us or the trust. If we pay any such indemnification or compensation, we are entitled on a first priority basis (subject to the trustee's indemnification and compensation rights) to be reimbursed from the trust. To the extent the trust funds any such indemnification and compensation, the amounts available for payment to a purported transferee (or the charitable beneficiary) would be reduced.

        The trustee will be designated by us and must be unaffiliated with us and with any purported transferee. Prior to the sale of any shares by the trust, the trustee will receive, in trust for the beneficiary, all distributions paid by us with respect to the shares, and may also exercise all voting rights with respect to the shares.

        Subject to Delaware Corporate Law, effective as of the date that the shares have been transferred to the trust, the trustee will have the authority, at the trustee's sole discretion:

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  to rescind as void any vote cast by a purported transferee prior to our discovery that the shares have been transferred to the trust; and

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  to recast the vote in accordance with the desires of the trustee acting for the benefit of the charitable beneficiary of the trust.

        However, if we have already taken corporate action, then the trustee may not rescind and recast the vote.

        In addition, if the board of directors determines that a proposed or purported transfer would violate the restrictions on ownership and transfer of Iron Mountain REIT stock set forth in the Iron Mountain REIT Charter, the board of directors may take such action as it deems advisable to refuse to give effect to or to prevent such violation, including but not limited to, causing us to repurchase shares of Iron Mountain REIT stock, refusing to give effect to the transfer on our books or instituting proceedings to enjoin the transfer.

        From time to time, at our request, every person that is an owner of 5% or more (or such lower percentage as required by the Code or the Treasury regulations thereunder) of the outstanding shares of any class or series of Iron Mountain REIT stock, must provide us written notice of its name and address, the number of shares of each class and series of Iron Mountain REIT stock that the person beneficially owns and a description of the manner in which the shares are held. Each such owner must also provide us with such additional information as we may request in order to determine the effect, if any, of such owner's beneficial ownership on our qualification as a REIT and to ensure compliance with the ownership limits. In addition, each beneficial owner or constructive owner of Iron Mountain REIT stock, and any person (including the stockholder of record) who is holding shares of Iron Mountain REIT stock for a beneficial owner or constructive owner will, upon demand, be required to provide us with such information as we may request in good faith in order to determine our qualification as a REIT and to comply with the requirements of any taxing authority or governmental authority or to determine such compliance.

        In addition, certain provisions of the Iron Mountain REIT Charter and the Iron Mountain REIT Bylaws, described below, as well as the ability of the board of directors to issue shares of preferred stock and to set voting rights, preferences and other terms of the preferred stock, could delay, defer, or prevent a transaction or a change in control of Iron Mountain REIT that might involve a premium for holders of Iron Mountain REIT common stock or might otherwise be in their best interests.

Other Provisions

        Advance Notice of Director Nominations and Stockholder Proposals.    The Iron Mountain REIT Bylaws include advance notice and informational requirements and time limitations on any director nomination or proposal that a stockholder wishes to make at a meeting of stockholders, as described above. A failure to comply with these timing and informational requirements can result in a stockholder's director nomination or proposal not being considered at a meeting of stockholders.

        Meetings of Stockholders; Action by Written Consent.    Under the Iron Mountain REIT Bylaws, annual and special meetings of stockholders are to be held at a date and time as determined by the board of directors. Special meetings of the stockholders may only be called by a majority of the board of directors. At any meeting of stockholders, only business that was properly brought before the meeting will be transacted. The Iron Mountain REIT Bylaws also provide that a majority of votes cast by the shares present in person or represented by proxy at any meeting of stockholders and entitled to vote thereat shall decide any question (other than the election of directors) brought before such meeting, except in any case where a larger vote is required by Delaware Corporate Law, the Iron Mountain REIT Charter, the Iron Mountain REIT Bylaws or otherwise. In addition, the stockholders do not have the authority to call a special stockholder meeting or to take action by unanimous or partial written consent in lieu of an annual or special meeting.

        Removal of Directors.    The Iron Mountain REIT Bylaws provides that any or all of the directors may be removed at any time, either with or without cause, by a vote of our stockholders at a special meeting called for that purpose, provided, however that a vote of a majority of the shares outstanding and entitled to vote is required to effect any such removal. This provision may delay or prevent our stockholders from removing incumbent directors.

        The provisions described above and certain statutory anti-takeover provisions could make it more difficult for a third party to acquire, or discourage a third party from seeking to acquire, control of us.

        Exclusive Forum Bylaw.    The Iron Mountain REIT Bylaws designate the Court of Chancery of the State of Delaware as the sole and exclusive forum for the adjudication of certain disputes involving Iron Mountain REIT, including, without limitation, any derivative action or proceeding brought on behalf of Iron Mountain REIT. See "Proposal Regarding Exclusive Forum Bylaw."

LIMITATION OF LIABILITY AND INDEMNIFICATION OF DIRECTORS AND OFFICERS

  Delaware Corporate Law

        Iron Mountain REIT is a Delaware corporation. Section 102 of the Delaware Corporation Law permits a corporation to include a provision in its Certificate of Incorporation eliminating or limiting the personal liability of a director to a corporation or its stockholders for monetary damages for certain breaches of the director's fiduciary duty, except (1) for any breach of the director's duty of loyalty to the corporation or its stockholders, (2) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (3) the payment of unlawful dividends or unlawful stock repurchases or redemptions or (4) transactions from which the director received an improper personal benefit. The Iron Mountain REIT Certificate of Incorporation eliminates the liability of directors to the fullest extent permissible under Delaware law.

        Section 145 of the Delaware Corporate Law, or Section 145, authorizes a corporation to indemnify its directors, officers, employees and agents against certain liabilities (including attorney's fees, judgments, fines and expenses) they may incur in their capacities as such in connection with specified actions, suits or proceedings, whether civil, criminal, administrative or investigative (other than an action by or in the right of the corporation, or a derivative action), if they acted in good faith and in a manner they reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe their conduct was unlawful. Section 145 also provides that directors and officers have a right to indemnification against expenses where they have been successful on the merits or otherwise in defense of such actions. A similar standard is applicable in the case of derivative actions, except that indemnification only extends to expenses (including attorneys' fees) incurred in connection with defense or settlement of such action, and the statute requires court approval before there can be any indemnification where the person seeking indemnification has been found liable to the corporation. Section 145 also authorizes a corporation to advance expenses incurred in defending such actions, suits or proceedings in advance of their final disposition. Section 145 empowers the corporation to purchase and maintain insurance on behalf of any directors, officers, employees and agent, against any liability asserted against such person and incurred by such person in any such capacity, whether or not the corporation would have the power to indemnify such person against such liability under Section 145.

        Section 145 provides that the indemnification provided thereby is not exclusive of any other indemnification rights that may exist under any bylaw, agreement, vote of stockholders or disinterested directors, or otherwise.

  Iron Mountain REIT Bylaws and Charter

        The Iron Mountain REIT Charter includes provisions eliminating the personal liability of our directors to the fullest extent permitted by Delaware Corporate Law, and the Iron Mountain REIT

Bylaws include provisions indemnifying our directors and officers to the fullest extent permitted by Delaware Corporate Law. The limitation of liability and indemnification provisions in the Iron Mountain REIT Charter and the Iron Mountain REIT Bylaws may discourage stockholders from bringing a lawsuit against directors for breach of their fiduciary duty. These provisions may also have the effect of reducing the likelihood of derivative litigation against directors and officers, even though a derivative action, if successful, might otherwise benefit us and our stockholders. In addition, the value of investments in our securities may be adversely affected to the extent we pay the costs of settlement and damage awards against directors and officers pursuant to these indemnification provisions.

        Article 12 of the Iron Mountain REIT Bylaws provides indemnification to directors and officers for all actions taken by them in their capacities as directors and officers and for all failures to take action in their capacities as directors and officers to the fullest extent permitted by Delaware Corporate Law against all expense, liability and loss reasonably incurred or suffered by them in connection with any threatened, pending or completed action, suit or proceeding (including, without limitation, an action, suit or proceeding by or in the right of Iron Mountain REIT), whether civil, criminal, administrative or investigative. Article 12 provides advancement of expenses to directors and officers upon receipt of an undertaking by such director or officer to repay such amount if it shall ultimately be determined that he or she is not entitled to indemnification. Article 12 also permits Iron Mountain REIT, by action of its board of directors, to indemnify or advance expenses to employees and other agents of Iron Mountain REIT to the same extent as directors and officers. Amendments, repeals or modifications of Article 12 can only be prospective and no such change may reduce the limitations of director's liability or limit indemnification or advancement of expenses unless adopted by the unanimous vote of all of the directors then serving or the affirmative vote of the holders of a majority of the outstanding shares of stock of Iron Mountain REIT entitled to vote in elections of directors. Article 12 further permits Iron Mountain REIT to maintain insurance, at its expense, for the benefit of any person on behalf of whom insurance is permitted to be purchased by Delaware Corporate Law against any such expenses, liability or loss.

        Under Delaware law, directors of Iron Mountain REIT will remain liable for the following:

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  any breach of the director's duty of loyalty to Iron Mountain REIT or its stockholders;

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  acts or omissions not in good faith or involving intentional misconduct or a knowing violation of law;

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  the payment of dividends, stock repurchases or redemptions that are unlawful under Delaware law; and

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  any transaction in which the director receives an improper personal benefit.

        We maintain directors' and officers' liability insurance which would indemnify our directors and officers against damages arising out of certain kinds of claims which might be made against them based on their negligent acts or omissions while acting in their capacity as such.

MATERIAL FEDERAL INCOME TAX CONSIDERATIONS

        The following is a summary of the material U.S. federal income tax considerations relating to the Merger, to our qualification and taxation as a REIT, and to the acquisition, ownership and disposition of our Common Stock. The summary is based on existing law, and is limited to investors who acquire and own shares of our Common Stock as investment assets rather than as inventory or as property used in a trade or business. The summary does not describe all of the particular tax consequences that might be relevant to you if you are subject to special rules under federal income tax law, for example if you are:

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  a bank, insurance company, or other financial institution;

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  a regulated investment company or REIT;

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  a subchapter S corporation;

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  a broker, dealer or trader in securities or foreign currency;

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  a person who marks-to-market our Common Stock;

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  a person who has a functional currency other than the United States dollar;

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  a person who acquires our Common Stock in connection with employment or other performance of services;

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  a person subject to alternative minimum tax;

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  a person who acquires or owns our Common Stock as part of a straddle, hedging transaction, constructive sale transaction, constructive ownership transaction or conversion transaction;

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  a United States expatriate; or

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  except as specifically described in the following summary, a trust, estate, tax-exempt entity or foreign person.

        The sections of the Code that govern the federal income tax qualification and treatment of a REIT and its stockholders are complex. This section contains a summary of applicable Code provisions, related rules and regulations, and administrative and judicial interpretations, all of which are subject to change, possibly with retroactive effect. Future legislative, judicial or administrative actions or decisions could also affect the accuracy of statements made in this summary. We have received private letter rulings from the IRS with respect to some but not all of the matters described in this summary, and we cannot assure you that the IRS or a court will agree with all of the statements made in this summary. The IRS or a court could, for example, take a different position from that described in this summary with respect to our assets, acquisitions, operations, restructurings or other matters, including with respect to matters similar to, but subsequent or unrelated to, those matters addressed in the IRS private letter rulings issued to us; furthermore, while a private letter ruling from the IRS generally is binding on the IRS, we and our counsel cannot rely on the private letter rulings if the factual representations, assumptions or undertakings made in our letter ruling requests to the IRS are untrue or incomplete in any material respect. If successful, IRS challenges could result in significant tax liabilities for applicable parties. In addition, this summary is not exhaustive of all possible tax consequences, and does not describe any estate, gift, state, local or foreign tax consequences. For all these reasons, we urge you and any prospective acquiror of our Common Stock to consult with a tax advisor about the federal income tax and other tax consequences of the acquisition, ownership and disposition of our Common Stock. Our intentions and beliefs described in this summary are based upon our understanding of applicable laws and regulations that are in effect as of the date of this Proxy Statement/Prospectus. If new laws or regulations are enacted which impact us directly or indirectly, we may change our intentions or beliefs.

        Your federal income tax consequences generally will differ depending on whether or not you are a "U.S. stockholder." For purposes of this summary, a "U.S. stockholder" is a beneficial owner of our Common Stock who is:

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  a citizen or resident of the United States, including an alien individual who is a lawful permanent resident of the United States or meets the substantial presence residency test under the federal income tax laws;

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  an entity treated as a corporation for federal income tax purposes that is created or organized in or under the laws of the United States, any state thereof or the District of Columbia;

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  an estate the income of which is subject to federal income taxation regardless of its source; or

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  a trust if a court within the United States is able to exercise primary supervision over the administration of the trust and one or more United States persons have the authority to control all substantial decisions of the trust, or, to the extent provided in Treasury regulations, a trust in existence on August 20, 1996 that has elected to be treated as a domestic trust;

whose status as a U.S. stockholder is not overridden by an applicable tax treaty. Conversely, a "non-U.S. stockholder" is a beneficial owner of our Common Stock who is not a U.S. stockholder. If any entity treated as a partnership for federal income tax purposes is a beneficial owner of our Common Stock, the tax treatment of a partner in the partnership generally will depend upon the status of the partner and the activities of the partnership. A beneficial owner that is a partnership and partners in such a partnership are urged to consult their tax advisors about the federal income tax consequences of the acquisition, ownership and disposition of our Common Stock.

        Additionally, investors considering acquiring our Common Stock should consult their tax advisors concerning the application of United States federal income tax laws to their particular situation as well as any consequences of the acquisition, ownership and disposition of our Common Stock arising under the laws of any state, local or non-United States taxing jurisdiction.

Federal Income Tax Consequences of the Merger

        The Merger is intended to qualify as a reorganization under Section 368(a)(1)(F) of the Code, and the federal income tax consequences summarized below assume that the Merger will so qualify. Our counsel, Sullivan & Worcester LLP, is of the opinion that the Merger will be treated for federal income tax purposes as a reorganization under Section 368(a)(1)(F) of the Code. However, upon review, the IRS or a court might conclude otherwise.

        Neither Iron Mountain nor Iron Mountain REIT will recognize any gain or loss as a result of the Merger. Except as described below with respect to non-U.S. stockholders that own or have owned in excess of 5% of Iron Mountain Common Stock, stockholders will not recognize any gain or loss upon the conversion of shares of Iron Mountain Common Stock into Iron Mountain REIT Common Stock pursuant to the Merger. The initial tax basis of the Iron Mountain REIT Common Stock received by a stockholder pursuant to the Merger will be the same as such stockholder's adjusted tax basis in the shares of the Iron Mountain Common Stock being converted pursuant to the Merger. The holding period of the Iron Mountain REIT Common Stock received by a stockholder pursuant to the Merger will include the stockholder's holding period with respect to the shares of Iron Mountain Common Stock being converted pursuant to the Merger.

        In the case of a non-U.S. stockholder that owns or has owned in excess of 5% of Iron Mountain Common Stock, it may be necessary for that stockholder to comply with the reporting and other requirements of applicable Treasury regulations under Section 897 of the Code in order to achieve nonrecognition of gain, carryover tax basis and a tacked holding period upon the conversion of shares of Iron Mountain Common Stock into Iron Mountain REIT Common Stock pursuant to the Merger. If you are such a non-U.S. stockholder, we urge you to consult with your own tax advisor to determine your reporting and other obligations with respect to the conversion of shares of Iron Mountain Common Stock into Iron Mountain REIT Common Stock pursuant to the Merger.

Taxation as a REIT

        Effective for our taxable year that commenced January 1, 2014, we intend to elect to be taxed as a REIT under Sections 856 through 860 of the Code, and the discussion below assumes that we will make that election by timely filing our federal income tax return as a REIT. Our REIT election, assuming continuing compliance with the then applicable qualification tests, will continue in effect for subsequent taxable years. As a result of this REIT election, our deferred intercompany gains and similar consolidated return items will be restored into income for our taxable year ending December 31, 2013; however, we expect these restored amounts to total no more than $20.0 million, resulting in an incremental increase to our 2013 federal income tax liability and earnings and profits, but with no impact to our qualification and taxation as a REIT in 2014 and beyond.

        Our counsel, Sullivan & Worcester LLP, is of the opinion that, giving effect to the transactions described in this Proxy Statement/Prospectus, including the Merger and the 2014 Special Distribution, and subject to the discussion below, we have been and will continue to be organized in conformity with the requirements for qualification as a REIT under the Code and that our current and anticipated investments and our plan of operation have enabled us to meet since January 1, 2014 and will enable us to continue to meet the requirements for qualification and taxation as a REIT under the Code. Our counsel's opinions are conditioned upon the assumption that the Iron Mountain Charter, the Iron Mountain Bylaws, the Iron Mountain REIT Charter, the Iron Mountain REIT Bylaws, the Rights Agreement, our storage contracts, and all other legal documents to which we are or have been a party have been and will be complied with by all parties to those documents, upon the accuracy and completeness of the factual matters described in this Proxy Statement/Prospectus, upon the accuracy and completeness of the factual matters provided to us and to our counsel by accountants and appraisers, upon private letter rulings issued to us by the IRS as to certain federal income tax matters, and upon representations made by us as to certain factual matters relating to our organization and operations and our expected manner of operation. If this assumption or a representation is inaccurate or incomplete, our counsel's opinions may be adversely affected and may not be relied upon. The opinions of our counsel are based upon the law as it exists today, but the law may change in the future, possibly with retroactive effect. Given the highly complex nature of the rules governing REITs, the ongoing importance of factual determinations, and the possibility of future changes in our circumstances, no assurance can be given by Sullivan & Worcester LLP or us that we will qualify as or be taxed as a REIT for any particular year. Any opinion of Sullivan & Worcester LLP as to our qualification or taxation as a REIT will be expressed as of the date issued. Our counsel has no obligation to advise us or our stockholders of any subsequent change in the matters stated, represented or assumed or of any subsequent change in the applicable law. Also, the opinions of our counsel are not binding on either the IRS or a court, and either could take a position different from that expressed by our counsel.

        Our actual qualification and taxation as a REIT will depend upon our compliance on a continuing basis with various qualification tests imposed under the Code and summarized below. Our ability to satisfy the asset tests will depend in part upon our board of directors' good faith analysis of the fair market values of our assets, some of which are not susceptible to a precise determination. Our compliance with the REIT income and quarterly asset requirements also depends upon our ability to successfully manage the composition of our income and assets on an ongoing basis. While we believe that we will satisfy these tests, our counsel will not review compliance with these tests on a continuing basis. If we fail to qualify as a REIT in any year, we will be subject to federal income taxation as if we were a corporation taxed under subchapter C of the Code, or a C corporation, and our stockholders will be taxed like stockholders of C corporations, meaning that federal income tax generally will be applied at both the corporate and stockholder levels. In this event, we could be subject to significant tax liabilities, and the amount of cash available for distribution to our stockholders could be reduced or eliminated.

        As a REIT, we generally will not be subject to federal income tax on our net income distributed as dividends to our stockholders. Distributions to our stockholders generally will be included in their income as dividends to the extent of our current or accumulated earnings and profits. Our dividends will not generally be entitled to the preferential tax rates on qualified dividend income, but a portion of our dividends may be treated as capital gain dividends or as qualified dividend income, all as explained below. No portion of any of our dividends will be eligible for the dividends received deduction for corporate stockholders. Distributions in excess of current or accumulated earnings and profits will generally be treated for federal income tax purposes as returns of capital to the extent of a recipient stockholder's basis in our Common Stock, and will reduce this basis.

        Our current or accumulated earnings and profits generally will be allocated first to distributions made on our outstanding preferred stock, if any, and thereafter to distributions made on our Common

Stock. Moreover, under a priority rule for our pre-REIT earnings and profits and any other C corporation earnings and profits to which we succeed, in general all these C corporation earnings and profits are specially allocated to our earliest possible distributions in the applicable taxable year, and only then is the balance of our earnings and profits for the taxable year allocated, generally proportionately, among our distributions to the extent not already treated as a distribution of C corporation earnings and profits under the priority rule. For all these purposes, our distributions include both cash distributions and any in kind distributions of property, such as the 2014 Special Distribution, that we have made or might make. For federal income tax purposes, the aggregate value of the 2014 Special Distribution was $700.0 million.

        If we qualify as a REIT and meet the tests described below, we generally will not pay federal income tax on amounts we distribute to our stockholders. However, even if we qualify as a REIT, we may be subject to federal tax in the following circumstances:

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  We will be taxed at regular corporate rates on any undistributed "real estate investment trust taxable income," determined by including our undistributed net capital gains, if any;

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  If our alternative minimum taxable income exceeds our taxable income, we may be subject to the corporate alternative minimum tax on our items of tax preference;

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  If we have net income from the disposition of "foreclosure property" that is held primarily for sale to customers in the ordinary course of business or from other nonqualifying income from foreclosure property, we will be subject to tax on this income at the highest regular corporate rate, currently 35%;

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  If we have net income from prohibited transactions—that is, dispositions of inventory or property held primarily for sale to customers in the ordinary course of business other than dispositions of foreclosure property and other than dispositions excepted under a statutory safe harbor—we will be subject to tax on this income at a 100% rate;

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  If we fail to satisfy the REIT asset tests described below, due to reasonable cause and not due to willful neglect, but nonetheless maintain our qualification as a REIT because of specified cure provisions, we will be subject to a tax equal to the greater of $50,000 or the highest corporate tax rate multiplied by the net income generated by the nonqualifying assets that caused us to fail the test;

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  If we fail to satisfy the 75% gross income test or the 95% gross income test described below, due to reasonable cause and not due to willful neglect, but nonetheless maintain our qualification as a REIT because of specified cure provisions, we will be subject to tax at a 100% rate on the greater of the amount by which we fail the 75% or the 95% test, with adjustments, multiplied by a fraction intended to reflect our profitability;

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  If we fail to satisfy any provision of the Code that would result in our failure to qualify as a REIT (other than violations of the REIT gross income tests or violations of the REIT asset tests described below), due to reasonable cause and not due to willful neglect, we may retain our REIT qualification but will be subject to a penalty of $50,000 for each failure;

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  If we fail to distribute for any calendar year at least the sum of 85% of our REIT ordinary income for that year, 95% of our REIT capital gain net income for that year and any undistributed taxable income from prior periods, we will be subject to a 4% nondeductible excise tax on the excess of the required distribution over the amounts actually distributed;

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  If we recognize gain on the disposition of any asset that was held by us on January 1, 2014 during a specified period (generally ten years) thereafter, then we will pay tax at the highest regular corporate tax rate, currently 35%, on the lesser of the excess of the fair market value of the asset over our basis in the asset on January 1, 2014, or the gain we recognize in the disposition. In addition, any depreciation recapture income that we will recognize in our 2014 and subsequent taxable years, as a result of accounting method changes that were effective prior to January 1, 2014, will be fully subject to this 35% tax;

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  If we acquire an asset from a corporation in a transaction in which our basis in the asset is determined by reference to the basis of the asset in the hands of a present or former C corporation (including, for example, if we were to liquidate a wholly owned TRS), and if we subsequently recognize gain on the disposition of this asset during a specified period (generally ten years) beginning on the date on which the asset ceased to be owned by the C corporation, then we will pay tax at the highest regular corporate tax rate, currently 35%, on the lesser of the excess of the fair market value of the asset over the C corporation's basis in the asset on the date the asset ceased to be owned by the C corporation, or the gain we recognize in the disposition;

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  If we acquire a corporation in a transaction where we succeed to its tax attributes or if we liquidate a domestic TRS, to preserve our status as a REIT we must generally distribute all of the C corporation earnings and profits inherited in that acquisition or liquidation, if any, not later than the end of our taxable year in which the acquisition or liquidation occurs. However, if we fail to do so, relief provisions would allow us to maintain our status as a REIT provided we distribute any subsequently discovered C corporation earnings and profits and pay an interest charge in respect of the period of delayed distribution;

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  As summarized below, REITs are permitted within limits to own stock and securities of a TRS. A domestic TRS is separately taxed on its net income as a C corporation, and is subject to limitations on the deductibility of interest expense paid to its REIT parent. While a foreign TRS is taxed in the United States only to the extent it has income that is effectively connected with the conduct of a trade or business in the United States or that is investment income from United States sources, a foreign TRS is generally subject to foreign taxes in the jurisdictions in which its assets or operations are located. In addition, the REIT parent is subject to a 100% tax on the amount by which various charges and reimbursements between the parent REIT and its TRSs are determined to be priced excessively in favor of the REIT rather than on an arms' length basis; and

  •
  To the extent we invest in properties in foreign jurisdictions, our income from those properties will generally be subject to tax in those jurisdictions. If we operate as we plan to operate, then we will distribute all of our taxable income to our stockholders such that we will generally not pay federal income tax. As a result, we will be unable to recover the cost of foreign income taxes imposed on our foreign investments by claiming foreign tax credits against our federal income tax liability. Also, as a REIT, we will be unable to pass through to our stockholders any foreign tax credits.

        If we fail to qualify as a REIT or elect not to qualify as a REIT, then we will be subject to federal income tax in the same manner as a regular C corporation. Further, as a regular C corporation, distributions to our stockholders will not be deductible by us, nor will distributions be required under the Code. Also, to the extent of our current and accumulated earnings and profits, all distributions to our stockholders will generally be taxable as ordinary dividends potentially eligible for the preferential tax rates described below in "Taxation of U.S. Stockholders" and, subject to limitations in the Code, will be potentially eligible for the dividends received deduction for corporate stockholders. Finally, we will generally be disqualified from qualification as a REIT for the four taxable years following the taxable year in which the termination is effective. Our failure to qualify as a REIT for even one year could result in reduction or elimination of distributions to our stockholders or in our incurring substantial indebtedness or liquidating substantial investments in order to pay the resulting corporate level taxes, which could adversely impact our ability to make payments or distributions to our stockholders. The Code provides relief provisions under which we might avoid automatically ceasing to be a REIT for failure to meet specified REIT requirements, all as described in more detail below.

REIT Qualification Requirements

        General Requirements.    Section 856(a) of the Code defines a REIT as a corporation, trust or association:

  (1)
  that is managed by one or more trustees or directors;

  (2)
  the beneficial ownership of which is evidenced by transferable shares or by transferable certificates of beneficial interest;

  (3)
  that would be taxable, but for Sections 856 through 859 of the Code, as a domestic C corporation;

  (4)
  that is not a financial institution or an insurance company subject to special provisions of the Code;

  (5)
  the beneficial ownership of which is held by 100 or more persons;

  (6)
  that is not "closely held" as defined under the personal holding company stock ownership test, as described below; and

  (7)
  that meets other tests regarding the nature of its income and assets and the amount of its distributions, all as described below.

        Section 856(b) of the Code provides that conditions (1) through (4) must be met during the entire taxable year and that condition (5) must be met during at least 335 days of a taxable year of 12 months, or during a proportionate part of a taxable year of less than 12 months. Section 856(h)(2) of the Code provides that neither condition (5) nor (6) need to have been met during our first taxable year as a REIT. We believe that we will meet conditions (1) through (7) during each of the requisite periods commencing with our 2014 taxable year, and that we will continue to meet these conditions in future taxable years. There can, however, be no assurance in this regard.

        By reason of condition (6), we will fail to qualify as a REIT for a taxable year if at any time during the last half of a year (except for our first taxable year as a REIT) more than 50% in value of our outstanding stock is owned directly or indirectly by five or fewer individuals. To help comply with condition (6), the Iron Mountain REIT Charter will, after the Merger, restrict transfers of our stock that would otherwise result in concentrated ownership positions, and the Rights Agreement is designed to have a comparable effect while it is in effect. In addition, if we comply with applicable Treasury regulations to ascertain the ownership of our outstanding stock and do not know, or by exercising reasonable diligence would not have known, that we failed condition (6), then we will be treated as having met condition (6). Our failure to comply with these regulations for ascertaining ownership may result in a penalty of $25,000, or $50,000 for intentional violations. Accordingly, we intend to comply with these regulations, and to request annually from record holders of significant percentages of our stock information regarding the ownership of our stock. Under the Iron Mountain REIT Charter, our stockholders will be required to respond to these requests for information. A stockholder who fails or refuses to comply with the request will be required by Treasury regulations to submit a statement with its federal income tax return disclosing its actual ownership of our Common Stock and other information.

        For purposes of condition (6), the term "individuals" is defined in the Code to include natural persons, supplemental unemployment compensation benefit plans, private foundations and portions of a trust permanently set aside or used exclusively for charitable purposes, but not other entities or qualified pension plans or profit-sharing trusts. As a result, REIT shares owned by an entity that is not an "individual" are considered to be owned by the direct and indirect owners of the entity that are individuals (as so defined), rather than to be owned by the entity itself. Similarly, REIT shares held by a qualified pension plan or profit-sharing trust are treated as held directly by the individual beneficiaries in proportion to their actuarial interests in such plan or trust. Consequently, five or fewer such trusts could own more than 50% of the interests in an entity without jeopardizing that entity's federal income tax qualification as a REIT. However, as described below, if a REIT is a "pension-held REIT," each qualified pension plan or profit-sharing pension trust owning more than 10% of the REIT's shares by value generally may be taxed on a portion of the dividends it receives from the REIT.

        The Code provides that we will not automatically fail to be a REIT if we do not meet conditions (1) through (6), provided we can establish that such failure was due to reasonable cause and not due to willful neglect. Each such excused failure will result in the imposition of a $50,000 penalty instead of REIT disqualification. It is impossible to state whether in all circumstances we would be entitled to the benefit of this relief provision. This relief provision applies to any failure of the applicable conditions, even if the failure first occurred in a prior taxable year.

        In addition, as a REIT we must retain the calendar year as our taxable year, and we intend to do so.

        Our Wholly Owned Subsidiaries and Our Investments Through Partnerships.    Except in respect of TRSs as described below, Section 856 (i) of the Code provides that any corporation, 100% of whose stock is held by a REIT and its disregarded subsidiaries, is a qualified REIT subsidiary and shall not be treated as a separate corporation. The assets, liabilities and items of income, deduction and credit of a qualified REIT subsidiary are treated as the REIT's. We believe that each of our direct and indirect wholly owned subsidiaries, other than the TRSs described below, will be either a qualified REIT subsidiary within the meaning of Section 856(i) of the Code or a noncorporate entity that for federal income tax purposes is not treated as separate from its owner under Treasury regulations issued under Section 7701 of the Code. Thus, except for the TRSs described below, in applying all the federal income tax REIT qualification requirements described in this summary, all assets, liabilities and items of income, deduction and credit of our direct and indirect wholly owned subsidiaries are treated as ours.

        We have invested and may invest in real estate through one or more entities that are treated as partnerships for federal income tax purposes, including limited or general partnerships, limited liability companies or foreign entities. In the case of a REIT that is a partner in a partnership, Treasury regulations under the Code provide that, for purposes of the REIT qualification requirements regarding income and assets described below, the REIT is deemed to own its proportionate share of the assets of the partnership corresponding to the REIT's proportionate capital interest in the partnership and is deemed to be entitled to the income of the partnership attributable to this proportionate share. In addition, for these purposes, the character of the assets and items of gross income of the partnership generally remains the same in the hands of the REIT. Accordingly, our proportionate share of the assets, liabilities and items of income of each partnership in which we are a partner will be treated as ours for purposes of the income tests and asset tests described below. In contrast, for purposes of the distribution requirement described below, we must take into account as a partner our share of the partnership's income as determined under the general federal income tax rules governing partners and partnerships under Sections 701 through 777 of the Code.

        Other countries may impose taxes on the assets and operations of our QRSs and partnerships within their jurisdictions. As a REIT, neither we nor our stockholders are expected to benefit from foreign tax credits arising from those taxes.

        Taxable REIT Subsidiaries.    A REIT is permitted to own any or all of the securities of a "taxable REIT subsidiary" as defined in Section 856(l) of the Code, provided that no more than 25% of the total value of the REIT's assets, at the close of each quarter, is comprised of investments in the stock or securities of its TRSs. We have received a private letter ruling from the IRS that a loan to a TRS of ours that is adequately secured by real estate or interests in real property will not be treated as a security for purposes of this 25% TRS limitation. Among other requirements, a TRS of ours must:

  (1)
  be a corporation (other than a REIT) for federal income tax purposes in which we directly or indirectly own shares;

  (2)
  join with us in making a TRS election;

  (3)
  not directly or indirectly operate or manage a lodging facility or a health care facility; and

  (4)
  not directly or indirectly provide to any person, under a franchise, license or otherwise, rights to any brand name under which any lodging facility or health care facility is operated, except that in limited circumstances a subfranchise, sublicense or similar right can be granted to an independent contractor to operate or manage a lodging facility or a health care facility.

        In addition, any corporation (other than a REIT) in which a TRS directly or indirectly owns more than 35% of the voting power or value of the outstanding securities of such corporation will automatically be treated as a TRS. Subject to the discussion below, we believe that we and each of our TRSs have complied with, and will continue to comply with, on a continuous basis, the requirements for TRS status at all times during which the subsidiary's TRS election is reported as being in effect, and we believe that the same will be true for any TRS that we later form or acquire.

        Our ownership of stock and securities in TRSs is exempt from the 10% and 5% REIT asset tests described below. Also, as described below, TRSs can perform services for our tenants without disqualifying the rents and services fees we receive from those tenants under the 75% or 95% gross income tests described below. Moreover, because TRSs are taxed as C corporations that are separate from us, their assets, liabilities and items of income, deduction and credit generally are not imputed to us for purposes of the REIT qualification requirements described in this summary. Therefore, TRSs may generally undertake third-party management and development activities and activities not related to real estate.

        Restrictions are imposed on TRSs to ensure that they will be subject to an appropriate level of federal income taxation. For example, a TRS may not deduct interest paid in any year to an affiliated REIT to the extent that the interest payments exceed, generally, 50% of the TRS's adjusted taxable income for that year. However, the TRS may carry forward the disallowed interest expense to a succeeding year, and deduct the interest in that later year subject to that year's 50% adjusted taxable income limitation. In addition, if a TRS pays interest, rent or other amounts to its affiliated REIT in an amount that exceeds what an unrelated third party would have paid in an arm's length transaction, then the REIT generally will be subject to an excise tax equal to 100% of the excessive portion of the payment. Finally, if in comparison to an arm's length transaction, a third-party tenant has overpaid rent to the REIT in exchange for underpaying the TRS for services rendered, and if the REIT has not adequately compensated the TRS for services provided to or on behalf of the third-party tenant, then the REIT may be subject to an excise tax equal to 100% of the undercompensation to the TRS. A safe harbor exception to this excise tax applies if the TRS has been compensated at a rate at least equal to 150% of its direct cost in furnishing or rendering the service. Based on our transfer pricing analyses conducted by external transfer pricing specialists, we believe that our TRSs will receive at least arm's length compensation from our tenants or from us for the services they provide to our tenants. There can be no assurance that arrangements involving our TRSs will not result in the imposition of one or more of these deduction limitations or excise taxes, but we do not believe that we or our TRSs are or will be subject to these impositions.

        Other countries may impose taxes on the assets and operations of our TRSs within their jurisdictions. However, as a REIT, neither we nor our stockholders are expected to benefit from foreign tax credits arising from those taxes.

        Our Assets as Real Estate Assets.    Treasury regulations define "real property" for purposes of Section 856 of the Code to mean land or improvements thereon, such as buildings or other inherently permanent structures thereon, including items which are structural components of such buildings or structures. In addition, the term is defined recursively so that real property includes interests in real property. The term "real property" includes both property located within and outside of the United States. Local law definitions are not controlling as to what constitutes "real property". By way of illustration, Treasury regulations provide that real property includes wiring in a building, plumbing systems, central heating or central air-conditioning machinery, pipes or ducts, elevators or escalators installed in a building and other items which are structural components of a building or other inherently permanent structure. Recently proposed Treasury regulations, with a proposed, prospective effective date, elaborate upon and generally affirm the principles of these existing Treasury regulations.

        We have received a private letter ruling from the IRS that our steel racking structures are real estate assets. This conclusion is consistent with prior administrative and judicial precedent involving building structures and building systems. Accordingly, we believe that substantially all of our facility improvements, including our steel racking structures, are properly treated as real estate assets for purposes of Section 856 of the Code.

        In addition, Treasury regulations provide that, for purposes of Section 856 of the Code, the term "interests in real property" includes several types of intangible interests that relate to real property such as timeshare interests that represent an undivided fractional fee interest, or undivided leasehold interest, in real property, and that entitle the holders of the interests to the use and enjoyment of the property for a specified period of time each year, and stock held by a person as a tenant-stockholder in a cooperative housing corporation. In administrative pronouncements spanning several decades and most recently in proposed Treasury regulations, the IRS has concluded that "interests in real property" properly include intangibles such as voting rights and goodwill that derive their value from and are inseparable from real property and real property rental revenues. Consistent with this prior administrative practice as well as the recently proposed Treasury regulations, we have received a private letter ruling from the IRS that the portions of our intangible assets derived from and inseparable from our real property and our storage rental business, as opposed to our TRSs' service businesses, are "interests in real property" for purposes of Section 856 of the Code. Accordingly, we believe that the portions of our intangible assets determined by our board of directors to be derived from and inseparable from our real property and our storage rental business will be "interests in real property" and "real estate assets" for purposes of Section 856 of the Code.

        In order to qualify as a mortgage on real property for purposes of the 75% gross income test and 75% asset test described below, a mortgage loan must be secured by real property with a fair market value, at the time the loan is made, at least equal to the amount of the loan. In Revenue Ruling 80-280, 1980-2 C.B. 207, the IRS concluded that a loan secured by a mortgage loan can itself qualify as an interest in mortgages on real property where the ultimate collateral in the arrangement is real property of sufficient fair market value. Although there can be no assurance in this regard, we believe that our loans that are intended to be mortgages on real property for purposes of the REIT income and asset tests below will in fact so qualify, because we seek to have those loans secured by real property of sufficient fair market value.

        Income Tests.    There are two gross income requirements for qualification as a REIT under the Code:

  •
  At least 75% of our gross income for each taxable year (excluding: (a) gross income from sales or other dispositions of property held primarily for sale; (b) any income arising from "clearly identified" hedging transactions that we enter into to manage interest rate or price changes or currency fluctuations with respect to borrowings we incur to acquire or carry real estate assets; (c) any income arising from "clearly identified" hedging transactions that we enter into primarily to manage risk of currency fluctuations relating to any item that qualifies under the 75% or 95% gross income tests (or any property that generates such income or gain); (d) real estate foreign exchange gain (as defined in Section 856(n)(2) of the Code); (e) income from the repurchase or discharge of indebtedness; and (f) gross income, including applicable adjustments under Section 481(a) of the Code, excludable under Section 856(c)(5)(J)(i) of the Code on account of an IRS private letter ruling issued to us) must be derived from investments relating to real property, including "rents from real property" as defined under Section 856 of the Code, interest and gain from mortgages on real property or on interests in real property, income and gain from foreclosure property, gain from the sale or other disposition of real property other than dealer property, dividends and gain from shares in other REITs, or amounts described under Section 856(c)(5)(J)(ii) of the Code as producing income described in Section 856(c)(3) of the Code on account of an IRS private letter ruling issued to us. When we receive new capital in exchange for our stock or in a public offering of five-year or longer debt instruments, income attributable to the temporary investment of this new capital in stock or a debt instrument, if received or accrued within one year of our receipt of the new capital, is generally also qualifying income under the 75% gross income test.

  •
  At least 95% of our gross income for each taxable year (excluding: (a) gross income from sales or other dispositions of property held primarily for sale; (b) any income arising from "clearly identified" hedging transactions that we enter into to manage interest rate or price changes or currency fluctuations with respect to borrowings we incur to acquire or carry real estate assets; (c) any income arising from "clearly identified" hedging transactions that we enter into primarily to manage risk of currency fluctuations relating to any item that qualifies under the 75% or 95% gross income tests (or any property that generates such income or gain); (d) passive foreign exchange gain (as defined in Section 856(n)(3) of the Code); (e) income from the repurchase or discharge of indebtedness; and (f) gross income, including applicable adjustments under Section 481(a) of the Code, excludable under Section 856(c)(5)(J)(i) of the Code on account of an IRS private letter ruling issued to us) must be derived from a combination of items of real property income that satisfy the 75% gross income test described above, dividends, interest, gains from the sale or disposition of stock, securities or real property, or amounts described under Section 856(c)(5)(J)(ii) of the Code as producing income described in Section 856(c)(2) on account of an IRS private letter ruling issued to us.

        Although we will use our best efforts to ensure that the income generated by our investments will be of a type that satisfies both the 75% and 95% gross income tests, there can be no assurance in this regard.

        In order to qualify as "rents from real property" under Section 856 of the Code, several requirements must be met:

  •
  The amount of rent received generally must not be based on the income or profits of any person, but may be based on a fixed percentage or percentages of receipts or sales.

  •
  Rents do not qualify if the REIT owns 10% or more by vote or value of the tenant (or 10% or more of the interests in the assets or net profits of the tenant, if the tenant is not a corporation), whether directly or after application of attribution rules. While we intend not to lease property to any party if rents from that property would not qualify as "rents from real property", application of the 10% ownership rule is dependent upon complex attribution rules and circumstances that may be beyond our control. For example, an unaffiliated third party's ownership directly or by attribution of 10% or more by value of our stock, as well as an ownership position in the stock of one of our tenants which, when added to our own ownership position in that tenant, totals 10% or more by vote or value of the stock of that tenant (or 10% or more of the interests in the assets or net profits of the tenant, if the tenant is not a corporation), would result in that tenant's rents not qualifying as "rents from real property". The Iron Mountain REIT Charter will, after the Merger, disallow transfers or purported acquisitions, directly or by attribution, of our stock to the extent necessary to maintain our REIT status under the Code, and the Rights Agreement is designed to have a comparable effect for the period between the start of our first REIT taxable year and the Merger. Nevertheless, there can be no assurance that the Rights Agreement and the Iron Mountain REIT Charter have been or will be effective to prevent our REIT status from being jeopardized under the 10% affiliated tenant rule. Furthermore, there can be no assurance that we will be able to monitor and enforce these restrictions, nor will our stockholders necessarily be aware of ownership of our stock attributed to them under the Code's attribution rules.

  •
  There is a limited exception to the above prohibition on earning "rents from real property" from a 10% affiliated tenant where the tenant is a TRS. If at least 90% of the leased space of a property is leased to tenants other than TRSs and 10% affiliated tenants, and if the TRS's rent for space at that property is substantially comparable to the rents paid by nonaffiliated tenants for comparable space at the property (or, based on a private letter ruling that we received from the IRS, substantially comparable to the rents paid by nonaffiliated tenants for comparable space in the geographic area if there is no comparable space at that property), then otherwise qualifying rents paid by the TRS to the REIT will not be disqualified on account of the rule prohibiting 10% affiliated tenants. At some of our facilities, we may lease space to a TRS so that, for example, the TRS can provide on-site services. In any such instance, we cannot be sure that the rental relationship will qualify under the limited exception for leasing space to a TRS, and in some instances we expect that the rental relationship will in fact not qualify on account of not meeting the applicable 90% test. Whether rents paid by a TRS are substantially comparable to rents paid by other tenants is generally determined at the time the lease with the TRS is entered into, extended, and modified, if the modification increases the rents due under the lease. However, if a lease with a "controlled TRS" is modified and the modification results in an increase in the rents payable by the TRS, any increase will not qualify as "rents from real property." For purposes of this rule, a "controlled TRS" is a TRS in which we own stock possessing more than 50% of the voting power or more than 50% of the total value of the outstanding stock, and we expect that most all of our TRSs are and will remain controlled TRSs.

  •
  In order for rents to qualify, we generally must not manage the property or furnish or render services to the tenants of the property, except through an independent contractor from whom we derive no income or through one of our TRSs. There is an exception to this rule permitting a REIT to perform customary tenant services of the sort that a tax-exempt organization could perform without being considered in receipt of "unrelated business taxable income", or UBTI, under Section 512(b)(3) of the Code. In addition, a de minimis amount of noncustomary services provided to tenants will not disqualify income as "rents from real property" so long as the value of the impermissible tenant services does not exceed 1% of the gross income from the property.

  •
  If rent attributable to personal property leased in connection with a lease of real property is 15% or less of the total rent received under the lease, then the rent attributable to personal property will qualify as "rents from real property"; if this 15% threshold is exceeded, the rent attributable to personal property will not so qualify. The portion of rental income treated as attributable to personal property is determined according to the ratio of the fair market value of the personal property to the total fair market value of the real and personal property that is rented. While this 15% test generally is applied separately to each lease of real property, Treasury regulations provide that the test may be applied on an aggregate basis at a multi-tenanted facility with substantially similar leases, such that the aggregate rents received or accrued at the facility under substantially similar leases are tested by reference to the ratio of the fair market value of all rented personal property under such leases to the total fair market value of all rented real and personal property under such leases.

  •
  In addition, "rents from real property" includes both charges we receive for services customarily rendered in connection with the rental of comparable real property in the same geographical area, and also charges we receive for services provided by our TRS as contemplated by a published IRS revenue ruling on this topic. We have a received a private letter ruling from the IRS concluding that fees we receive for storage-related services constitute "rents from real property", and we expect our storage-related service fees to continue to so qualify.

        For the reasons set forth below, we believe that all or substantially all of our rents will qualify as "rents from real property" for purposes of Section 856 of the Code.

        With respect to many of the services we render at our facilities, we believe that these services will be of the type that are usually or customarily performed in connection with the rental of storage space in the relevant geographical area and that are customarily performed by a tax-exempt organization without generating UBTI, and that these services thus satisfy both customary standards above so that we may provide them without utilizing a TRS. Therefore, we believe that our provision of these customary services will not cause rents and customary services revenues received with respect to our properties to fail to qualify as "rents from real property." Any impermissible tenant services at a facility are expected to be provided by an independent contractor or a TRS under appropriate arrangements in order to avoid jeopardizing the qualification of our storage and related services revenues as "rents from real property." If, contrary to our expectation, the IRS or a court determines that one or more services we provide to our tenants directly (and not through a TRS or an independent contractor) are impermissible tenant services, and that the amount of gross receipts we receive that is attributable to the provision of such services during a taxable year at a facility exceeds 1% of all gross receipts we received or accrued during such taxable year with respect to that facility, then all of the rents from that facility will be nonqualifying income for purposes of the 75% and 95% gross income tests. Although rents at any one facility are generally immaterial to our compliance with the 75% and 95% gross income tests, a finding by the IRS or a court of sufficient impermissible tenant services at our largest facilities or a large number of facilities could possibly jeopardize our ability to comply with the 95% gross income test, and in an extreme case possibly even with the 75% gross income test. Under those circumstances, however, we expect that we would qualify for the gross income tests' relief provision described below, and thereby preserve our qualification as a REIT; however, the penalty taxes associated with this relief could be material. In applying the above criteria, each lease of space is evaluated separately from each other lease, except that the 1% threshold for impermissible tenant services is applied on a facility-by-facility basis, as described above.

        With respect to any foreign properties, we have maintained, and will continue to maintain, appropriate books and records for our foreign properties in local currencies. Accordingly, for federal income tax purposes, including presumably the 75% and 95% gross income tests summarized above, our income, gains and losses from our foreign operations that are not held in TRSs will generally be calculated first in the applicable local currency, and then translated into United States dollars at appropriate exchange rates. On the periodic repatriation of monies from such foreign operations to the United States, we will be required to recognize foreign exchange gains or losses; however, the foreign exchange gains we recognize from repatriation are generally expected to constitute "real estate foreign exchange gains" under Section 856(n)(2) of the Code, and will thus be excluded from the 75% and 95% gross income tests summarized above.

        In addition, when we own interests in entities that are "controlled foreign corporations" for federal income tax purposes, we are deemed to receive our allocable share of certain income, referred to as Subpart F Income, earned by such controlled foreign corporations whether or not that income is actually distributed to us. Numerous exceptions apply in determining whether an item of income is

Subpart F Income, including exceptions for rent received from an unrelated person and derived in the active conduct of a trade or business. Rents from real property are generally treated as earned in an active trade or business if the lessor regularly performs active and substantial management and operational functions with respect to the property while it is leased, but only if such activities are performed through the lessor's own officers or staff of employees. We believe that our controlled foreign corporations generally satisfy this active rental exception, and accordingly we have not recognized and do not expect to recognize material amounts of Subpart F Income. We have received private letter rulings from the IRS that the types of Subpart F Income most likely to be recognized by us either qualify under or are excluded from the 95% gross income test. However, we have received no ruling regarding whether other types of Subpart F Income qualify for or are excluded from the 95% gross income test. In addition, we do not believe our Subpart F income qualifies under the 75% gross income test.

        Absent the "foreclosure property" rules of Section 856(e) of the Code, a REIT's receipt of active, nonrental gross income from a property would not qualify under the 75% and 95% gross income tests. But as foreclosure property, the active, nonrental gross income from a property would so qualify. In the case of property leased by a REIT to a tenant, foreclosure property generally consists of the real property and incidental personal property that the REIT has reduced to possession upon a default or imminent default under the lease by the tenant, and as to which a timely foreclosure property election is made. Any gain that a REIT recognizes on the sale of foreclosure property held as inventory or primarily for sale to customers, plus any income it receives from foreclosure property that would not qualify under the 75% gross income test in the absence of foreclosure property treatment, reduced by expenses directly connected with the production of those items of income, would be subject to income tax at the maximum corporate rate, currently 35%, under the foreclosure property income tax rules of Section 857(b)(4) of the Code.

        Other than sales of foreclosure property, any gain we realize on the sale of property held as inventory or other property held primarily for sale to customers in the ordinary course of business will be treated as income from a prohibited transaction that is subject to a penalty tax at a 100% rate. This prohibited transaction income also may adversely affect our ability to satisfy the 75% and 95% gross income tests for federal income tax qualification as a REIT. We cannot provide assurances as to whether or not the IRS might successfully assert that one or more of our dispositions would be subject to the 100% penalty tax. However, we believe that dispositions of assets that we might make will not be subject to the 100% penalty tax, because we intend to:

  •
  engage in the business of developing, owning, leasing and managing our existing properties and acquiring, developing, owning, leasing and managing new properties; and

  •
  own and use our assets for the long-term, with only occasional dispositions.

        If we fail to satisfy one or both of the 75% or the 95% gross income tests in any taxable year, we may nevertheless qualify as a REIT for that year if we satisfy the following requirements:

  •
  our failure to meet the test is due to reasonable cause and not due to willful neglect; and

  •
  after we identify the failure, we file a schedule describing each item of our gross income included in the 75% or 95% gross income tests for that taxable year.

It is impossible to state whether in all circumstances we would be entitled to the benefit of this relief provision for the 75% and 95% gross income tests. Even if this relief provision does apply, a 100% tax is imposed upon the greater of the amount by which we failed the 75% test or the amount by which we failed the 95% test, with adjustments, multiplied by a fraction intended to reflect our profitability. This relief provision applies to any failure of the applicable income tests, even if the failure first occurred in a year prior to the taxable year in which the failure was discovered.

        Based on the discussion above, we believe that we have satisfied, and will continue to satisfy, the 75% and 95% gross income tests outlined above on a continuing basis beginning January 1, 2014.

        Asset Tests.    At the close of each quarter of each taxable year, we must also satisfy the following asset percentage tests in order to qualify as a REIT for federal income tax purposes:

  •
  At least 75% of the value of our total assets must consist of real estate assets, cash and cash items, shares in other REITs, government securities and temporary investments of new capital (that is, stock or debt instruments purchased with proceeds of a stock offering or a public offering of our debt with a term of at least five years, but only for the one-year period commencing with our receipt of the offering proceeds).

  •
  Not more than 25% of the value of our total assets may be represented by securities other than those securities that count favorably toward the preceding 75% asset test.

  •
  Of the investments included in the preceding 25% asset class, the value of any one non-REIT issuer's securities that we own may not exceed 5% of the value of our total assets. In addition, we may not own more than 10% of the vote or value of any one non-REIT issuer's outstanding securities, unless the securities are "straight debt" securities or otherwise excepted as described below. Our stock and securities in a TRS are exempted from these 5% and 10% asset tests.

  •
  No more than 25% of the value of our total assets may be represented by stock or securities of TRSs.

We have received a private letter ruling from the IRS that a loan to a TRS of ours that is adequately secured by real estate or interests in real property will be treated as a real estate asset, and not as a security, for purposes of the REIT asset tests above.

        We have received a private letter ruling from the IRS that our steel racking structures are real estate assets for purposes of Section 856 of the Code, and accordingly we believe that substantially all of our facility improvements, including our steel racking structures, are properly treated as real estate assets for purposes of Section 856 of the Code. Additionally, we have received a private letter ruling from the IRS that the portions of our intangible assets derived from and inseparable from our real property and our storage rental business, as opposed to our TRSs' service businesses, are "interests in real property" for purposes of Section 856 of the Code. Accordingly, we believe that the portions of our intangible assets determined by our board of directors to be derived from and inseparable from our real property and our storage rental business will be "interests in real property" and "real estate assets" for purposes of Section 856 of the Code. Because all or substantially all of our intangible assets (including goodwill) recorded on our financial statements, other than those allocated to our TRSs' service businesses, relate to current and future rental cash flows from space in our facilities and from our storage rental business, we expect that such intangibles are and will remain "interests in real property."

        Following the close of each quarter after the beginning of our first REIT taxable year, our board of directors expects to review internally prepared valuation presentations, which will assist it in determining the nature and value of the assets shown on our financial statements for purposes of the various REIT asset and income tests under Section 856 of the Code. Upon review and due consideration of each completed quarter's valuation presentation, our board of directors will determine, to the maximum extent it is authorized and afforded discretion to determine such matters under applicable federal income tax laws (including in particular Section 856(c)(5)(A) of the Code), whether for the completed calendar quarter (a) the quantity of our intangible assets (including goodwill) that were derived from our real estate and storage rental business, as opposed to our TRSs' service businesses, and (b) the value of our assets, including the value of our facilities, improvements (including steel racking structures and other building systems), intangibles and other assets, were such that we satisfied all of the above REIT asset tests. In respect of the quarters ended March 31, 2014, June 30, 2014, and September 30, 2014, and in accordance with the foregoing principles, our board of directors determined that we have satisfied all of the above REIT asset tests.

        The above REIT asset tests must be satisfied at the close of each calendar quarter of each taxable year as a REIT. After a REIT meets the asset tests at the close of any quarter, it will not lose its status as a REIT in any subsequent quarter solely because of fluctuations in the values of its assets, including if the fluctuations are caused by changes in the foreign currency exchange rate used to value any foreign assets; but this grandfathering rule may be of limited benefit to a REIT such as us that makes periodic acquisitions of both qualifying and nonqualifying REIT assets. When a failure to satisfy the above asset tests results from an acquisition of securities or other property during a quarter, the failure can be cured by disposition of sufficient nonqualifying assets within 30 days after the close of that quarter.

        In addition, if we fail the 5% value test or the 10% vote or value tests at the close of any quarter and do not cure such failure within 30 days after the close of that quarter, that failure will nevertheless be excused if (a) the failure is de minimis and (b) within 6 months after the last day of the quarter in which we identify the failure, we either dispose of the assets causing the failure or otherwise satisfy the 5% value and 10% vote and value asset tests. For purposes of this relief provision, the failure will be "de minimis" if the value of the assets causing the failure does not exceed the lesser of (a) 1% of the total value of our assets at the end of the relevant quarter or (b) $10,000,000. If our failure is not de minimis, or if any of the other REIT asset tests have been violated, we may nevertheless qualify as a REIT if (a) we provide the IRS with a description of each asset causing the failure, (b) the failure was due to reasonable cause and not willful neglect, (c) we pay a tax equal to the greater of (1) $50,000 or (2) the highest rate of corporate tax imposed, currently 35%, on the net income generated by the assets causing the failure during the period of the failure, and (d) within 6 months after the last day of the quarter in which we identify the failure, we either dispose of the assets causing the failure or otherwise satisfy all of the REIT asset tests. These relief provisions apply to any failure of the applicable asset tests, even if the failure first occurred in a year prior to the taxable year in which the failure was discovered. However, as described above, it is unclear how we might apply the relief provisions to intangible assets that by their nature cannot be severed and separately transferred from our real property and our storage rental business.

        The Code also provides an excepted securities safe harbor to the 10% value test that includes among other items (a) "straight debt" securities, (b) certain rental agreements in which payment is to be made in subsequent years, (c) any obligation to pay "rents from real property", (d) securities issued by governmental entities that are not dependent in whole or in part on the profits of or payments from a nongovernmental entity, and (e) any security issued by another REIT. We will maintain records of the value of our assets to document our compliance with the above asset tests and intend to take actions as may be required to cure any failure to satisfy the tests within 30 days after the close of any quarter or within the six month periods described above.

        Based on the discussion above, we believe that we have satisfied, and will continue to satisfy, the above REIT asset tests on a continuing basis beginning January 1, 2014.

        Annual Distribution Requirements.    In order to qualify for taxation as a REIT under the Code, we will be required to make annual distributions other than capital gain dividends to our stockholders in an amount at least equal to the excess of:

  (1)
  the sum of 90% of our "real estate investment trust taxable income" and 90% of our net income after tax, if any, from property received in foreclosure, over

  (2)
  the amount by which our noncash income (e.g., imputed rental income or income from transactions inadvertently failing to qualify as like-kind exchanges) exceeds 5% of our "real estate investment trust taxable income."

For these purposes, our "real estate investment trust taxable income" is as defined under Section 857 of the Code and is computed without regard to the dividends paid deduction and our net capital gain and will generally be reduced by specified corporate level taxes that we pay (e.g., taxes on built-in gains or depreciation recapture income).

        The distributions must be paid in the taxable year to which they relate, or in the following taxable year if declared before we timely file our federal income tax return for the earlier taxable year and if paid on or before the first regular distribution payment after that declaration. If a dividend is declared in October, November or December to stockholders of record during one of those months, and is paid during the following January, then for federal income tax purposes the dividend will be treated as having been both paid and received on December 31 of the prior taxable year. A distribution which is not pro rata within a class of our stock entitled to a distribution, or which is not consistent with the rights to distributions among our classes of stock, is a preferential distribution that is not taken into consideration for purposes of the distribution requirements, and accordingly the payment of a preferential distribution could affect our ability to meet the distribution requirements. Taking into account our distribution policies, including the 2014 Special Distribution and any similar distribution or dividend reinvestment plan we might adopt in the future, we do not believe that we will make any preferential distributions; in particular, we have received a private letter ruling from the IRS that the mechanics we employed for the 2014 Special Distribution would not result in a preferential distribution.

        The 90% distribution requirements may be waived by the IRS if a REIT establishes that it failed to meet them by reason of distributions previously made to meet the requirements of the 4% excise tax described below. To the extent that we do not distribute all of our net capital gain and all of our real estate investment trust taxable income, as adjusted, we will be subject to federal income tax (at regular corporate rates) on undistributed amounts. In addition, we will be subject to a 4% nondeductible excise tax to the extent we fail within a calendar year to make required distributions to our stockholders of 85% of our ordinary income and 95% of our capital gain net income plus the excess, if any, of the "grossed up required distribution" for the preceding calendar year over the amount treated as distributed for that preceding calendar year. For this purpose, the term "grossed up required distribution" for any calendar year is the sum of our taxable income for the calendar year without regard to the deduction for dividends paid and all amounts from earlier years that are not treated as having been distributed under the provision. We will be treated as having sufficient earnings and profits to treat as a dividend any distribution by us up to the amount required to be distributed in order to avoid imposition of the 4% excise tax. In addition, we have received a private letter ruling from the IRS that we will be treated as having sufficient earnings and profits to fully distribute as a dividend to our stockholders the taxable income we earned on account of depreciation recapture.

        If we do not have enough cash or other liquid assets to meet the 90% distribution requirements, or if we so choose, we may find it necessary or desirable to arrange for another distribution, which may be paid in a mix of our Common Stock and cash, like the 2014 Special Distribution, or to arrange for new debt or equity financing to provide funds for required distributions in order to maintain our REIT status. We can provide no assurance that financing would be available for these purposes on favorable terms, if at all.

        We may be able to rectify a failure to pay sufficient dividends for any year by paying "deficiency dividends" to stockholders in a later year. These deficiency dividends may be included in our deduction for dividends paid for the earlier year, but an interest charge would be imposed upon us for the delay in distribution.

        In addition to the other distribution requirements above, to preserve our status as a REIT we are required to timely distribute all C corporation earnings and profits that relate to our pre-REIT period or that we inherit from acquired corporations, both as described below.

Our C Corporation History

        Our Built-in Gains.    As described above, notwithstanding our anticipated qualification and taxation as a REIT, we may still be subject to corporate taxation in particular circumstances. If we recognize gain on the disposition of any REIT asset that was held by us on January 1, 2014 during a specified period (generally ten years) thereafter, then we will generally pay tax at the highest regular corporate tax rate, currently 35%, on the lesser of (1) the excess, if any, of the asset's fair market value over our basis in the asset, each determined on January 1, 2014, or (2) our gain recognized in the disposition. Accordingly, any taxable disposition during the specified period of a REIT asset we held on January 1, 2014 could be subject to this built-in gains tax. In addition, the depreciation recapture income that we will recognize in our 2014 and subsequent taxable years, as a result of accounting method changes that were effected prior to January 1, 2014, will be fully subject to this 35% built-in gains tax.

        Our Earnings and Profits.    A REIT may not have any undistributed C corporation earnings and profits at the end of any taxable year. Thus, in order to qualify as a REIT, we are required to distribute to our stockholders all of our pre-REIT accumulated earnings and profits prior to the end of our first taxable year as a REIT, that is, December 31, 2014. Absent an available relief provision, failure to distribute these pre-REIT accumulated earnings and profits before December 31, 2014 would result in our disqualification as a REIT. With the completion of the 2014 Special Distribution, we believe that we have satisfied this distribution requirement. The distribution of our pre-REIT accumulated earnings and profits is potentially eligible for taxation to noncorporate U.S. stockholders at the preferential tax rates for "qualified dividends" described below in "Taxation of U.S. Stockholders."

        Although Sullivan & Worcester LLP is unable to render an opinion on factual determinations such as the amount of our undistributed pre-REIT accumulated earnings and profits, we have retained accountants to assist us in calculating the amount of our undistributed pre-REIT accumulated earnings and profits as of December 31, 2013. Based on these calculations and as discussed above, we currently expect that our undistributed pre-REIT earnings and profits were approximately $325 million as of January 1, 2014. However, there can be no assurance that the IRS would not, upon subsequent examination, propose adjustments to our calculation of the undistributed pre-REIT accumulated earnings and profits. If it is subsequently determined that we had undistributed pre-REIT accumulated earnings and profits as of the end of a taxable year (including our first taxable year as a REIT), we may be eligible for a relief provision similar to the "deficiency dividends" procedure described above. To utilize this relief provision, we would have to pay an interest charge for the delay in distributing the undistributed earnings and profits; in addition, we would be required to distribute to our stockholders, in addition to our other REIT distribution requirements, the amount of the undistributed earnings and profits less the interest charge paid.

Acquisitions of C Corporations

        In addition to the circumstances described above, we will be subject to corporate taxation if we as a REIT acquire an asset from a corporation in a transaction in which our adjusted tax basis in the asset is determined by reference to the adjusted tax basis of that asset in the hands of a present or former C corporation (including, for example, if we were to liquidate a TRS or convert a TRS to a QRS), and if we subsequently recognize gain on the disposition of that asset during a specified period (generally ten years) beginning on the date on which the asset ceased to be owned by the C corporation. In such case, we will generally pay tax at the highest regular corporate tax rate, currently 35%, on the lesser of (1) the excess, if any, of the asset's fair market value over its adjusted tax basis, each determined as of the time the asset ceased to be owned by the C corporation, or (2) our gain recognized in the disposition. Accordingly, any taxable disposition of an asset so acquired during the specified period (generally ten years) could be subject to tax under these rules.

        As described above, if we as a REIT acquire a corporation, liquidate a TRS or convert a TRS to a QRS, to preserve our status as a REIT we must generally distribute all of the C corporation earnings and profits inherited in that transaction, if any, not later than the end of our taxable year in which the transaction occurred. However, if we fail to do so, relief provisions would allow us to maintain our status as a REIT provided we distribute any subsequently discovered C corporation earnings and profits and pay an interest charge in respect of the period of delayed distribution. The distribution of our C corporation earnings and profits will be potentially eligible for taxation to noncorporate U.S. stockholders at the preferential tax rates for "qualified dividends" as described below in "Taxation of U.S. Stockholders." Special rules apply if we liquidate a foreign TRS or convert it to a QRS, including as to the federal income tax bases in the assets that carry over to us, and as to the foreign earnings and profits which we must generally include as additional, repatriated dividend income that counts favorably toward the 95% gross income test but not the 75% gross income test. In general, however, we will be required to distribute to our stockholders as additional dividend income, by the end of our taxable year in which the liquidation or conversion occurs, the accumulated earnings and profits of the liquidated foreign TRS. The distribution of these foreign earnings and profits from qualifying TRSs will be potentially eligible for taxation to noncorporate U.S. stockholders at the preferential tax rates for "qualified dividends" as described below in "Taxation of U.S. Stockholders."

Taxation of U.S. Stockholders

        For noncorporate U.S. stockholders, to the extent that their total adjusted income does not exceed applicable thresholds, the maximum federal income tax rate for long-term capital gains and most corporate dividends is generally 15%. For those noncorporate U.S. stockholders whose total adjusted income exceeds the applicable thresholds, the maximum federal income tax rate for long-term capital gains and most corporate dividends is generally 20%. However, because we are generally not subject to federal income tax on the portion of our real estate investment trust taxable income distributed to our stockholders, dividends on our Common Stock generally will not be eligible for such preferential tax rates, except that any distribution of C corporation earnings and profits, taxed built-in gain items (including our depreciation recapture income that is subject to this tax), and repatriated dividend income in respect of foreign earnings and profits from qualifying TRSs will potentially be eligible for these preferential tax rates, and these three exceptions are expected to be operative for our 2014 and 2015 taxable years. As a result, our ordinary dividends will generally be taxed at the higher federal income tax rates applicable to ordinary income, but some portion of our dividends for our 2014 and 2015 taxable years will be eligible for the preferential tax rates. To summarize, the preferential federal income tax rates for long-term capital gains and for qualified dividends generally apply to:

  (1)
  long-term capital gains, if any, recognized on the disposition of our Common Stock;

  (2)
  our distributions designated as long-term capital gain dividends (except to the extent attributable to real estate depreciation recapture, in which case the distributions are subject to a maximum 25% federal income tax rate);

  (3)
  our dividends attributable to dividend income received by us from C corporations such as domestic TRSs and qualifying foreign TRSs (including foreign earnings and profits from qualifying TRSs repatriated as dividend income during our 2014 and 2015 taxable years);

  (4)
  our dividends attributable to our pre-REIT earnings and profits or to earnings and profits that we inherit from C corporations; and

  (5)
  our dividends to the extent attributable to income upon which we have paid federal corporate income tax (such as our depreciation recapture income or sale gains subject to the 35% built-in gains tax), net of the corporate taxes thereon.

        As long as we qualify as a REIT for federal income tax purposes, a distribution to our U.S. stockholders that we do not designate as a capital gain dividend generally will be treated as an ordinary income dividend to the extent of our current or accumulated earnings and profits. Distributions made out of our current or accumulated earnings and profits that we properly designate as capital gain dividends generally will be taxed as long-term capital gains, as described below, to the extent they do not exceed our actual net capital gain for the taxable year. However, corporate stockholders may be required to treat up to 20% of any capital gain dividend as ordinary income under Section 291 of the Code.

        In addition, we may elect to retain net capital gain income and treat it as constructively distributed. In that case:

  (1)
  we will be taxed at regular corporate capital gains tax rates on retained amounts;

  (2)
  each U.S. stockholder will be taxed on its designated proportionate share of our retained net capital gains as though that amount were distributed and designated a capital gain dividend;

  (3)
  each U.S. stockholder will receive a credit or refund for its designated proportionate share of the tax that we pay;

  (4)
  each U.S. stockholder will increase its adjusted basis in our Common Stock by the excess of the amount of its proportionate share of these retained net capital gains over the U.S. stockholder's proportionate share of the tax that we pay; and

  (5)
  both we and our corporate stockholders will make commensurate adjustments in our respective earnings and profits for federal income tax purposes.

If we elect to retain our net capital gains in this fashion, we will notify our U.S. stockholders of the relevant tax information within 60 days after the close of the affected taxable year.

        If for any taxable year we designate capital gain dividends for U.S. stockholders, then a portion of the capital gain dividends we designate will be allocated to the holders of a particular class of stock on a percentage basis equal to the ratio of the amount of the total dividends paid or made available for the year to the holders of that class of stock to the total dividends paid or made available for the year to holders of all outstanding classes of our stock. We will similarly designate the portion of any capital gain dividend that is to be taxed to noncorporate U.S. stockholders at preferential maximum rates (including any capital gains attributable to real estate depreciation recapture that are subject to a maximum 25% federal income tax rate) so that the designations will be proportionate among all outstanding classes of our stock.

        Distributions in excess of current or accumulated earnings and profits will not be taxable to a U.S. stockholder to the extent that they do not exceed the stockholder's adjusted tax basis in the stockholder's stock, but will reduce the stockholder's basis in its stock. To the extent that these excess distributions exceed a U.S. stockholder's adjusted basis in our stock, they will be included in income as capital gain, with long-term gain generally taxed to noncorporate U.S. stockholders at preferential maximum rates. No U.S. stockholder may include on his federal income tax return any of our net operating losses or any of our capital losses.

        If a dividend is declared in October, November or December to stockholders of record during one of those months, and is paid during the following January, then for federal income tax purposes the dividend will be treated as having been both paid and received on December 31 of the prior taxable year. Also, items that are treated differently for regular and alternative minimum tax purposes are to be allocated between a REIT and its stockholders under Treasury regulations which are to be prescribed. It is possible that these Treasury regulations will require tax preference items to be allocated to our stockholders with respect to any accelerated depreciation or other tax preference items that we claim.

        The preferential tax rates available to noncorporate U.S. stockholders for dividend income are not available unless the stock on which an otherwise qualifying dividend is paid has been held for 61 days or more during the 121-day period beginning 60 days before the date on which the stock becomes ex-dividend; for this purpose, Iron Mountain Common Stock and, after the Merger, Iron Mountain REIT Common Stock is to be treated as the same stock. Also, for purposes of calculating this 61-day holding period, any period in which the stockholder has an option to sell, is under a contractual obligation to sell or has made and not closed a short sale of our Common Stock, has granted certain options to buy substantially identical stock or securities, or holds one or more other positions in substantially similar or related property that diminishes the risk of loss from holding our Common Stock, will not be counted toward the required holding period.

        For some U.S. stockholders, the 2014 Special Distribution and any distributions considered related under Section 1059 of the Code may be "extraordinary dividends." An "extraordinary dividend" is generally a dividend on a share of stock that is equal to at least 10% of a stockholder's adjusted basis in that share of stock, or alternatively, if an election is made, is equal to at least 10% of the fair market value of that stock based on the stock's trading price on the day before the ex-dividend date. For some noncorporate U.S. stockholders that receive an extraordinary dividend from us, and to the extent that dividend is eligible for the preferential tax rates described above, a later sale of the underlying stock at a loss will result in long-term capital loss, regardless of the stockholder's holding period in the stock.

        A U.S. stockholder will generally recognize gain or loss equal to the difference between the amount realized and the stockholder's adjusted basis in our Common Stock that is sold or exchanged. This gain or loss will be capital gain or loss, and will be long-term capital gain or loss if the stockholder's holding period in the stock exceeds one year. In addition, any loss upon a sale or exchange of our Common Stock held for six months or less will generally be treated as a long-term capital loss to the extent of our long-term capital gain dividends paid on such shares during the holding period.

        U.S. stockholders who are individuals, estates or trusts are generally required to pay a 3.8% Medicare tax on their net investment income (which shall be calculated by including dividends on and gains from the sale or other disposition of our Common Stock), or in the case of estates and trusts on their net investment income that is not distributed, in each case to the extent that their total adjusted income exceeds applicable thresholds.

        If a U.S. stockholder recognizes a loss upon a disposition of our Common Stock in an amount that exceeds a prescribed threshold, it is possible that the provisions of Treasury regulations involving "reportable transactions" could apply, with a resulting requirement to separately disclose the loss-generating transaction to the IRS. These Treasury regulations are written quite broadly, and apply to many routine and simple transactions. A reportable transaction currently includes, among other things, a sale or exchange of stock resulting in a tax loss in excess of (a) $10 million in any single year or $20 million in any combination of years in the case of stock held by a C corporation or by a partnership with only C corporation partners or (b) $2 million in any single year or $4 million in any combination of years in the case of stock held by any other partnership or an S corporation, trust or individual, including losses that flow through pass through entities to individuals. A taxpayer discloses a reportable transaction by filing IRS Form 8886 with its federal income tax return and, in the first year of filing, a copy of Form 8886 must be sent to the IRS's Office of Tax Shelter Analysis. The penalty for failing to disclose a reportable transaction is generally $10,000 in the case of a natural person and $50,000 in any other case.

        Noncorporate U.S. stockholders who borrow funds to finance their acquisition of our Common Stock could be limited in the amount of deductions allowed for the interest paid on the indebtedness incurred. Under Section 163(d) of the Code, interest paid or accrued on indebtedness incurred or continued to purchase or carry property held for investment is generally deductible only to the extent of the investor's net investment income. A U.S. stockholder's net investment income will include ordinary income dividend distributions received from us and, if an appropriate election is made by the stockholder, capital gain dividend distributions and qualified dividends received from us; however, distributions treated as a nontaxable return of the stockholder's basis will not enter into the computation of net investment income.

Taxation of Tax-Exempt Stockholders

        The rules governing the federal income taxation of tax-exempt entities are complex, and the following discussion is intended only as a summary of these rules. If you are a tax-exempt stockholder, we urge you to consult with your own tax advisor to determine the impact of federal, state, local and foreign tax laws, including any tax return filing and other reporting requirements, with respect to your investment in our Common Stock.

        Subject to the pension-held REIT rules described below, our distributions made to stockholders that are tax-exempt pension plans, individual retirement accounts or other qualifying tax-exempt entities should not constitute UBTI, provided that the stockholder has not financed its acquisition of our Common Stock with "acquisition indebtedness" within the meaning of the Code, that the shares are not otherwise used in an unrelated trade or business of the tax-exempt entity, and that, consistent with our present intent, we do not hold a residual interest in a real estate mortgage investment conduit.

        Tax-exempt pension trusts that own more than 10% by value of a "pension-held REIT" at any time during a taxable year may be required to treat a percentage of all dividends received from the pension-held REIT during the year as UBTI. This percentage is equal to the ratio of:

  (1)
  the pension-held REIT's gross income derived from the conduct of unrelated trades or businesses, determined as if the pension-held REIT were a tax-exempt pension fund, less direct expenses related to that income, to

  (2)
  the pension-held REIT's gross income from all sources, less direct expenses related to that income,

except that this percentage shall be deemed to be zero unless it would otherwise equal or exceed 5%. A REIT is a pension-held REIT if:

  •
  the REIT is "predominantly held" by tax-exempt pension trusts; and

  •
  the REIT would fail to satisfy the "closely held" ownership requirement, described above in "REIT Qualification Requirements", if the stock in the REIT held by tax-exempt pension trusts were viewed as held by tax-exempt pension trusts rather than by their respective beneficiaries.

        A REIT is predominantly held by tax-exempt pension trusts if at least one tax-exempt pension trust owns more than 25% by value of the REIT's stock, or if one or more tax-exempt pension trusts, each owning more than 10% by value of the REIT's stock, own in the aggregate more than 50% by value of the REIT's stock. Because of the stock ownership concentration restrictions to be contained in the Iron Mountain REIT Charter (and the comparable mechanism in the Rights Agreement), we believe that we have not been, and will not become, a pension-held REIT. However, because Iron Mountain Common Stock has been and Iron Mountain REIT Common Stock is expected to remain publicly traded, we will not be able to completely control whether or not we become a pension-held REIT.

        Social clubs, voluntary employee benefit associations, supplemental unemployment benefit trusts and qualified group legal services plans exempt from federal income taxation under Sections 501(c)(7), (c)(9), (c)(17) and (c)(20) of the Code, respectively, are subject to different UBTI rules, which generally will require them to characterize distributions from a REIT as UBTI. In addition, these prospective investors should consult their own tax advisors concerning any "set aside" or reserve requirements applicable to them.

Taxation of Non-U.S. Stockholders

        The rules governing the United States federal income taxation of non-U.S. stockholders are complex, and the following discussion is intended only as a summary of these rules. If you are a non-U.S. stockholder, we urge you to consult with your own tax advisor to determine the impact of United States federal, state, local and foreign tax laws, including any tax return filing and other reporting requirements, with respect to your investment in our Common Stock.

        In general, a non-U.S. stockholder will be subject to regular United States federal income tax in the same manner as a U.S. stockholder with respect to its investment in our Common Stock if that investment is effectively connected with the non-U.S. stockholder's conduct of a trade or business in the United States (and, if provided by an applicable income tax treaty, is attributable to a permanent establishment or fixed base the non-U.S. stockholder maintains in the United States). In addition, a corporate non-U.S. stockholder that receives income that is or is deemed effectively connected with a trade or business in the United States may also be subject to the 30% branch profits tax under Section 884 of the Code, which is payable in addition to regular United States federal corporate income tax. The balance of this discussion of the United States federal income taxation of non-U.S. stockholders addresses only those non-U.S. stockholders whose investment in our Common Stock is not effectively connected with the conduct of a trade or business in the United States.

        A distribution by us to a non-U.S. stockholder that is not attributable to gain from the sale or exchange of a United States real property interest and that is not designated as a capital gain dividend will be treated as an ordinary income dividend to the extent that it is made out of current or accumulated earnings and profits. A distribution of this type will generally be subject to United States federal income tax and withholding at the rate of 30%, or at a lower rate if the non-U.S. stockholder has in the manner prescribed by the IRS demonstrated to the applicable withholding agent its entitlement to benefits under a tax treaty. Because we cannot determine our current and accumulated earnings and profits until the end of the taxable year, withholding at the rate of 30% or applicable lower treaty rate will generally be imposed on the gross amount of any distribution to a non-U.S. stockholder that we make and do not designate as a capital gain dividend. Notwithstanding this withholding on distributions in excess of our current and accumulated earnings and profits, these distributions are a nontaxable return of capital to the extent that they do not exceed the non-U.S. stockholder's adjusted basis in our Common Stock, and the nontaxable return of capital will reduce the adjusted basis in its stock. To the extent that distributions in excess of current and accumulated earnings and profits exceed the non-U.S. stockholder's adjusted basis in our Common Stock, the distributions will give rise to tax liability if the non-U.S. stockholder would otherwise be subject to tax on any gain from the sale or exchange of its stock, as described below. A non-U.S. stockholder may seek a refund from the IRS of amounts withheld on distributions to it in excess of our current and accumulated earnings and profits.

        From time to time, some of our distributions may be attributable to the sale or exchange of United States real property interests. However, capital gain dividends that are received by a non-U.S. stockholder, as well as dividends attributable to our sales of United States real property interests, will be subject to the taxation and withholding regime applicable to ordinary income dividends and the branch profits tax will not apply, provided that (1) these dividends are received with respect to a class of stock that is "regularly traded" on a domestic "established securities market" (such as the NYSE), both as defined by applicable Treasury regulations, and (2) the non-U.S. stockholder does not own more than 5% of that class of stock at any time during the one-year period ending on the date of distribution of the applicable capital gain and United States real property interest dividends; although not completely clear, the better view is that our pre-REIT ownership history is included in applying this 5% threshold test, and that Iron Mountain Common Stock and, after the Merger, Iron Mountain REIT Common Stock is to be treated as the same stock. If both of these provisions are satisfied, qualifying non-U.S. stockholders will not be subject to withholding either on capital gain dividends or on dividends that are attributable to our sales of United States real property interests as though those amounts were effectively connected with a United States trade or business, and qualifying non-U.S. stockholders will not be required to file United States federal income tax returns or pay branch profits tax in respect of these dividends. Instead, these dividends will be subject to United States federal income tax and withholding as ordinary dividends, currently at a 30% tax rate unless, as described below, reduced by an applicable treaty. Although there can be no assurance in this regard, we believe that Iron Mountain Common Stock has been and Iron Mountain REIT Common Stock will remain "regularly traded" on a domestic "established securities market" within the meaning of applicable Treasury regulations; however, we can provide no assurance that Iron Mountain REIT Common Stock will continue to be "regularly traded" on a domestic "established securities market" in future taxable years.

        Except as described above, for any year in which we qualify as a REIT, distributions that are attributable to gain from the sale or exchange of a United States real property interest are taxed to a non-U.S. stockholder as if these distributions were gains effectively connected with a trade or business in the United States conducted by the non-U.S. stockholder. Accordingly, a non-U.S. stockholder that does not qualify for the special rule above will be taxed on these amounts at the normal capital gain and other tax rates applicable to a U.S. stockholder, subject to any applicable alternative minimum tax and to a special alternative minimum tax in the case of nonresident alien individuals; such a non-U.S. stockholder will be required to file a United States federal income tax return reporting these amounts, even if applicable withholding is imposed as described below; and such a non-U.S. stockholder that is also a corporation may owe the 30% branch profits tax under Section 884 of the Code in respect of these amounts. The applicable withholding agent will be required to withhold from distributions to such non-U.S. stockholders, and remit to the IRS, 35% of the maximum amount of any distribution that could be designated as a capital gain dividend. In addition, for purposes of this withholding rule, if we designate prior distributions as capital gain dividends, then subsequent distributions up to the amount of the designated prior distributions will be treated as capital gain dividends. The amount of any tax withheld is creditable against the non-U.S. stockholder's United States federal income tax liability, and the non-U.S. stockholder may file for a refund from the IRS of any amount of withheld tax in excess of that tax liability.

        A special "wash sale" rule may apply to a non-U.S. stockholder who owns our Common Stock if (1) the non-U.S. stockholder owns more than 5% of our Common Stock at any time during the one-year period ending on the date of the distribution described below, or (2) our Common Stock is not, within the meaning of applicable Treasury regulations, "regularly traded" on a domestic "established securities market" (such as the NYSE); although not completely clear, the better view is that our pre-REIT ownership history is included in applying this 5% threshold test, and that Iron Mountain Common Stock and, after the Merger, Iron Mountain REIT Common Stock is to be treated as the same stock. Although there can be no assurance in this regard, we believe that Iron Mountain Common Stock has been and Iron Mountain REIT Common Stock will remain "regularly traded" on a domestic "established securities market" within the meaning of applicable Treasury regulations, all as described above; however, we can provide no assurance that Iron Mountain REIT Common Stock will continue to be "regularly traded" on a domestic "established securities market" in future taxable years. We thus anticipate this wash sale rule to apply, if at all, only to a non-U.S. stockholder that owns more than 5% of our Common Stock. Such a non-U.S. stockholder will be treated as having made a "wash sale" of our Common Stock if it (1) disposes of an interest in our Common Stock during the 30 days preceding the ex-dividend date of a distribution by us that, but for such disposition, would have been treated by the non-U.S. stockholder in whole or in part as gain from the sale or exchange of a United States real property interest, and then (2) acquires or enters into a contract to acquire a substantially identical interest in our Common Stock, either actually or constructively through a related party, during the 61-day period beginning 30 days prior to the ex-dividend date. In the event of such a wash sale, the non-U.S. stockholder will have gain from the sale or exchange of a United States real property interest in an amount equal to the portion of the distribution that, but for the wash sale, would have been a gain from the sale or exchange of a United States real property interest. As described above, a non-U.S. stockholder's gain from the sale or exchange of a United States real property interest can trigger increased United States taxes, such as the branch profits tax applicable to non-U.S. corporations, and increased United States tax filing requirements.

        If for any taxable year we designate capital gain dividends for our stockholders, then a portion of the capital gain dividends we designate will be allocated to the holders of a particular class of stock on a percentage basis equal to the ratio of the amount of the total dividends paid or made available for the year to the holders of that class of stock to the total dividends paid or made available for the year to holders of all outstanding classes of our stock.

        Tax treaties may reduce the withholding obligations on our distributions. Under some treaties, however, rates below 30% that are applicable to ordinary income dividends from United States corporations may not apply to ordinary income dividends from a REIT or may apply only if the REIT meets specified additional conditions. A non-U.S. stockholder must generally use an applicable IRS Form W-8, or substantially similar form, to claim tax treaty benefits. If the amount of tax withheld with respect to a distribution to a non-U.S. stockholder exceeds the stockholder's United States federal income tax liability with respect to the distribution, the non-U.S. stockholder may file for a refund of the excess from the IRS. The 35% withholding tax rate described above on some capital gain dividends corresponds to the maximum income tax rate applicable to corporate non-U.S. stockholders but is higher than the current preferential maximum rates on capital gains generally applicable to noncorporate non-U.S. stockholders. Treasury regulations also provide special rules to determine whether, for purposes of determining the applicability of a tax treaty, our distributions to a non-U.S. stockholder that is an entity should be treated as paid to the entity or to those owning an interest in that entity, and whether the entity or its owners are entitled to benefits under the tax treaty. In the case of any constructive distributions or in kind distributions of property, including a distribution of our Common Stock in a cash and stock distribution such as the 2014 Special Distribution, the applicable withholding agent may collect the amount required to be withheld by reducing to cash for remittance to the IRS a sufficient portion of the property that the non-U.S. stockholder would otherwise receive or own if the cash portion of any such distribution is not sufficient to cover the withholding liability, and the non-U.S. stockholder may bear brokerage or other costs for this withholding procedure.

        Non-U.S. stockholders should generally be able to treat amounts we designate as retained but constructively distributed capital gains in the same manner as actual distributions of capital gain dividends by us. In addition, a non-U.S. stockholder should be able to offset as a credit against its federal income tax liability the proportionate share of the tax paid by us on such retained but constructively distributed capital gains. A non-U.S. stockholder may file for a refund from the IRS for the amount that the non-U.S. stockholder's proportionate share of tax paid by us exceeds its federal income tax liability on the constructively distributed capital gains.

        If our Common Stock is not a "United States real property interest" within the meaning of Section 897 of the Code, then a non-U.S. stockholder's gain on sale of our Common Stock generally will not be subject to United States federal income taxation, except that a nonresident alien individual who was in the United States for 183 days or more during the taxable year may be subject to a 30% tax on this gain. Our Common Stock will not constitute a United States real property interest if we are a "domestically controlled REIT." A domestically controlled REIT is a REIT in which at all times during the preceding five-year period less than 50% of the fair market value of the outstanding shares was directly or indirectly held by foreign persons; for this exception to be available, it is unclear whether a new REIT like us must have been a REIT during the preceding five years and, if not, whether we are required to satisfy the foreign ownership limit with ownership history from our pre-REIT period, or whether instead the relevant period for testing foreign ownership commenced on our first day as a REIT. We can provide no assurance that we are or will remain a domestically controlled REIT. If we are not a domestically controlled REIT, a non-U.S. stockholder's gain on sale of our Common Stock will not be subject to United States federal income taxation as a sale of a United States real property interest if that class of stock is "regularly traded," as defined by applicable Treasury regulations, on an established securities market like the NYSE, and the non-U.S. stockholder has at all times during the preceding five years owned 5% or less by value of that class of stock; although not completely clear, the better view is that our pre-REIT ownership history is included in applying this 5% threshold test, and that Iron Mountain Common Stock and, after the Merger, Iron Mountain REIT Common Stock is to be treated as the same stock. In this regard, because the stock of others may be redeemed, a non-U.S. stockholder's percentage interest in our Common Stock may increase even if it acquires no additional Common Stock. If the gain on the sale of our Common Stock were subject to United States federal income taxation, the non-U.S. stockholder will generally be subject to the same treatment as a U.S. stockholder with respect to its gain and will be required to file a United States federal income tax return reporting that gain; in addition, a corporate non-U.S. stockholder might owe branch profits tax under Section 884 of the Code. A purchaser of our Common Stock from a non-U.S. stockholder will not be required to withhold on the purchase price if the purchased stock is regularly traded on an established securities market or if we are a domestically controlled REIT. Otherwise, a purchaser of our Common Stock from a non-U.S. stockholder may be required to withhold 10% of the purchase price paid to the non-U.S. stockholder and to remit the withheld amount to the IRS.

Information Reporting, Backup Withholding and Foreign Account Withholding

        Information reporting, backup withholding and foreign account withholding may apply to distributions or proceeds paid to our stockholders under the circumstances described below. If a stockholder is subject to backup or other U.S. federal income tax withholding, then the applicable withholding agent will be required to withhold the appropriate amount with respect to a constructive distribution or a distribution in kind, such as the 2014 Special Distribution, even though there is insufficient cash from which to satisfy the withholding obligation. To satisfy this withholding obligation, the applicable withholding agent may collect the amount of U.S. federal income tax required to be withheld by reducing to cash for remittance to the IRS a sufficient portion of the property that the stockholder would otherwise receive or own, and the stockholder may bear brokerage or other costs for this withholding procedure.

        The backup withholding rate is currently 28%. Amounts withheld under backup withholding are generally not an additional tax and may be refunded by the IRS or credited against the stockholder's federal income tax liability. A U.S. stockholder may be subject to backup withholding when it receives distributions on our Common Stock or proceeds upon the sale, exchange, redemption, retirement or other disposition of our Common Stock, unless the U.S. stockholder properly executes, or has previously properly executed, under penalties of perjury an IRS Form W-9 or substantially similar form that:

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  provides the U.S. stockholder's correct taxpayer identification number; and

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  certifies that the U.S. stockholder is exempt from backup withholding because it comes within an enumerated exempt category, it has not been notified by the IRS that it is subject to backup withholding, or it has been notified by the IRS that it is no longer subject to backup withholding.

If the U.S. stockholder has not provided and does not provide its correct taxpayer identification number on an IRS Form W-9 or substantially similar form, it may be subject to penalties imposed by the IRS, and the applicable withholding agent may have to withhold a portion of any distributions or proceeds paid to such U.S. stockholder. Unless the U.S. stockholder has established on a properly executed IRS Form W-9 or substantially similar form that it comes within an enumerated exempt category, distributions or proceeds on our Common Stock paid to it during the calendar year, and the amount of tax withheld, if any, will be reported to it and to the IRS.

        Distributions on our Common Stock to a non-U.S. stockholder during each calendar year and the amount of tax withheld, if any, will generally be reported to the non-U.S. stockholder and to the IRS. This information reporting requirement applies regardless of whether the non-U.S. stockholder is subject to withholding on distributions on our Common Stock or whether the withholding was reduced or eliminated by an applicable tax treaty. Also, distributions paid to a non-U.S. stockholder on our Common Stock may be subject to backup withholding, unless the non-U.S. stockholder properly certifies to the applicable withholding agent its non-U.S. stockholder status on an IRS Form W-8 or substantially similar form. Information reporting and backup withholding will not apply to proceeds a non-U.S. stockholder receives upon the sale, exchange, redemption, retirement or other disposition of our Common Stock, if the non-U.S. stockholder properly certifies its non-U.S. stockholder status on an IRS Form W-8 or substantially similar form. Even without having executed an IRS Form W-8 or substantially similar form, however, in some cases information reporting and backup withholding will not apply to proceeds that a non-U.S. stockholder receives upon the sale, exchange, redemption, retirement or other disposition of our Common Stock if the non-U.S. stockholder receives those proceeds through a broker's foreign office.

        Non-United States financial institutions and other non-United States entities are subject to diligence and reporting requirements for purposes of identifying accounts and investments held directly or indirectly by United States persons. The failure to comply with these additional information reporting, certification and other requirements could result in a 30% withholding tax on applicable payments to non-United States persons. In particular, a payee that is a foreign financial institution that is subject to the diligence and reporting requirements described above must enter into an agreement with the United States Department of the Treasury requiring, among other things, that it undertake to identify accounts held by "specified United States persons" or "United States owned foreign entities" (each as defined in the Code), annually report information about such accounts, and withhold 30% on applicable payments to noncompliant foreign financial institutions and account holders. Foreign financial institutions located in jurisdictions that have an intergovernmental agreement with the United States with respect to these requirements may be subject to different rules. The foregoing withholding will generally apply to payments of dividends made after June 30, 2014, and to other "withholdable payments" (including payments of gross proceeds from a sale or other disposition of our Common Stock) made after December 31, 2016. We encourage you to consult with your tax advisor regarding foreign account tax compliance if you hold our Common Stock through a non-United States intermediary or are a non-United States stockholder.

Other Tax Consequences

        Our tax treatment or that of our stockholders may be modified by legislative, judicial or administrative actions at any time, which actions may be retroactive in effect. The rules dealing with federal income taxation are constantly under review by Congress, the IRS and the United States Department of the Treasury, and statutory changes, new regulations, revisions to existing regulations and revised interpretations of established concepts are issued frequently. Some of these changes could have a more significant impact on us as compared to other REITs due to the nature of our business and our substantial use of TRSs. Likewise, the rules regarding taxes other than federal income taxes may also be modified. No prediction can be made as to the likelihood of passage of new tax legislation or other provisions, or the direct or indirect effect on us and our stockholders. Revisions to tax laws and interpretations of these laws could adversely affect our ability to qualify and be taxed as a REIT, as well as the tax or other consequences of an investment in our Common Stock. We and our stockholders may also be subject to taxation by state, local or other jurisdictions, including those in which we or our stockholders transact business or reside. These tax consequences may not be comparable to the federal income tax consequences described above.

PROPOSAL REGARDING THE EXCLUSIVE FORUM BYLAW

        The Iron Mountain REIT Bylaws include a bylaw designating, with certain exceptions, Delaware, as the exclusive forum for certain legal actions, or the Exclusive Forum Bylaw. The text of the Exclusive Forum Bylaw is as follows:

  Section 15.1.    Unless the Corporation consents in writing to the selection of an alternative forum, the Court of Chancery of the State of Delaware shall, to the fullest extent permitted by law, be the sole and exclusive forum for (1) any derivative action or proceeding brought on behalf of the Corporation, (2) any action asserting a claim of breach of a fiduciary duty owed by any director, officer or other employee of the Corporation to the Corporation or the Corporation's stockholders, (3) any action asserting a claim arising pursuant to any provision of the Delaware Law, or (4) any action asserting a claim governed by the internal affairs doctrine. Any person or entity purchasing or otherwise acquiring or holding any interest in shares of capital stock of the Corporation shall be deemed to have notice of and consented to the provisions of this Section 15.1.

        The Exclusive Forum Bylaw is intended to avoid subjecting Iron Mountain REIT, and, following the Merger, the surviving corporation, to multiple lawsuits in multiple jurisdictions on matters relating to the corporate law of the State of Delaware, which is Iron Mountain REIT's state of incorporation and will continue to be our state of incorporation following the Merger. The Exclusive Forum Bylaw will not apply to Iron Mountain if the Merger is not completed; if, however, our stockholders do not adopt the Merger Agreement but do ratify and approve the Exclusive Forum Bylaw, the board of directors of Iron Mountain intends to amend the Iron Mountain Bylaws promptly after the Meeting to include the Exclusive Forum Bylaw. The Iron Mountain board of directors believes that there are a number of benefits from requiring that certain disputes involving the surviving corporation following the Merger or its directors or officers, such as: (i) certain derivative actions; (ii) certain claims of a breach of fiduciary duty owed by a director, officer or other employee to the Company or its stockholders; or (iii) actions asserting a claim arising under the Delaware Corporate Law or the internal affairs doctrine, be litigated in the Delaware courts. Iron Mountain believes that the ability of the surviving corporation following the Merger to require claims to be brought in a single forum will help ensure consistent consideration of issues, and increase efficiency and cost effectiveness, all of which are in the best interests of the Company and its stockholders. Further, Iron Mountain's board of directors believes that Delaware courts are best suited to address disputes involving such matters given that the Iron Mountain REIT is, and the surviving corporation will continue to be, incorporated in Delaware.

        Specifically, Delaware offers a specialized court system uniquely equipped to deal with corporate law questions, with streamlined procedures and processes which help provide consistent, relatively quick decisions. This accelerated schedule can limit the time, cost and uncertainty of litigation for all parties. These courts have also developed considerable expertise in dealing with corporate law issues, as well as a substantial and influential body of case law construing Delaware Corporate Law and long-standing precedent regarding corporate governance, all of which were among the considerations when Iron Mountain REIT was incorporated in Delaware.

        Exclusive jurisdiction provisions such as the Exclusive Forum Bylaw are becoming increasingly common. Without a bylaw or similar provision such as that contemplated by the Exclusive Forum Bylaw, the surviving corporation following the Merger could be exposed to the possibility of plaintiffs using the Company's diverse operational base to bring claims against it in multiple jurisdictions or choosing a forum state for litigation that may not apply Delaware Corporate Law to the Company's internal affairs in the same manner as the Delaware courts would be expected to do so. Iron Mountain believes that adoption of the Exclusive Forum Bylaw would reduce the risk that the surviving corporation could become subject to duplicative litigation in multiple forums, as well as the risk that the outcome of cases in multiple forums could be inconsistent, even though each forum purports to follow Delaware Corporate Law. Any of these could expose the Company to increased expenses or losses.

        Although Iron Mountain's board of directors believes the Exclusive Forum Bylaw is in the best interests of Iron Mountain REIT and the surviving corporation following the Merger and our stockholders, we are aware that certain stockholders may take the view that there are disadvantages to the Exclusive Forum Bylaw. For example, some third party plaintiffs, including stockholder plaintiffs, may prefer to litigate certain matters, including certain matters related to a merger or acquisition involving Iron Mountain REIT or the surviving corporation following the Merger, in a forum outside of Delaware because another forum may be more convenient to such plaintiff. By potentially limiting the ability of such plaintiffs to file such lawsuits or other actions in the forum of their choosing, an exclusive jurisdiction provision such as is contemplated by the Exclusive Forum Bylaw could create additional cost or expense to, or deter one or more stockholder plaintiffs from filing, lawsuits or other similar actions.

        Iron Mountain's board of directors believes the Exclusive Forum Bylaw will not limit the types of actions a stockholder may file and, therefore, does not deprive stockholders of legitimate claims; rather it only limits where such actions may be brought. In addition, as described above, we believe the Delaware Chancery Court offers a specialized system that can limit the time, cost and uncertainty of litigation for all parties, including stockholder plaintiffs. At the same time, Iron Mountain's board of directors believes that Iron Mountain REIT and the surviving corporation following the Merger should retain the ability to consent to an alternative forum on a case-by-case basis where the Company determines that its interests and those of its stockholders are best served by permitting such a dispute proceed in a forum other than Delaware.

        Iron Mountain's board of directors is aware that certain proxy advisors, and even some institutional investors, will not support an exclusive forum clause until the company proposing it can show it already has suffered material harm as a result of multiple stockholder suits filed in different jurisdictions regarding the same matter. Iron Mountain's board of directors believes that it is more prudent to take preventive measures before the Company and the interests of its stockholders are harmed by the increased volume of costly, multi-forum litigation challenging a single transaction or board decision.

        The Company is also aware, notwithstanding the adoption of an exclusive jurisdiction provision, that the enforceability of similar choice of forum provisions in other companies' governing document has been challenged in various legal proceedings, and it is possible that, in connection with any such proceedings, including any legal proceedings that may be brought to challenge the Exclusive Forum Bylaw if it is ratified, judicial decisions or other rulings or changes in law could declare or otherwise render exclusive forum clauses like the one contained in the Exclusive Forum Bylaw to be invalid or unenforceable.

        After considering the foregoing, Iron Mountain's board of directors believes the Exclusive Forum Bylaw is in the best interests of Iron Mountain REIT and will continue to be in the best interests of Iron Mountain and its stockholders following the Merger.

  Vote Required for Approval

        Stockholder approval is not required for the board of directors of Iron Mountain REIT to adopt the Exclusive Forum Bylaw; however, Iron Mountain's board of directors believes that stockholder support of the Exclusive Forum Bylaw is important. Although the stockholder vote is non-binding, in the event that the number of shares of Iron Mountain Common Stock voted against the ratification and approval of the Exclusive Forum Bylaw exceeds the number of shares of Iron Mountain Common Stock voted in favor of the ratification and approval of the Exclusive Forum Bylaw, the board of directors of Iron Mountain REIT intends to rescind the Exclusive Forum Bylaw promptly following the Merger. If, however, our stockholders do not adopt the Merger Agreement but do ratify and approve the Exclusive Forum Bylaw, the board of directors of Iron Mountain intends to amend the Iron Mountain Bylaws promptly after the Meeting to include the Exclusive Forum Bylaw. A majority of the votes cast at the Meeting is required for the ratification and approval of the Exclusive Forum Bylaw.

        The Iron Mountain board of directors unanimously recommends that you vote "FOR" the ratification and approval of the Exclusive Forum Bylaw.

 PROPOSAL REGARDING THE IRON MOUNTAIN INCORPORATED
2014 STOCK AND CASH INCENTIVE PLAN

        Iron Mountain's board of directors has unanimously approved, and unanimously recommends that the stockholders of Iron Mountain approve, the Iron Mountain Incorporated 2014 Stock and Cash Incentive Plan, attached to this Proxy Statement/Prospectus as Annex C, or the 2014 Plan.

        Iron Mountain's board of directors believes that the effective use of stock-based and cash-based incentive compensation will allow us to better align the interests of our employees with the interests of our stockholders. In addition, our future success depends, in large part, upon our ability to maintain a competitive position in attracting, retaining and motivating key personnel. We believe that the 2014 Plan is essential to permit our management to continue to provide equity-based and cash-based incentives to present and future key employees, consultants and directors.

        Moreover, in some circumstances the Company's ability to deduct compensation expenses may be limited under Section 162(m) of the Code. As discussed below, the 2014 Plan includes REIT-specific performance metrics intended to increase our flexibility to structure awards under the 2014 Plan that satisfy the "performance-based" exception under Section 162(m) of the Code.

Key Equity Plan Metrics

        Common measures of an equity incentive plan include burn rate, dilution and overhang. The burn rate, or run rate, refers to how fast a corporation uses the supply of shares authorized for issuance under its stock plan. Over the last three years, Iron Mountain has maintained an average equity run rate of only 0.75% of shares of Iron Mountain Common Stock outstanding per year. Dilution measures the degree to which Iron Mountain's stockholders' ownership has been diluted by stock-based compensation awarded under Iron Mountain's equity incentive plans and also includes shares that may be awarded under its equity incentive plans in the future (referred to as "overhang").

        The following table shows Iron Mountain's key equity plan metrics over the past three years:

Key Equity Metrics:	2013	2012	2011
Equity run rate(1)	0.64%	0.66%	0.95%
Dilution(2)	3.62%	3.89%	4.36%
Overhang(3)	6.36%	7.08%	7.99%

(1)
Equity run rate is calculated by dividing the number of shares subject to equity awards granted during the fiscal year by the weighted-average number of shares outstanding during the fiscal year. For the table above, performance unit awards are included based on target awards granted in each year.

(2)
Dilution is calculated by dividing the number of shares subject to equity awards outstanding at the end of the fiscal year by the number of shares outstanding at the end of the fiscal year plus equity awards outstanding.

(3)
Overhang is calculated by dividing (1) the sum of (x) the number of shares subject to equity awards outstanding at the end of the year and (y) the number of shares available for future grants, by (2) the sum of (x) number of common shares outstanding at the end of the year and (y) equity awards outstanding and available for grant.

        Determination of Shares Available Under the 2014 Plan.    The total amount of shares of Common Stock authorized for issuance under the 2014 Plan is 7,750,000. If Iron Mountain stockholders approve the 2014 Plan, shares available for grant under the Iron Mountain Incorporated 2002 Stock Incentive Plan, or the 2002 Plan, shall be reduced to the sum of (a) 300,000 shares of Common Stock and (b) shares of Common Stock that become available under the 2002 Plan in the future as a result of the lapse or cancellation of awards under the 2002 Plan. The shares remaining available for grant under the 2002 Plan may be granted for any reason but are primarily reserved to ensure sufficient shares for adjustments that may arise for outstanding equity awards under the 2002 Plan, such as above-target results on performance units, and adjusting options for future extraordinary dividends, if any.

        Iron Mountain's board of directors evaluated several factors in determining to reserve 7,750,000 shares of Common Stock under the 2014 Plan, including equity run rate and overhang.

        Equity Run Rate.    The 7,750,000 shares of Common Stock reserved under the 2014 Plan represents a net increase of approximately 2,988,767 shares of Common Stock available under Iron Mountain's equity incentive plans after subtracting the 4,761,233 shares of Common Stock that will be extinguished under the 2002 Plan, but including the 300,000 shares of Common Stock remaining available for grant under the 2002 Plan, as noted above. Iron Mountain's board of directors currently believes that this net increase should result in an adequate number of shares of Common Stock for future awards for approximately five years, although this forecast includes several assumptions and there are a number of factors that could impact Iron Mountain's future equity share usage. Among the factors that will impact Iron Mountain's share usage are: changes in market grant values; changes in the number of recipients; changes in Iron Mountain's stock price; payout levels of performance-based awards; changes in the structure of Iron Mountain's long-term incentive programs; and forfeitures of outstanding awards.

        Overhang.    As of December 16, 2014, there were 5,061,233 shares of Common Stock available for issuance under the 2002 Plan, all but 300,000 of which will be extinguished upon approval of the 2014 Plan, as noted above. If Iron Mountain stockholders approve the 2014 Plan, the 7,750,000 shares of Common Stock available under the 2014 Plan plus the remaining 300,000 shares of Common Stock in the 2002 Plan would represent approximately 3.84% of 209,753,177 shares of Common Stock outstanding as of December 16, 2014.

        As of December 16, 2014, Iron Mountain had approximately 2,051,946 full value awards outstanding under all of its equity incentive plans. In addition, as of December 16, 2014, Iron Mountain had approximately 3,753,758 stock options outstanding under all of its equity incentive plans, which stock options had a weighted average exercise price of $23.33 and a weighted average remaining term of 5.17 years. If Iron Mountain stockholders approve the 2014 Plan, the potential overhang from all stock incentives granted and available to employees and directors would increase from 4.93% to 6.20%.

Summary of the 2014 Plan

        The following summary of the material features of the 2014 Plan is qualified in its entirety by reference to the complete text of the 2014 Plan, which is attached to this Proxy Statement/Prospectus as Annex C.

        The 2014 Plan permits the issuance of equity-based awards, including incentive stock options, or ISOs, nonqualified stock options, or NSOs, grants of Common Stock, whether or not subject to restrictions, stock appreciation rights, or SARs, restricted stock units, or RSUs, and performance units, or PUs, that vest based on certain performance criteria, and cash-based awards that may be earned based on certain performance criteria, or, collectively, Awards.

        Effective Date and Duration.    The 2014 Plan shall become effective, if at all, on the date the stockholders approve the 2014 Plan.

        The 2014 Plan provides for termination on the tenth anniversary of the date it is approved by stockholders, unless earlier terminated by our board of directors. Termination of the 2014 Plan will not affect Awards made prior to termination, but no new Awards will be made after the 2014 Plan terminates.

        If the 2014 Plan is approved, and the Merger Agreement is adopted, by Iron Mountain's stockholders and the Merger is consummated, Iron Mountain REIT will assume Iron Mountain's obligations under the 2014 Plan.

        Purpose and Eligibility.    The purpose of the 2014 Plan is to advance the interests of our stockholders by enhancing our ability to attract, retain and motivate persons who are expected to make important contributions to us and our affiliates, and to provide those persons with equity ownership opportunities and performance-based equity and cash compensation. For this purpose, any present or future parent or subsidiary corporation, and any other present or future business venture in which we have a controlling interest, may be treated as an affiliate of ours.

        The persons eligible to receive Awards are our and our affiliates' employees, officers, directors, consultants and advisors and those of our affiliates. The recipient of an Award under the 2014 Plan is referred to below as a Participant. At this time, we consider approximately 1,100 persons eligible to receive Awards pursuant to the 2014 Plan.

        Administration.    Although our board of directors has the authority to administer the 2014 Plan, it has generally delegated this authority to the Compensation Committee of our board of directors, or the Compensation Committee, which administers all of our equity-based compensation plans. Each member of the Compensation Committee is a "non-employee director" within the meaning of Rule 16b-3 promulgated under the Exchange Act, an "outside director" within the meaning of Section 162(m) of the Code and qualifies as independent under NYSE listing standards.

        Subject to the terms of the 2014 Plan, the Compensation Committee has the authority to: (1) select or approve Award recipients; (2) determine the terms and conditions of Awards, including the price to be paid for any Common Stock; and (3) interpret the 2014 Plan and prescribe rules and regulations for its administration.

        Awards, at the discretion of the Compensation Committee, may be transferable to members of a Participant's immediate family or to a family partnership or trust for the benefit of a Participant's immediate family.

        Shares Subject to the 2014 Plan.    The total number of shares of our Common Stock that may be subject to Awards under the 2014 Plan may not exceed 7,750,000 shares. The shares subject to an Award may be authorized but unissued shares or treasury shares. To the extent an Award lapses or is forfeited, the shares subject to such Award, other than shares delivered to purchase shares on exercise or settlement of, or to satisfy a tax withholding obligation relating to, an Award, will again become available for grant under the terms of the 2014 Plan.

        The total amount of Common Stock that may be granted under the 2014 Plan to any single person in any calendar year may not exceed in the aggregate 1,250,000 shares. In the event a cash-based

Award under the 2014 Plan is made, such Award shall not exceed $7,500,000 in any calendar year to any single person, which limit was determined by estimating the maximum possible award for exceptional performance over a multi-year period under the 2014 Plan. Both the maximum number of shares and the maximum cash-based award that may be granted to a single person are generally consistent with those available under the 2002 Plan. Each of these limits is designed to help qualify Awards under the 2014 Plan for the performance-based compensation exemption to the deduction limit applicable under Section 162(m) of the Code.

        The closing price of Iron Mountain Common Stock on December 16, 2014 was $37.17.

        Stock Options.    The Compensation Committee may grant ISOs and NSOs under the 2014 Plan. The Compensation Committee determines the number of shares of Common Stock subject to each option, its exercise price, its duration and the manner and time of exercise; provided that no option may be issued under the 2014 Plan with an exercise price that is less than the fair market value of our Common Stock as of the date the option is granted, and no option will have a duration that exceeds ten years. ISOs may be issued only to employees of the Company or a corporate subsidiary thereof and, in the case of a more than ten percent stockholder, must have an exercise price that is at least 110% of the fair market value of our Common Stock as of the date the option is granted, and may not have a duration of more than five years.

        The Compensation Committee, in its discretion, may provide that any option is subject to vesting limitations that make it exercisable during its entire duration or during any lesser period of time.

        The exercise price of an option may be paid in cash, by delivery of a recourse promissory note secured by the Common Stock acquired upon exercise of the option (except that such a loan would not be available to any of our executive officers or directors), by means of a "cashless exercise" procedure in which a broker transmits to us the exercise price in cash, either as a margin loan or against the Participant's notice of exercise and confirmation by us that we will issue and deliver to the broker stock certificates for that number of shares of Common Stock having an aggregate fair market value equal to the exercise price, or agrees to pay the exercise price to us in cash upon our receipt of stock certificates, by delivery of shares of Common Stock owned by the Participant, by a "net exercise" in the case of an NSO or by any combination of the methods listed.

        Except in connection with a corporate transaction involving the Company, the terms of an option may not be amended to reduce the exercise price (or cancel the option for cash, other awards or other options with an exercise price less than the exercise price of the existing option) without stockholder approval.

        Stock Appreciation Rights.    The Compensation Committee may also grant SARs to Participants on such terms and conditions as it may determine. SARs may be granted separately or in connection with an option. No SAR may be issued under the 2014 Plan with an exercise price that is less than the fair market value of our Common Stock as of the date the SAR is granted, and no SAR will have a duration that exceeds ten years. Upon the exercise of an SAR, the Participant is entitled to receive payment equal to the excess of the fair market value, on the date of exercise, of the number of shares of Common Stock for which the SAR is exercised over the exercise price for the Common Stock under a related option or, if there is not a related option, over an amount per share stated in the agreement setting forth the terms and conditions of the SAR.

        Payment to the Participant may be made in cash or other property, including Common Stock, in accordance with the provisions of the SAR agreement.

        Except in connection with a corporate transaction involving the Company, the terms of an SAR may not be amended to reduce the exercise price (or cancel an SAR for cash, other awards or other SARs with an exercise price less than the exercise price of the existing SAR) without stockholder approval.

        Stock Grants.    The Compensation Committee may make an Award in the form of one or more of the following forms of Stock Grant. Stock Grants (including RSUs and PUs at settlement) generally will provide the Participant with all of the rights of a stockholder of ours, including the right to vote and to receive payment of dividends.

        Stock Grant without Restriction.    The Compensation Committee may make a Stock Grant without any restrictions.

        Restricted Stock and Restricted Stock Units.    The Compensation Committee may issue shares of Common Stock to a Participant with restrictions determined by the Compensation Committee in its discretion. Restrictions could include conditions that require the Participant to forfeit the shares in the event that the Participant ceases to provide services to us or any of our affiliates thereof before a stated time.

        RSUs are similar to restricted stock except that no shares are actually issued to the Participant on the RSU grant date. Rather, and provided all applicable restrictions are satisfied, shares of Common Stock are generally delivered at settlement of the Award. The period of restriction, the number of shares of restricted stock or the number of RSUs granted, the purchase price, if any, and such other conditions and/or restrictions as the Compensation Committee may establish will be set forth in an Award agreement.

        Participants holding RSUs will not have voting rights or other rights as a stockholder until any shares related to the RSU are issued. After all conditions and restrictions applicable to restricted shares and/or RSUs have been satisfied or have lapsed, shares of restricted stock will become freely transferable and RSUs may be settled in cash, in shares of our Common Stock or in some combination of cash and shares of our Common Stock, as determined by the Compensation Committee and stated in the Award agreement.

        Performance Shares and Performance Units.    With respect to an Award of performance shares and/or PUs, the Compensation Committee will establish performance periods and performance goals. The extent to which a Participant achieves his or her performance goals during the applicable performance period will determine the value and/or the number of performance shares and/or PUs earned by such Participant. Payment of earned performance shares and/or PUs will be in cash, shares of our Common Stock or some combination of cash and shares of our Common Stock, as determined by the Compensation Committee and stated in the Award agreement.

        Dividends.    Participants holding restricted stock and performance shares will be entitled to receive dividends on our shares, provided that in the discretion of the Compensation Committee Participants will not be entitled to dividends with respect to unvested restricted stock and performance shares until the stock or shares vest, respectively. Dividend equivalent units may, but are not required to, be issued with respect to RSUs or PUs and may be paid in cash, additional shares of our Common Stock or a combination on the date the shares are delivered, all as determined by the Compensation Committee and stated in the Award agreement.

        Cash-Based Awards.    The Compensation Committee may make a cash-based Award in an amount and upon such terms as the Compensation Committee may determine, based on the achievement of performance goals established by the Compensation Committee.

        Performance Goals.    If the Compensation Committee makes an Award intended to qualify as "performance-based compensation" under Section 162(m) of the Code (including a PU or a cash-based Award), the performance goals selected by the Compensation Committee must be based on the achievement of specified levels of one, or any combination, of the following business criteria, measured in the aggregate or on a per share basis (if appropriate): EBITDA (earnings before interest, taxes, depreciation and amortization); OIBDA (operating income before depreciation and amortization);

adjusted OIBDA or Contribution; gross revenues; storage rental revenue; growth rate; capital spending; capital efficiency; maintenance capital spending; free cash flow; funds from operations (as defined by the National Association of Real Estate Investment Trusts); funds from operations (normalized); adjusted funds from operations; building utilization; racking utilization; dividends; same store sales; same store net operating income; operating income (before or after taxes); net operating income; attaining budget; return on total or incremental invested capital; gross profit or margin; operating profit or margin; net earnings (before or after taxes); earnings per share; adjusted earnings per share; net income; share price (including but not limited to growth measures and total stockholder return); return on assets, return on equity, return on sales or return on revenue; other cash flow measures (including operating cash flow, cash flow return on equity, cash flow return on investment and free cash flow before acquisitions and discretionary investments); productivity ratios or metrics; market share; customer satisfaction; working capital targets; storage volume; organizational or transformational metrics; and achievement of stated corporate goals including, but not limited to acquisitions or dispositions, alliances, joint ventures, international development, and internal expansion. The Compensation Committee has the discretion to choose other performance goals with regard to any particular Award, but that Award may not qualify as "performance-based compensation" under Section 162(m) of the Code.

        Any such criteria, whether alone or in combination, may be applied on the basis of our and/or our affiliates as a whole or on any business unit or subset of us and/or an affiliate of ours and may be measured directly, as a growth rate or by comparing the result to the performance of a group of competitor companies, a published or special index determined by the Compensation Committee or other benchmarks determined by the Compensation Committee. The objectives shall be further adjusted by the Compensation Committee as necessary to eliminate the effect on the stated performance goals of unplanned acquisitions or dispositions, changes in foreign exchange rates, discrete tax items identified by the Compensation Committee, changes in accounting standards, variances to planned annual incentive compensation expense and expenses associated with unusual or extraordinary items that could not be reasonably anticipated, as long as those items or changes are material to the performance measure.

        For purposes of satisfying the performance-based exception under Section 162(m) of the Code, the Compensation Committee has the discretion to reduce, but not increase, a performance-based Award (but the Compensation Committee can provide in a grant for an additional Award in the event the relevant performance goals are exceeded).

        After the close of the applicable performance period, which may consist of more than one year, and generally before the close of the next year's first quarter, the Compensation Committee will determine the extent to which the performance goals were satisfied and make a final determination with respect to an Award.

        In the event that applicable tax laws change to permit Compensation Committee discretion to alter the performance goals without obtaining stockholder approval, the Compensation Committee will have sole discretion to make any such alterations.

        Effect of Certain Corporate Transactions.    In the event of a stock split, reverse stock split, stock dividend, recapitalization, combination of shares, reclassification of shares, spin-off or other similar change in capitalization or event, or any dividend or distribution on our Common Stock other than an ordinary cash dividend, the Compensation Committee shall make equitable adjustments to Awards as it, in its sole discretion, deems appropriate. In the case of (1) a merger or consolidation of the Company with or into another entity pursuant to which all of our Common Stock is cancelled or converted into or exchanged for the right to receive cash, securities or other property, (2) any transfer or disposition of all of our Common Stock for cash, securities or other property pursuant to a share exchange or other transaction, (3) the sale or other disposition of all or substantially all of the

Company's assets or (4) any liquidation or dissolution of the Company, the Compensation Committee may take any of a number of actions including providing for the assumption of Awards, the termination of Awards (with advance notice permitting exercise), Awards to become exercisable at or prior to the event, the liquidation of Awards or any combination of the foregoing.

        The 2014 Plan also provides that any unvested Awards will generally vest immediately should a Participant be terminated by us or our successor (or should the Participant terminate for "good reason") in connection with a "vesting change in control" within 14 days prior or 12 months after the vesting change in control.

        A vesting change of control is generally defined to include, among other things: (1) a sale of us or substantially all of our assets; (2) the acquisition by a person or group of securities representing 50% or more of the voting power of the Company's securities entitled to vote in the election of directors; or (3) certain changes in the composition of our board of directors over a period of time that are not approved by our board of directors. "Good reason" for this purpose is generally defined to include: (1) a diminution in the total annual compensation or material diminution in benefits the Participant is eligible to receive; or (2) a requirement by us that the Participant be based at an office that is greater than 50 miles from the location of the Participant's office immediately prior to the vesting change in control.

        Amendments to the 2014 Plan.    Our board of directors may amend, suspend or terminate the 2014 Plan in whole or in part at any time provided that stockholder approval shall be required to the extent necessary under Section 162(m) of the Code, under the rules applicable to ISOs or under NYSE or other applicable securities exchange rules.

        The Compensation Committee may, without stockholder approval, amend the 2014 Plan as necessary to enable Awards to qualify for favorable foreign tax, securities or other treatment in the case of a Participant who is subject to a jurisdiction outside the United States.

Tax Treatment

        The following description of the federal income tax consequences of Awards is general, does not purport to be complete and does not describe state, local or foreign tax consequences.

        Tax Treatment of Nonqualified Stock Options.    A Participant realizes no taxable income when an NSO is granted. Instead, the difference between the fair market value of the Common Stock acquired pursuant to the exercise of the option and the exercise price paid is taxed as ordinary compensation income when the option is exercised. The difference is measured and taxed as of the date of exercise, if the Common Stock is not subject to a "substantial risk of forfeiture," or as of the date or dates on which the risk terminates in other cases. A Participant may elect to be taxed on the difference between the exercise price and the fair market value of the Common Stock on the date of exercise, even though some or all of the Common Stock acquired is subject to a substantial risk of forfeiture. Once ordinary compensation income is recognized, gain on the subsequent sale of the Common Stock is taxed as short-term or long-term capital gain, depending on the holding period after exercise. We receive no tax deduction on the grant of a nonqualified stock option, but we are entitled to a tax deduction when a Participant recognizes ordinary compensation income on or after exercise of the option, in the same amount as the income recognized by the Participant.

        Tax Treatment of Incentive Stock Options.    Generally, a Participant incurs no federal income tax liability on either the grant or the exercise of an ISO, although a Participant will generally have taxable income for alternative minimum tax purposes at the time of exercise equal to the excess of the fair market value of the Common Stock subject to the option over the exercise price. Provided that the Common Stock is held for at least one year after the date of exercise of the option and at least two years after its date of grant, any gain realized on a subsequent sale of the Common Stock will be taxed as long-term capital gain. If the Common Stock is disposed of within a shorter period of time, the Participant will recognize ordinary compensation income in an amount equal to the difference between the fair market value of the stock on the date of exercise (or the sale price of the shares sold, if less) over the exercise price. We receive no tax deduction on the grant or exercise of an ISO, but we are entitled to a tax deduction if the Participant recognizes ordinary compensation income on account of a premature disposition of shares acquired on exercise of an ISO, in the same amount and at the same time as the Participant recognizes income.

        Tax Treatment of Stock Appreciation Rights.    A Participant realizes no income upon the grant of an SAR, but upon its exercise recognizes ordinary compensation income in an amount equal to the cash or cash equivalent received at that time. If the Participant receives Common Stock upon exercise of an SAR, he or she recognizes ordinary compensation income equal to the fair market value of the Common Stock received (reduced, if applicable, by the base amount set forth in the related agreement), assuming the Common Stock is not subject to a substantial risk of forfeiture at exercise. We are entitled to a tax deduction in the amount of ordinary compensation income recognized.

        Tax Treatment of Stock Grants.    A person who receives an Award of Common Stock without any restrictions will recognize ordinary compensation income equal to the fair market value of the Common Stock over the amount (if any) paid. If the Common Stock is subject to restrictions, the recipient generally will not recognize ordinary compensation income at the time the Award is received but will recognize ordinary compensation income when restrictions constituting a substantial risk of forfeiture lapse. The amount of that income will be equal to the excess of the aggregate fair market value, as of the date the restrictions lapse, over the amount (if any) paid for the Common Stock. Alternatively, a Participant may elect to be taxed, pursuant to Section 83(b) of the Code, on the excess of the fair market value of the Common Stock at the time of grant over the amount (if any) paid for the Common Stock, notwithstanding any restrictions. All such taxable amounts are deductible by us at the time and in the amount of the ordinary compensation income recognized by the Participant.

        A Participant who receives RSUs or PUs generally will not recognize ordinary compensation income at the time of grant. Rather, the Participant will generally recognize ordinary compensation income equal to the fair market value of the Common Stock or cash received less the price paid, if any, at the time the RSU or PU settles shortly after vesting. When any Common Stock received is subsequently sold, the Participant generally will recognize capital gain or loss equal to the difference between the amount realized upon the sale of the shares and his or her tax basis in the shares (generally, the fair market value of the stock when acquired plus any amount paid). The capital gain or loss will be long-term if the stock was held for more than one year or short-term if held for a shorter period. The Company will be entitled to a tax deduction when the Participant recognizes ordinary compensation income.

        Dividends.    The full amount of dividends or other distributions of property made with respect to Stock Grants before the lapse of any applicable restrictions will constitute ordinary compensation income, and the Company is entitled to a deduction at the same time and in the same amount as the income is realized by the Participant (unless an election under Section 83(b) of the Internal Revenue Code has been made). Dividend equivalents on RSUs and PUs will be taxed as additional ordinary compensation income at settlement, and we will be entitled to a deduction at the same time and in the same amount.

        Section 162(m) of the Code.    Section 162(m) of the Code generally disallows an income tax deduction to public companies for compensation in excess of $1,000,000 paid in any year to the principal executive officer and the three other most highly compensated executive officers, but not including the principal financial officer, to the extent that this compensation is not "performance-based" within the meaning of Section 162(m) of the Code. Compensation in excess of the $1,000,000 limit may be deducted if, among other matters, amounts are paid pursuant to pre-established, objective performance goals determined by a committee consisting solely of two or more "outside directors" (within the meaning of Section 162(m) of the Code), the material terms of those goals are disclosed to and approved by stockholders and any payment is made only after a committee of outside directors certifies that the pre-established performance goals have been satisfied.

        Options and SARs issued under the 2014 Plan generally satisfy the performance-based compensation exception under regulations issued pursuant to Section 162(m) of the Code if, in addition to other requirements, the 2014 Plan is approved by our stockholders, the grants are made by the Compensation Committee (a committee presently consisting of "outside directors") and the amount of compensation a person can receive under the option or SAR is based solely on an increase in the value of the stock after grant.

        Other forms of equity and cash awards under the 2014 Plan, including in particular performance shares, PUs and certain cash-based Awards, will be eligible for the performance-based exception, to the extent the stockholders approve the 2014 Plan and the Compensation Committee satisfies the applicable requirements such as using performance goals included in 2014 Plan and taking certain actions on a timely basis. Nevertheless, the deductibility of compensation is but one of the critical factors in the design and implementation of any compensation arrangement, and the Compensation Committee and our Board reserve the right to pay nondeductible compensation when appropriate.

Award Information

        The benefits or amounts that may be received or allocated to any individual under the 2014 Plan are not determinable, other than amounts that may be received by each non-employee director under the Iron Mountain's existing Compensation Plan for Non-Employee Directors, which provides for an annual stock grant of that number of whole shares of Iron Mountain Common Stock determined by dividing $135,000 by the stock's "fair market value" (as determined under the 2014 Plan) on the date of grant, in addition to various cash retainers.

Required Vote

        The affirmative vote of holders of a majority of the votes properly cast at the Special Meeting is required for the stockholders to approve the 2014 Plan and to approve the performance-based criteria that will permit us to maximize our opportunities to pay tax-deductible compensation. For the purpose of determining whether a majority of the votes have been cast in favor of the approval of the amendment to the 2014 Plan, only "For" and "Against," along with any abstentions, are included, and any broker non-votes will not count in making that determination.

        The Iron Mountain board of directors unanimously recommends that you vote "FOR" the approval of the adoption of the 2014 Plan.

 LEGAL MATTERS

        The validity of the Iron Mountain REIT Common Stock to be issued to Iron Mountain stockholders pursuant to the Merger and certain tax matters will be passed upon by Sullivan & Worcester LLP, Boston, Massachusetts.

 EXPERTS

        The balance sheet of Iron Mountain REIT, Inc. as of September 30, 2014 included in this Proxy Statement/Prospectus has been audited by Deloitte & Touche LLP, an independent registered public accounting firm, as stated in their report appearing herein. Such balance sheet is included in reliance upon the report of such firm given upon their authority as experts in accounting and auditing.

        The consolidated financial statements for the year ended December 31, 2013, incorporated in this Proxy Statement/Prospectus by reference from the Company's Current Report on Form 8-K filed with the SEC on May 5, 2014, and the effectiveness of Iron Mountain Incorporated's internal control over financial reporting as of December 31, 2013 have been audited by Deloitte & Touche LLP, an independent registered public accounting firm, as stated in their reports, which are incorporated herein by reference. Such financial statements have been so incorporated in reliance upon the reports of such firm given upon their authority as experts in accounting and auditing.

PROPOSALS OF STOCKHOLDERS

        A stockholder who, in accordance with Rule 14a-8 under the Exchange Act, or Rule 14a-8, wants to present a proposal for inclusion in the Company's 2015 proxy statement and proxy card relating to the 2015 annual meeting of stockholders must have submitted the proposal by December 15, 2014. As of December 15, 2014, Iron Mountain did not receive any stockholder proposals for inclusion in the Company's 2015 proxy statement and proxy card relating to the 2015 annual meeting of stockholders.

        Stockholders who wish to present a business proposal or nominate persons for election as directors at the Company's 2015 annual meeting of stockholders must provide a notice of the business proposal or nomination in accordance with Section 2.4 of the Iron Mountain Bylaws, in the case of business proposals, or Section 3.2 of the Iron Mountain Bylaws, in the case of director nominations. In order to be properly brought before the 2015 annual meeting of stockholders, Sections 2.4 and 3.2 of the Iron Mountain Bylaws require that a notice of the business proposal the stockholder wishes to present (other than a matter brought pursuant to Rule 14a-8), or the person or persons the stockholder wishes to nominate as a director, must be received at our principal executive office not less than ninety days, and not more than 120 days, prior to the first anniversary of the Company's prior year's annual meeting. Therefore, any notice intended to be given by a stockholder with respect to the Company's 2015 annual meeting of stockholders pursuant to the Iron Mountain Bylaws must be received at our principal executive office no earlier than January 29, 2015 and no later than February 28, 2015. However, if the date of our 2015 annual meeting of stockholders occurs more than thirty days before or thirty days after May 29, 2015, the anniversary of the 2014 annual meeting of stockholders, a stockholder notice will be timely if it is received at our principal executive office by the later of (1) the 120th day prior to such annual meeting or (2) the close of business on the tenth day following the day on which public disclosure of the date of the meeting was made. To be in proper form, a stockholder's notice must include the specified information concerning the stockholder and the business proposal or nominee, as described in Sections 2.4, 3.2 and 3.3 of the Iron Mountain Bylaws.

        All proposals must be mailed to the Company's principal executive office, at the address stated herein, and should be directed to the attention of the Secretary of the Company.

        The same advance notice deadlines and procedures will apply under the Iron Mountain REIT Bylaws.

ANNEX A

AGREEMENT AND PLAN OF MERGER

        AGREEMENT AND PLAN OF MERGER (this "Agreement"), dated as of November 12, 2014, by and between Iron Mountain Incorporated, a Delaware corporation ("IRM"), and Iron Mountain REIT, Inc., a Delaware corporation ("IRM REIT").

RECITALS

        WHEREAS, IRM has adopted an overall plan (the "REIT Conversion") to reorganize its business operations to allow IRM to be taxed as a real estate investment trust ("REIT") for federal income tax purposes;

        WHEREAS, the REIT Conversion contemplates, among other things, the merger of IRM with and into IRM REIT pursuant to this Agreement;

        WHEREAS, as a result of the Merger (as defined in Section 1.1), IRM REIT will be renamed "Iron Mountain Incorporated" and will succeed to and continue to operate the existing business of IRM;

        WHEREAS, Section 251 of the General Corporation Law of the State of Delaware, 8 Del. C. § 101, et seq. (the "DGCL"), authorizes the merger of a Delaware corporation with and into another Delaware corporation;

        WHEREAS, for federal income tax purposes, it is intended that the Merger qualify as a reorganization within the meaning of Section 368(a)(1)(F) of the Internal Revenue Code of 1986, as amended (the "Code"); and

        WHEREAS, the Board of Directors of IRM and the Board of Directors of IRM REIT each has determined that the Merger and this Agreement are advisable and in the best interests of each such corporation and its stockholders and each has approved this Agreement and the Merger on the terms and subject to the conditions set forth in this Agreement and directed that this Agreement be submitted to a vote of its stockholders.

        NOW, THEREFORE, in consideration of the foregoing, the parties hereto hereby agree as follows:

ARTICLE I
THE MERGER; CLOSING; EFFECTIVE TIME

        1.1    The Merger.    Subject to the terms and conditions of this Agreement, at the Effective Time (as defined in Section 1.3) and in accordance with Section 251 of the DGCL, IRM shall be merged with and into IRM REIT, and the separate corporate existence of IRM shall thereupon cease (the "Merger"), and IRM REIT shall be the surviving corporation of the Merger (sometimes hereinafter referred to as the "Surviving Corporation"), and the separate existence of IRM REIT will continue unaffected by the Merger.

        1.2    The Closing.    Subject to the terms and conditions of this Agreement, the closing of the Merger (the "Closing") shall take place at such time, date and place as the parties may agree but in no event prior to the satisfaction or waiver, where permitted, of the conditions set forth in Section 3.1 hereof. The date on which the Closing occurs is hereinafter referred to as the "Closing Date".

        1.3    Effective Time.    Subject to the terms and conditions of this Agreement, following the Closing, the parties hereto shall, at such time as they deem advisable, cause a certificate of merger (the "Certificate of Merger") to be executed and filed with the Secretary of State of the State of Delaware and make all other filings or recordings required by Delaware law in connection with the Merger. The Merger shall become effective upon the filing of the Certificate of Merger with the Secretary of State of the State of Delaware or at such later time as IRM and IRM REIT shall agree and specify in the Certificate of Merger (the "Effective Time").

        1.4    Certificate of Incorporation and Bylaws.

          (a)   The Certificate of Incorporation of IRM REIT, as in effect immediately prior to the Effective Time, shall be the certificate of incorporation of the Surviving Corporation, except that Article I shall be amended to read as follows: "The name of the corporation is Iron Mountain Incorporated (the "Corporation")."

          (b)   The Bylaws of IRM REIT, as in effect immediately prior to the Effective Time, shall be the Bylaws of the Surviving Corporation, except that the name of the corporation therein shall be amended to "Iron Mountain Incorporated".

        1.5    Directors and Officers of the Surviving Corporation.    From and after the Effective Time, the persons serving as the directors and officers of IRM immediately prior to the Effective Time shall be the directors and officers of the Surviving Corporation.

ARTICLE II
EFFECTS OF THE MERGER

        2.1    Effects of Merger.    The Merger shall have the effects specified in the DGCL and this Agreement. At the Effective Time, by virtue of the Merger and without any further action on the part of IRM, IRM REIT or the stockholders of such corporations, the following shall occur:

          (a)   the separate existence of IRM will cease, IRM REIT will continue as the Surviving Corporation of the Merger and will possess all the rights, privileges, powers and franchises of a public or a private nature, and be subject to all the restrictions, disabilities and duties, of each of IRM REIT and IRM;

          (b)   all and singular, the rights, privileges, powers and franchises of each of IRM REIT and IRM, and all property, real, personal and mixed, and all debts due to either IRM REIT or IRM on whatever account, as well for stock subscriptions as all other things in action or belonging to IRM REIT or IRM, will be vested in IRM REIT as the Surviving Corporation; and

          (c)   all property, rights, privileges, powers and franchises, and all and every other interest will be thereafter as effectually the property of IRM REIT as the Surviving Corporation as they were of IRM REIT or IRM, and title to any real estate vested by deed or otherwise, under the laws of the State of Delaware, in any of IRM REIT or IRM, will not revert or be impaired by reason of the DGCL; but all rights of creditors and all liens upon any property of any of either IRM REIT or IRM will be preserved unimpaired, and all debts, liabilities and duties of IRM REIT and IRM, respectively, will thenceforth attach to IRM REIT as the Surviving Corporation, and may be enforced against it to the same extent as if said debts, liabilities and duties had been incurred or contracted by it, all as provided under Section 259 of the DGCL.

        2.2    Effect on Capital Stock.    At the Effective Time, by virtue of the Merger and without any further action on the part of IRM, IRM REIT or the stockholders of such corporations, the following shall occur:

          (a)   Each outstanding share of common stock, par value $0.01 per share, or fraction thereof, of IRM ("IRM Common Stock") issued and outstanding immediately prior to the Effective Time shall be converted into the right to receive one validly issued, fully paid and nonassessable share of common stock, par value $0.01 per share, of the Surviving Corporation ("Surviving Corporation Common Stock"), or equal fraction thereof.

          (b)   From and after the Effective Time, shares of IRM Common Stock shall no longer be outstanding and shall be canceled and shall cease to exist. At the Effective Time, each certificate

  ("Certificate") formerly representing shares of IRM Common Stock shall thereafter only represent the right to receive the consideration payable in respect of such shares under Section 2.2(a).

          (c)   Each share of IRM Common Stock held in IRM's treasury at the Effective Time shall, by virtue of the Merger and without any action on the part of the holder thereof, cease to be outstanding, shall be canceled without payment of any consideration therefor and shall cease to exist.

          (d)   Each share of IRM REIT Common Stock issued and outstanding immediately prior to the Effective Time shall, by virtue of the Merger and without any action on the part of IRM REIT or the holder of such shares, cease to be outstanding, shall be canceled without payment of any consideration therefor and shall cease to exist.

        2.3    Dividends Declared Prior to the Effective Time.    IRM's obligations with respect to any dividends or other distributions to the stockholders of IRM that have been declared by IRM with a record date prior to the Effective Time but not paid prior to the Effective Time will be paid by the Surviving Corporation in accordance with the terms thereof.

        2.4    IRM Stock Plans.    At the Effective Time, the rights and obligations of IRM under (1) the Iron Mountain Incorporated 2002 Stock Incentive Plan; (2) the Iron Mountain Incorporated 1995 Stock Incentive Plan; (3) the Iron Mountain Incorporated 1997 Stock Option Plan; (4) the Iron Mountain 2013 Employee Stock Purchase Plan; (5) the LiveVault Corporation 2001 Stock Incentive Plan; (6) the Mimosa Systems, Inc. 2003 Stock Plan; (7) the Mimosa Systems, Inc. 2009 Equity Incentive Plan; and (8) any similar stock-based compensation plan adopted by IRM after the date hereof (including all amendments or modifications thereto, and all related and other agreements in connection therewith, collectively, the "Plans"), will be assumed by the Surviving Corporation in accordance with the terms thereof, and all rights of the parties thereto and the participants therein to acquire shares of IRM Common Stock on the terms and conditions of the Plans will be converted into rights to acquire shares of Surviving Corporation Common Stock, in each case, to the extent set forth in, and in accordance with, the terms of such Plans. The number of shares available for grant under each Plan as of the date specified, and the class of service providers eligible for awards under each Plan, is set forth in Schedule 2.4 attached hereto.

        2.5    Exchange of Certificates and Transfer of Uncertificated Shares.

          (a)   As of the Effective Time, the Surviving Corporation shall deposit, or shall cause to be deposited, with Computershare Shareowner Services LLC, the transfer agent and registrar for the shares of Surviving Corporation Common Stock and the exchange agent for purposes of the Merger (the "Exchange Agent"), for the benefit of the holders of Certificates, shares of Surviving Corporation Common Stock, in an amount sufficient to effect the exchange of all Certificates for shares of IRM Common Stock pursuant to Section 2.1(a).

          (b)   As soon as reasonably practicable after the Effective Time, the Surviving Corporation shall cause the Exchange Agent to mail to each holder of record of a Certificate and to each holder of an uncertificated share of IRM Common Stock (the "Uncertificated Share") (i) a letter of transmittal which shall specify that delivery shall be effected, and risk of loss and title to the Certificate or the Uncertificated Share shall pass, only upon delivery of the Certificate or transfer of the Uncertificated Share to the Exchange Agent and shall be in such form and have such other provisions as the Surviving Corporation may reasonably specify, and (ii) instructions for use in effecting the surrender of the Certificates in exchange for certificates evidencing shares of Surviving Corporation Common Stock or the transfer of Uncertificated Share in exchange for an uncertificated share of the Surviving Corporation. In the case of a Certificate, upon surrender of a Certificate for cancellation to the Exchange Agent together with such letter of transmittal, duly executed and completed in accordance with the instructions thereto, the Certificate so surrendered shall forthwith be cancelled, and the holder of such Certificate shall be entitled to receive in exchange therefor (A) a certificate evidencing the number of shares of Surviving Corporation Common Stock which such holder has the right to receive in respect of the Certificate surrendered pursuant to the provisions of this Article II and (B) the payment of any of dividends and other distributions that such holder has the right to receive pursuant to Section 2.5(c). In the case of an Uncertificated Share, upon receipt of an "agent's message" by the Exchange Agent (or such other evidence, if any, of transfer as the Exchange Agent may reasonably request), the Uncertificated Share so transferred shall forthwith be cancelled, and the holder of such Uncertificated Share shall be entitled to receive in exchange therefor (A) an uncertificated share of the Surviving Corporation Common Stock which such holder has the right to receive in respect of the Uncertificated Share transferred pursuant to the provisions of this Article II and (B) the payment of any of dividends and other distributions that such holder has the right to receive pursuant to Section 2.5(c). No interest shall be paid or accrued on any Merger consideration or on unpaid dividends and distributions payable to holders of Certificates or Uncertificated Shares. In the event of a surrender of a Certificate or transfer of an Uncertificated Share in the name of a person other than the person in whose name such shares of IRM Common Stock are registered, a certificate evidencing the proper number of shares of Surviving Corporation Common Stock or an uncertificated share of the Surviving Corporation Common Stock, as the case may be, may be issued to such a transferee if the Certificate evidencing such securities is presented or the Uncertificated Share is transferred to the Exchange Agent, accompanied by all documents required by the Exchange Agent or the Surviving Corporation to evidence and effect such transfer and to evidence that any applicable transfer taxes have been paid.

          (c)   No dividends or other distributions declared by the Surviving Corporation in respect of Surviving Corporation Common Stock, the record date for which is at or after the Effective Time, shall be paid by the Exchange Agent to any holder of any unsurrendered Certificate until such Certificate is surrendered for exchange in accordance with this Article II or to any holder of any Uncertificated Shares until such Uncertificated Share is transferred in accordance with this Article II. Subject to the effect of applicable laws, following surrender of any such Certificate or transfer of any such Uncertificated Share, the Exchange Agent shall release to the holder thereof, without interest, (A) at the time of such surrender or transfer, the previously reserved amount equal to the dividends or other distributions with a record date after the Effective Time theretofore payable with respect to such whole shares of Surviving Corporation Common Stock that had been held by the Exchange Agent for the benefit of such holder, and (B) at the appropriate payment date, the dividends or other distributions payable with respect to such whole shares of Surviving Corporation Common Stock with a record date after the Effective Time but with a payment date subsequent to surrender.

          (d)   At and after the Effective Time, there shall be no transfers on the stock transfer books of IRM of shares of IRM Common Stock which were outstanding immediately prior to the Effective Time. If, after the Effective Time, Certificates or Uncertificated Shares are presented to the Surviving Corporation, they shall be canceled and exchanged for certificates representing shares of Surviving Corporation Common Stock in accordance with the procedures set forth in this Article II.

          (e)   Any former stockholders of IRM who have not complied with this Article II within one year after the Effective Time shall thereafter look only to the Surviving Corporation for release of (A) their previously reserved shares of Surviving Corporation Common Stock deliverable in respect of each share of IRM Common Stock such stockholder holds as determined pursuant to this Agreement and (B) any dividends or other distributions paid on such shares for the benefit of such stockholders, without any interest thereon.

          (f)    In the event any Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the person claiming such Certificate to be lost, stolen or destroyed and, if required by the Surviving Corporation, the posting by such person of a bond in such reasonable amount as the Surviving Corporation may direct as indemnity against any claim that may be made against it with respect to such Certificate, the Exchange Agent or the Surviving Corporation will issue in exchange for such lost, stolen or destroyed Certificate the shares of Surviving Corporation Common Stock deliverable in respect thereof pursuant to this Agreement.

          (g)   None of IRM, the Surviving Corporation, the Exchange Agent or any other person shall be liable to any former holder of shares or securities of IRM for any amount properly delivered to a public official pursuant to any applicable abandoned property, escheat or similar laws.

ARTICLE III
CONDITIONS

        3.1    Conditions as to Each Party's Obligation to Effect the Merger.    The respective obligations of each party to consummate the transactions contemplated by this Agreement are subject to the satisfaction or waiver (to the extent not prohibited by law), of the following conditions at or prior to the Closing Date:

          (a)   This Agreement shall have been duly adopted by the requisite vote of the stockholders of IRM and IRM REIT.

          (b)   IRM's Board of Directors shall have determined, in its sole discretion and taking into account any legislation or proposed legislation, that the Surviving Corporation's qualification and taxation as a REIT for federal income tax purposes is achievable and that the REIT Conversion remains in the best interests of IRM and its stockholders.

          (c)   IRM shall have received from its tax counsel an opinion to the effect that the Merger qualifies as a reorganization within the meaning of Section 368(a)(1)(F) of the Code, and that each of IRM and IRM REIT is a party to a reorganization within the meaning of Section 368(b) of the Code.

          (d)   The New York Stock Exchange shall have approved the listing of the Surviving Corporation Common Stock to be issued or reserved for issuance in connection with the Merger, subject to official notice of issuance.

          (e)   The Registration Statement on Form S-4 to be filed with the Securities and Exchange Commission by IRM REIT in connection with the Merger shall have become effective under the Securities Act of 1933, as amended, and shall not be the subject of any stop order or proceeding seeking a stop order.

          (f)    IRM shall have terminated the REIT Status Protection Rights Agreement, dated as of December 9, 2013, between IRM and Computershare Inc., as rights agent.

ARTICLE IV
DEFERRAL AND TERMINATION

        4.1    Deferral.    Consummation of the Merger may be deferred by the Board of Directors of IRM or any authorized officer of IRM following the special meeting of the stockholders of IRM if said Board of Directors or authorized officer determines that such deferral would be advisable and in the best interests of IRM and its stockholders.

        4.2    Termination of Agreement.    This Agreement may be terminated and the Merger may be abandoned at any time prior to the Effective Time, before or after the adoption of this Agreement by the stockholders of IRM, by either (i) the mutual written consent of the Board of Directors of IRM and the Board of Directors of IRM REIT or (ii) the Board of Directors of IRM in its sole discretion.

        4.3    Effect of Termination and Abandonment.    In the event of termination of this Agreement and abandonment of the Merger pursuant to this Article IV, this Agreement shall forthwith become null and void and have no effect and no party hereto (or any of its affiliates, directors, partners, officers or stockholders) shall have any liability or further obligation to any other party to this Agreement.

ARTICLE V
GENERAL PROVISIONS

        5.1    Further Assurances.    Each of IRM and IRM REIT shall use its best efforts to take all such actions as may be necessary or appropriate to effectuate the Merger under the DGCL. If, at any time after the Effective Time, any further action is necessary or desirable to carry out the purposes of this Agreement and to vest, perfect or confirm of record or otherwise in the Surviving Corporation its right, title or interest in, to or under any of the rights, properties or assets of the Surviving Corporation or IRM, IRM REIT, its officers or other authorized persons of the Surviving Corporation are authorized to take any such necessary or desirable actions including the execution, in the name and on behalf of the Surviving Corporation or IRM, of all such deeds, bills of sale, assignments and assurances.

        5.2    No Appraisal Rights.    The holders of shares of IRM Common Stock are not entitled under applicable law to dissenters' or appraisal rights as a result of the Merger or REIT Conversion.

        5.3    Entire Agreement.    This Agreement and any documents delivered by the parties in connection herewith constitute the entire agreement among the parties with respect to the subject matter hereof and supersede all prior agreements and understandings among the parties with respect thereto. No addition to or modification of any provision of this Agreement shall be binding upon any party hereto unless made in writing and signed by all parties hereto.

        5.4    Amendment.    This Agreement may be amended by the parties hereto at any time before or after adoption of this Agreement by the stockholders of IRM, but after such stockholder adoption, no amendment shall be made which by law requires the further approval of such stockholders without obtaining such further approval. This Agreement may not be amended except by an instrument in writing signed on behalf of each of the parties hereto.

        5.5    Governing Law.    This Agreement and any claims or causes of action arising hereunder shall be governed by and construed in accordance with the laws of the State of Delaware.

        5.6    Counterparts.    This Agreement may be executed by the parties hereto in separate counterparts, each of which when so executed and delivered shall be an original, but all such counterparts shall together constitute one and the same instrument. Each counterpart may consist of a number of copies hereof, each signed by less than all, but together signed by all of the parties hereto.

        5.7    Headings.    Headings of the Articles and Sections of this Agreement are for the convenience of the parties only, and shall be given no substantive or interpretive effect whatsoever.

        5.8    Severability.    Any term or provision of this Agreement which is invalid or unenforceable in any jurisdiction shall, as to that jurisdiction, be ineffective to the extent of such invalidity or unenforceability without rendering invalid or unenforceable the remaining terms and provisions of this Agreement or affecting the validity or enforceability of any of the terms or provisions of this Agreement in any other jurisdiction. If any provision of this Agreement is so broad as to be unenforceable, the provision shall be interpreted to be only so broad as is enforceable.

        5.9    Waiver of Conditions.    The conditions to each of the parties' obligations to consummate the Merger are for the sole benefit of such party and may be waived by such party in whole or in part to the extent permitted by applicable law.

        5.10    No Third-Party Beneficiaries.    This Agreement is not intended to confer upon any person other than the parties hereto any rights or remedies hereunder.

[Signature Page Follows]

        IN WITNESS WHEREOF, the parties have executed this Agreement and caused the same to be duly delivered on their behalf on the day and year first written above.

IRON MOUNTAIN INCORPORATED, a Delaware corporation
By:	/s/ ERNEST W. CLOUTIER
	Name:	Ernest W. Cloutier
	Title:	Executive Vice President and General Counsel
IRON MOUNTAIN REIT, INC., a Delaware corporation
By:	/s/ ERNEST W. CLOUTIER
	Name:	Ernest W. Cloutier
	Title:	Executive Vice President and General Counsel

[Signature Page to Merger Agreement]

Schedule 2.4

IRM Stock Plans

Plan	Shares Available for Grant as of September 30, 2014	Class of Eligible Recipients(1)
Iron Mountain Incorporated 2002 Stock Incentive Plan	5,177,773(2)	key employees, directors, and certain other persons
Iron Mountain Incorporated 1995 Stock Incentive Plan(3)	64,216	persons with outstanding options granted under the Plan
Iron Mountain Incorporated 1997 Stock Option Plan(3)	154,282	persons with outstanding options granted under the Plan
Iron Mountain Incorporated 2014 Stock and Cash Incentive Plan	0(2)	key employees, directors and certain other persons
Iron Mountain Incorporated 2013 Employee Stock Purchase Plan	1,006,117	U.S. and Canadian employees who satisfy certain guidelines
LiveVault Corporation 2001 Stock Incentive Plan(3)	10,502	persons with outstanding options granted under the Plan
Mimosa Systems, Inc. 2003 Stock Plan(3)	18,056	persons with outstanding options granted under the Plan
Mimosa Systems, Inc. 2009 Equity Incentive Plan(3)	68,962	persons with outstanding options granted under the Plan

(1)
A complete description of the class of service providers eligible for awards under each Plan (and definitions of capitalized terms) is included in each Plan document.

(2)
If the IRM stockholders approve the Iron Mountain Incorporated 2014 Stock and Cash Incentive Plan (the "2014 Plan") 7,750,000 shares will be available for grant under the 2014 Plan and the number of shares available under the Iron Mountain Incorporated 2002 Stock Incentive Plan (the "2002 Plan") will be reduced to the sum of (a) 300,000 shares of Common Stock plus (b) shares of Common Stock that become available under the 2002 Plan in the future as a result of the lapse or cancellation of awards under the 2002 Plan.

(3)
No new awards may be granted from the shares available under this Plan. The shares available under this Plan represent the aggregate amount of forfeited shares since the date of the most recent grant made under this Plan as adjusted in connection with the $700.0 million special dividend we paid in November 2012 and the $700.0 million special distribution we paid in November 2014. The shares available under this Plan will only be issued in connection with an adjustment of stock options due to an extraordinary cash dividend.

ANNEX B-1

CERTIFICATE OF INCORPORATION
OF
IRON MOUNTAIN REIT, INC.
(As corrected)

        The undersigned natural person, acting as an incorporator of a corporation under the General Corporation Law of the State of Delaware, hereby adopts the following Certificate of Incorporation for such corporation:

Article I.
Name of Corporation

        The name of the Corporation is Iron Mountain REIT, Inc. (the "Corporation").

Article II.
Registered Agent and Registered Office

        The address of the Corporation's registered office in the State of Delaware is 2711 Centerville Road, Suite 400, in the City of Wilmington, County of New Castle, Delaware 19808. The name of the Corporation's registered agent at such address is Corporation Service Company.

Article III.
Purpose of Corporation

        The nature of the business and purposes to be conducted or promoted by the Corporation are to engage in any lawful act or activity for which corporations may be organized under the General Corporation Law of the State of Delaware (as amended from time to time, the "DGCL").

Article IV.
Equity Stock

        Section 4.1    Classes and Number of Shares.    The total number of shares of all classes of capital stock that the Corporation shall have authority to issue is four hundred ten million (410,000,000) shares, of which four hundred million (400,000,000) shall be Common Stock, par value $0.01 per share (the "Common Stock"), and ten million (10,000,000) shall be Preferred Stock, par value $0.01 per share (the "Preferred Stock"). The Board of Directors of the Corporation (the "Board of Directors") may classify any unissued shares of stock and reclassify any previously classified but unissued shares of stock from time to time, in one or more classes or series of stock.

        Section 4.2    Common Stock.

        (a)    General.    All shares of Common Stock will be identical and will entitle the holders thereof to the same rights, powers and privileges. The rights, powers and privileges of the holders of the Common Stock are subject to and qualified by the rights of holders of the Preferred Stock.

        (b)    Dividends.    Dividends may be declared and paid on the Common Stock from funds lawfully available therefor, as, if and when determined by the Board of Directors, and subject to any preferential dividend rights of any then outstanding Preferred Stock.

        (c)    Dissolution, Liquidation or Winding Up.    In the event of any dissolution, liquidation or winding up of the affairs of the Corporation, whether voluntary or involuntary, each issued and outstanding share of Common Stock shall entitle the holder thereof to receive an equal portion of the net assets of the Corporation available for distribution to the holders of Common Stock, subject to any preferential rights of any then outstanding Preferred Stock.

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        (d)    Voting Rights.    Except as otherwise required by law or this Certificate of Incorporation, each holder of Common Stock shall have one vote for each share of stock held of record by such holder on the books of the Corporation for the election of directors and on all matters submitted to a vote of stockholders of the Corporation; provided, however, that, except as otherwise required by law, holders of Common Stock, as such, shall not be entitled to vote on any amendment to this Certificate of Incorporation (including any Certificate of Designation, as defined below, relating to any series of Preferred Stock) that relates solely to the terms of one or more outstanding series of Preferred Stock if the holders of such affected series are entitled, either separately or together with the holders of one or more other such series, to vote thereon pursuant to this Certificate of Incorporation (including any Certificate of Designation relating to any series of Preferred Stock) or pursuant to the DGCL. Except as otherwise required by law or provided herein, holders of Common Stock shall vote together with holders of the Preferred Stock as a single class, subject to any special or preferential voting rights of any then outstanding Preferred Stock. There shall be no cumulative voting. Subject to the rights of the holders of any series of Preferred Stock pursuant to the terms of this Certificate of Incorporation (including any Certificate of Designation relating to any series of Preferred Stock) or any resolution or resolutions providing for the issuance of such series of stock adopted by the Board of Directors, the number of authorized shares of Preferred Stock may be increased or decreased (but not below the number of shares thereof then outstanding) by the affirmative vote of the holders of a majority of the stock of the Corporation entitled to vote irrespective of the provisions of Section 242(b)(2) of the DGCL.

        Section 4.3    Preferred Stock.    Preferred Stock may be issued in one or more series at such time or times and for such consideration or considerations as the Board of Directors of the Corporation may determine. Each series shall be so designated as to distinguish the shares thereof from the shares of all other series and classes. Except as otherwise provided in this Certificate of Incorporation (including any Certificate of Designation relating to any series of Preferred Stock), different series of Preferred Stock shall not be construed to constitute different classes of shares for the purpose of voting by classes.

        The Board of Directors is expressly authorized to provide for the issuance of all or any shares of the undesignated Preferred Stock in one or more series, each consisting of such number of shares and having such designations, preferences, voting powers (or special, preferential or no voting powers), relative, participating, optional or other special rights and privileges and such qualifications, limitations or restrictions thereof as shall be stated in the resolution or resolutions adopted by the Board of Directors to create such series, and a certificate of said resolution or resolutions (a "Certificate of Designation") shall be filed in accordance with the DGCL. The authority of the Board of Directors with respect to each such series shall include, without limitation of the foregoing, the right to provide that the shares of each such series may be: (i) subject to redemption at such time or times and at such price or prices; (ii) entitled to receive dividends (which may be cumulative or non-cumulative) at such rates, on such conditions, and at such times, and payable in preference to, or in such relation to, the dividends payable on any other class or classes or any other series; (iii) entitled to such rights upon the dissolution of, or upon any distribution of the assets of, the Corporation; (iv) convertible into, or exchangeable for, shares of any other class or classes of stock, or of any other series of the same or any other class or classes of stock of the Corporation at such price or prices or at such rates of exchange and with such adjustments, if any; (v) entitled to the benefit of such limitations, if any, on the issuance of additional shares of such series or shares of any other series of Preferred Stock; (vi) entitled to voting powers; or (vii) entitled to such other preferences, powers, qualifications, rights and privileges, all as the Board of Directors may deem advisable and as are not inconsistent with law and the provisions of this Certificate of Incorporation.

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Article V.
Restrictions on Ownership and Transfer of Shares

        Section 5.1    Definitions.    For purposes of this Article V, the following terms shall have the following meanings:

        Beneficial Owner.    The term "Beneficial Owner" shall mean, with respect to any shares of Equity Stock, (i) any Person who owns such shares, whether directly or indirectly (including through a nominee), (ii) any Person who would be treated as the owner of such shares through the application of Section 544 of the Code, as modified by Section 856(h) of the Code, and (iii) any Person who would be considered a beneficial owner of such shares for purposes of Rule 13d-3 under the Exchange Act, provided, however, that in determining the number of shares Beneficially Owned by a Person, no share shall be counted more than once with respect to that Person. Whenever a Person Beneficially Owns shares of Equity Stock that are not actually outstanding (e.g., shares issuable upon the exercise of an option, the conversion of a convertible security or the exchange of an exchangeable security) ("Option Shares"), then, whenever this Certificate of Incorporation requires a determination of the percentage of outstanding shares of a class of Equity Stock Beneficially Owned by such Person, the Option Shares Beneficially Owned by such Person shall also be deemed to be outstanding. The terms "Beneficial Ownership," "Beneficially Owns" and "Beneficially Owned" shall have the correlative meanings.

        Business Day.    The term "Business Day" shall mean any day, other than a Saturday or Sunday, that is neither a legal holiday nor a day on which banking institutions in New York City are authorized or required by law, regulation or executive order to close.

        Charitable Beneficiary.    The term "Charitable Beneficiary" shall mean one or more beneficiaries of the Trust as determined pursuant to Section 5.3(g) hereof, provided that each such organization must be described in Section 5.3(g)(ii) hereof.

        Code.    The term "Code" shall mean the Internal Revenue Code of 1986, as amended, and the regulations and rulings promulgated thereunder, all as from time to time in effect, or any successor law, regulations, and rulings, and any reference to any statutory, regulatory or ruling provision shall be deemed to be a reference to any successor statutory, regulatory or ruling provision.

        Constructive Ownership.    The term "Constructive Ownership" shall mean ownership of Equity Stock by a Person, whether the interest in the shares of Equity Stock is held directly or indirectly (including through a nominee), and shall include any interests that would be treated as owned actually or constructively through the application of Section 318(a) of the Code, as modified by Section 856(d)(5) of the Code. The terms "Constructive Owner," "Constructively Owns" and "Constructively Owned" shall have the correlative meanings.

        Equity Stock.    The term "Equity Stock" shall mean all classes or series of stock of the Corporation, including, without limitation, the Common Stock or any series of the Preferred Stock.

        Excepted Holder.    The term "Excepted Holder" shall mean a stockholder of the Corporation for whom an Excepted Holder Limit is created by this Certificate of Incorporation or by the Board of Directors pursuant to Section 5.2(g) hereof.

        Excepted Holder Limit.    The term "Excepted Holder Limit" shall mean, provided that the affected Excepted Holder agrees to comply with the requirements established by the Board of Directors pursuant to Section 5.2(g) hereof, the percentage limit established by the Board of Directors pursuant to Section 5.2(g) hereof, which percentage will be subject to adjustment pursuant to Section 5.2(h) hereof.

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        Exchange Act.    The term "Exchange Act" shall mean the Securities Exchange Act of 1934, as amended.

        Initial Date.    The term "Initial Date" shall mean the effective time of the merger of Iron Mountain Incorporated with and into the Corporation pursuant to that Agreement and Plan of Merger by and between Iron Mountain Incorporated and the Corporation to be adopted and approved by the boards of directors and shareholders of Iron Mountain Incorporated and the Corporation.

        Market Price.    The term "Market Price" on any date shall mean, with respect to any class or series of outstanding shares of Equity Stock, the Closing Price for such Equity Stock on such date. The "Closing Price" on any date shall mean the last sale price for such Equity Stock, regular way, or, in case no such sale takes place on such day, the average of the closing bid and asked prices, regular way, for such Equity Stock, in either case as reported in the principal consolidated transaction reporting system with respect to securities listed or admitted to trading on the NYSE or, if such Equity Stock is not listed or admitted to trading on the NYSE, as reported on the principal consolidated transaction reporting system with respect to securities listed on the principal national securities exchange on which such Equity Stock is listed or admitted to trading or, if such Equity Stock is not listed or admitted to trading on any national securities exchange, the last quoted price, or, if not so quoted, the average of the high bid and low asked prices in the over-the-counter market, as reported by the National Association of Securities Dealers, Inc. Automatic Quotation System or, if such system is no longer in use, the principal other automated quotation system that may then be in use or, if such Equity Stock is not quoted by any such system, the average of the closing bid and asked prices as furnished by a professional market maker making a market in such Equity Stock selected by the Board of Directors or, in the event that "Market Price" is not able to be determined in accordance with any of the foregoing provisions of this definition, the fair market value of such Equity Stock, as determined in good faith by the Board of Directors. For the avoidance of doubt, the Closing Price will be determined without reference to after-hours or extended market trading.

        Non-Transfer Event.    The term "Non-Transfer Event" shall mean any event or other changes in circumstances other than a purported Transfer, including, without limitation, any change in the value of any shares of Equity Stock and any redemption of any shares of Equity Stock.

        NYSE.    The term "NYSE" shall mean the New York Stock Exchange or its successor national securities exchange.

        Person.    The term "Person" shall mean an individual, corporation, firm, unincorporated organization, partnership, limited liability company, joint venture, estate, trust (inter vivos or testamentary, including any trust qualified under Sections 401(a) or 501(c)(17) of the Code), a portion of a trust permanently set aside for or to be used exclusively for the purposes described in Section 642(c) of the Code, estate of a deceased, insane or incompetent individual, association, private foundation within the meaning of Section 509(a) of the Code, joint stock company, bank, trust company, land trust, business trust, statutory trust, real estate investment trust, government or quasi-governmental authority, or agency or political subdivision thereof, or other entity and also includes a "group" as that term is used for purposes of Rule 13d-5(b) or Section 13(d)(3) of the Exchange Act, and a group to which an Excepted Holder Limit applies.

        Prohibited Owner.    The term "Prohibited Owner" shall mean, with respect to any purported Transfer or Non-Transfer Event, any Person who, but for the provisions of Section 5.2(a)(1) hereof, would Beneficially Own or Constructively Own shares of Equity Stock in excess of the Stock Ownership Limit, or would beneficially own (determined under the principles of Section 856(a)(5) of the Code) shares of Equity Stock causing or increasing a violation of Section 5.2(a)(1)(v) hereof, and in either case if appropriate in the context, shall also mean any Person who would have been the record or actual owner of the shares that the Prohibited Owner would have so owned.

        REIT.    The term "REIT" shall mean a "real estate investment trust" within the meaning of Sections 856 through 860 of the Code.

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        Restriction Termination Date.    The term "Restriction Termination Date" shall mean the first day after the Initial Date on which the Board of Directors determines pursuant to Section 5.8 hereof that it is no longer in the best interests of the Corporation to attempt to, or continue to, qualify as a REIT or that compliance with all or any of the restrictions and limitations on Beneficial Ownership, Constructive Ownership and Transfers of shares of Equity Stock set forth herein is no longer determined to be advisable by the Board of Directors in order for the Corporation to qualify as a REIT, but only with respect to such restrictions and limitations.

        Stock Ownership Limit.    The term "Stock Ownership Limit" shall mean not more than 9.8 percent (or such other amount designated by the Board of Directors pursuant to Section 5.2(h) hereof in the aggregate or with respect to any class or series of Equity Stock) (i) in value of the aggregate of the outstanding shares of Equity Stock or (ii) in value or number of shares, whichever is more restrictive, of the outstanding shares of any class or series of Equity Stock.

        Transfer.    The term "Transfer" shall mean any issuance, sale, transfer, gift, assignment, devise or other disposition, as well as any other event that causes any Person to acquire beneficial ownership (determined under the principles of Section 856(a)(5) of the Code), Beneficial Ownership or Constructive Ownership of Equity Stock or the right to vote (other than revocable proxies or consents given to such Person in response to a public proxy or consent solicitation made pursuant to, and in accordance with, the applicable rules and regulations promulgated under the Exchange Act) or receive dividends on Equity Stock, or any agreement to take any such actions or cause any such events, including, without limitation, (a) the granting or exercise of any option (or any disposition of any option) or entering into any agreement for the sale, transfer or other disposition of Equity Stock (or of beneficial ownership (determined under the principles of Section 856(a)(5) of the Code), Beneficial Ownership or Constructive Ownership of Equity Stock), (b) any disposition of any securities or rights convertible into or exchangeable for Equity Stock or any interest in Equity Stock or any exercise of any such conversion or exchange right and (c) Transfers of interests in other entities that result in changes in beneficial ownership (determined under the principles of Section 856(a)(5) of the Code), Beneficial Ownership or Constructive Ownership of Equity Stock; in each case, whether voluntary or involuntary, whether owned of record, beneficially owned (determined under the principles of Section 856(a)(5) of the Code), Constructively Owned or Beneficially Owned and whether by operation of law or otherwise. The terms "Transferring" and "Transferred" shall have the correlative meanings.

        Trust.    The term "Trust" shall mean any trust provided for in Section 5.3(a) hereof.

        Trustee.    The term "Trustee" shall mean each Person, unaffiliated with the Corporation and a Prohibited Owner, that is a "United States person" within the meaning of Section 7701(a)(30) of the Code and that is appointed by the Corporation to serve as trustee of a Trust as provided by Section 5.3(a) hereof.

        Section 5.2    Equity Stock.

        (a)    Ownership Limitations.    During the period commencing on the Initial Date and prior to the Restriction Termination Date, but subject to Section 5.4 hereof:

          (1)   Basic Restrictions:

              (i)  No Person, other than an Excepted Holder, shall Beneficially Own or Constructively Own shares of Equity Stock in excess of the Stock Ownership Limit, and no Excepted Holder shall Beneficially Own or Constructively Own shares of Equity Stock in excess of the Excepted Holder Limit for such Excepted Holder.

             (ii)  No individual (within the meaning of Section 542(a)(2) of the Code as modified by Section 856(h) of the Code) shall Beneficially Own shares of Equity Stock in excess of 9.8 percent in value of the aggregate outstanding shares of Equity Stock.

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            (iii)  No Person shall Beneficially Own or Constructively Own shares of Equity Stock to the extent that such Beneficial Ownership or Constructive Ownership of Equity Stock would result in the Corporation failing to qualify as a REIT.

            (iv)  No Person shall Constructively Own shares of Equity Stock to the extent that such Constructive Ownership would cause any income of the Corporation that would otherwise qualify as "rents from real property" for purposes of Section 856(d) of the Code to fail to qualify as such.

             (v)  Notwithstanding any other provisions contained herein but subject to Section 5.4 hereof, any Transfer of shares of Equity Stock that, if effective, would result in the Equity Stock being beneficially owned by fewer than 100 Persons (determined under the principles of Section 856(a)(5) of the Code) shall be void ab initio, and the intended transferee shall acquire no rights in such shares of Equity Stock.

  The number and value of the outstanding shares of Equity Stock (or any class or series thereof) held by any Person or individual (within the meaning of Section 542(a)(2) of the Code as modified by Section 856(h) of the Code) shall be determined by the Board of Directors in good faith, which determination shall be conclusive for all purposes hereof.

          (2)   Transfer in Trust.    If any Transfer or Non-Transfer Event occurs on or after the Initial Date which, if effective or otherwise, would result in any Person Beneficially Owning or Constructively Owning (as applicable) shares of Equity Stock in violation of Section 5.2(a)(1)(i), (ii), (iii) or (iv) hereof:

              (i)  then that number of shares of the Equity Stock, the Beneficial Ownership or Constructive Ownership (as applicable) of which otherwise would cause such Person to violate Section 5.2(a)(1)(i), (ii), (iii) or (iv) hereof (rounded up to the nearest whole share), shall be automatically transferred to a Trust for the benefit of a Charitable Beneficiary, as described in Section 5.3 hereof, effective as of the close of business on the Business Day prior to the date of such Transfer or Non-Transfer Event, and such Person (or, if different, the direct or beneficial owner of such shares) shall acquire no rights in such shares or shall be divested of its rights in such shares, as applicable, and to the extent that, upon a transfer of shares of Equity Stock pursuant to this Section 5.2(a)(2)(i), a violation of any provision of Section 5.2(a)(1) hereof would nonetheless be continuing, then shares of Equity Stock shall be transferred to that number of Trusts, each having a distinct Trustee and a Charitable Beneficiary or Beneficiaries that are distinct from those of each other Trust, such that there is no violation of any provision of Section 5.2(a)(1) hereof; or

             (ii)  if the transfer to the Trust or Trusts described in clause (i) of this sentence would not be effective for any reason to prevent the violation of Section 5.2(a)(1)(i), (ii), (iii) or (iv) hereof, then the Transfer of that number of shares of Equity Stock that otherwise would cause any Person to violate Section 5.2(a)(1)(i), (ii), (iii) or (iv) hereof (rounded up to the nearest whole share) shall be void ab initio, and the intended transferee shall acquire no rights in such shares of Equity Stock.

In determining which shares of Equity Stock are to be transferred to a Trust in accordance with this Section 5.2(a)(2) and Section 5.3 hereof, shares shall be so transferred to a Trust in such manner that minimizes the aggregate value of the shares that are transferred to the Trust (except to the extent that the Board of Directors determines that the shares transferred to the Trust shall be those directly or indirectly held or Beneficially Owned or Constructively Owned by a Person or Persons that caused or contributed to the application of this Section 5.2(a)(2)), and to the extent not inconsistent therewith, on a pro rata basis.

        (b)    Remedies for Breach.    If the Board of Directors or any duly authorized committee thereof shall at any time determine in good faith that a Transfer or Non-Transfer Event has taken place that

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results in a violation of Section 5.2(a)(1) hereof or that a Person intends to acquire or has attempted to acquire Beneficial Ownership, Constructive Ownership or beneficial ownership (determined under the principles of Section 856(a)(5) of the Code) of any shares of Equity Stock in violation of Section 5.2(a)(1) hereof (whether or not such violation is intended), the Board of Directors or a committee thereof is authorized to take such action as it deems advisable to refuse to give effect to or to prevent such Transfer or Non-Transfer Event or otherwise prevent such violation, including, without limitation, causing the Corporation to repurchase shares, refusing to give effect to such Transfer on the books of the Corporation or instituting proceedings to enjoin such Transfer or Non-Transfer Event; provided, however, that any Transfer or attempted Transfer in violation of Section 5.2(a)(1) hereof (or Non-Transfer Event that results in a violation of Section 5.2(a)(1) hereof) shall automatically result in the transfer to the Trust described above, or, if applicable, shall be void ab initio as provided above irrespective of any action (or non-action) by the Board of Directors or a committee thereof.

        (c)    Notice of Restricted Transfer.    Any Person who acquires or attempts or intends to acquire Beneficial Ownership, Constructive Ownership or beneficial ownership (determined under the principles of Section 856(a)(5) of the Code) of shares of Equity Stock that will or may violate Section 5.2(a)(1) hereof or any Person who held or would have owned shares of Equity Stock that resulted in a transfer to the Trust pursuant to the provisions of Section 5.2(a)(2) hereof shall immediately give written notice to the Corporation of such event, or in the case of such a proposed or attempted transaction, give at least 15 days prior written notice, and shall provide to the Corporation such other information as the Corporation may request in order to determine the effect, if any, of such Transfer on the Corporation's qualification as a REIT.

        (d)    Owners Required to Provide Information.    From the Initial Date and prior to the Restriction Termination Date:

          (1)   every owner of five percent or more (or such lower percentage as required by the Code or the regulations promulgated thereunder) of the outstanding shares of any class or series of Equity Stock, upon request, shall provide in writing to the Corporation the name and address of such owner, the number of shares of each class and series of Equity Stock and other shares of the Equity Stock Beneficially Owned by it and a description of the manner in which such shares are held. Each such owner shall provide to the Corporation such additional information as the Corporation may request in order to determine the effect, if any, of such Beneficial Ownership on the Corporation's qualification as a REIT and to ensure compliance with the Stock Ownership Limit; and

          (2)   each Person who is a Beneficial Owner or Constructive Owner of Equity Stock and each Person (including the stockholder of record) who is holding Equity Stock for a Beneficial Owner or Constructive Owner shall provide in writing to the Corporation such information as the Corporation may request, in good faith, in order to determine the Corporation's qualification as a REIT and to comply with requirements of any taxing authority or governmental authority or to determine such compliance.

        (e)    Remedies Not Limited.    Subject to Section 5.8 hereof, nothing contained in this Section 5.2 shall limit the authority of the Board of Directors to take such other action as it deems necessary or advisable to protect the Corporation and the interests of its stockholders in preserving the Corporation's qualification as a REIT.

        (f)    Ambiguity.    The Board of Directors shall have the power to determine the application of the provisions of this Section 5.2 and Section 5.3 hereof and any definition contained in Section 5.1 hereof, including in the case of an ambiguity in the application of any of the provisions of this Section 5.2, Section 5.3 hereof, or any such definition, with respect to any situation based on the facts known to it. In the event this Section 5.2 or Section 5.3 hereof requires an action by the Board of Directors and this Certificate of Incorporation fails to provide specific guidance with respect to such action, the Board of

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Directors shall have the power to determine the action to be taken so long as such action is not contrary to the provisions of Sections 5.1, 5.2 or 5.3 hereof.

        (g)    Exceptions:

          (1)   Subject to Section 5.2(a)(1)(iii) hereof, the Board of Directors, in its sole discretion, may prospectively or retroactively exempt a Person from one or more of the ownership limitations set forth in Section 5.2(a)(1)(i) hereof and establish or increase an Excepted Holder Limit for such Person, may prospectively or retroactively waive the provisions of Section 5.2(a)(1)(ii) hereof with respect to a Person, and/or may prospectively or retroactively waive the provisions of Section 5.2(a)(1)(iv) hereof with respect to a Person if:

              (i)  the Board of Directors obtains such representations and undertakings from such Person as are reasonably necessary to ascertain that such Person's Beneficial Ownership and Constructive Ownership of such shares of Equity Stock in excess of the Stock Ownership Limit or in violation of the limitations imposed by Section 5.2(a)(1)(ii) hereof or Section 5.2(a)(1)(iv) hereof, as applicable, will not now or in the future jeopardize the Corporation's ability to qualify as a REIT under the Code; and

             (ii)  such Person agrees that any violation or attempted violation of such representations or undertakings (or other action which is contrary to the restrictions contained in Section 5.2 hereof) will result in such shares of Equity Stock being automatically transferred to a Trust in accordance with Sections 5.2(a)(2) and 5.3 hereof unless the Board determines that the agreement set forth in this Section 5.2(g)(1)(ii) is not necessary or advisable.

          (2)   Prior to granting any exemption or waiver or creating any Excepted Holder Limit pursuant to Section 5.2(g)(1) hereof, the Board of Directors may require a ruling from the Internal Revenue Service, or an opinion of counsel, in either case in form and substance satisfactory to the Board of Directors in its sole discretion, as it may deem necessary or advisable in order to determine or ensure the Corporation's qualification as a REIT. Notwithstanding the receipt of any ruling or opinion, the Board of Directors may impose such conditions or restrictions as it deems appropriate in connection with granting such exemption or waiver or creating any Excepted Holder Limit.

          (3)   Subject to Section 5.2(a)(1)(iii) hereof, an underwriter or placement agent (or Person acquiring securities for a similar purpose and function) that participates in a public offering or a private placement of Equity Stock (or securities convertible into or exchangeable for Equity Stock) may Beneficially Own and Constructively Own shares of Equity Stock (or securities convertible into or exchangeable for Equity Stock) in excess of the Stock Ownership Limit but only to the extent necessary to facilitate such public offering or private placement.

          (4)   The Board of Directors may reduce the Excepted Holder Limit for an Excepted Holder only: (i) with the written consent of such Excepted Holder at any time, or (ii) pursuant to the terms and conditions of the agreements and undertakings entered into with such Excepted Holder in connection with the establishment of the Excepted Holder Limit for that Excepted Holder. No Excepted Holder Limit shall be reduced to a percentage that is less than the Stock Ownership Limit.

        (h)    Increase or Decrease in Stock Ownership Limit.    Subject to Section 5.2(a)(1)(iii) hereof, the Board of Directors may from time to time increase the Stock Ownership Limit (or any portion thereof) for one or more Persons and decrease the Stock Ownership Limit (or any portion thereof) for all other Persons; provided, however, that (i) any such decreased Stock Ownership Limit (or portion thereof) will not be effective for any Person whose ownership in Equity Stock is in excess of the decreased Stock Ownership Limit (or portion thereof) until such time as such Person's ownership in Equity Stock equals or falls below the decreased Stock Ownership Limit (or such decreased portion thereof), but any further Transfers of any Equity Stock resulting in such Person's Beneficial Ownership or Constructive

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Ownership thereof creating an increased excess over the decreased Stock Ownership Limit (or portion thereof) will be in violation of the decreased Stock Ownership Limit (or portion thereof); and (ii) any new Stock Ownership Limit (or portion thereof) would not result in the Corporation being "closely held" within the meaning of Section 856(h) of the Code (without regard to whether the ownership interest is held during the last half of a taxable year) if five unrelated individuals were to Beneficially Own the five largest amounts of Equity Stock permitted to be Beneficially Owned under such new Stock Ownership Limit, taking into account clause (i) of this proviso permitting ownership in excess of the decreased Stock Ownership Limit (or portion thereof) in certain cases.

        (i)    Legend.    Each certificate for shares of Equity Stock, if certificated, shall bear a legend that substantially describes the foregoing restrictions on transfer and ownership, or, instead of such legend, the certificate, if any, may reference such restrictions and state that the Corporation will furnish a full statement about restrictions on transferability and ownership to a stockholder on request and without charge. In the case of any shares of Equity Stock that are uncertificated, such restrictions, or a reference to such restrictions and a statement that the Corporation will furnish a statement about restrictions on transferability and ownership set forth in this Article V to any stockholder on request and without charge, will be contained in the notice or notices sent as required by applicable law.

        Section 5.3    Transfer of Equity Stock in Trust.

        (a)    Ownership in Trust.    Upon any purported Transfer or Non-Transfer Event described in Section 5.2(a)(2) hereof that would result in a transfer of shares of Equity Stock to a Trust, such shares of Equity Stock shall be deemed to have been transferred to the Trustee as trustee of a Trust for the exclusive benefit of one or more Charitable Beneficiaries. Such transfer to the Trustee shall be deemed to be effective as of the close of business on the Business Day prior to the purported Transfer or Non-Transfer Event that results in the transfer to the Trust pursuant to Section 5.2(a)(2) hereof. The Trustee shall be appointed by the Corporation and shall be a Person meeting the qualifications set forth in Section 5.1 hereof. Each Charitable Beneficiary shall be designated by the Corporation as provided in Section 5.3(g) hereof.

        (b)    Status of Shares Held by the Trustee.    Shares of Equity Stock held by the Trustee shall be issued and outstanding shares of Equity Stock of the Corporation. The Prohibited Owner shall have no rights in the shares held by the Trustee. The Prohibited Owner shall not benefit economically from ownership of any shares held in trust by the Trustee, shall have no rights to dividends or other distributions and shall not possess any rights to vote or other rights attributable to the shares held in the Trust. The Prohibited Owner shall have no claim, cause of action or other recourse whatsoever against the purported transferor of such shares.

        (c)    Ordinary Dividend and Voting Rights.    The Trustee shall have all voting rights and rights to ordinary dividends with respect to shares of Equity Stock held in the Trust, which rights shall be exercised for the exclusive benefit of the Charitable Beneficiary. Any ordinary dividend paid prior to the discovery by the Corporation that the shares of Equity Stock have been transferred to the Trustee shall be paid by the recipient of such dividend to the Trustee upon demand and any ordinary dividend authorized but unpaid shall be paid when due to the Trustee. Any ordinary dividend so paid to the Trustee shall be held in trust for the Charitable Beneficiary, and shall be paid to the Charitable Beneficiary as soon as practicable. The Prohibited Owner shall not possess any rights to vote shares held in the Trust and, subject to the DGCL, effective as of the date that the shares of Equity Stock have been transferred to the Trust, the Trustee shall have the authority (at the Trustee's sole discretion) to vote the shares, including the ability to revoke a proxy or ballot previously submitted by the Prohibited Owner, in accordance with the DGCL and the Bylaws of the Corporation, in accordance with the desires of the Trustee acting for the benefit of the Charitable Beneficiary; provided, however, that if the Corporation has already taken corporate action, as determined by the Board of Directors, then the Trustee shall not have the voting rights with regard to such corporate action. Notwithstanding the provisions of this Article V, until the Corporation has received notification that shares of Equity

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Stock have been transferred into a Trust, the Corporation shall be entitled to rely on its share transfer and other stockholder records for purposes of preparing lists of stockholders entitled to vote at meetings, determining the validity and authority of proxies and otherwise conducting votes of stockholders.

        (d)    Rights upon Liquidation.    Upon any voluntary or involuntary liquidation, dissolution or winding up of or any distribution of the assets of the Corporation, the Trustee shall be entitled to receive, ratably with each other holder of Equity Stock of the class or series of Equity Stock held in the Trust, that portion of the assets of the Corporation available for distribution to the holders of such class or series (determined based upon the ratio that the number of shares of such class or series of Equity Stock held by the Trustee bears to the total number of shares of such class or series of Equity Stock then outstanding). The Trustee shall distribute any such assets received in respect of the Equity Stock held in the Trust in any liquidation, dissolution or winding up or distribution of the assets of the Corporation, in accordance with Section 5.3 hereof.

        (e)    Extraordinary Distribution and Sale of Shares by Trustee.    As soon as reasonably practicable after receiving notice from the Corporation that shares of Equity Stock have been transferred to the Trust (and no later than 20 days after receiving notice in the case of shares of Equity Stock that are listed or admitted to trading on any national securities exchange), the Trustee of the Trust shall sell the shares held in the Trust to a person whose ownership of the shares will not violate the ownership limitations set forth in Section 5.2(a)(1) hereof. Upon such sale, the interest of the Charitable Beneficiary in the shares sold shall terminate. Upon any such sale or receipt by the Trust of an extraordinary distribution, the Trustee shall distribute the net proceeds of the sale or extraordinary distribution to the Prohibited Owner and to the Charitable Beneficiary as provided in this Section 5.3(e). The Prohibited Owner shall receive the lesser of (i) the price paid by the Prohibited Owner for the shares or, if the Prohibited Owner did not give value for the shares in connection with the event causing the shares to be held in the Trust (e.g., in the case of a gift, devise or other such transaction or in the case of a Non-Transfer Event), the Market Price of the shares on the day of the event causing the shares to be held in the Trust, in each case reduced by any amounts previously received by the Prohibited Owner pursuant to this Section 5.3(e) in connection with prior extraordinary distributions and (ii) the sales or extraordinary distribution proceeds received by the Trustee (net of any commissions and other expenses of the Trustee as provided in Section 5.3(h) hereof) from the sale or other disposition of the shares held in the Trust. The Trustee may reduce the amount payable to the Prohibited Owner by the amount of ordinary dividends which has been paid to the Prohibited Owner and is owed by the Prohibited Owner to the Trustee pursuant to Section 5.3(c) hereof. Any net sales proceeds and extraordinary distributions in excess of the amount payable to the Prohibited Owner shall be promptly distributed to the Charitable Beneficiary. If, prior to the discovery by the Corporation that shares of Equity Stock have been transferred to the Trustee, such shares are sold by a Prohibited Owner, then (i) such shares shall be deemed to have been sold on behalf of the Trust and (ii) to the extent that the Prohibited Owner received an amount for such shares that exceeds the amount that such Prohibited Owner was entitled to receive pursuant to this Section 5.3(e), such excess shall be paid to the Trustee upon demand and, when received, shall be promptly distributed to the Charitable Beneficiary.

        (f)    Purchase Right in Stock Transferred to the Trustee.    Shares of Equity Stock transferred to the Trustee shall be deemed to have been offered for sale to the Corporation, or its designee, at a price per share equal to the lesser of (i) the price per share in the transaction that resulted in such transfer to the Trust (or, if the Prohibited Owner did not give value for the shares in connection with the event causing the shares to be held in the Trust (e.g., in the case of a gift, devise or other such transaction or in the case of a Non-Transfer Event), the Market Price of the shares on the day of the event causing the shares to be held in the Trust) and (ii) the Market Price on the date the Corporation, or its designee, accepts such offer. The Corporation shall have the right to accept such offer until the Trustee has sold the shares held in the Trust pursuant to Section 5.3(e) hereof. Upon such a sale to the

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Corporation, the interest of the Charitable Beneficiary in the shares sold shall terminate and the Trustee shall distribute the net proceeds of the sale, reduced by any amounts previously received by the Prohibited Owner pursuant to Section 5.3(e) hereof in connection with prior extraordinary distributions, to the Prohibited Owner; provided, however, that the Trustee may reduce the amount payable to the Prohibited Owner by the amount of dividends and other distributions which has been paid to the Prohibited Owner and is owed by the Prohibited Owner to the Trustee pursuant to Section 5.3(c) hereof. Any net sales proceeds in excess of the amount payable to the Prohibited Owner shall be promptly distributed to the Charitable Beneficiary.

        (g)    Designation of Charitable Beneficiaries.    By written notice to the Trustee, the Corporation may designate or, from time to time, change one or more nonprofit organizations as the Charitable Beneficiary of the interest in the Trust such that (i) the shares of Equity Stock held in the Trust would not violate the restrictions set forth in Section 5.2(a)(1) hereof in the hands of such Charitable Beneficiary and (ii) each such organization must be organized under the laws of the United States, any state thereof, or the District of Columbia and must be described in Section 501(c)(3) of the Code, and contributions to each such organization must be eligible for deduction under each of Sections 170(b)(1)(A) (other than clauses (vii) and (viii) thereof), 2055 and 2522 of the Code. Neither the failure of the Corporation to make such designation nor the failure of the Corporation to appoint the Trustee before the automatic transfer provided for in Section 5.2(a)(2) hereof shall make such transfer ineffective, provided that the Corporation thereafter makes such designation and appointment. The designation of a nonprofit organization as a Charitable Beneficiary shall not entitle such nonprofit organization to serve in such capacity and the Corporation may, in its sole discretion, designate a substitute or additional nonprofit organization meeting the requirements of this Section 5.3(g) as the Charitable Beneficiary at any time and for any or no reason. Any determination by the Corporation with respect to the application of this Article V shall be binding on each Charitable Beneficiary.

        (h)    Costs, Expenses and Compensation of Trustee and the Corporation.    The Trustee shall be indemnified by the Corporation or from the proceeds from the sale of shares of Equity Stock held in the Trust, as further provided in this Article V, for its costs and expenses reasonably incurred in connection with conducting its duties and satisfying its obligations pursuant to this Article V. The Trustee shall be entitled to receive reasonable compensation for services provided by the Trustee in connection with serving as a Trustee, the amount and form of which shall be determined by agreement of the Board of Directors and the Trustee. Costs, expenses and compensation payable to the Trustee pursuant to this Section 5.3(h) may be funded from the Trust or by the Corporation. The Corporation shall be entitled to reimbursement on a first priority basis (after payment in full of amounts payable to the Trustee pursuant to this Section 5.3(h)) from the Trust for any such amounts funded by the Corporation. Costs and expenses incurred by the Corporation in the process of enforcing the ownership limitations set forth in Section 5.2(a)(1) hereof, in addition to reimbursement of costs, expenses and compensation of the Trustee which have been funded by the Corporation, may be collected from the Trust.

        Section 5.4    NYSE Transactions.    Nothing in this Article V shall preclude the settlement of any transaction entered into through the facilities of the NYSE or its successor national securities exchanges or any other national securities exchange or automated inter-dealer quotation system. The fact that the settlement of any transaction occurs shall not negate the effect of any other provision of this Article V and any transferee in such a transaction shall be subject to all of the provisions and limitations set forth in this Article V.

        Section 5.5    Enforcement.    The Corporation is authorized specifically to seek equitable relief, including injunctive relief, to enforce the provisions of this Article V. The Board of Directors shall have all power and authority necessary or advisable to implement the provisions of this Article V.

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        Section 5.6    Non-Waiver.    No delay or failure on the part of the Corporation or the Board of Directors in exercising any right hereunder shall operate as a waiver of any right of the Corporation or the Board of Directors, as the case may be, except to the extent specifically waived in writing.

        Section 5.7    Severability.    If any provision (or part thereof) of this Article V or any application of any such provision (or part thereof) is determined to be invalid by any federal or state court having jurisdiction over the issues, the validity of the remaining provisions shall not be affected and other applications of such provisions shall be affected only to the extent necessary to comply with the determination of such court.

        Section 5.8    Status as a REIT.    If the Corporation elects to qualify for federal income tax treatment as a REIT under Sections 856-860 of the Code, the Board of Directors shall use its reasonable best efforts to take such actions as are necessary, and may take such actions as in its sole judgment and discretion are desirable, to preserve the qualification of the Corporation as a REIT. Notwithstanding the foregoing, if a majority of the Board of Directors determines that it is no longer in the best interest of the Corporation to continue to have the Corporation qualify as a REIT, the Board of Directors may revoke or otherwise terminate the Corporation's REIT election. The Board of Directors may also determine in its sole judgment and discretion that compliance with any restrictions or limitations on stock ownership and transfers set forth in Article V is no longer advisable for REIT election and taxation.

Article VI.
Incorporator

        The name and address of the incorporator is as follows:

Name	Mailing Address
Nancy Roney	One Federal Street, Boston, MA 02110

Article VII.
Perpetual Existence

        The Corporation is to have perpetual existence.

Article VIII.
Board of Directors

        Section 8.1    Management Under Direction of Board of Directors.    The business and affairs of the Corporation shall be managed by or under the direction of the Board of Directors of the Corporation.

        Section 8.2    Board Provisions.

        (a)    Number of Directors.    The number of directors of the Corporation initially shall be eleven (11) which number may thereafter be increased or decreased solely by resolution of the Board of Directors; provided, however, that no such increase or decrease shall result in the Corporation having fewer than three (3) directors.

        (b)    Election of Directors.    Elections of directors need not be by written ballot except as and to the extent provided in the Bylaws of the Corporation.

        (c)    Term; Vacancies.    Each director shall hold office until the expiration of the term for which he or she was elected and until his or her successor has been elected and qualified or until his or her earlier death, resignation or removal. Any vacancies on the Board of Directors, including vacancies resulting from an increase in the number of directors, may be filled solely by a majority vote of the remaining members of the Board (though less than a quorum) or by a sole remaining director or, only if no directors remain, by the stockholders, and each person so elected shall be a director to serve for

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the balance of the unexpired term. A director elected to fill a vacancy on the Board shall be elected for a term expiring at the next annual meeting of stockholders. No decrease in the authorized number of directors shall shorten the term of any incumbent director.

        (d)    Stockholder Nominations and Introduction of Business, Etc.    Advance notice of stockholder nominations for election of directors and other business to be brought by stockholders before a meeting of stockholders shall be given in the manner provided in the Bylaws of the Corporation.

        (e)    Rights of Preferred Stock.    The provisions of this Article are subject to the rights of the holders of any series of Preferred Stock from time to time outstanding.

Article IX.
No Action by Written Consent; Special Meetings

        Section 9.1    No Stockholder Action by Written Consent.    Subject to the rights of holders of shares of any class or series of Preferred Stock in respect of actions to be taken by such shares, stockholders of the Corporation may not take any action by written consent in lieu of a meeting.

        Section 9.2    Calling of Special Meetings of Stockholders; Business Transacted.    Subject to the rights of holders of shares of any class or series of Preferred Stock in respect of meetings of the holders of such shares, special meetings of stockholders may be called for any purpose or purposes at any time only by a majority of the Board of Directors. Business transacted at any special meeting of stockholders shall be limited to matters relating to the purpose or purposes stated in the notice of meeting.

Article X.
Amendments; Records

        Section 10.1    Amendment of Bylaws.    In furtherance and not in limitation of the powers conferred by the laws of the State of Delaware, the Board of Directors of the Corporation is expressly authorized to adopt, amend or repeal the Bylaws of the Corporation. The stockholders shall also have the power to adopt, amend or repeal the Bylaws of the Corporation.

        Section 10.2    Place for Keeping Books.    The books of the Corporation may be kept at such place within or without the State of Delaware as the Bylaws of the Corporation may provide or as may be designated from time to time by the Board of Directors of the Corporation.

Article XI.
Limitations of Liability

        Section 11.1    Limitation of Liability.    No director of the Corporation shall be personally liable to the Corporation or its stockholders for monetary damages for breach of fiduciary duty as a director notwithstanding any provision of law imposing such liability; provided, however, that, to the extent provided by applicable law, this provision shall not eliminate the liability of a director (i) for any breach of the director's duty of loyalty to the Corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under Section 174 of the DGCL or (iv) for any transaction from which the director derived an improper personal benefit. No amendment to or repeal of this provision shall apply to or have any effect on the liability or alleged liability of any director for or with respect to any acts or omissions of such director occurring prior to such amendment or repeal. If the DGCL is amended after the filing of this Certificate of Incorporation to authorize corporate action further eliminating or limiting the personal liability of directors, then the liability of a director of the Corporation shall be eliminated or limited to the fullest extent permitted by the DGCL, as so amended.

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        IN WITNESS WHEREOF, I have hereunto set my hand on June 26, 2014.

/s/ NANCY RONEY Nancy Roney Sole Incorporator

[Signature Page to Iron Mountain REIT, Inc. Certificate of Incorporation]

ANNEX B-2

BYLAWS
OF
IRON MOUNTAIN REIT, INC.

ARTICLE I. OFFICE

        Section 1.1.    Registered Office.    The registered office of the Corporation shall be located in the City of Wilmington, County of New Castle, State of Delaware and the name of the resident agent in charge thereof shall be Corporation Service Company.

        Section 1.2.    Other Offices.    The Corporation may also have offices at such other places both within and without the State of Delaware as the Board of Directors (hereinafter referred to as the "Board of Directors" or the "Board") may from time to time appoint or the business of the Corporation may require.

        Section 1.3.    Books.    The books of the Corporation may be kept within or without the State of Delaware as the Board of Directors may from time to time determine or the business of the Corporation may require.

ARTICLE II. MEETINGS OF STOCKHOLDERS

        Section 2.1.    Time and Place of Meetings.    All meetings of stockholders shall be held at such place, if any, either within or without the State of Delaware, on such date and at such time as the Board of Directors (or the Chairman in the absence of a designation by the Board of Directors) may designate from time to time.

        Section 2.2.    Annual Meeting.    The annual meeting of stockholders shall be held for the election of directors on such date and at such time as the Board of Directors may designate from time to time. Any other proper business may be transacted at the annual meeting. The Board of Directors may postpone, reschedule or cancel any annual meeting of stockholders scheduled by the Board of Directors.

        Section 2.3.    Special Meetings.    Special meetings of the stockholders for any purpose or purposes may be called only by a majority of the Board of Directors. Business transacted at any special meeting of stockholders shall be limited to the purposes stated in the notice. The Board of Directors may postpone, reschedule or cancel any special meeting of stockholders scheduled by the Board of Directors.

        Section 2.4.    Introduction of Business At a Meeting of Stockholders.    At an annual or special meeting of stockholders, only such business shall be conducted, and only such proposals shall be acted upon, as shall have been properly brought before such annual or special meeting of stockholders. To be properly brought before an annual or special meeting of stockholders, business must be (i) in the case of a special meeting, specified in the notice of the special meeting (or any supplement thereto) or (ii) in the case of an annual meeting, specified in the notice of the annual meeting (or any supplement thereto) given by or at the direction of the Board of Directors or otherwise properly brought before the meeting by or at the direction of the Board of Directors, or otherwise properly brought before the annual meeting by a stockholder who shall have been a stockholder of record on the record date for such meeting and shall continue to be entitled to vote thereat (including through any adjournment or postponement thereof) and shall have complied with the notice procedures set forth in this Section 2.4. Stockholders shall not be permitted to propose business to be brought before a special meeting of the stockholders, and the only matters that may be brought before a special meeting are the matters specified in the notice of meeting given by or at the direction of the person calling the meeting pursuant to Section 2.3 of these Bylaws. Stockholders seeking to nominate persons for election to the

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Board of Directors must comply with Section 3.2 and Section 3.3 of these Bylaws and this Section 2.4 shall not be applicable to nominations except as expressly provided in Section 3.2. For business (other than the nomination of a person for election as a director, which is governed by Section 3.2 of these Bylaws) to be properly brought before an annual meeting of stockholders by a stockholder, the stockholder must have given timely notice thereof in writing to the Secretary of the Corporation and any such proposed business must constitute a proper matter for stockholder action. To be timely, a stockholder notice must be delivered to, or mailed and received at, the principal executive offices of the Corporation (A) in the case of an annual meeting that is called for a date that is within 30 days before or after the anniversary date of the immediately preceding annual meeting of stockholders, not less than 90 nor more than 120 days prior to the first anniversary of the date on which the previous year's annual meeting of stockholders was held (the "Anniversary"), and (B) in the case of an annual meeting that is called for a date that is not within 30 days before or after the anniversary date of the immediately preceding annual meeting, not later than the later of (x) the 120th day prior to such annual meeting or (y) the close of business on the tenth day following the day on which public disclosure of the date of the meeting was first made by the Corporation. For purposes of these Bylaws (including Section 3.2), "public disclosure" shall mean disclosure in a press release reported by a national news service or in a document publicly filed by the Corporation with the Securities and Exchange Commission pursuant to Sections 13, 14 or 15(d) of the Securities Exchange Act of 1934, as amended (the "Exchange Act"). In no event shall any adjournment or postponement of an annual meeting or the announcement thereof commence a new time period for the giving of a stockholder's notice as described above.

        In order to be effective, a stockholder's notice to the Secretary shall set forth:

            (i)  as to each matter the stockholder proposes to bring before an annual meeting of stockholders, a brief description of the business desired to be brought before the annual meeting, the reasons for conducting such business at the annual meeting and, if a specific action is to be proposed, the text of the proposed business (including the text of any resolution(s) which the proposing stockholder proposes that the stockholders adopt and in the event such business includes a proposal to amend the bylaws of the Corporation, the language of the proposed amendment); and

           (ii)  as to the stockholder proposing the matter and the beneficial owner, if any, on whose behalf the proposal is made (a) a representation that the stockholder is a holder of record of the stock of the Corporation entitled to vote at such meeting, including the class or series and number of shares of such stock that are owned beneficially and of record by such stockholder, and intends to appear in person or by proxy at the meeting to bring the business specified in the notice before the meeting, (b) the name and address, as they appear on the Corporation's books, of the stockholder proposing such business and the of the beneficial owner, if any, and any other stockholders known by such stockholder or beneficial owner to be supporting such proposal, (c) the class or series and number of shares of the Corporation which are beneficially owned by such beneficial owner, if any, and by any stockholders known by the proposing stockholder or the beneficial owner to be supporting such proposal on the date of such stockholder's notice, (d) a description of any agreement, arrangement or understanding with respect to such business between or among the stockholder and/or the beneficial owner and/or any of such stockholder's or such beneficial owner's affiliates or associates, and any others (including their names) acting in concert with any of the foregoing, and a representation that the stockholder will notify the Corporation in writing of any such agreement, arrangement or understanding in effect as of the record date for the meeting promptly following the later of the record date or the date notice of the record date is first publicly disclosed, (e) any (1) derivative, swap or other transaction or series of transactions engaged in, directly or indirectly, by the stockholder, the purpose or effect of which is to give the stockholder and/or the beneficial owner economic risk similar to ownership of shares of any class

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  or series of the Corporation, including due to the fact that the value of such derivative, swap or other transactions are determined by reference to the price, value or volatility of any shares of any class or series of the Corporation, or which derivative, swap or other transactions provide, directly or indirectly, the opportunity to profit from any increase in the price or value of shares of any class or series of the Corporation ("Synthetic Equity Interests"), which Synthetic Equity Interests shall be disclosed without regard to whether (x) the derivative, swap or other transactions convey any voting rights in such shares to the stockholder, (y) the derivative, swap or other transactions are required to be, or are capable of being, settled through delivery of such shares or (z) the stockholder and/or the beneficial owner may have entered into other transactions that hedge or mitigate the economic effect of such derivative, swap or other transactions, (2) any proxy (other than a revocable proxy or consent given in response to a solicitation made pursuant to, and in accordance with, Section 14(a) of the Exchange Act by way of a solicitation statement filed on Schedule 14A), agreement, arrangement, understanding or relationship pursuant to which the stockholder and/or the beneficial owner has or shares a right to vote any shares of any class or series of the Corporation, (3) any agreement, arrangement, understanding or relationship, including any repurchase or similar so-called "stock borrowing" agreement or arrangement, engaged in, directly or indirectly, by the stockholder and/or the beneficial owner, the purpose or effect of which is to mitigate loss to, reduce the economic risk (of ownership or otherwise) of shares of any class or series of the Corporation by, manage the risk of share price changes for, or increase or decrease the voting power of, the stockholder and/or the beneficial owner with respect to the shares of any class or series of the Corporation, or which provides, directly or indirectly, the opportunity to profit from any decrease in the price or value of the shares of any class or series of the Corporation ("Short Interests"), (4) any rights to dividends on the shares of any class or series of the Corporation owned beneficially by the stockholder and/or the beneficial owner that are separated or separable from the underlying shares of the Corporation, (5) any performance related fees (other than an asset based fee) that the stockholder and/or the beneficial owner is entitled to based on any increase or decrease in the price or value of shares of any class or series of the Corporation, or any Synthetic Equity Interests or Short Interests, if any, (6) any other information relating to the stockholder and/or the beneficial owner that would be required to be disclosed in a proxy statement or other filing required to be made in connection with solicitations of proxies or consents by the stockholder in support of the business proposed to be brought before the meeting pursuant to Section 14(a) of the Exchange Act (the disclosures to be made pursuant to the foregoing clauses (d) and (e)(1) through (6), the "Disclosable Interests"); and a representation that the stockholder will notify the Corporation in writing of any such Disclosable Interests in effect as of the record date for the meeting promptly following the later of the record date or the date notice of the record date is first publicly disclosed; provided, however, that Disclosable Interests shall not include any such disclosures with respect to the ordinary course business activities of any broker, dealer, commercial bank, trust company or other nominee who is proposing business solely as a result of being the stockholder directed to prepare and submit the notice required by these Bylaws on behalf of a beneficial owner; (f) whether such stockholder and/or such beneficial owner intends to deliver a proxy statement and form of proxy to holders of, in the case of a proposal, at least the percentage of the Corporation's voting shares required under these Bylaws and applicable law to carry the proposal (an affirmative statement of such intent, a "Solicitation Notice"), and (g) any material interest of the stockholder and/or the beneficial owner in such proposal.

        If the stockholder has provided the Corporation with a Solicitation Notice, such stockholder must have delivered a proxy statement and form of proxy to holders of at least the percentage of the Corporation's voting shares required under applicable law to carry such proposal. If no Solicitation Notice relating thereto has been timely provided pursuant to this Section, the stockholder proposing

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such business must not have solicited a number of proxies sufficient to have required the delivery of such a Solicitation Notice under this Section.

        Notwithstanding anything in these Bylaws to the contrary, no business shall be conducted at a meeting of stockholders except in accordance with the procedures set forth in this Section 2.4 (and with respect to nominations of directors, Sections 3.2 and 3.3) of these Bylaws. The Chairman of the meeting shall, if the facts warrant, determine and declare to the meeting that any item of proposed business was not properly brought before the meeting in accordance with the procedures prescribed by these Bylaws, and if he should so determine, he shall so declare to the meeting and any such business not properly brought before the meeting shall not be transacted.

        The foregoing requirements shall be the exclusive means to submit business proposed to be brought before any annual meeting of stockholders (other than the nomination of a person for election as a director, which is governed by Section 3.2 of these Bylaws), other than any proposal brought properly under and in compliance with to Rule 14a-8 under the Exchange Act and included in the Corporation's notice of meeting given by or at the direction of the Board of Directors. In addition to the foregoing requirements with respect to any business proposed to be brought before an annual meeting, each stockholder shall comply with all applicable requirements of the Exchange Act with respect to any such business. Nothing in this Section 2.4 shall be deemed to affect the rights of stockholders to request the inclusion of proposals in, or the right of the Corporation to omit a proposal from, the Corporation's proxy statement pursuant to Rule 14a-8 under the Exchange Act.

        Section 2.5.    Notice of Meetings; Waiver of Notice.    (i) Notice of every meeting of stockholders, annual or special, stating the hour, date and place, if any, thereof, the means of remote communications, if any, by which stockholders and proxyholders may be deemed to be present in person and vote at such meeting and, in the case of a special meeting, the purpose or purposes for which the meeting is called shall, not less than ten (10) days, or such longer period as shall be provided by law, the Certificate of Incorporation, these Bylaws, or otherwise, and not more than sixty (60) days before such meeting, be given to each stockholder entitled to vote thereat, at the address of such stockholder as it appears upon the stock records of the Corporation or, if such stockholder shall have filed with the Secretary of the Corporation a written request that notices be mailed to some other address, then to the address designated in such request.

         (ii)  A waiver of any such notice given by the person entitled thereto, whether before or after the time stated therein, shall be deemed equivalent to notice. Attendance of a person at a meeting shall constitute a waiver of notice of such meeting, except when the person attends the meeting for the express purpose of objecting, at the beginning of the meeting, to the transaction of any business because the meeting is not validly called or convened. Neither the business to be transacted at nor the purpose of any annual or special meeting of stockholders need be specified in a waiver of notice.

        Section 2.6.    Notice by Electronic Transmission.    Without limiting the manner by which notice otherwise may be given effectively to stockholders pursuant to the General Corporation Law of the State of Delaware (the "Delaware Law"), the Certificate of Incorporation or these Bylaws, any notice to stockholders given by the Corporation under any provision of the Delaware Law, the Certificate of Incorporation or these Bylaws shall be effective if given by a form of electronic transmission consented to by the stockholder to whom the notice is given. Any such consent shall be revocable by the stockholder by written notice to the Corporation. Any such consent shall be deemed revoked if: (i) the Corporation is unable to deliver by electronic transmission two consecutive notices given by the Corporation in accordance with such consent; and (ii) such inability becomes known to the Secretary or an Assistant Secretary of the Corporation or to the transfer agent, or other person responsible for the giving of notice. However, the inadvertent failure to treat such inability as a revocation shall not invalidate any meeting or other action. Any notice given pursuant to the preceding paragraph shall be deemed given: (i) if by facsimile telecommunication, when directed to a number at which the

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stockholder has consented to receive notice; (ii) if by electronic mail, when directed to an electronic mail address at which the stockholder has consented to receive notice; (iii) if by a posting on an electronic network together with separate notice to the stockholder of such specific posting, upon the later of (A) such posting and (B) the giving of such separate notice; and (iv) if by any other form of electronic transmission, when directed to the stockholder. An affidavit of the Secretary or an Assistant Secretary or of the transfer agent or other agent of the Corporation that the notice has been given by a form of electronic transmission shall, in the absence of fraud, be prima facie evidence of the facts stated therein.

        Section 2.7.    Definition of Electronic Transmission.    An "electronic transmission" means any form of communication, not directly involving the physical transmission of paper, that creates a record that may be retained, retrieved, and reviewed by a recipient thereof, and that may be directly reproduced in paper form by such a recipient through an automated process.

        Section 2.8.    Quorum and Adjournments.    Except as otherwise provided by law or by the Certificate of Incorporation, or these Bylaws and subject to the Delaware Law, the presence, in person or by proxy, at any meeting of stockholders of the holders of a majority of the voting power of the shares of the capital stock of the Corporation issued, outstanding and entitled to vote thereat shall be requisite and shall constitute a quorum. If one or more classes of stock are entitled to vote as separate classes upon any question, then, in the case of such class, a quorum for the consideration of such question shall, except as otherwise provided by law or by the Certificate of Incorporation, consist of a majority of the voting power of all stock of that class issued, outstanding and entitled to vote. If a quorum shall not be represented at any meeting of the stockholders regularly called, the holders of a majority of the voting power of the shares present or represented by proxy and entitled to vote thereat shall have power to adjourn the meeting to another time, or to another time and place, without notice other than announcement of the time and place thereof at the meeting, and there may be successive adjournments for like cause and in like manner until the requisite amount of shares entitled to vote at such meeting shall be represented; provided, however, that if the adjournment is for more than thirty (30) days, notice of the hour, date and place of the adjourned meeting shall be given to each stockholder entitled to vote thereat. At the adjourned meeting, any business may be transacted which might have been transacted at the meeting as originally noticed.

        Section 2.9.    Votes; Proxies.    Except as otherwise provided in the Certificate of Incorporation, and subject to the Delaware Law, at each meeting of stockholders, every stockholder of record at the closing of the transfer books, if closed, or on the date set by the Board of Directors for the determination of stockholders entitled to vote at such meeting, shall be entitled to one vote for each share of stock entitled to vote which is registered in such stockholder's name on the books of the Corporation on such date.

        At each such meeting every stockholder entitled to vote shall be entitled to do so in person, or by proxy appointed by an instrument in writing or as otherwise permitted by law subscribed by such stockholder and bearing a date not more than three (3) years prior to the meeting in question, unless said instrument provides for a longer period during which it is to remain in force. A duly executed proxy shall be irrevocable if it states that it is irrevocable and if, and only as long as, it is coupled with an interest sufficient in law to support an irrevocable power. A proxy may be made irrevocable regardless of whether the interest with which it is coupled is an interest in the stock itself or any interest in the Corporation generally. A stockholder may revoke any proxy which is not irrevocable by attending the meeting and voting in person or by filing with the Secretary of the Corporation an instrument in writing or as otherwise permitted by law revoking the proxy or another duly executed proxy bearing a later date.

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        Voting at meetings of stockholders need not be by written ballot and, except as otherwise provided by law, need not be conducted by inspectors of election unless so determined by the Chairman of the meeting or by the holders of shares of stock having a majority of the votes which could be cast by the holders of all outstanding shares of stock entitled to vote thereon which are present in person or represented by proxy at such meeting. If it is required or determined that inspectors of election be appointed, the Chairman shall appoint one or more inspectors of election, who shall first take and sign an oath faithfully to execute the duties of inspectors at such meeting with strict impartiality and according to the best of their ability. The inspector(s) so appointed shall (i) ascertain the number of shares of capital stock of the corporation outstanding and the voting power of each such share, (ii) determine the shares of capital stock of the corporation represented at the meeting and the validity of proxies and ballots, (iii) count all votes and ballots, (iv) determine and retain for a reasonable period a record of the disposition of any challenges made to any determination by the inspectors, and (v) certify their determination of the number of shares of capital stock of the corporation represented at the meeting and such inspectors' count of all votes and ballots. No director or candidate for the office of director shall be appointed as such inspector for such election.

        At any meeting at which a quorum is present, a majority of the votes cast by the shares present in person or represented by proxy at the meeting and entitled to vote thereat shall decide any question (other than the election of directors) brought before such meeting, except in any case where a larger vote is required by the Delaware Law, the Certificate of Incorporation, these Bylaws or otherwise. The vote required for the election of directors shall be as set forth in Section 3.1 of these Bylaws.

        Section 2.10.    Organization.    The Chairman of the Board, if there be one, or in his or her absence the Vice Chairman, or in the absence of a Vice Chairman, the Chief Executive Officer, if there be one, or in the absence of the Chief Executive Officer, the President, or in the absence of the President, a Vice President, shall call meetings of the stockholders to order and shall act as chairman thereof. The Secretary of the Corporation, if present, shall act as secretary of all meetings of stockholders, and, in his or her absence, the presiding officer may appoint a secretary.

ARTICLE III. DIRECTORS

        Section 3.1.    General Powers; Number; Term of Office and Election.    The business and affairs of the Corporation shall be conducted and managed by a Board of Directors. Directors need not be stockholders. Except as otherwise provided by the Delaware Law, the Certificate of Incorporation or these Bylaws, the number of directors shall be fixed by the Board of Directors (and not by the stockholders) from time to time provided that the number of directors shall not be less than three. No decrease in the number of directors shall affect the term of any director then in office.

        In an uncontested election of directors at a meeting at which a quorum is present, each director of the Corporation shall be elected by a majority of the votes cast with respect to that director's election. In a contested election, the directors shall be elected by a plurality of the votes cast. For purposes of this Section 3.1: (i) an "uncontested election" is an election in which the number of nominees for director is not greater than the number to be elected; (ii) a "contested election" is an election in which the number of nominees for director is greater than the number to be elected and (iii) a "majority of the votes cast" means that the number of shares voted "for" a director nominee must exceed the number of votes cast "against" that director nominee. Abstentions and broker non-votes are not considered votes cast for purposes of this Section 3.1 and, therefore, are not included in the calculations regarding a "majority of votes cast".

        Each director shall hold office until such director's successor is elected and qualified or until such director's earlier resignation or removal. Following any uncontested election, any incumbent director who was a nominee and who did not receive a majority of the votes cast shall promptly tender, to the extent not already tendered pursuant to Section 3.2 of these Bylaws, his or her resignation to the

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Chairman of the Board of Directors for consideration by the Board of Directors contingent on acceptance of such resignation by the Board of Directors. A recommendation on whether to accept such resignation or whether other action should be taken shall be made by the Nominating and Governance Committee. In determining whether or not to recommend that the Board of Directors accept any resignation offer, the Nominating and Governance Committee shall be entitled to consider all factors believed relevant by such Committee's members.

        The Board of Directors shall act on such resignation, taking into account the Nominating and Governance Committee's recommendation, within 90 days following the date of the certification of the election results and shall publicly disclose its decision and, if applicable, the reasons for rejecting the resignation in a filing with the Securities and Exchange Commission. An incumbent director whose resignation is being considered shall not participate in the Nominating and Governance Committee's or the Board of Directors' recommendation or decision, or any deliberations related thereto.

        If any director's resignation offer is not accepted by the Board of Directors, such director shall continue to serve until the next annual meeting of stockholders and his or her successor is duly elected and qualified, or until the director's earlier death, resignation, or removal. If a director's resignation is accepted by the Board of Directors pursuant to this Section 3.1, or if a nominee for director is not elected and the nominee is not an incumbent director, then the Board of Directors, in its sole discretion, may fill any resulting vacancy pursuant to the provisions of Section 3.5 of these Bylaws or may decrease the size of the Board of Directors pursuant to this Section 3.1.

        The Board of Directors shall not nominate for election as director any candidate who has not agreed to tender, promptly following the annual meeting at which he or she is elected as director, an irrevocable resignation that will be effective upon (a) the failure to receive the required number of votes for reelection at the next annual meeting of stockholders at which he or she faces reelection, and (b) acceptance of such resignation by the Board of Directors. In addition, the Board of Directors shall not fill a director vacancy or newly created directorship with any candidate who has not agreed to tender, promptly following his or her appointment to the board, the same form of resignation.

        Section 3.2.    Nomination of Directors.    Only persons nominated in accordance with the procedures set forth in this Section 3.2 shall be eligible for election as directors. Nominations of persons for election to the Board of Directors may be made at a meeting of stockholders (i) by or at the direction of the Board of Directors or a committee of Directors appointed by the Board, or (ii) by any stockholder of the Corporation who shall have been a stockholder of record on the record date for such meeting and shall continue to be entitled to vote thereat (including through any adjournment or postponement thereof) who complies with the notice procedures set forth in this Section 3.2. Such nominations, other than those made by or at the direction of the Board or a committee thereof, shall be made pursuant to timely notice in writing to the Secretary of the Corporation. To be timely, a stockholder's notice must be delivered to, or mailed and received at, the principal executive offices of the Corporation (i) in the case of an annual meeting that is called for a date that is within 30 days before or after the anniversary date of the immediately preceding annual meeting of stockholders, not less than 90 days nor more than 120 days prior to the Anniversary, and (ii) in the case of an annual meeting that is called for a date that is not within 30 days before or after the Anniversary, or in the case of a special meeting of stockholders called for the purpose of electing Directors, not later than the later of (x) the 120th day prior to such meeting or (y) the close of business on the tenth day following the day on which public disclosure of the date of the meeting was first made by the Corporation. In no event shall any adjournment or postponement of a meeting or the announcement thereof commence a new time period for the giving of a stockholder's notice as described above. Notwithstanding anything in these Bylaws to the contrary, in the event that the number of directors to be elected to the Board of Directors at an annual meeting of the stockholders is increased effective after the time period for which nominations would otherwise due under this Section 3.1 and there is no public announcement by the Corporation naming the nominees for the additional directorships or specifying the size of the

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increased Board of Directors at least 100 days prior to the Anniversary (or, if the annual meeting is held more than 30 days before or after such Anniversary, at least 100 days prior to such annual meeting), a stockholder's notice required by this Section 3.2 shall also be considered timely, but only with respect to nominees for any new positions created by such increase, if it shall be delivered to the Secretary at the principal executive office of the Corporation not later than the close of business on the 10th day following the day on which such public announcement is first made by the Corporation.

        In order to be effective, a stockholder's notice to the Secretary shall set forth:

            (i)  as to each person whom the stockholder proposes to nominate for election or reelection as a director (a) the name, age, business address and residence address of such person, (b) the principal occupation or employment of such person, (c) the class or series and number of shares of the Corporation which are beneficially owned by such person on the date of such stockholder's notice, (d) any information relating to such person that is required to be disclosed in solicitations of proxies for election of directors, or is otherwise required, in each case pursuant to Regulation 14A under the Exchange Act (including without limitation such person's written consent to being named in the proxy statement as a nominee and to serving as a director if elected), (e) all Disclosable Interests of such person; (f) a description of all direct and indirect compensation and other material monetary agreements, arrangements and understandings during the past three years, and any other material relationships, between or among such stockholder and beneficial owner, if any, and their respective affiliates and associates, or others acting in concert therewith, on the one hand, and each proposed nominee, and his or her respective affiliates and associates, or others acting in concert therewith, on the other hand, including, without limitation all information that would be required to be disclosed pursuant to Rule 404 promulgated under Regulation S-K if the stockholder making the nomination and any beneficial owner on whose behalf the nomination is made, if any, or any affiliate or associate thereof or person acting in concert therewith, were the "registrant" for purposes of such rule and the nominee were a director or executive officer of such registrant; and (g) a completed and signed questionnaire, representation and agreement required by Section 3.3 and

           (ii)  as to the stockholder giving the notice and the beneficial owner, if any, on whose behalf the proposal is made, (a) a representation that the stockholder is a holder of record of shares of the Corporation entitled to vote at such meeting, including the class or series and number of shares of such stock that are owned beneficially and of record by such stockholder, and intends to appear in person or by proxy at the meeting to nominate the person or persons specified in the notice, (b) the name and address, as they appear on the Corporation's books, of such stockholder and any other stockholders known by such stockholder to be supporting such nominee(s) and the name and address of such beneficial owner, if any, (c) the class or series and number of shares of the Corporation which are beneficially owned by such beneficial owner and any other stockholders known by such stockholder to be supporting such nominee(s) on the date of such stockholder's notice, (d) all Disclosable Interests of such stockholder and such beneficial owner and (e) a Solicitation Notice or a statement that the stockholder and/or the beneficial owner does not intend to deliver a proxy statement and form of proxy to holders of a sufficient number of holders of the Corporation's voting shares to elect such nominee or nominees. The Corporation may require any proposed nominee to furnish such other information as it may reasonably require to determine the eligibility of such proposed nominee to serve as an independent director of the Corporation or that could be material to a reasonable stockholder's understanding of the independence, or lack thereof, of such nominee.

        If the stockholder has provided the Corporation with a Solicitation Notice, such stockholder must, at least fifteen days prior to the date of such meeting, have delivered a proxy statement and form of proxy to holders of a percentage of the Corporation's voting shares reasonably believed by such stockholder to be sufficient to elect the nominee or nominees proposed to be nominated by such

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stockholder. If no Solicitation Notice relating thereto has been timely provided pursuant to this Section 3.2, the stockholder proposing such nomination must not have solicited a number of proxies sufficient to have required the delivery of such a Solicitation Notice under this Section 3.2.

        The Chairman of the meeting shall, if the facts warrant, determine and declare to the meeting that a nomination was not made in accordance with the procedures prescribed by the Bylaws, and if he should so determine, he shall so declare to the meeting and the defective nomination shall be disregarded.

        The foregoing requirements shall be the exclusive means for a stockholder to make any nomination of a person or persons for election to the Board of Directors at an annual meeting of stockholders. In addition to the foregoing requirements, with respect to any nominations to be made at an annual meeting, each nominating stockholder shall comply with all applicable requirements of the Exchange Act with respect to any such nominations.

        Section 3.3.    Submission of Questionnaire; Representation and Agreement.    To be eligible to be a nominee for election or reelection as a director of the Corporation, except if nominated by the Board of Directors, a person must deliver (in accordance with the time periods prescribed for delivery of notice under Section 3.2 of these Bylaws) to the Secretary of the Corporation at the principal executive offices of the Corporation a written questionnaire with respect to the background and qualification of such person and the background of any other person or entity on whose behalf the nomination is being made (which questionnaire shall be provided by the Secretary upon written request) and a written representation and agreement (in the form provided by the Secretary upon written request) that such person (i) agrees to tender, promptly following the annual meeting at which he or she is elected as director, an irrevocable resignation that will be effective upon (A) the failure to receive the required number of votes for reelection at the next annual meeting of stockholders at which he or she faces reelection, and (B) acceptance of such resignation by the Board of Directors, (ii) is not and will not become a party to (A) any agreement, arrangement or understanding with, and has not given any commitment or assurance to, any person or entity as to how such person, if elected as a director of the Corporation, will act or vote on any issue or question (a "Voting Commitment") that has not been disclosed to the Corporation or (B) any Voting Commitment that could limit or interfere with such person's ability to comply, if elected as a director of the Corporation, with such person's fiduciary duties under applicable law, (iii) is not and will not become a party to any agreement, arrangement or understanding with any person or entity other than the Corporation with respect to any direct or indirect compensation, reimbursement or indemnification in connection with service or action as a director that has not been disclosed therein, and (iv) in such person's individual capacity and on behalf of any person or entity on whose behalf the nomination is being made, would be in compliance, if elected as a director of the Corporation, and will comply with, applicable law and all applicable publicly disclosed corporate governance, conflict of interest, corporate opportunities, confidentiality and stock ownership and trading policies and guidelines of the Corporation.

        Section 3.4.    Removal.    Subject to the rights of the holders of any class or series of stock having a preference over the Common Stock as to dividends or upon liquidation to elect additional directors under specified circumstances, any director may be removed from office by the stockholders in the manner provided in this Section 3.4. At any special meeting of the stockholders of the Corporation, the notice of which by the Board of Directors shall state that the removal of a director or directors is among the purposes of the meeting, the affirmative vote of the holders of a majority of the voting power of the outstanding shares of capital stock of the Corporation entitled to vote in the election of directors generally, voting together as a single class, may remove such director or directors with or without cause.

        Section 3.5.    Vacancies.    If any vacancy shall occur among the directors, or if the number of directors shall at any time be increased, such vacancy shall be filled only by the directors then in office,

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although less than a quorum, by a majority vote of the directors then in office or by the sole remaining director, or, only if no directors then remain, by the stockholders of the Corporation.

        Section 3.6.    Meetings.    Regular meetings of the Board of Directors shall be held at such time and place, within or without the State of Delaware, as may from time to time be fixed by the Board of Directors or by the Chairman of the Board, if there be one. Special meetings may be held at any time and place, within or without the State of Delaware, upon the call of the Chairman of the Board, if there be one, by the Chief Executive Officer, if there be one, or the President or a majority of the directors in office by personal oral communication, telephonic oral communication, telecopy or electronic transmission, or written notice, duly served or sent or mailed to each director not less than twenty-four (24) hours before such meeting, except that, if mailed, not less than seventy-two (72) hours before such meeting.

        Meetings may be held at any time and place without notice if all the directors are present and do not object, at the beginning of the meeting, to the holding of such meeting for lack of proper notice or if those not present shall, in writing or by telecopy or electronic transmission, waive notice thereof before or after the meeting. A regular meeting of the Board may be held without notice immediately following the annual meeting of stockholders at the place where such meeting is held. Regular meetings of the Board may also be held without notice at such time and place as shall from time to time be determined by resolution of the Board. Except as otherwise provided by the Delaware Law, the Certificate of Incorporation or otherwise, neither the business to be transacted at, nor the purpose of, any regular or special meeting of the Board of Directors or any committee thereof need be specified in any written waiver of notice.

        Section 3.7.    Telephone Meetings.    Members of the Board of Directors, or any committee thereof, may participate in a meeting of such Board of Directors, or any committee, by means of video conference, telephone conference or similar communications equipment by means of which all persons participating in the meeting can hear each other, and such participation in a meeting pursuant to the foregoing provisions shall constitute presence in person at the meeting.

        Section 3.8.    Votes.    Except as otherwise provided by law, the Certificate of Incorporation or these Bylaws, the vote of the majority of the directors present at a meeting at which a quorum is present shall be the act of the Board of Directors.

        Section 3.9.    Quorum and Adjournment.    Except as otherwise provided by the Delaware Law, the Certificate of Incorporation or these Bylaws, a majority of the directors shall constitute a quorum for the transaction of business. If at any meeting of the Board there shall be less than a quorum present, a majority of those present may adjourn the meeting from time to time without notice other than announcement of the adjournment at the meeting, and at such adjourned meeting at which a quorum is present any business may be transacted which might have been transacted at the meeting as originally noticed.

        Section 3.10.    Compensation.    Directors may receive compensation for their services, as such, and for service on any committee of the Board of Directors, as fixed by resolution of the Board of Directors and for expenses of attendance at each regular or special meeting of the Board or any committee thereof. Nothing in this Section shall be construed to preclude a director from serving the Corporation in any other capacity and receiving compensation therefor.

        Section 3.11.    Action by Consent of Directors.    Any action required or permitted to be taken at any meeting of the Board of Directors or of any committee thereof may be taken without a meeting if all members of the Board or committee, as the case may be, consent thereto in writing, and the writing or writings are filed with the minutes of proceedings of the Board or committee. Such consent shall be treated as a vote adopted at a meeting for all purposes. Such consents may be executed in one or more counterparts and not every Director or committee member need sign the same counterpart.

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        Section 3.12.    Resignation.    Any director may resign at any time by giving notice in writing or by electronic transmission to the Board of Directors or to the Secretary. The resignation of any director shall take effect upon receipt of notice thereof or at such later time as shall be specified in such notice; and unless otherwise specified therein, the acceptance of such resignation shall not be necessary to make it effective.

ARTICLE IV. COMMITTEES OF DIRECTORS

        Section 4.1.    Establishment and Powers.    The Board of Directors of the Corporation may establish one or more committees to consist of one or more Directors of the Corporation. Any committee, to the extent provided in the resolution of the Board of Directors or in the Bylaws, shall have and may exercise all of the powers and authority of the Board of Directors, except that a committee shall not have any power or authority as to the following:

            (i)  approving or adopting, or recommending to the stockholders, any action or matter expressly required by the Delaware Law to be submitted to stockholders for approval; or

           (ii)  adopting, amending or repealing of the Bylaws.

        Section 4.2.    Alternate Members.    The Board of Directors may designate one or more Directors as alternate members of any committee who may replace any absent or disqualified member at any meeting of the committee. In the absence or disqualification of a member and alternate member or members of a committee, the member or members thereof present at a meeting and not disqualified from voting, whether or not he, she or they constitute a quorum, may unanimously appoint another Director to act at the meeting in the place of the absent or disqualified member.

        Section 4.3.    Term.    Each committee of the Board of Directors shall serve at the pleasure of the Board of Directors.

        Section 4.4.    Status of Committee Action.    The term "Board of Directors" or "Board," when used in any provision of these Bylaws relating to the organization or procedures of or the manner of taking action by the Board of Directors, shall be construed to include and refer to any executive or other committee of the Board of Directors. Any provision of these Bylaws relating or referring to action to be taken by the Board of Directors or the procedure required therefor shall be satisfied by the taking of corresponding action by a committee of the Board of Directors to the extent authority to take the action is permitted by applicable law and has been delegated to the committee pursuant to this Section, except to the extent provided in Section 4.1 of these Bylaws.

ARTICLE V. OFFICERS

        Section 5.1.    Office.    The Board of Directors shall elect a President, a Secretary and a Treasurer, and, in their discretion, may elect a Chairman of the Board, a Vice Chairman of the Board, a Chief Executive Officer, a Controller, and one or more Executive Vice Presidents, Senior Vice Presidents, Vice Presidents, Assistant Secretaries, Assistant Treasurers and Assistant Controllers and such other officers as deemed necessary or appropriate. Such officers shall be elected annually by the Board of Directors at its first meeting following the annual meeting of stockholders (or at such other meeting as the Board of Directors determines), and each shall hold office for the term provided by the vote of the Board and until such person's successor shall have been duly chosen and qualified or until such person's earlier death, disqualification, resignation or removal in the discretion of the Board as provided herein. The powers and duties of more than one office may be exercised and performed by the same person.

        Section 5.2.    Vacancies.    Any vacancy in any office may be filled for the unexpired portion of the term by the Board of Directors.

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        Section 5.3.    Chairman of the Board.    The Chairman of the Board, if any, shall preside at all meetings of stockholders and of the Board of Directors. The Chairman of the Board, including any Executive Chairman of the Board, will perform such other duties and exercise such other powers as may be assigned to him or her from time to time by these Bylaws or the Board of Directors.

        Section 5.4.    Chief Executive Officer.    Unless the Board shall determine otherwise, the Chief Executive Officer, if any, shall have, subject to the direction of the Board of Directors, general charge of the management and direction of the business, affairs and property of the Corporation, and general supervision over its other officers and agents. The Chief Executive Officer shall perform such other duties and have such other powers as the Board of Directors shall designate from time to time.

        Section 5.5.    President.    The President shall, in general, perform all duties incident to the office of President and shall see that all orders and resolutions of the Board of Directors and, if there be one, orders of the Chief Executive Officer are carried into effect and shall perform such other executive, supervisory and management functions and duties as may be assigned to him from time to time by the Board of Directors, the Chairman of the Board or the Chief Executive Officer.

        Section 5.6.    Vice Presidents.    Each Executive Vice President, Senior Vice President and Vice President shall have and exercise such powers and shall perform such duties as from time to time may be assigned to him or to her by the Board of Directors, the Chairman, the Chief Executive Officer or the President.

        Section 5.7.    Secretary.    The Secretary shall keep the minutes of all meetings of the stockholders and of the Board of Directors and committees of the Board in books provided for the purpose and shall see that all notices are duly given in accordance with the provisions of law and these Bylaws. The Secretary shall be custodian of the records and of the corporate seal or seals of the Corporation and shall see that the corporate seal is affixed to all documents the execution of which, on behalf of the Corporation under its seal, is duly authorized, and, when the seal is so affixed, he or she may attest the same. Without limiting the generality of the foregoing, in general, the Secretary shall perform all duties incident to the office of secretary of a corporation, and such other duties as from time to time may be assigned to him or her by the Board of Directors.

        Section 5.8.    Assistant Secretaries.    The Assistant Secretaries in order of their seniority shall, in the absence or disability of the Secretary, perform the duties and exercise the powers of the Secretary and shall perform such other duties as the Board of Directors shall prescribe or as from time to time may be assigned by the Secretary.

        Section 5.9.    Treasurer.    The Treasurer shall have charge of and be responsible for all funds, securities, receipts and disbursements of the Corporation, and shall deposit, or cause to be deposited, in the name of the Corporation, all monies or other valuable effects in such banks, trust companies or other depositaries as shall, from time to time, be selected by the Board of Directors. The Treasurer may endorse for collection on behalf of the Corporation checks, notes and other obligations; may sign receipts and vouchers for payments made to the Corporation and may sign checks of the Corporation, singly or jointly with another person as the Board of Directors may authorize, and pay out and dispose of the proceeds under the direction of the Board. The Treasurer shall render to the President and to the Board of Directors, whenever requested, an account of the financial condition of the Corporation; and in general, shall perform all the duties incident to the office of treasurer of a corporation, and such other duties as from time to time may be assigned by the Board of Directors.

        Section 5.10.    Assistant Treasurers.    The Assistant Treasurers in order of their seniority shall, in the absence or disability of the Treasurer, perform the duties and exercise the powers of the Treasurer and shall perform such other duties as the Board of Directors shall prescribe or as from time to time may be assigned by the Treasurer.

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        Section 5.11.    Controller.    The Controller, if elected, shall perform all duties incident to the office of a controller of a corporation, and, in the absence of or disability of the Treasurer or any Assistant Treasurer, perform the duties and exercise the powers of the Treasurer and shall perform such other duties as the Board of Directors shall prescribe or as from time to time may be assigned by the Chairman of the Board, if any, the Chief Executive Officer, if any, the President or the Treasurer.

        Section 5.12.    Assistant Controllers.    The Assistant Controllers in order of their seniority shall, in the absence or disability of the Controller, perform the duties and exercise the powers of the Controller and shall perform such other duties as the Board of Directors shall prescribe or as from time to time may be assigned by the Controller.

        Section 5.13.    Subordinate Officers.    The Board of Directors may appoint such subordinate officers as it may deem desirable. Each such officer shall hold office for such period, have such authority and perform such duties as the Board of Directors may prescribe. The Board of Directors may, from time to time, authorize any officer to appoint and remove subordinate officers and to prescribe the powers and duties thereof.

        Section 5.14.    Compensation.    The Board of Directors, or an authorized committee thereof, shall fix the compensation of all officers of the Corporation. It may authorize any officer, upon whom the power of appointing subordinate officers may have been conferred, to fix the compensation of such subordinate officers.

        Section 5.15.    Removal.    Any officer of the Corporation may be removed, with or without cause, by action of the Board of Directors without prejudice to the rights, if any, of such officer under any contract to which such officer is a party.

        Section 5.16.    Bonds.    The Board of Directors may require any officer of the Corporation to give a bond to the Corporation, conditional upon the faithful performance of his or her duties, with one or more sureties and in such amount as may be satisfactory to the Board of Directors.

        Section 5.17.    Resignation.    Any officer may resign at any time by giving notice in writing or by electronic transmission to the Board of Directors (or to a principal officer to whom such officer reports) without prejudice to the rights, if any, of such officer under any contract to which such officer is a party. The resignation of any officer shall take effect upon receipt of notice thereof or at such later time as shall be specified in such notice; and unless otherwise specified therein, the acceptance of such resignation shall not be necessary to make it effective.

ARTICLE VI. CERTIFICATES OF STOCK; UNCERTIFICATED SHARES

        Section 6.1.    Form and Execution of Certificates.    The interest of each stockholder of the Corporation may either be evidenced by a certificate or certificates for shares of stock in such form as the Board of Directors may from time to time prescribe, or may be uncertificated as provided in Section 6.6 below. The certificates of stock of each class shall be consecutively numbered and signed by the Chairman of the Board, if any, the President, or a Vice President and by the Secretary, an Assistant Secretary, the Treasurer or an Assistant Treasurer of the Corporation, and may be countersigned and registered in such manner as the Board of Directors may by resolution prescribe, and shall bear the corporate seal or a printed or engraved facsimile thereof. Any or all of the signatures on the certificate may be a facsimile. In case any officer, transfer agent or registrar who shall have signed, or whose facsimile signature or signatures shall have been used on, any such certificate or certificates, shall cease to be such officer, transfer agent or registrar, whether because of death, resignation or otherwise, before such certificate or certificates shall have been delivered by the Corporation, such certificate or certificates may nevertheless be issued and delivered by the Corporation as though the person or persons who signed such certificate or certificates or whose facsimile signature or signatures shall have been used thereon had not ceased to be such officer, transfer agent or registrar.

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        In case the corporate seal which has been affixed to, impressed on, or reproduced in any such certificate or certificates shall cease to be the seal of the Corporation before such certificate or certificates have been delivered by the Corporation, such certificate or certificates may nevertheless be issued and delivered by the Corporation as though the seal affixed thereto, impressed thereon or reproduced therein had not ceased to be the seal of the Corporation.

        Every certificate for shares of stock which are subject to any restriction on transfer pursuant to law, the Certificate of Incorporation, these Bylaws, or any agreement to which the Corporation is a party, shall have the restriction noted conspicuously on the certificate, and shall also set forth, on the face or back, either the full text of the restriction or a statement of the existence of such restriction and a statement that the Corporation will furnish a copy thereof to the holder of such certificate upon written request and without charge.

        If the Corporation is authorized to issue more than one class or series of stock, the powers, designations, preferences and relative and participating, optional or other special rights of each class or series thereof and the qualifications, limitations or restrictions of such preferences or rights shall be set forth or summarized on the face or back of the certificate which the Corporation has issued to represent such class or series, provided that, except as otherwise provided in Section 202 of the Delaware Law, in lieu of the foregoing requirements, there may be set forth on the face or back of the certificate which shall represent such class or series, a statement that the Corporation will furnish without charge to each stockholder who so requests the powers, designations preferences and relative and participating, optional or other special rights thereof and the qualifications, limitations or restrictions of such preferences or rights.

        Section 6.2.    Transfer of Shares.    The shares of the stock of the Corporation shall be transferred on the books of the Corporation upon (i) in the case of certificated shares, surrender for cancellation of certificates for the same number of shares, with an assignment and power of transfer endorsed thereon or attached thereto, duly executed, with such proof or guaranty of the authenticity of the signature as the Corporation or its agents may reasonably require or (ii) in the case of uncertificated shares, receipt of proper transfer instructions from the holder of record of such shares or such holder's attorney lawfully constituted. The Corporation shall be entitled to treat the holder of record of any share or shares of stock as the holder in fact thereof and accordingly shall not be bound to recognize any equitable or other claim to or interest in such share or shares on the part of any other person whether or not it shall have express or other notice thereof, save as expressly provided by law, by the Certificate of Incorporation or these Bylaws. It shall be the duty of each stockholder to notify the Corporation of his or her post office address.

        Section 6.3.    Fixing Date for Determination of Stockholders of Record.    In order that the Corporation may determine the stockholders entitled to notice of or to vote at any meeting of stockholders or any adjournment thereof, or entitled to receive payment of any dividend or other distribution or allotment of any rights, or entitled to exercise any rights in respect of any change, conversion or exchange of stock or for the purpose of any other lawful action, the Board of Directors (but not the stockholders) may fix a record date, which record date shall not precede the date upon which the resolution fixing the record date is adopted by the Board of Directors and which record date: (a) in the case of determination of stockholders entitled to vote at any meeting of stockholders or adjournment thereof, shall, unless otherwise required by law, the Certificate of Incorporation or these Bylaws, not be more than sixty (60) nor less than ten (10) days before the date of such meeting; and (b) in the case of any other action, shall not be more than sixty (60) days prior to such other action. If no record date is fixed: (a) the record date for determining stockholders entitled to notice of or to vote at a meeting of stockholders shall be at the close of business on the day next preceding the day on which notice is given, or, if notice is waived, at the close of business on the day next preceding the day on which the meeting is held; and (b) the record date for determining stockholders for any other purpose shall be at the close of business on the day on which the Board of Directors adopts the

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resolution relating thereto. A determination of stockholders of record entitled to notice of or to vote at a meeting of stockholders shall apply to any adjournment of the meeting; provided, however, that the Board of Directors (but not the stockholders) may fix a new record date for the adjourned meeting.

        Section 6.4.    Closing of Transfer Books.    The stock transfer books of the Corporation may, if deemed appropriate by the Board of Directors, be closed for such length of time not exceeding fifty (50) days as the Board of Directors (but not the stockholders) may determine, preceding the date of any meeting of stockholders or the date for the payment of any dividend or the date for the allotment of rights or the date when any issuance, change, conversion or exchange of capital stock shall go into effect, during which time no transfer of stock on the books of the Corporation may be made.

        Section 6.5.    Lost or Destroyed Certificates.    Unless waived in whole or in part by the Board of Directors or any officer acting pursuant to the direction of the Board of Directors, any person requesting the issuance of a new certificate in lieu of an alleged lost, destroyed, mislaid or wrongfully taken certificate shall (a) give to the Corporation his or her bond of indemnity with an acceptable surety, and (b) satisfy such other requirements as may be imposed by the Corporation. Thereupon, a new share certificate shall be issued to the registered owner or his or her assigns in lieu of the alleged lost, destroyed, mislaid or wrongfully taken certificate, provided that the request therefor and issuance thereof have been made before the Corporation has notice that such shares have been acquired by a bona fide purchaser.

        Section 6.6.    Uncertificated Shares.    Upon the adoption of a resolution by the Board of Directors permitting it, shares of the Corporation's capital stock may be evidenced by registration in the holder's name in uncertificated, book-entry form on the books of the Corporation in accordance with a direct registration system approved by the Securities and Exchange Commission and by any securities exchange on which the stock of the Corporation may from time to time be traded.

        Section 6.7.    Transfer Agents and Registrars; Further Regulations.    The Board of Directors may appoint one or more banks, trust companies or corporations doing a corporate trust business, in good standing under the laws of the United States or any state therein, to act as the Corporation's transfer agent and/or registrar for shares of one or more classes or series of its stock, and the Board may make such other and further regulations, not inconsistent with applicable law, as it may deem expedient concerning the issue, transfer and registration of the Corporation's stock and stock certificates.

ARTICLE VII. EXECUTION OF DOCUMENTS

        Section 7.1.    Execution of Contracts, Assignments, etc.    Unless the Board of Directors shall have otherwise provided generally or in a specific instance, all contracts, agreements, endorsements, assignments, transfers, stock powers, or other instruments shall be signed by the Chairman or Vice Chairman of the Board, if any, the Chief Executive Officer, if any, the President, any Executive Vice President, any Senior Vice President, any Vice President, the Secretary, any Assistant Secretary, the Treasurer, any Assistant Treasurer or any person designated by any such officer. The Board of Directors may, however, in its discretion, require any or all such instruments to be signed by any two or more of such officers, or may permit any or all of such instruments to be signed by such other officer or officers, agent or agents, as it shall thereunto authorize from time to time.

        Section 7.2.    Execution of Proxies.    The Chairman or Vice Chairman of the Board, if any, the Chief Executive Officer, if any, the President, any Executive Vice President, any Senior Vice President or any Vice President, and the Secretary, the Treasurer, any Assistant Secretary or any Assistant Treasurer, or any other officer designated by the Board of Directors, may sign on behalf of the Corporation proxies to vote upon shares of stock of other companies standing in the name of the Corporation.

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ARTICLE VIII. INSPECTION OF BOOKS

        Subject to applicable law, the Board of Directors shall determine from time to time whether, and if allowed, to what extent and at what time and places and under what conditions and regulations, the accounts and books of the Corporation or any of them, shall be open to the inspection of the stockholders, and no stockholder shall have any right to inspect any account or book or document of the Corporation, except as conferred by the laws of the State of Delaware, unless and until authorized so to do by resolution of the Board of Directors.

ARTICLE IX. FISCAL YEAR

        The fiscal year of the Corporation shall be determined from time to time by the Board of Directors.

ARTICLE X. SEAL

        The seal of the Corporation shall, subject to alteration by the Board of Directors, consist of a flat-faced circular die with the word "Delaware", together with the name of the Corporation and the year of incorporation, cut or engraved thereon.

ARTICLE XI. AMENDMENTS

        These Bylaws may be altered, amended, changed or repealed and new Bylaws adopted by the stockholders or by the Board of Directors, in either case at any meeting called for that purpose at which a quorum shall be present. Any Bylaw, whether made, altered, amended, changed or repealed by the stockholders or the Board of Directors, may be repealed, amended, changed, further amended, changed, repealed or reinstated, as the case may be, either by the stockholders or by the Board of Directors as above provided.

ARTICLE XII. LIMITATION OF DIRECTORS' LIABILITY AND INDEMNIFICATION OF DIRECTORS, OFFICERS AND OTHER PERSONS

        Section 12.1.    Actions, Suits and Proceedings Other than by or in the Right of the Corporation.    The Corporation shall indemnify and hold harmless, to the fullest extent permitted by applicable law as it presently exists or may hereafter be amended, any person who was or is a party or threatened to be made a party to or is otherwise involved in any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the Corporation) by reason of the fact that he or she is or was, a director or officer of the Corporation, or, while a director or officer of the Corporation, is or was serving, or has agreed to serve, at the request of the Corporation, as a director, officer, partner, employee or trustee of, or in a similar capacity with, another corporation, partnership, joint venture, trust or other enterprise or nonprofit entity (including any employee benefit plan) (all such persons being referred to hereafter as an "Indemnitee"), or by reason of any action alleged to have been taken or omitted in such capacity, against all expenses (including attorneys' fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by or on behalf of the Indemnitee in connection with such action, suit or proceeding and any appeal therefrom, if the Indemnitee acted in good faith and in a manner which the Indemnitee reasonably believed to be in, or not opposed to, the best interests of the Corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe the Indemnitee's conduct was unlawful. The termination of any action, suit or proceeding by judgment, order, settlement, conviction or upon a plea of nolo contendere or its equivalent, shall not, of itself, create a presumption that the Indemnitee did not act in good faith and in a manner which the Indemnitee reasonably believed to be in, or not opposed to, the best interests of the Corporation, and,

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with respect to any criminal action or proceeding, shall not create a presumption that the Indemnitee did not have reasonable cause to believe that his or her conduct was unlawful.

        Section 12.2.    Actions or Suits by or in the Right of the Corporation.    The Corporation shall indemnify and hold harmless, to the fullest extent permitted by applicable law as it presently exists or may hereafter be amended, any Indemnitee who was or is a party to or threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the Corporation to procure a judgment in its favor by reason of the fact that the Indemnitee is or was a director or officer of the Corporation, or, while serving as a director officer of the Corporation, is or was serving, or has agreed to serve, at the request of the Corporation, as a director, officer, partner, employee or trustee of, or in a similar capacity with, another corporation, partnership, joint venture, trust or other enterprise (including any employee benefit plan), or by reason of any action alleged to have been taken or omitted in such capacity, against all expenses (including attorneys' fees) and, to the extent permitted by law, amounts paid in settlement actually and reasonably incurred by or on behalf of the Indemnitee in connection with such action, suit or proceeding and any appeal therefrom, if the Indemnitee acted in good faith and in a manner which the Indemnitee reasonably believed to be in, or not opposed to, the best interests of the Corporation, except that no indemnification shall be made under this Section 12.2 in respect of any claim, issue or matter as to which the Indemnitee shall have been adjudged to be liable to the Corporation, unless, and only to the extent, that the Court of Chancery of Delaware or the court in which such action or suit was brought shall determine upon application that, despite the adjudication of such liability but in view of all the circumstances of the case, the Indemnitee is fairly and reasonably entitled to indemnity for such expenses (including attorneys' fees) which the Court of Chancery of Delaware or such other court shall deem proper.

        Section 12.3.    Definition of Entitlement; Success on the Merits.    Any indemnification under Section 12.1 or 12.2 (unless ordered by a court) shall be made by the Corporation only as authorized in the specific case upon a determination that indemnification of the person requesting such is proper in the circumstances because the Indemnitee has met the applicable standard of conduct set forth in Section 12.1 or 12.2, as the case may be. Such determination shall be made (a) by the Board of Directors, by a majority vote of directors who are not parties to such action, suit or proceeding (whether or not a quorum), (b) by a committee of such directors designated by majority vote of such directors (whether or not a quorum), (c) if there are no disinterested directors or if a majority of disinterested directors so directs, by independent legal counsel (who may be regular legal counsel to the corporation) in a written opinion, or (d) by the stockholders. To the extent, however, that any Indemnitee has been successful on the merits or otherwise in defense of any action, suit or proceeding referred to therein or in defense of any claim, issue or matter therein, he or she shall be indemnified against expenses (including attorneys' fees) actually and reasonably incurred by such Indemnitee in connection therewith.

        Section 12.4.    Expense Advance.    Expenses (including attorneys' fees) incurred by an officer or director in defending any pending or threatened civil, criminal, administrative or investigative action, suit or proceeding shall be paid, and in the case of any other Indemnitee may be paid at the discretion of the Board of Directors, by the Corporation in advance of the final disposition of such action, suit or proceeding upon receipt of an undertaking by or on behalf of such officer or director to repay such amount, if it shall ultimately be determined that he or she is not entitled to be indemnified by the Corporation as authorized in this Article XII.

        Section 12.5.    Nonexclusively.    The indemnification and advancement of expenses provided by, or granted pursuant to, this Article XII shall not be deemed exclusive of any other rights to which any person seeking indemnification or advancement of expenses may be entitled under the Certificate of Incorporation or any statute, bylaw, agreement, vote of stockholders or disinterested directors or otherwise, both as to action in his or her official capacity and as to action in another capacity while holding such office. The provisions of this Article XII shall not be deemed to preclude the

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indemnification of any person who is not specified in Section 12.1 or 12.2 but whom the Corporation has the power to indemnify under applicable law or otherwise.

        Section 12.6.    Insurance.    The Corporation shall have the power to purchase and maintain insurance on behalf of any person who is or was a director, officer, employee or agent of the Corporation, or is or was serving at the request of the Corporation as a director, trustee, partner, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise or nonprofit entity, against any liability asserted against and incurred by such person in any such capacity, or arising out of his or her status as such, whether or not the Corporation would have the obligation to indemnify such person against liability under this Article or the power to indemnify such person against such liability under the provisions of Section 145 of the Delaware Law.

        Section 12.7.    Other Indemnification.    The Corporation's obligation, if any, to indemnify any person who was or is serving at its request as a director, trustee, partner, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise or nonprofit entity shall be reduced by any amount such person may collect as indemnification from such other corporation, partnership, joint venture, trust or other enterprise or nonprofit entity or from insurance.

        Section 12.8.    Continuation of Indemnification.    The indemnification and advancement of expenses provided by, or granted pursuant to, this Article XII shall, unless otherwise provided when authorized or ratified, continue as to a person who has ceased to be a director, trustee, partner, officer, employee or agent and shall inure to the benefit of the heirs, executors and administrators of such a person.

        Section 12.9.    Limitation on Indemnification.    Notwithstanding anything contained in this Article XII to the contrary, except for proceedings to enforce rights to indemnification, the Corporation shall not be obligated to indemnify any Indemnitee (or his or her heirs, executors or personal or legal representative) or advance expenses in connection with a proceeding (or part thereof) initiated by such person unless such proceeding (or part thereof) was authorized or consented to in advance by the Board of Directors.

        Section 12.10.    Indemnification of Employees and Agents.    The Corporation may, to the extent authorized from time to time by the Board of Directors, provide rights to indemnification and to the advancement of expenses to employees and agents of the Corporation similar to those conferred in this Article XII to Directors and officers of the Corporation.

        Section 12.11.    Other Rights.    Nothing contained in this Article XII shall be deemed to prohibit, and the Corporation is specifically authorized to enter into, agreements with officers and directors providing indemnification rights and procedures different from those set forth in this Article XII.

        Section 12.12.    Amendment.    The provisions of this Article XII shall constitute a contract between the Corporation and each of its Directors and officers which may be modified as to any Director or officer in respect of any act or omission occurring prior to the date of any such modification only with that person's consent or as specifically provided in this Section. Notwithstanding any other provision of these Bylaws relating to their amendment generally, any repeal or amendment of this Article XII which is adverse to any Director or officer shall apply to such Director or officer only on a prospective basis, and shall not reduce any limitation on the personal liability of a director of the Corporation, or limit the rights of an Indemnitee to indemnification or to the advancement of expenses with respect to any action or failure to act occurring prior to the time of such repeal or amendment. Notwithstanding any other provision of these Bylaws, no repeal or amendment of these Bylaws shall affect any or all of this Article so as either to reduce the limitation of directors' liability or limit indemnification or the advancement of expenses in any manner unless adopted by (a) the unanimous vote of the Directors of the Corporation then serving, or (b) the affirmative vote of stockholders entitled to cast not less than a majority of the votes that all stockholders are entitled to cast in the election of Directors; provided that no such amendment shall have retroactive effect inconsistent with the preceding sentence.

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        Section 12.13.    Savings Clause.    If this Article or any portion hereof shall be invalidated on any ground by any court of competent jurisdiction, then the Corporation shall nevertheless indemnify each Indemnitee as to any expenses (including attorneys' fees), judgments, fines and amounts paid in settlement in connection with any action, suit, proceeding or investigation, whether civil, criminal or administrative, including an action by or in the right of the Corporation, to the fullest extent permitted by any applicable portion of this Article that shall not have been invalidated and to the fullest extent permitted by applicable law.

        Section 12.14.    Definitions.    Terms used herein and defined in Section 145(h) and Section 145(i) of the Delaware Law shall have the respective meanings assigned to such terms in such Section 145(h) and Section 145(i).

ARTICLE XIII. INTERPRETATION OF BYLAWS—SEPARABILITY

        Section 13.1.    Interpretation.    All words, terms and provisions of these Bylaws shall be interpreted and defined by and in accordance with the Delaware Law. If any provision of these Bylaws shall be inconsistent with any provision of the Certificate of Incorporation, the provision of the Certificate of Incorporation shall prevail. Where any provision of these Bylaws refers to a rule or process as set forth in these Bylaws, the reference shall be construed to include and be satisfied by any rule or process on the same subject set forth in the Certificate of Incorporation.

        Section 13.2.    Separability.    The provisions of these Bylaws are independent of and separable from each other, and no provision shall be affected or rendered invalid or unenforceable by virtue of the fact that for any reason any other or others of them may be invalid or unenforceable in whole or in part.

ARTICLE XIV. DETERMINATIONS BY THE BOARD

        Section 14.1.    Effect of Board Determinations.    To the fullest extent permitted by law, any determination involving interpretation or application of these Bylaws made in good faith by the Board of Directors shall be final, binding and conclusive on all parties in interest.

ARTICLE XV. FORUM FOR ADJUDICATION OF DISPUTES

        Section 15.1.    Unless the Corporation consents in writing to the selection of an alternative forum, the Court of Chancery of the State of Delaware shall, to the fullest extent permitted by law, be the sole and exclusive forum for (1) any derivative action or proceeding brought on behalf of the Corporation, (2) any action asserting a claim of breach of a fiduciary duty owed by any director, officer or other employee of the Corporation to the Corporation or the Corporation's stockholders, (3) any action asserting a claim arising pursuant to any provision of the Delaware Law, or (4) any action asserting a claim governed by the internal affairs doctrine. Any person or entity purchasing or otherwise acquiring or holding any interest in shares of capital stock of the Corporation shall be deemed to have notice of and consented to the provisions of this Section 15.1.

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ANNEX C

IRON MOUNTAIN INCORPORATED
2014 STOCK AND CASH INCENTIVE PLAN

1.    Purpose

        The purpose of this 2014 Stock and Cash Incentive Plan (the "Plan") of Iron Mountain Incorporated, a Delaware corporation (the "Company"), is to advance the interests of the Company's stockholders by enhancing the Company's ability to attract, retain and motivate persons who are expected to make important contributions to the Company and by providing those persons with equity ownership opportunities and performance-based incentives ("Awards") that are intended to better align their interests with those of the Company's stockholders. Except where the context otherwise requires, the term "Company" shall include any of the Company's present or future parent or subsidiary corporations as defined in Sections 424(e) or (f) of the Internal Revenue Code of 1986, as amended and in effect from time to time (the "Code"), and the regulations thereunder, and any other present or future business venture (including, without limitation, a joint venture, partnership or limited liability company) in which the Company has a controlling interest, as determined by the Committee (as defined below).

2.    Eligibility

        All of the Company's employees, officers and directors, as well as consultants and advisors to the Company (as such terms are defined and interpreted for purposes of a Registration Statement on Form S-8 under the Securities Act of 1933, as amended and in effect from time to time (the "Securities Act"), or any successor form) are eligible to be granted Awards under the Plan. Each person who is granted an Award under the Plan is deemed a "Participant." The term "Award" includes Options (as defined in Section 5), SARs (as defined in Section 6), Stock Awards (as defined in Section 7) and Other Cash-Based and Stock-Based Awards (as defined in Section 8).

3.    Administration and Delegation

        (a)    Administration.    Unless the Board of Directors of the Company (the "Board") provides otherwise, the Plan will be administered by the Compensation Committee (or any subcommittee thereof) of the Board (the "Committee"). The Committee shall have authority to grant Awards and to adopt, amend and repeal any administrative rules, guidelines and practices relating to the Plan as it shall deem advisable. The Committee may construe and interpret the terms of the Plan and any Award agreements entered into under the Plan. The Committee may correct any defect, supply any omission or reconcile any inconsistency in the Plan or any Award in the manner and to the extent it shall deem expedient, and it shall be the sole and final judge of such expediency. All decisions by the Committee shall be made in the Committee's sole discretion and shall be final and binding on all persons having or claiming any interest in the Plan or in any Award.

        References in the Plan to the "Committee" shall be understood to refer to the Committee or the Board, whoever shall administer the Plan, subject to Section 3(b) below.

        (b)    Composition of Committee.    For so long as Section 16 of the Securities Exchange Act of 1934, as amended and in effect from time to time (the "Exchange Act"), is applicable to the Company, each member of the Committee shall be a "non-employee director" or the equivalent within the meaning of Rule 16b-3 under the Exchange Act and for so long as Section 162(m) of the Code is applicable to the Company an "outside director" within the meaning of Section 162 of the Code, and the regulations thereunder.

        (c)    Application of Section 16 of the Exchange Act.    With respect to persons subject to Section 16 of the Exchange Act ("Insiders"), transactions under the Plan are intended to comply with all applicable conditions of Rule 16b-3 or its successor under the Exchange Act. To the extent any provision of the Plan or action by the Committee fails to so comply, it shall be deemed to be modified so as to be in compliance with such Rule or, if such modification is not possible, it shall be deemed to be null and void, to the extent permitted by law and deemed advisable by the Committee.

4.    Stock Available for Awards; Valuation

        (a)    Number of Shares; Share Counting.

          (1)    Authorized Number of Shares.    Subject to adjustment under Section 9, Awards may be made under the Plan (any or all of which Awards may be in the form of Incentive Stock Options (as defined below)) for up to 7,750,000 shares of common stock, par value $0.01 per share, of Iron Mountain Incorporated ("Common Stock").

        Shares issued under the Plan may consist in whole or in part of authorized but unissued shares or treasury shares.

          (2)    Share Counting.    For purposes of counting the number of shares available for the grant of Awards under the Plan:

            (A)  all shares of Common Stock covered by SARs shall be counted against the number of shares available for the grant of Awards under the Plan; provided, however, that (i) SARs that may be settled only in cash shall not be so counted and (ii) if the Company grants an SAR in tandem with an Option for the same number of shares of Common Stock and provides that only one such Award may be exercised (a "Tandem SAR"), only the shares covered by the Option, and not the shares covered by the Tandem SAR, shall be so counted, and the expiration of one in connection with the other's exercise will not restore shares to the Plan;

            (B)  if any Award (i) expires or is terminated, surrendered or canceled without having been fully exercised or is forfeited in whole or in part (including as the result of shares of Common Stock subject to the Award being repurchased by the Company at the original issuance price pursuant to a contractual repurchase right) or (ii) results in any Common Stock not being issued (including as a result of an SAR that is to be settled either in cash or in stock actually being settled in cash), the unused Common Stock covered by the Award shall again be available for the grant of Awards; provided, however, that (I) in the case of Incentive Stock Options, the foregoing shall be subject to any limitations under the Code, (II) in the case of the exercise of an SAR, the number of shares counted against the shares available under the Plan shall be the full number of shares subject to the SAR multiplied by the percentage of the SAR actually exercised, regardless of the number of shares actually used to settle such SAR upon exercise, and (III) the shares covered by a Tandem SAR shall not again become available for grant upon the expiration or termination of such Tandem SAR; and

            (C)  shares of Common Stock delivered (either by actual delivery, attestation or net exercise) to the Company by a Participant to (i) purchase shares of Common Stock upon the exercise or settlement of an Award or (ii) satisfy tax withholding obligations with respect to the exercise or settlement of an Award (including, without limitation, shares retained from an Option or SAR creating the tax obligation) shall not be added back to the number of shares available for the future grant of Awards.

        (b)    Substitute Awards.    In connection with a merger or consolidation of an entity with the Company or the acquisition by the Company of assets or stock of an entity, the Committee may grant Awards in substitution for any options or other stock or stock-based awards granted by the entity or an affiliate thereof. Substitute Awards may be granted on such terms as the Committee deems appropriate in the circumstances, notwithstanding any limitations on Awards contained in the Plan. Substitute

Awards shall not count against the overall share limit set forth in Section 4(a)(1), except as may be required by reason of Sections 422 and 424, and other applicable, provisions of the Code.

        (c)    Participant Limit.    The total amount of Common Stock with respect to which Awards may be granted to any single Participant under the Plan shall not exceed in any year in the aggregate 1,250,000 shares.

        (d)    Adjustment Provision.    Each reference to a number of shares of Common Stock in this Section 4 shall be subject to adjustment in accordance with the provisions of Section 9.

        (e)    Fair Market Value of Common Stock for Plan Purposes.    For purposes of the Plan, the fair market value per share of Common Stock ("Fair Market Value") shall mean the Closing Price for the Common Stock on such date. The "Closing Price" on any date shall mean the last sale price for the Common Stock, regular way, or, in case no such sale takes place on such day, the average of the closing bid and asked prices, regular way, for the Common Stock, in either case as reported in the principal consolidated transaction reporting system with respect to securities listed or admitted to trading on the New York Stock Exchange (the "NYSE") or, if the Common Stock is not listed or admitted to trading on the NYSE, as reported on the principal consolidated transaction reporting system with respect to securities listed on the principal national securities exchange on which the Common Stock is listed or admitted to trading or, if the Common Stock is not listed or admitted to trading on any national securities exchange, the last quoted price, or, if not so quoted, the average of the high bid and low asked prices in the over-the-counter market, as reported by the National Association of Securities Dealers, Inc. Automatic Quotation System ("NASDAQ") or, if such system is no longer in use, the principal other automated quotation system that may then be in use or, if the Common Stock is not quoted by any such system, the average of the closing bid and asked prices as furnished by a professional market maker making a market in the Common Stock selected by the Committee or, in the event that "Fair Market Value" is not able to be determined in accordance with any of the foregoing provisions of this definition, the fair market value of the Common Stock, as determined in good faith by the Committee. If no reported sale of Common Stock takes place on the date in question on the principal national securities exchange or the NASDAQ, as the case may be, then the reported closing sale price (or the reported closing asked price) of the Common Stock on the most recent closing date ending before the date in question on the principal national securities exchange or the NASDAQ, as the case may be, shall be Fair Market Value. For the avoidance of doubt, Fair Market Value will be determined without reference to after-hours or extended market trading.

5.    Stock Options

        (a)    In General.    The Committee may grant options to purchase Common Stock (each, an "Option") and determine the number of shares of Common Stock to be covered by each Option, the exercise price of each Option and the conditions and limitations applicable to the exercise of each Option, including conditions relating to applicable federal or state securities laws, as it considers necessary or advisable. An Option agreement shall evidence the grant and shall contain such terms and conditions as the Committee shall provide.

        Options may be awarded in combination with SARs, and such an Award may provide that the Options will not be exercisable unless the related SARs are forfeited.

        (b)    Incentive Stock Options.    An Option that the Committee intends to be an "incentive stock option" as defined in Section 422 of the Code (an "Incentive Stock Option") shall only be granted to employees of the Company, any of the Company's present or future parent or subsidiary corporations as defined in Sections 424(e) or (f) of the Code and any other entities the employees of which are eligible to receive Incentive Stock Options under the Code (each, an "ISO Entity"), and shall be subject to and shall be construed consistently with the requirements of Section 422 of the Code. An Option that is not intended to be an Incentive Stock Option shall be designated a "Nonstatutory Stock Option."

The Company shall have no liability to a Participant, or any other party, if an Option (or any part thereof) that is intended to be an Incentive Stock Option is not an Incentive Stock Option or if the Company converts an Incentive Stock Option to a Nonstatutory Stock Option.

        (c)    Exercise Price.    The Committee shall establish the exercise price of each Option and specify the exercise price in the applicable Option agreement. The exercise price shall be not less than the Fair Market Value per share of Common Stock on the date the Option is granted; provided, however, that if the Committee approves the grant of an Option with an exercise price to be determined on a future date, the exercise price shall be not less than the Fair Market Value on that future date; and provided, further, that the exercise price with respect to an Incentive Stock Option granted to an employee who at the time of grant owns (directly or under the attribution rules of Section 424(d) of the Code) stock representing more than ten percent of the voting power of all classes of stock of any ISO Entity shall be at least 110 percent of the Fair Market Value of the Common Stock on the date of grant of the Incentive Stock Option.

        (d)    Duration of Options.    Each Option shall be exercisable at such times and subject to such terms and conditions as the Committee may specify in the applicable Option agreement; provided, however, that no Option will be granted with a term in excess of ten years; and provided, further, that no Incentive Stock Option will be granted with a term in excess of five years to an employee who owns (directly or under the attribution rules of Section 424(d) of the Code) stock possessing more than ten percent of the total combined voting power of all classes of stock of any ISO Entity.

        (e)    Exercise of Options.    Options may be exercised by delivery to the Company of a notice of exercise in a form (which may be electronic) approved by the Committee, together with payment in full (in the manner specified in Section 5(f)) of the exercise price for the number of shares for which the Option is exercised. Shares of Common Stock subject to the Option will be delivered by the Company as soon as practicable following exercise and payment of the exercise price. If the Participant fails to pay for or to accept delivery of all or any part of the number of shares specified in the notice upon tender of delivery thereof, the right to exercise the Option with respect to those shares shall be terminated, unless the Committee otherwise agrees.

        (f)    Payment Upon Exercise.    Common Stock purchased upon the exercise of an Option granted under the Plan shall be paid for as follows:

          (1)   In cash or by check, payable to the order of the Company;

          (2)   By payment in cash or by check, payable to the order of the Company, of the par value of the Common Stock to be acquired and by payment of the balance of the exercise price in whole or in part by delivery of the Participant's recourse promissory note, in a form specified by the Committee and to the extent consistent with applicable law, secured by the Common Stock acquired upon exercise of the Option and such other security as the Committee may require;

          (3)   Except as may otherwise be provided in the applicable Option agreement or approved by the Committee, in its sole discretion, by (i) delivery of an irrevocable and unconditional undertaking by a creditworthy broker to deliver promptly to the Company sufficient funds to pay the exercise price and any required tax withholding or (ii) delivery by the Participant to the Company of a copy of irrevocable and unconditional instructions to a creditworthy broker to deliver promptly to the Company cash or a check sufficient to pay the exercise price and any required tax withholding;

          (4)   By delivery (either by actual delivery or attestation) of shares of Common Stock owned by the Participant valued at their Fair Market Value, provided (i) the method of payment is then permitted under applicable law, (ii) the Common Stock, if acquired directly from the Company, was owned by the Participant for a minimum period of time, if any, as may be established by the

  Committee in its sole discretion and (iii) the Common Stock is not subject to any repurchase, forfeiture, unfulfilled vesting or other similar requirements;

          (5)   In the case of a Nonstatutory Stock Option, by delivery of a notice of "net exercise" to the Company, as a result of which the Participant would receive (i) the number of shares underlying the portion of the Option being exercised less (ii) such number of shares as is equal to (A) the aggregate exercise price for the portion of the Option being exercised divided by (B) the value of the Common Stock on the date of exercise and, at the election of the Participant, less (iii) such number of shares as is equal to the withholding obligation (if any) provided in Section 11(f);

          (6)   To the extent permitted by applicable law and provided for in the applicable Option agreement or approved by the Committee in its sole discretion, by payment of such other lawful consideration as the Committee may determine; or

          (7)   By any combination of the above permitted forms of payment.

        (g)    Limitation on Repricing.    Except in connection with a corporate transaction involving the Company (including, without limitation, any stock dividend, stock split, extraordinary cash dividend, recapitalization, reorganization, merger, consolidation, split-up, spin-off, combination or exchange of shares), the terms of outstanding awards may not be amended to reduce the exercise price of outstanding Options or cancel outstanding Options in exchange for cash, other awards or Options with an exercise price that is less than the exercise price of the original Options without stockholder approval.

6.    Stock Appreciation Rights

        (a)    In General.    The Committee may grant Awards consisting of stock appreciation rights ("SARs") entitling the holder, upon exercise, to receive an amount of Common Stock or cash or any combination thereof (such form to be determined by the Committee), determined by reference to appreciation, from and after the date of grant, in the Fair Market Value of a share of Common Stock over the measurement price established pursuant to Section 6(b). The date as of which the appreciation is determined shall be the exercise date. An SAR agreement shall evidence the grant and shall contain such terms and conditions as the Committee shall provide.

        (b)    Measurement Price.    The Committee shall establish the measurement price of each SAR and specify it in the applicable SAR agreement. The measurement price shall not be less than Fair Market Value on the date the SAR is granted; provided, however, that if the Committee approves the grant of an SAR effective as of a future date, the measurement price shall be not less than Fair Market Value on that future date.

        (c)    Duration of SARs.    Each SAR shall be exercisable at such times and subject to such terms and conditions as the Committee may specify in the applicable SAR agreement; provided, however, that no SAR will be granted with a term in excess of ten years.

        (d)    Exercise of SARs.    SARs may be exercised by delivery to the Company of a notice of exercise in a form (which may be electronic) approved by the Company. If an SAR is settled in shares of Common Stock, the shares will be delivered by the Company as soon as practicable following exercise and payment of the measurement price. If the Participant fails to pay for or to accept delivery of all or any part of the number of shares specified in the notice upon tender of delivery thereof, the right to exercise the SAR with respect to those shares shall be terminated, unless the Committee otherwise agrees.

        (e)    Limitation on Repricing.    Except in connection with a corporate transaction involving the Company (including, without limitation, any stock dividend, stock split, extraordinary cash dividend, recapitalization, reorganization, merger, consolidation, split-up, spin-off, combination or exchange of shares), the terms of outstanding awards may not be amended to reduce the exercise price of outstanding SARs or cancel outstanding SARs in exchange for cash, other awards or SARs with an exercise price that is less than the exercise price of the original SARs without stockholder approval.

7.    Stock Awards

        (a)    Types of Stock Awards.

          (1)    Restricted Stock and Restricted Stock Units.    The Committee may grant or award shares of Common Stock, with or without restrictions (with restrictions, "Restricted Stock"), and/or Restricted Stock Units (together, and including Performance Shares and Performance Units, each as defined below, "Stock Awards"). Restricted Stock Units are a right to receive shares of Common Stock (or their then Fair Market Value) at a specified future time. Restrictions on Restricted Stock may include the right of the Company to repurchase all or part of the shares at their issue price or other stated or formula price (or to require forfeiture of the shares if issued at no cost) from the Participant in the event that conditions specified by the Committee in the applicable Award agreement are not satisfied prior to the end of the applicable restriction period or periods established by the Committee for the Stock Award.

          (2)    Performance Stock and Performance Units.    The Committee may grant or award shares of Common Stock in the form of Performance Shares and/or Performance Units. A Performance Share is an award of shares of Restricted Stock, the vesting of which is based on the satisfaction of applicable Performance Goals (as defined below). A Performance Unit is a right to receive shares of Common Stock (or their then Fair Market Value) at a specified future time and based on the satisfaction of applicable Performance Goals.

          (3)    Form of Payment.    Restricted Stock Units and Performance Units shall be paid in cash, shares of Common Stock or a combination of cash and shares of Common Stock as the Committee, in its sole discretion, shall determine at the grant date and as shall be set forth in the applicable Award agreement.

        (b)    Procedures relating to Stock Awards.    A Restricted Stock agreement, Restricted Stock Unit agreement, Performance Share agreement or Performance Unit agreement shall evidence the applicable Award and shall contain such terms and conditions as the Committee shall provide.

        A holder of a Stock Award without restrictions, Restricted Stock or Performance Shares shall, subject to the terms of any applicable agreement, have all of the rights of a stockholder of the Company, including the right to vote the shares and (except as provided below) the right to receive any dividends. Certificates representing Restricted Stock or Performance Shares shall be imprinted with a legend to the effect that the shares represented may not be sold, exchanged, transferred, pledged, hypothecated or otherwise disposed of except in accordance with the terms of the applicable agreement. (If shares of Restricted Stock or Performance Shares are held in book entry form, statements evidencing those shares shall include a similar legend.) The Participant shall be required to deposit any stock certificates with an escrow agent designated by the Committee, together with a stock power or other instrument of transfer appropriately endorsed in blank. With respect to such shares, the Committee shall provide that dividends will not be paid with respect to unvested Restricted Stock or Performance Shares until the time (if at all) the Restricted Stock or Performance Shares vest, and the Company will retain such dividends and pay them to the Participant upon vesting.

        Except as otherwise provided in this Section 7, Restricted Stock and Performance Shares shall become freely transferable by the Participant after all conditions and restrictions applicable to the shares have been satisfied or lapse (including satisfaction of any applicable tax withholding obligations).

        (c)    Additional Matters Relating to Restricted Stock Units and Performance Units.

          (1)    Delivery.    Provided the Participant's employment or service relationship has not terminated as of the end of the applicable Performance Period (as defined below) or at a later date determined by the Committee at the time of grant and set forth in the applicable agreement, a delivery of shares of Common Stock or payment of cash as settlement of a Restricted Stock Unit or Performance Unit Award shall occur as soon as administratively practicable following the written determination of the Committee of the satisfaction of the applicable Performance Goals, but in no event later than the fifteenth day of the third month following the close of the year in which the Performance Period ends or, if later, the close of the year specified by the Committee in the applicable agreement. The Committee may, in its sole discretion and at the time of grant, provide for the further deferral of payment in an applicable agreement.

        In the case of an Award of Restricted Stock Units not subject to Performance Goals, a delivery of shares of Common Stock or payment of cash as settlement of the Restricted Stock Unit shall occur as of the date specified in the applicable agreement, but in no event later than the fifteenth day of the third month following the close of the year in which vesting under the applicable agreement occurs.

          (2)    Dividend Equivalents for Restricted Stock Units and Performance Units.    With respect to each Restricted Stock Unit and Performance Unit, the Committee may grant a Dividend Equivalent Unit to any Participant upon such terms and conditions as it may establish. Each Dividend Equivalent Unit will entitle the Participant, at the time of the settlement of the Award, to an additional payment equal to the dividends the Participant would have received if the Participant had been the actual record owner of the underlying Common Stock on each dividend record date prior to settlement. The Dividend Equivalent Unit may be settled in cash, additional shares of Common Stock or a combination thereof.

        (d)    Restrictions Relating to Stock Awards.

          (1)    In General.    The Committee may, in its sole discretion, impose such conditions and/or restrictions on any Stock Award pursuant to this Section 7 as it may deem advisable including, without limitation, a requirement that a Participant pay a stipulated purchase price for each share of Common Stock awarded or underlying a Stock Award, restrictions based upon the achievement of specific Performance Goals, time-based restrictions on vesting, either in lieu of or following the attainment of any Performance Goals, or holding requirements or sale restrictions placed on the Common Stock upon vesting of any Stock Award.

          (2)    Satisfaction of Performance Goals.    After the applicable period (the "Performance Period") during which the Performance Goals must be met in order to determine the payout and/or vesting of Performance Shares or Performance Units has ended, restrictions on Performance Shares will lapse and delivery or payment with respect to Performance Units shall be made, in each case based on the partial or full satisfaction of the Performance Goals and any other applicable requirements of the Award. The Committee may, at the time the Performance Shares or Performance Units are granted, provide that additional Performance Shares or Performance Units may be awarded in the event the applicable Performance Goals are exceeded. The minimum duration of a Performance Period shall be one year, but may be longer, as determined by the Committee at the time the Stock Award is granted.

          (3)    Committee Determination.    The extent to which Performance Goals are met will be determined solely by the Committee, which determination will establish the amount of Performance Shares and/or Performance Units that will be paid out to the Participant and the extent to which any restrictions will lapse; provided, however, that the conditions on the lapse of any restriction will not be structured in a manner that will cause the Stock Award to fail to satisfy the "performance-based compensation" exception requirements of Section 162(m) of the Code.

        (e)    Definition of Performance Goals.    Before twenty-five percent of the Performance Period has elapsed (or within ninety days of a grant date, if earlier), the Committee shall establish the criteria for Performance Goals. Such criteria may be based on any one or more of the following business criteria measured in the aggregate or on a per share basis (if appropriate): EBITDA; OIBDA; adjusted OIBDA or Contribution; gross revenues; storage rental revenue; growth rate; capital spending; capital efficiency; maintenance capital spending; free cash flow; funds from operations (as defined by the National Association of Real Estate Investment Trusts ("NAREIT")); funds from operations (normalized); adjusted funds from operations; building utilization; racking utilization; dividends; same store sales; same store net operating income; operating income (before or after taxes); net operating income; attaining budget; return on total or incremental invested capital; gross profit or margin; operating profit or margin; net earnings (before or after taxes); earnings per share; adjusted earnings per share; net income; share price (including but not limited to growth measures and total stockholder return); return on assets, return on equity, return on sales or return on revenue; other cash flow measures (including operating cash flow, cash flow return on equity, cash flow return on investment and free cash flow before acquisitions and discretionary investments); productivity ratios or metrics; market share; customer satisfaction; working capital targets; storage volume; organizational or transformational metrics; and achievement of stated corporate goals including, but not limited to acquisitions or dispositions, alliances, joint ventures, international development, and internal expansion. Any such criteria, whether alone or in combination, may be applied on the basis of Iron Mountain Incorporated, the Company as a whole, any business unit or on any subset of the Company and may be measured directly, as a growth rate or by comparing the result to: (1) the performance of a group of competitor companies; (2) a published or special index determined by the Committee; or (3) other benchmarks determined by the Committee.

        The Committee shall make further adjustments as necessary to eliminate the effect on the stated Performance Goals of unplanned acquisitions or dispositions, changes in foreign exchange rates, discrete tax items identified by the Committee, changes in accounting standards, variances to planned annual incentive compensation expense and expenses associated with unusual or extraordinary items that could not be reasonably anticipated; provided, however, that such items or changes are material to the performance measure.

        If the Performance Goals are not fully achieved, the Committee may provide in the applicable agreement that less than 100 percent of an Award may be payable but in no event shall the amount of any such Award be increased after it has been established and after twenty-five percent of the Performance Period has elapsed (or more than ninety days from the grant date, if earlier).

        Notwithstanding the requirements of this Section 7, the Committee may make a Stock Award that is not intended to satisfy the performance-based compensation requirements of Section 162(m) of the Code and base performance or vesting on criteria other than those set forth in this Section 7(e). Further, in the event that applicable tax laws change and give the Committee the sole discretion to alter the Performance Goals without obtaining stockholder approval for purposes of complying with the performance-based compensation exception to Section 162(m) of the Code, the Committee may make any such changes without obtaining stockholder approval.

        (f)    Effect of Cessation of Employment or Service Relationship.    Each agreement underlying a Stock Award shall set forth the extent to which the Participant shall have the right to retain the Award following termination of the Participant's employment or other service relationship with the Company. Whether any such right shall apply to a particular Award shall be determined in the sole discretion of the Committee; provided, however, that the Committee may provide in an Award that accelerated vesting is precluded in order to satisfy the requirements of the performance-based exemption in Section 162(m) of the Code.

        (g)    Limit on Award.    The total potential Award pursuant to this Section 7 that may be made to any single person under the Plan shall not exceed in any year the share limitation set forth in Section 4 (in the case of a share-based Award) or $7,500,000 (in the case of a cash-based Award).

8.    Cash-Based and Other Stock-Based Awards

        (a)    In General.    The Committee may grant cash-based awards or other types of equity-based or equity-related awards not otherwise described by the terms of this Plan to Participants in such amounts and upon such terms as the Committee may determine ("Other Awards"). Other Awards may involve the transfer of actual shares of Common Stock to Participants, a payment in cash or a combination of shares and cash.

        (b)    Procedures Relating to Other Awards.    Each Other Award pursuant to this Section 8 shall provide for the payment of a specific amount or range of cash or shares of Common Stock, as determined by the Committee. The Committee may, in its sole discretion, provide that an Other Award pursuant to this Section 8 shall be contingent on the satisfaction of Performance Goals, as provided for in Section 7(e) and subject to the limit set forth in Section 7(g). If the Committee exercises its sole discretion to establish Performance Goals, the number and/or value of Other Awards issued pursuant to this Section 8 will be paid out to the Participant based on the extent to which the Performance Goals are met, all in accordance with Section 7(e).

        The Committee shall determine whether an agreement is necessary to evidence an Other Award and any Other Award agreement shall contain such terms and conditions as the Committee shall provide in its sole discretion including, without limitation, a requirement that a Participant pay a stipulated purchase price for each share of Common Stock awarded or underlying an Other Award, restrictions based upon the achievement of specific Performance Goals, time-based restrictions on vesting, either in lieu of or following the attainment of any Performance Goals, or holding requirements or sale restrictions placed on the Common Stock upon vesting of an Other Award.

        (c)    Delivery of Awards.    Provided the Participant's employment or service relationship has not terminated as of the end of the applicable Performance Period, or at a later date as determined by the Committee at the time of grant and set forth in the applicable agreement, a delivery of shares of Common Stock or payment of cash as settlement of an Award pursuant to this Section 8 shall occur upon the written determination of the Committee of the satisfaction of the applicable Performance Goals, but in no event later than the fifteenth day of the third month following the close of the year in which the Performance Period ends or, if later, the close of the year specified by the Committee in the applicable agreement. The Committee may, in its sole discretion and at the time of grant, provide for the further deferral of payment in an applicable agreement.

        (d)    Effect of Cessation of Employment or Service Relationship.    Each Agreement underlying an Other Award pursuant to this Section 8 shall set forth the extent to which the Participant shall have the right to retain the Other Award following termination of the Participant's employment or other service relationship with the Company. Whether any such right shall apply to a particular Other Award shall be determined in the sole discretion of the Committee; provided, however, that the Committee may provide in an Other Award that accelerated vesting is precluded in order to satisfy the requirements of the performance-based exemption in Section 162(m) of the Code.

9.    Adjustments for Changes in Common Stock and Certain Other Events

        (a)    Changes in Capitalization.    In the event of any stock split, reverse stock split, stock dividend, recapitalization, combination of shares, reclassification of shares, spin-off or other similar change in capitalization or event, or any dividend or distribution to holders of Common Stock other than an ordinary cash dividend, (1) the number and class of securities available under the Plan, (2) the share counting rules set forth in Section 4(a), (3) the number and class of securities and exercise price per share of each outstanding Option, (4) the share and per-share provisions and the measurement price of each outstanding SAR, (5) the number of shares subject to and the repurchase price per share (if any) subject to each outstanding Stock Award and (6) the share and per-share-related provisions and the purchase price, if any, of each outstanding Other Award, shall be equitably adjusted (or substituted

Awards may be made, if applicable) as the Committee, in its sole discretion, deems appropriate. Without limiting the generality of the foregoing, in the event the Company effects a split of the Common Stock by means of a stock dividend or affects another stock dividend for which an adjustment is made pursuant to this Section 9, and the exercise price of and the number of shares subject to an outstanding Option or SAR are adjusted as of the date of the distribution of the dividend (rather than as of the record date for such dividend), then a Participant who exercises an Option or SAR between the record date and the distribution date for the stock dividend shall be entitled to receive, on the distribution date, the stock dividend with respect to the shares of Common Stock acquired upon the Option or SAR exercise, notwithstanding the fact that such shares were not outstanding as of the close of business on the record date for such stock dividend. Any such adjustment pursuant to this Section 9 (a) made by the Committee shall be conclusive and binding upon all affected persons, including the Company and all Participants.

        If while Options, SARs or Stock Awards remain outstanding under the Plan the Company merges or consolidates with a wholly-owned subsidiary for the purpose of reincorporating itself under the laws of another jurisdiction or for any other reason, the Participants will be entitled to acquire shares of Common Stock of the surviving company upon the same terms and conditions as were in effect immediately prior to such merger or consolidation (unless such merger or consolidation involves a change in the number of shares or the capitalization of the Company, in which case proportional adjustments shall be made as provided above) and the Plan, unless otherwise rescinded by the Board, will remain the Plan of the surviving company.

        (b)    Reorganization Events.

          (1)    Definition.    A "Reorganization Event" shall mean: (i) any merger or consolidation of the Company with or into another entity as a result of which all of the Common Stock of the Company is converted into or exchanged for the right to receive cash, securities or other property or is cancelled; (ii) any transfer or disposition of all of the Common Stock of the Company for cash, securities or other property pursuant to a share exchange or other transaction; (iii) sell or otherwise dispose of all or substantially all of the assets of the Company; or (iv) any liquidation or dissolution of the Company.

          (2)    Consequences of a Reorganization Event on Awards Other than Restricted Stock or Performance Shares.

              (i)  In connection with a Reorganization Event, the Committee may take any one or more of the following actions as to all or any (or any portion of) outstanding Awards other than Restricted Stock or Performance Shares on such terms as the Committee determines (except to the extent specifically provided otherwise in an applicable Award agreement or another agreement between the Company and the Participant): (A) provide that the Awards shall be assumed, or substantially equivalent Awards shall be substituted, by the acquiring or succeeding entity or an affiliate thereof; (B) upon notice to a Participant, provide that all of the Participant's unvested and/or unexercised Awards will terminate immediately prior to the consummation of the Reorganization Event unless exercised by the Participant (to the extent then exercisable) within a specified period following the date of such notice; (C) provide that outstanding Awards shall become exercisable, realizable or deliverable, or restrictions applicable to an Award shall lapse, in whole or in part prior to or upon the Reorganization Event; (D) in the event of a Reorganization Event under the terms of which holders of Common Stock will receive upon consummation thereof a cash payment for each share surrendered in the Reorganization Event (the "Acquisition Price"), make or provide for a cash payment to Participants with respect to each Award held by a Participant equal to (I) the number of shares of Common Stock subject to the vested portion of the Award (after giving effect to any acceleration of vesting that occurs upon or immediately prior to such

    Reorganization Event) multiplied by (II) the excess, if any, of (Y) the Acquisition Price over (Z) the exercise, measurement or purchase price of the Award and any applicable tax withholdings, in exchange for the termination of such Award; (E) provide that, in connection with a liquidation or dissolution of the Company, Awards shall convert into the right to receive liquidation proceeds (if applicable, net of the exercise, measurement or purchase price thereof and any applicable tax withholdings); and (F) any combination of the foregoing. In taking any of the actions permitted under this Section 9(b)(2), the Committee shall not be obligated by the Plan to treat all Awards, all Awards held by a Participant or all Awards of the same type identically and any adjustment pursuant to this Section 9(b) made by the Committee shall be conclusive and binding upon all affected persons, including the Company and all Participants.

             (ii)  Notwithstanding the terms of Section 9(b)(2)(i), in the case of outstanding Restricted Stock Units or Performance Units that are subject to Section 409A of the Code: (A) if the applicable agreement provides that the Restricted Stock Units or Performance Units shall be settled upon a change in control event within the meaning of Treasury Regulation Section 1.409A-3(i)(5), and the Reorganization Event constitutes such a change in control event, then no assumption or substitution shall be permitted pursuant to Section 9(b)(2)(i)(A) and the Restricted Stock Units or Performance Units shall instead be settled in accordance with the terms of the applicable agreement; and (B) the Committee may only undertake the actions set forth in clauses (C), (D) or (E) of Section 9(b)(2)(i) if the action is permitted or required by Section 409A of the Code and if the Reorganization Event is not a change in control event as so defined or such action is not permitted or required by Section 409A of the Code, and the acquiring or succeeding entity or an affiliate thereof does not assume or substitute the Restricted Stock Units or Performance Units pursuant to clause (A) of Section 9(b)(2)(i), then the unvested Restricted Stock Units or Performance Units shall terminate immediately prior to the consummation of the Reorganization Event without any payment in exchange therefor.

            (iii)  For purposes of Section 9(b)(2)(i)(A), an Award (other than Restricted Stock or Performance Shares) shall be considered assumed if, following consummation of the Reorganization Event, the Award confers the right to purchase or receive pursuant to the terms of the Award, for each share of Common Stock subject to the Award immediately prior to the consummation of the Reorganization Event, the consideration (whether cash, securities or other property) received as a result of the Reorganization Event by holders of Common Stock for each share of Common Stock held immediately prior to the consummation of the Reorganization Event (and if holders were offered a choice of consideration, the type of consideration chosen by the holders of a majority of the outstanding shares of Common Stock); provided, however, that if the consideration received as a result of the Reorganization Event is not solely common stock of the acquiring or succeeding entity or an affiliate thereof, the Company may, with the consent of the acquiring or succeeding entity or an affiliate thereof, provide for the consideration to be received upon the exercise or settlement of the Award to consist solely of the number of shares of common stock of the acquiring or succeeding entity or an affiliate thereof that the Committee determined to be equivalent in value (as of the date of such determination or another date specified by the Committee) to the per share consideration received by holders of outstanding shares of Common Stock as a result of the Reorganization Event.

          (3)    Consequences of a Reorganization Event on Restricted Stock or Performance Shares.    Upon the occurrence of a Reorganization Event other than a liquidation or dissolution of the Company, the repurchase and other rights of the Company with respect to outstanding Restricted Stock or Performance Shares shall inure to the benefit of the Company's successor and shall, unless the Committee determines otherwise, apply to the cash, securities or other property that the Common Stock was converted into or exchanged for pursuant to such Reorganization Event in the same manner and to the same extent as they applied to the Restricted Stock or Performance Shares; provided, however, that the Committee may provide for termination or deemed satisfaction of repurchase or other rights under the agreement evidencing any Restricted Stock, Performance Shares or any other agreement between a Participant and the Company, either initially or by amendment. Upon the occurrence of a Reorganization Event involving the liquidation or dissolution of the Company, except to the extent specifically provided to the contrary in the instrument evidencing any Restricted Stock, Performance Shares or any other agreement between a Participant and the Company, all restrictions and conditions on all Restricted Stock then outstanding shall automatically be deemed terminated or satisfied.

        (c)    Acceleration of Vesting on a Vesting Change in Control.

          (1)   Notwithstanding the preceding provisions of this Section 9 and except as otherwise explicitly provided below or in an Award agreement, if as a result of and within fourteen days before or twelve months after a Vesting Change in Control (as defined below) (i) Participant's employment is terminated by the Company or any successor or assign (whether direct or indirect, by purchase, merger, consolidation or otherwise) to all or substantially all of the business and/or assets of the Company or (ii) Participant terminates his or her employment due to a Good Reason (as defined below), then on the date of such termination, all outstanding Awards held by Participant that are unvested as of the Vesting Change in Control shall immediately vest (and, if applicable, shall settle); provided, however, that Participant shall execute and deliver a reaffirmation of any Employee Confidentiality and Non-Competition Agreement with the Company.

          (2)   For purposes of this Section 9(c), the following definitions shall apply:

              (i)  "Good Reason" shall mean that any of the following occurs without Participant's prior written consent:

              (A)  A diminution by the Company in the total annual compensation that Participant is entitled to receive or a material diminution in the benefits Participant is eligible to receive; or

              (B)  The Company requiring Participant to be based at an office that is greater than fifty miles from where Participant's office is located immediately prior to the Vesting Change in Control except for required travel on Company's business to an extent substantially consistent with the business travel obligations that Participant undertook on behalf of the Company prior to the Vesting Change in Control.

             (ii)  "Vesting Change in Control" shall mean the happening of any of the following:

              (A)  when any "person," as such term is used in Sections 13(d) and 14(d) of the Exchange Act, other than (I) the Company, (II) a subsidiary of the Company, (III) a Company employee benefit plan, including any trustee of such plan acting as a trustee, or (IV) Participant, or a "group" (as such term is used in Section 13(d)(3) of the Exchange Act) that includes Participant, is or becomes the "beneficial owner" (as defined in Rule 13d-3 under the Exchange Act), directly or indirectly, of securities of the Company representing fifty percent or more of the combined voting power of the Company's then outstanding securities entitled to vote generally in the election of directors; or

              (B)  The effective date: (I) of a merger or consolidation of the Company with any other third party, other than a merger or consolidation that would result in the voting securities of the Company outstanding immediately prior thereto continuing to represent (either by remaining outstanding or by being converted into voting securities of the surviving entity or the entity that controls such surviving entity) at least fifty percent of the total voting power represented by the voting securities of the Company, such surviving entity or the entity that controls such surviving entity outstanding immediately after such merger or consolidation; or (II) of the sale or disposition of the Company of all or substantially all of the Company's assets; or

              (C)  Individuals who on the Effective Date constituted the Board (together with any new directors whose election to the Board, or whose nomination for election by the stockholders, was approved by a vote of two-thirds of the directors then in office who were either directors at the beginning of such period or whose election or nomination was previously so approved) cease to constitute a majority of the Board of the Company then in office.

          (3)   In the case of a Performance Unit Award, the Award will become fully vested under this Section 9(c) based on the target (rather than actual achievement of) Performance Goals and, to the extent any Award is subject to Section 409A of the Code, settlement of an Award shall be permitted under this Section 9(c) only if the Participant has experienced a "separation from service" (as determined under Section 409A of the Code and the regulations thereunder) and the requirements of Section 12(f)(2) are satisfied.

10.    Forfeiture for Dishonesty

        Notwithstanding anything to the contrary in the Plan, if the Board determines, either before or after the end of the employment or service relationship and after full consideration of the facts presented on behalf of the Company and a Participant, that the Participant has been engaged in fraud, embezzlement, theft, commission of a felony or proven dishonesty in the course of his or her employment or other service relationship with the Company that damaged the Company, or has disclosed trade secrets or other proprietary information of the Company:

        (a)   The Participant shall forfeit all unexercised Awards and all exercised Awards to the extent that stock certificates, cash or other property, as applicable, has not yet been delivered; and

        (b)   The Company shall have the right to repurchase all or any part of the shares of Common Stock acquired by the Participant upon the earlier exercise of any Award at a price equal to the amount paid to the Company upon exercise, increased by an amount equal to the interest that would have accrued in the period between the date of exercise and the date of such repurchase upon a debt in the amount of the exercise price, at the prime rate(s) announced from time to time during such period in the Federal Reserve Statistical Release Selected Interest Rates and decreased by any cash dividends received.

        The decision of the Board as to the cause of a Participant's discharge and the damage done to the Company shall be final, binding and conclusive. No decision of the Board, however, shall affect in any manner the finality of the discharge of a Participant by the Company.

11.    General Provisions Applicable to Awards

        (a)    Transferability of Awards.    Awards shall not be sold, assigned, transferred, pledged or otherwise encumbered by the person to whom they are granted, either voluntarily or by operation of law, except by will or the laws of descent and distribution or, other than in the case of an Incentive Stock Option, pursuant to a qualified domestic relations order, and, during the life of the Participant, shall be exercisable only by the Participant; provided, however, that the Committee may permit or provide in an Award for the gratuitous transfer of the Award by the Participant to or for the benefit of any immediate family member, family trust or other entity established for the benefit of the Participant and/or an immediate family member thereof if the Company would be eligible to use a Registration Statement on Form S-8 under the Securities Act for the registration of the sale of the Common Stock subject to such Award to such proposed transferee; and provided, further, that the Company shall not be required to recognize any such permitted transfer until the time that permitted transferee shall, as a condition to transfer, deliver to the Company an instrument in form and substance satisfactory to the Company confirming that the transferee shall be bound by all of the terms and conditions of the Award. References to a Participant, to the extent relevant in the context, shall include references to authorized transferees. For the avoidance of doubt, nothing contained in this Section 11(a) shall be deemed to restrict a transfer to the Company.

        (b)    Documentation.    Each Award shall be evidenced in such form (written, electronic or otherwise) as the Committee shall determine. Each Award may contain terms and conditions in addition to those set forth in the Plan.

        (c)    Committee Discretion.    Except as otherwise provided by the Plan, each Award may be made alone or in addition or in relation to any other Award. The terms of each Award need not be identical, and the Committee need not treat Participants uniformly.

        (d)    Rounding Conventions.    The Committee may, in its sole discretion and taking into account any requirements of the Code, including without limitations Sections 422 through 424 and 409A of the Code, determine the effect of vesting, stock dividend and any other adjustments on shares and any cash amount payable hereunder, and may provide that no fractional shares will be issued (rounding up or down as determined by the Committee) and that cash amounts be rounded down to the nearest whole cent.

        (e)    Termination of Status.    The Committee shall determine the effect on an Award of the disability, death, termination or other cessation of employment, authorized leave of absence or other change in the employment or other status of a Participant and the extent to which, and the period during which, the Participant, or the Participant's legal representative, conservator, guardian or Designated Beneficiary, may exercise rights under the Award.

        (f)    Withholding.    The Participant must satisfy all applicable federal, state and local or other income and employment tax withholding obligations before the Company will deliver stock certificates or otherwise recognize ownership of Common Stock under an Award. The Company may decide to satisfy the withholding obligations through additional withholding on salary or wages. If the Company elects not to or cannot withhold from other compensation, the Participant must pay the Company the full amount, if any, required for withholding or have a broker tender to the Company cash equal to the withholding obligations. Payment of withholding obligations is due before the Company will issue any shares on exercise, vesting or release from forfeiture of an Award or at the same time as payment of the exercise, measurement or purchase price, unless the Company determines otherwise. If provided for in an Award or approved by the Committee in its sole discretion, a Participant may satisfy such tax obligations in whole or in part by delivery (either by actual delivery or attestation) of shares of Common Stock, including shares retained from the Award creating the tax obligation, valued at their Fair Market Value; provided, however, and except as otherwise provided by the Committee, that the total tax withholding where stock is being used to satisfy tax obligations cannot exceed the Company's minimum statutory withholding obligations (based on minimum statutory withholding rates for federal and state tax purposes, including employment taxes, that are applicable to supplemental taxable income). Shares used to satisfy tax withholding requirements cannot be subject to any repurchase, forfeiture, unfulfilled vesting or other similar requirements.

        If the Participant is subject to Section 16(a) of the Exchange Act, his or her ability to pay any withholding obligation in the form of shares of Common Stock shall be subject to any additional restrictions as may be necessary to avoid any transaction that might give rise to liability under Section 16(b) of the Exchange Act.

        (g)    Amendment of Award.    Except as otherwise provided in Sections 5(g) and 6(e) with respect to repricings or Section 12(d) with respect to actions requiring stockholder approval, the Committee may amend, modify or terminate any outstanding Award, including but not limited to, substituting therefor another Award of the same or a different type, changing the date of exercise or realization and converting an Incentive Stock Option to a Nonstatutory Stock Option. The Participant's consent to such action shall be required unless (1) the Committee determines that the action, taking into account any related action, does not materially and adversely affect the Participant's rights under the Plan or (2) the change is otherwise permitted under the Plan or in an applicable Award agreement.

        (h)    Conditions on Delivery of Stock.    The Company will not be obligated to deliver any shares of Common Stock pursuant to the Plan or to remove restrictions from shares previously issued or delivered under the Plan until (1) all conditions of the Award have been met or removed to the satisfaction of the Committee, (2) in the opinion of the Company's counsel, all other legal matters in connection with the issuance and delivery of the shares have been satisfied, including any applicable securities laws and regulations and any applicable rules and regulations of the principal national securities exchange or NASDAQ, as applicable, on which the Common Stock is listed or admitted to trading and (3) the Participant has executed and delivered to the Company such representations or agreements as the Company may consider appropriate to satisfy the requirements of any applicable laws, rules or regulations.

12.    Miscellaneous

        (a)    No Right To Employment or Other Status.    No person shall have any claim or right to be granted an Award by virtue of the adoption of the Plan, and the grant of an Award shall not be construed as giving a Participant the right to continued employment or any other relationship with the Company. The Company expressly reserves the right at any time to dismiss or otherwise terminate its relationship with a Participant free from any liability or claim under the Plan, except as expressly provided in the applicable Award.

        (b)    No Rights As Stockholder.    Subject to the provisions of the applicable Award, no Participant shall have any rights as a stockholder with respect to any shares of Common Stock to be distributed with respect to an Award until becoming the record holder of the shares.

        (c)    Effective Date and Term of Plan.    The Plan shall become effective as of the date a majority of the outstanding shares of capital stock present, or represented, and entitled to vote thereon (voting as a single class) at a duly held meeting of the stockholders of Iron Mountain Incorporated approve the Plan (the "Effective Date"). No Awards shall be granted under the Plan after the expiration of ten years from the Effective Date, but Awards previously granted may extend beyond that date.

        (d)    Amendment of Plan.    The Board may amend, suspend or terminate the Plan or any portion thereof at any time provided that (1) to the extent required by Section 162(m) of the Code, no Award granted to a Participant that is intended to comply with Section 162(m) of the Code after the date of the amendment shall become exercisable, realizable or vested, as applicable to the Award, unless and until the Company's stockholders approve the amendment in the manner required by Section 162(m) of the Code and (2) no amendment that would require stockholder approval under the rules of the principal national securities exchange or NASDAQ, as applicable, on which the Common Stock is listed or admitted to trading may be made effective unless and until the Company's stockholders approve the amendment. In addition, if at any time the approval of an amendment by the Company's stockholders is required in order to permit the continued issuance of Incentive Stock Options, including as to any modification or amendment under Section 422 or 424 of the Code or any successor provision with respect to Incentive Stock Options, the Board may not effect the modification or amendment without approval. Unless otherwise specified in the amendment, any amendment to the Plan adopted in accordance with this Section 12(d) shall apply to, and be binding on the holders of, all Awards outstanding under the Plan at the time the amendment is adopted without the need for a Participant's consent, provided the Board determines that the amendment, taking into account any related action, does not materially and adversely affect the rights of Participants under the Plan. No Award shall be made that is conditioned upon stockholder approval of any amendment to the Plan unless the Award provides that (i) it will terminate or be forfeited if stockholder approval of the amendment is not obtained within no more than twelve months from the date of grant and (ii) it may not be exercised or settled (or otherwise result in the issuance of Common Stock) prior to stockholder approval.

        (e)    Authorization of Sub-Plans (including for Grants to non-United States-based Employees).    The Committee may from time to time establish one or more sub-plans under the Plan for purposes of satisfying applicable securities, tax or other laws of various jurisdictions. The Committee shall establish such sub-plans by adopting supplements to the Plan containing (1) any limitations on the Committee's sole discretion under the Plan as the Committee deems necessary or desirable or (2) any additional terms and conditions not otherwise inconsistent with the Plan as the Committee shall deem necessary or desirable. All supplements adopted by the Committee shall be deemed to be part of the Plan, but each supplement shall apply only to Participants within the affected jurisdiction and the Company shall not be required to provide copies of any supplement to Participants in any jurisdiction that is not the subject of such supplement.

        (f)    Compliance with Section 409A of the Code.

          (1)   It is the intention of the Company that no payment or entitlement pursuant to this Plan will give rise to any adverse tax consequences to any person pursuant to Section 409A of the Code. The Committee shall interpret and apply the Plan to that end, and shall not give effect to any provision therein in a manner that reasonably could be expected to give rise to adverse tax consequences under Section 409A.

          (2)   Except as provided in individual Award agreements initially or by amendment, if and to the extent (i) any portion of any payment, compensation or other benefit provided to a Participant pursuant to the Plan in connection with his or her employment termination constitutes "nonqualified deferred compensation" within the meaning of Section 409A of the Code and (ii) the Participant is a specified employee as defined in Section 409A(a)(2)(B)(i) of the Code and the regulations thereunder, in each case as determined by the Company in accordance with its procedures, by which determinations the Participant (through accepting the Award) agrees that he or she is bound, that portion of the payment, compensation or other benefit shall not be paid before the day that is six months plus one day after the date of "separation from service" (as determined under Section 409A of the Code and the regulations thereunder) (the "New Payment Date"), except as Section 409A of the Code and the regulations thereunder may then permit. The aggregate of any nonqualified deferred compensation payments that otherwise would have been paid to the Participant during the period between the date of separation from service and the New Payment Date shall be paid to the Participant in a lump sum on the New Payment Date, and any remaining payments will be paid on their original schedule.

          (3)   The Company makes no representations or warranty and shall have no liability to the Participant or any other person if any provisions of or payments, compensation or other benefits under the Plan are determined to constitute nonqualified deferred compensation subject to Section 409A of the Code but do not to satisfy the conditions of that section.

        (g)    Limitations on Liability.    Notwithstanding any other provisions of the Plan, no individual acting as a director, officer, employee or agent of the Company will be liable to any Participant, former Participant, spouse, beneficiary or any other person for any claim, loss, liability or expense incurred in connection with the Plan, nor will the individual be personally liable with respect to the Plan because of any contract or other instrument he or she executes in his or her capacity as a director, officer, employee or agent of the Company. The Company will indemnify and hold harmless each director, officer, employee or agent of the Company to whom any duty or power relating to the administration or interpretation of the Plan has been or will be delegated, against any cost or expense (including attorneys' fees) or liability (including any sum paid in settlement of a claim with the Board's approval) arising out of any act or omission to act concerning the Plan unless arising out of such person's own fraud or bad faith.

        (h)    Governing Law.    The provisions of the Plan and all Awards made hereunder shall be governed by and interpreted in accordance with the laws of the Commonwealth of Massachusetts, excluding choice-of-law principles of the law of a state that would require the application of the laws of a jurisdiction other than the Commonwealth of Massachusetts.